As filed with the Securities and Exchange Commission on January 16, 2013

Registration No. 333-184538

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

Form S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

ORCHID ISLAND CAPITAL, INC.

(Exact name of registrant as specified in its governing instruments)

3305 Flamingo Drive, Vero Beach, Florida 32963

(772) 231-1400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert E. Cauley

Chairman and Chief Executive Officer

Orchid Island Capital, Inc.

3305 Flamingo Drive, Vero Beach, Florida 32963

(772) 231-1400

(Name, address, including zip code and telephone number, including area code, of agent for service)

copies to:

S. Gregory Cope, Esq. Hunton & Williams LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, VA 23219 (804) 788-8388 (804) 343-4833 (facsimile)	David Alan Miller, Esq. Graubard Miller 405 Lexington Avenue, 19th Floor New York, New York 10174 (212) 818-8800 (212) 818-8881 (facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.

Subject to Completion, dated January 16, 2013

PROSPECTUS

             Shares

Common Stock

Orchid Island Capital, Inc., a Maryland corporation, invests in residential mortgage-backed securities the principal and interest payments of which are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity. Upon completion of this offering, we will be externally managed and advised by Bimini Advisors, LLC, or our Manager, a wholly-owned subsidiary of Bimini Capital Management, Inc., or Bimini, which is our current manager. Our Manager is an investment advisor registered with the Securities and Exchange Commission, or SEC. Bimini is an existing real estate investment trust for U.S. federal income tax purposes, or REIT, whose common stock is traded on the OTC Bulletin Board under the symbol “BMNM.”

This is our initial public offering. We are offering              shares of our common stock. We currently expect the initial public offering price of our common stock to be between $         and $         per share. Prior to this offering, there has been no public market for our common stock. We intend to apply to have our common stock listed on the NYSE MKT under the symbol “ORC.”

Upon the completion of this offering, Bimini will own approximately     % of our aggregate outstanding common stock, or     % if the underwriters exercise their overallotment option in full.

We are organized and intend to conduct our operations to qualify as a REIT. To assist us in qualifying as a REIT, among other purposes, ownership of our stock by any person is generally limited to 9.8% in value or number of shares, whichever is more restrictive, of any class or series of our stock, except that Bimini may own up to     % of our common stock so long as Bimini continues to qualify as a REIT. Our charter also contains various other restrictions on the ownership and transfer of our common stock, see “Description of Capital Stock — Restrictions on Ownership and Transfer.”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 24 of this prospectus.

	Per Share	Total
Price to the public	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us (after expenses)(1)	$	$

(1)

Our Manager will pay all of our offering expenses and the other costs of the offering, including underwriting discounts and commissions. For a full description of the underwriting compensation, see “Underwriting.”

We have granted the underwriters the option to purchase up to an additional              shares of common stock within 45 days after the date of this prospectus to cover overallotments, if any.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Ladenburg Thalmann & Co. Inc., on behalf of the underwriters, expects to deliver the shares on or about                     , 2013.

Ladenburg Thalmann & Co. Inc.

Prospectus dated                     , 2013

You should rely only on the information contained in this prospectus and any free writing prospectus that we authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with any additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or another date specified herein. Our business, financial condition and prospects may have changed since such dates.

PROSPECTUS SUMMARY

This section summarizes information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you may want to consider before making an investment in our common stock. You should read this entire prospectus carefully, including the section titled “Risk Factors” and our financial statements and related notes, before making an investment in our common stock. As used in this prospectus, “Orchid,” “Company,” “we,” “our,” and “us” refer to Orchid Island Capital, Inc., except where the context otherwise requires. References to “our Manager” refer to Bimini Advisors, LLC, a wholly-owned subsidiary of Bimini Capital Management, Inc. References to “Bimini” and “Bimini Capital” refer to Bimini Capital Management, Inc. Unless otherwise indicated, the information in this prospectus assumes (i) the underwriters will not exercise their option to purchase up to an additional             shares of our common stock to cover overallotments, if any, and (ii) that the shares of our common stock to be sold in this offering will be sold at $        , which is the midpoint of the price range set forth on the front cover of this prospectus. Unless otherwise indicated or the context requires, all information in this prospectus relating to the number of shares of our common stock to be outstanding after the completion of this offering reflects a stock dividend of             shares for each share of common stock that we will effect immediately prior to the completion of this offering. See “Description of Capital Stock — General.”

Our Company

Orchid Island Capital, Inc. is a specialty finance company that invests in residential mortgage-backed securities, or RMBS. The principal and interest payments of these RMBS are guaranteed by the Federal National Mortgage Association, or Fannie Mae, the Federal Home Loan Mortgage Corporation, or Freddie Mac, or the Government National Mortgage Association, or Ginnie Mae, and are backed primarily by single-family residential mortgage loans. We refer to these types of RMBS as Agency RMBS. Our investment strategy focuses on, and our portfolio consists of, two categories of Agency RMBS: (i) traditional pass-through Agency RMBS and (ii) structured Agency RMBS, such as collateralized mortgage obligations, or CMOs, interest only securities, or IOs, inverse interest only securities, or IIOs, and principal only securities, or POs, among other types of structured Agency RMBS.

Our business objective is to provide attractive risk-adjusted total returns to our investors over the long term through a combination of capital appreciation and the payment of regular quarterly distributions. We intend to achieve this objective by investing in and strategically allocating capital between the two categories of Agency RMBS described above. We seek to generate income from (i) the net interest margin, which is the spread or difference between the interest income we earn on our assets and the interest cost of our related borrowing and hedging activities, on our leveraged pass-through Agency RMBS portfolio and the leveraged portion of our structured Agency RMBS portfolio, and (ii) the interest income we generate from the unleveraged portion of our structured Agency RMBS portfolio. We intend to fund our pass-through Agency RMBS and certain of our structured Agency RMBS, such as fixed and floating rate tranches of CMOs and POs, through short-term borrowings structured as repurchase agreements. However, we do not intend to employ leverage on the securities in our structured Agency RMBS portfolio that have no principal balance, such as IOs and IIOs. We do not intend to use leverage in these instances because these securities contain structural leverage.

Pass-through Agency RMBS and structured Agency RMBS typically exhibit materially different sensitivities to movements in interest rates. Declines in the value of one portfolio may be offset by appreciation in the other. The percentage of capital that we allocate to our two Agency RMBS asset categories will vary and will be actively managed in an effort to maintain the level of income generated by the combined portfolios, the stability of that income stream and the stability of the value of the combined portfolios. We believe that this strategy will enhance our liquidity, earnings, book value stability and asset selection opportunities in various interest rate environments.

We were formed by Bimini in August 2010 and commenced operations on November 24, 2010. Bimini has managed our portfolio since inception by utilizing the same investment strategy that we expect our Manager, an investment advisor registered with the Securities and Exchange Commission, or SEC, and its experienced RMBS investment team to continue to employ after completion of this offering. As of September 30, 2012, our Agency RMBS portfolio had a fair value of approximately $66.8 million and was comprised of approximately 89.3% pass-through Agency RMBS and 10.7% structured Agency RMBS. Our net asset value as of September 30, 2012 was approximately $15.0 million.

We intend to qualify and will elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, commencing with our short taxable year ending December 31, 2013. We generally will not be subject to U.S. federal income tax to the extent that we annually distribute all of our REIT taxable income to our stockholders and qualify as a REIT.

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and will remain such for up to five years. However, if our non-convertible debt issued within a three year period or our total revenues exceed $1 billion or the market value of our shares of common stock that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, we would cease to be an emerging growth company as of the following fiscal year. Although we are an emerging growth company under the JOBS Act, we have elected to opt out of the extended transition period for complying with new or revised accounting standards, and such election is irrevocable.

Our Manager

We are currently managed by Bimini. Upon completion of this offering, we will be externally managed and advised by Bimini Advisors, LLC, or our Manager, pursuant to the terms of a management agreement. Our Manager is a Maryland corporation that is a wholly-owned subsidiary of Bimini. Our Manager will be responsible for administering our business activities and day-to-day operations, subject to the supervision and oversight of our Board of Directors. Members of Bimini’s and our Manager’s senior management team will also serve as our executive officers. We will not have any employees.

Bimini is a mortgage REIT that has operated since 2003 and, as of September 30, 2012, had approximately $125.7 million of pass-through Agency RMBS and structured Agency RMBS. Bimini has employed its investment strategy with its own portfolio since the third quarter of 2008 and with our portfolio since our inception. We expect that our Manager will continue to employ this strategy after the completion of this offering. We were formed and have been managed by Bimini as a vehicle through which Bimini could employ the same investment strategy and pursue growth and capital-raising opportunities. As a result of the adverse impact of its legacy mortgage origination business, Bimini has been unable to raise capital on attractive terms to finance the growth of its own portfolio. Bimini may seek to raise capital in the future if and when it is able to do so. For additional information regarding Bimini, see “— About Bimini.”

Our Investment and Capital Allocation Strategy

Our Investment Strategy

Our business objective is to provide attractive risk-adjusted total returns to our investors over the long term through a combination of capital appreciation and the payment of regular quarterly distributions. We intend to achieve this objective by investing in and strategically allocating capital between pass-through Agency RMBS and structured Agency RMBS. We seek to generate income from (i) the net interest margin on our leveraged pass-through Agency RMBS portfolio and the leveraged portion of our structured Agency RMBS portfolio, and (ii) the interest income we generate from the unleveraged portion of our structured Agency RMBS portfolio. We also seek to minimize the volatility of both the net asset value of, and income from, our portfolio through a process which emphasizes capital allocation, asset selection, liquidity and active interest rate risk management.

We intend to fund our pass-through Agency RMBS and certain of our structured Agency RMBS, such as fixed and floating rate tranches of CMOs and POs, through repurchase agreements. However, we do not intend to employ leverage on our structured Agency RMBS that have no principal balance, such as IOs and IIOs. We do not intend to use leverage in these instances because the securities contain structural leverage.

Our target asset categories and the principal assets in which we intend to invest are as follows:

Asset Categories	Principal Assets
Pass-through Agency RMBS	Residential Mortgage Pass-Through Certificates. Residential mortgage pass-through certificates are securities representing interests in “pools” of mortgage loans secured by residential real property where payments of both interest and principal, plus pre-paid principal, on the securities are made monthly to holders of the securities, in effect “passing through” monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer/guarantor and servicers of the securities. Pass-through certificates can be divided into various categories based on the characteristics of the underlying mortgages, such as the term or whether the interest rate is fixed or variable.

The principal and interest payments of these Agency RMBS are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae and are backed primarily by single-family residential mortgage loans. We intend to invest in pass-through certificates with the three following types of underlying loans:

• Fixed-Rate Mortgages. Fixed-rate mortgages are mortgages for which the borrower pays an interest rate that is constant throughout the term of the loan.

• Adjustable-Rate Mortgages (ARMs). ARMs are mortgages for which the borrower pays an interest rate that varies over the term of the loan.

• Hybrid ARMs. Hybrid ARMs are mortgages that have a fixed-rate for the first few years of the loan, often three, five or seven years, and thereafter reset periodically like a traditional ARM.

Structured Agency RMBS	Collateralized Mortgage Obligations. CMOs are securities that are structured from residential mortgage pass-through certificates, which receive monthly payments of principal and interest. CMOs may be collateralized by whole mortgage loans, but are more typically collateralized by portfolios of residential mortgage pass-through securities issued directly by or under the auspices of Fannie Mae, Freddie Mac or Ginnie Mae. CMOs divide the cash flows which come from the underlying residential mortgage pass-through certificates into different classes of securities that may have different maturities and different weighted average lives than the underlying residential mortgage pass-through certificates.

Interest Only Securities. IOs are securities that are structured from residential mortgage pass-through certificates, which receive monthly payments of interest only. IOs represent the stream of interest payments on a pool of mortgages, either fixed-rate mortgages or hybrid ARMs. The value of IOs depends primarily on two factors, which are prepayments and interest rates.

Inverse Interest Only Securities. IIOs are IOs that have interest rates that move in the opposite direction of an interest rate index, such as LIBOR. The value of IIOs depends primarily on three factors, which are prepayments, LIBOR and term interest rates.

Principal Only Securities. POs are securities that are structured from residential mortgage pass-through certificates, which receive monthly payments of principal only and are, therefore, similar to zero coupon bonds. The value of POs depends primarily on two factors, which are prepayments and interest rates.

Our investment strategy consists of the following components:

•

investing in pass-through Agency RMBS and certain structured Agency RMBS, such as fixed and floating rate tranches of CMOs and POs, on a leveraged basis to increase returns on the capital allocated to this portfolio;

•

investing in certain structured Agency RMBS, such as IOs and IIOs, on an unleveraged basis in order to (i) increase returns due to the structural leverage contained in such securities, (ii) enhance liquidity due to the fact that these securities will be unencumbered and (iii) diversify portfolio interest rate risk due to the different interest rate sensitivity these securities have compared to pass-through Agency RMBS;

•	investing in Agency RMBS in order to minimize credit risk;

•	investing in assets that will cause us to maintain our exclusion from regulation as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act; and

•	investing in assets that will allow us to qualify and maintain our qualification as a REIT.

Our Manager will make investment decisions based on various factors, including, but not limited to, relative value, expected cash yield, supply and demand, costs of hedging, costs of financing, liquidity requirements, expected future interest rate volatility and the overall shape of the U.S. Treasury and interest rate swap yield curves. We do not attribute any particular quantitative significance to any of these factors, and the weight we give to these factors depends on market conditions and economic trends. We believe that this strategy, combined with our Manager’s experienced RMBS investment team, will enable us to provide attractive long-term returns to our stockholders.

Capital Allocation Strategy

The percentage of capital invested in our two asset categories will vary and will be managed in an effort to maintain the level of income generated by the combined portfolios, the stability of that income stream and the stability of the value of the combined portfolios. Typically, pass-through Agency RMBS and structured Agency RMBS exhibit materially different sensitivities to movements in interest rates. Declines in the value of one portfolio may be offset by appreciation in the other, although we cannot assure you that this will be the case. Additionally, our Manager will seek to maintain adequate liquidity as it allocates capital.

During periods of rising interest rates, refinancing opportunities available to borrowers typically decrease because borrowers are not able to refinance their current mortgage loans with new mortgage loans at lower interest rates. In such instances, securities that are highly sensitive to refinancing activity, such as IOs and IIOs, typically increase in value. Our capital allocation strategy allows us to redeploy our capital into such securities when and if we believe interest rates will be higher in the future, thereby allowing us to hold securities the value of which we believe is likely to increase as interest rates rise. Also, by being able to re-allocate capital into structured Agency RMBS, such as IOs, during periods of rising interest rates, we may be able to offset the likely decline in the value of our pass-through Agency RMBS, which are negatively impacted by rising interest rates.

Competitive Strengths

We believe that our competitive strengths include:

•

Ability to Successfully Allocate Capital between Pass-Through and Structured Agency RMBS. We seek to maximize our risk-adjusted returns by investing exclusively in Agency RMBS, which has limited credit risk due to the guarantee of principal and interest payments on such securities by Fannie Mae, Freddie Mac or Ginnie Mae. Our Manager will allocate capital between pass-through Agency RMBS and structured Agency RMBS. The percentage of our capital we allocate to our two asset categories will vary and will be actively managed in an effort to maintain the level of income generated by the combined portfolios, the stability of that income stream and the stability of the value of the combined portfolios. We believe this strategy will enhance our liquidity, earnings, book value stability and asset selection opportunities in various interest rate environments and provide us with a competitive advantage over other REITs that invest in only pass-through Agency RMBS. This is because, among other reasons, our investment and capital allocation strategies allow us to move capital out of pass-through Agency RMBS and into structured Agency RMBS in a rising interest rate environment, which will protect our portfolio from excess margin calls on our pass-through Agency RMBS portfolio and reduced net interest margins, and allow us to invest in securities, such as IOs, that have historically performed well in a rising interest rate environment.

•

Experienced RMBS Investment Team. Robert Cauley, our Chief Executive Officer and co-founder of Bimini, and Hunter Haas, our Chief Investment Officer, have 19 and 11 years of experience, respectively, in analyzing, trading and investing in Agency RMBS. Additionally, Messrs. Cauley and Haas each have over eight years of experience managing Bimini, which is a publicly-traded REIT that has invested in Agency RMBS since its inception in 2003. Messrs. Cauley and Haas managed Bimini through the recent housing market collapse and the related adverse effects on the banking and financial system, repositioning Bimini’s portfolio in response to adverse market conditions. We believe this experience has enabled them to recognize portfolio risk in advance, hedge such risk accordingly and manage liquidity and borrowing risks during adverse market conditions. We believe that Messrs. Cauley’s and Haas’ experience will provide us with a competitive advantage over other management teams that may not have experience managing a publicly-traded mortgage REIT or managing a business similar to ours during various interest rate and credit cycles, including the recent housing market collapse.

•

Clean Balance Sheet With an Implemented Investment Strategy. As a recently-formed entity, we intend to build on our existing investment portfolio. As of September 30, 2012, our Agency RMBS portfolio had a fair value of approximately $66.8 million and was comprised of approximately 89.3% pass-through Agency RMBS and 10.7% structured Agency RMBS. Our net asset value as of September 30, 2012 was approximately $15.0 million. Bimini has managed our portfolio since our inception by utilizing the same investment strategy that we expect our Manager and its experienced RMBS investment team to continue to employ after the completion of this offering.

•

Alignment of Interests. Upon completion of this offering, Bimini will own             shares of our common stock, which will represent approximately     % of the aggregate outstanding shares of our common stock (or     % if the underwriters exercise their overallotment option in full). Bimini has agreed that, for a period of 180 days after the date of this prospectus, it will not, without the prior written consent of Ladenburg Thalmann & Co. Inc., dispose of or hedge any of its shares of our common stock, subject to certain exceptions and extensions. We believe that Bimini’s ownership of our common stock will align our Manager’s interests with our interests.

Summary Risk Factors

An investment in our common stock involves material risks. Each prospective purchaser of our common stock should consider carefully the matters discussed under “Risk Factors” beginning on page 24 before investing in our common stock. Some of the risks include:

•

Although the immediate effect of “QE3” was an increase of Agency RMBS prices, there is no certainty what effect QE3 and other recently announced governmental actions might have in the future on the price and liquidity of the securities in which we invest. However, the confluence of such factors as QE3 and further governmental efforts to increase home loan refinancing opportunities could simultaneously raise prices and increase prepayment activity, which could place downward pressure on our net interest margin.

•

The federal conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between Fannie Mae and Freddie Mac and the U.S. Government, may adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

•

Continued adverse developments in the broader residential mortgage market have adversely affected Bimini and may materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

•

Interest rate mismatches between our Agency RMBS and our borrowings may reduce our net interest margin during periods of changing interest rates, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

•	We have not established a minimum distribution payment level, and we cannot assure you of our ability to make distributions to our stockholders in the future.

•

Mortgage loan modification programs and future legislative action may adversely affect the value of, and the returns on, our Agency RMBS, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

•

The downgrade of the U.S.’s and certain European countries’ credit ratings, any future downgrades of the U.S.’s and certain European countries’ credit ratings and the failure to resolve issues related to the “fiscal cliff” and the U.S. debt ceiling may materially adversely affect our business liquidity, financial condition and results of operations.

•

Increased levels of prepayments on the mortgages underlying our Agency RMBS might decrease net interest income or result in a net loss, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

•

We invest in structured Agency RMBS, including CMOs, IOs, IIOs and POs. Although structured Agency RMBS are generally subject to the same risks as our pass-through Agency RMBS, certain types of risks may be enhanced depending on the type of structured Agency RMBS in which we invest.

•	Our use of leverage could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

•

Adverse market developments could cause our lenders to require us to pledge additional assets as collateral. If our assets were insufficient to meet these collateral requirements, we might be compelled to liquidate particular assets at inopportune times and at unfavorable prices, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

•

Hedging against interest rate exposure may not completely insulate us from interest rate risk and could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

•	The management agreement with our Manager was not negotiated on an arm’s-length basis and the terms, including fees payable and our inability to terminate, or our election not to renew, the management agreement based on our Manager’s poor performance without paying our Manager a significant termination fee, except for a termination of the Manager with cause, may not be as favorable to us as if it were negotiated with an unaffiliated third party.

•

We are completely dependent upon our Manager and certain key personnel of Bimini who provide services to us through the management agreement, and we may not find suitable replacements for our Manager or these personnel if the management agreement is terminated or such key personnel are no longer available to us.

•

There are various conflicts of interest in our relationship with our Manager and Bimini, which could result in decisions that are not in the best interest of our stockholders, including possible conflicts created by our Manager’s compensation whereby it is entitled to receive a management fee that is not tied to the performance of our portfolio and possible conflicts of duties that may result from the fact that all of our Manager’s officers are also employees of Bimini.

•	Loss of our exemption from regulation under the Investment Company Act would negatively affect the value of shares of our common stock and our ability to pay distributions to our stockholders.

•

Our failure to qualify, or maintain our qualification, as a REIT would subject us to U.S. federal income tax, which could adversely affect the value of the shares of our common stock and would substantially reduce the cash available for distribution to our stockholders.

•

Legal proceedings involving Bimini and certain of its subsidiaries have adversely affected Bimini, may materially adversely affect Bimini’s and our Manager’s ability to effectively manage our business and could materially adversely affect our reputation, business, operations, financial condition and results of operations and our ability to pay distributions to our stockholders.

•	There may not be an active market for our common stock, which may cause our common stock to trade at a discount and make it difficult to sell the common stock you purchase.

Our Portfolio

As of September 30, 2012, our portfolio consisted of Agency RMBS with an aggregate fair value of approximately $66.8 million, a weighted average coupon of 3.42% and a weighted average borrowing rate of 0.44%. The following table summarizes our portfolio as of September 30, 2012:

Asset Category	Fair Value	Percentage of Entire Portfolio	Weighted Average Coupon	Weighted Average Maturity in Months	Longest Maturity	Weighted Average Coupon Reset in Months	Weighted Average Lifetime Cap	Weighted Average Periodic Cap	Weighted Average CPR(1)
	(in thousands)
Pass-through Agency RMBS backed by:
Adjustable-Rate Mortgages	$6,584	9.9%	4.19%	261	9-1-35	4.91	10.04	2.00%	n/a
Fixed-Rate Mortgages	16,418	24.6	3.63	186	12-1-40	n/a	n/a	n/a	3.99%
Hybrid Adjustable-Rate Mortgages	36,627	54.8	2.75	354	5-1-42	78.38	7.75	2.00%	4.28%

Total/Weighted Average Whole-pool Mortgage Pass-through Agency RMBS	$59,629	89.3%	3.15%	298	5-1-42	67.19	8.10	2.00%	4.19%
Structured Agency RMBS:
CMOs	$—	—%	—%	—
IOs	918	1.4	4.89	285	12-25-39	n/a	n/a	n/a	40.70%
IIOs	6,261	9.3	5.74	311	11-25-40	n/a	n/a	n/a	38.39%
POs	—	—

Total/Weighted Average Structured Agency RMBS	$7,179	10.7%	5.63%	307	11-25-40	n/a	n/a	n/a	38.73%

Total/Weighted Average	$66,808	100.0%	3.42%	299	5-1-42	n/a	n/a	n/a	25.02%

(1)

CPR refers to Constant Prepayment Rate, which is a method of expressing the prepayment rate for a mortgage pool that assumes that a constant fraction of the remaining principal is prepaid each month or year. Specifically, the CPR in the chart above represents the three month prepayment rate of the securities in the respective asset category.

The following table sets forth, for the periods indicated, information regarding the historical yield on our portfolio, cost of funds, net interest spread, leverage ratio and weighted average CPR.

Three Months Ended	Yield on Average Portfolio	Average Cost of Funds(1)	Net Interest Spread	Leverage Ratio(2)	Weighted Average CPR(3)
September 30, 2012	4.33%	0.54%	3.79%	3.8x	25.02%
June 30, 2012	4.18%	0.48%	3.70%	3.7x	38.65%
March 31, 2012	4.30%	0.50%	3.80%	5.2x	23.80%
December 31, 2011	3.53%	0.08%	3.45%	3.2x	29.66%
September 30, 2011	5.61%	0.62%	4.99%	2.9x	21.12%
June 30, 2011	5.79%	2.90%	2.89%	3.0x	18.74%
March 31, 2011	4.50%	0.14%	4.36%	3.0x	5.67%

(1)	Represents average interest cost of our borrowings and costs of related hedging activities.
(2)	Leverage ratio is calculated by dividing our total liabilities by total equity at the end of each period.
(3)	The CPR in the chart above represents the three month prepayment rate of the securities in the respective asset category.

Our Financing Strategy

We intend to fund our pass-through Agency RMBS and certain of our structured Agency RMBS, such as fixed and floating rate tranches of CMOs and POs, through short-term repurchase agreements. However, we do not intend to employ leverage on our structured Agency RMBS that have no principal balance, such as IOs and IIOs. We do not intend to use leverage in these instances because the securities contain structural leverage. Our borrowings currently consist of short-term repurchase agreements. We may use other sources of leverage, such as secured or unsecured debt or issuances of preferred stock. We do not have a policy limiting the amount of leverage we may incur. However, we generally expect that the ratio of our total liabilities compared to our equity, which we refer to as our leverage ratio, will be less than 12 to 1. Our amount of leverage may vary depending on market conditions and other factors that we deem relevant. As of September 30, 2012, our portfolio leverage ratio was approximately 3.8 to 1. As of September 30, 2012, we had entered into master repurchase agreements with nine counterparties and had funding in place with three counterparties, as described below.

Counterparty	Balance (in thousands)	Percent of Total Borrowings	Weighted Average Borrowing Rate(1)	Weighted Average Maturity of Repurchase Agreements in Days	Amount at Risk(2) (in thousands)
Citigroup Global Markets, Inc.	$29,739	52.6%	0.45%	23.0	$1,699
Cantor Fitzgerald & Co.	10,828	19.1	0.43	4.7	447
South Street Securities, LLC	16,004	28.3	0.42	19.6	1,026

Total/Weighted Average	$56,571	100.0%	0.44%	18.6	$3,172

(1)

Weighted Average Borrowing Rate refers to the product of the interest rate and the outstanding balance for each individual repurchase agreement at the end of the period, divided by the total outstanding repurchase agreements at the end of the period.

(2)	Equal to the fair value of securities sold, plus accrued interest income, minus the sum of repurchase agreement liabilities and accrued interest expense.

During the nine months ended September 30, 2012, the average balance of our repurchase agreement financing was $58.4 million.

Risk Management

We invest in Agency RMBS to mitigate credit risk. Additionally, our Agency RMBS are backed by a diversified base of mortgage loans to mitigate geographic, loan originator and other types of concentration risks.

Interest Rate Risk Management

We believe that the risk of adverse interest rate movements represents the most significant risk to our portfolio. This risk arises because (i) the interest rate indices used to calculate the interest rates on the mortgages underlying our assets may be different from the interest rate indices used to calculate the interest rates on the related borrowings, and (ii) interest rate movements affecting our borrowings may not be reasonably correlated with interest rate movements affecting our assets. We attempt to mitigate our interest rate risk by using the following techniques:

Agency RMBS Backed by ARMs. We seek to minimize the differences between interest rate indices and interest rate adjustment periods of our Agency RMBS backed by ARMs and related borrowings. At the time of funding, we typically align (i) the underlying interest rate index used to calculate interest rates for our Agency RMBS backed by ARMs and the related borrowings and (ii) the interest rate adjustment periods for our Agency RMBS backed by ARMs and the interest rate adjustment periods for our related borrowings. As our borrowings mature or are renewed, we may adjust the index used to calculate interest expense, the duration of the reset periods and the maturities of our borrowings.

Agency RMBS Backed by Fixed-Rate Mortgages. As interest rates rise, our borrowing costs increase; however, the income on our Agency RMBS backed by fixed-rate mortgages remains unchanged. Subject to qualifying and maintaining our qualification as a REIT, we may seek to limit increases to our borrowing costs through the use of interest rate swap or cap agreements, options, put or call agreements, futures contracts, forward rate agreements or similar financial instruments to effectively convert our floating-rate borrowings into fixed-rate borrowings.

Agency RMBS Backed by Hybrid ARMs. During the fixed-rate period of our Agency RMBS backed by hybrid ARMs, the security is similar to Agency RMBS backed by fixed-rate mortgages. During this period, subject to qualifying and maintaining our qualification as a REIT, we may employ the same hedging strategy that we employ for our Agency RMBS backed by fixed-rate mortgages. Once our Agency RMBS backed by hybrid ARMs convert to floating rate securities, we may employ the same hedging strategy as we employ for our Agency RMBS backed by ARMs.

Additionally, our structured Agency RMBS generally exhibit sensitivities to movements in interest rates different than our pass-through Agency RMBS. To the extent they do so, our structured Agency RMBS may protect us against declines in the market value of our combined portfolio that result from adverse interest rate movements, although we cannot assure you that this will be the case.

Prepayment Risk Management

The risk of mortgage prepayments is another significant risk to our portfolio. When prevailing interest rates fall below the coupon rate of a mortgage, mortgage prepayments are likely to increase. Conversely, when prevailing interest rates increase above the coupon rate of a mortgage, mortgage prepayments are likely to decrease.

When prepayment rates increase, we may not be able to reinvest the money received from prepayments at yields comparable to those of the securities prepaid. Also, some ARMs and hybrid ARMs which back our Agency RMBS may bear initial “teaser” interest rates that are lower than their fully-indexed interest rates. If these mortgages are prepaid during this “teaser” period, we may lose the opportunity to receive interest payments at the higher, fully-indexed rate over the expected life of the security. Additionally, some of our structured Agency RMBS, such as IOs and IIOs, may be negatively affected by an increase in prepayment rates because their value is wholly contingent on the underlying mortgage loans having an outstanding principal balance.

A decrease in prepayment rates may also have an adverse effect on our portfolio. For example, if we invest in POs, the purchase price of such securities will be based, in part, on an assumed level of prepayments on the underlying mortgage loan. Because the returns on POs decrease the longer it takes the principal payments on the underlying loans to be paid, a decrease in prepayment rates could decrease our returns on these securities.

Prepayment risk also affects our hedging activities. When an Agency RMBS backed by a fixed-rate mortgage or hybrid ARM is acquired with borrowings, we may cap or fix our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related Agency RMBS. If prepayment rates are different than our projections, the term of the related hedging instrument may not match the fixed-rate portion of the security, which could cause us to incur losses.

Because our business may be adversely affected if prepayment rates are different than our projections, we seek to invest in Agency RMBS backed by mortgages with well-documented and predictable prepayment histories. To protect against increases in prepayment rates, we invest in Agency RMBS backed by mortgages that we believe are less likely to be prepaid. For example, we invest in Agency RMBS backed by mortgages (i) with loan balances low enough such that a borrower would likely have little incentive to refinance, (ii) extended to borrowers with credit histories weak enough to not be eligible to refinance their mortgage loans, (iii) that are newly originated fixed-rate or hybrid ARMs or (iv) that have interest rates low enough such that a borrower would likely have little incentive to refinance. To protect against decreases in prepayment rates, we may also invest in Agency RMBS backed by mortgages with characteristics opposite to those described above, which would typically be more likely to be refinanced. We may also invest in certain types of structured Agency RMBS as a means of mitigating our portfolio-wide prepayment risks. For example, certain tranches of CMOs are less sensitive to increases in prepayment rates, and we may invest in those tranches as a means of hedging against increases in prepayment rates.

Liquidity Management Strategy

Because of our use of leverage, we manage liquidity to meet our lenders’ margin calls using the following measures:

•	Maintaining cash balances or unencumbered assets well in excess of anticipated margin calls; and

•	Making margin calls on our lenders when we have an excess of collateral pledged against our borrowings.

We also attempt to minimize the number of margin calls we receive by:

•	Deploying capital from our leveraged Agency RMBS portfolio to our unleveraged Agency RMBS portfolio;

•

Investing in Agency RMBS backed by mortgages that we believe are less likely to be prepaid to decrease the risk of excessive margin calls when monthly prepayments are announced. Prepayments are declared, and the market value of the related security declines, before the receipt of the related cash flows. Prepayment declarations give rise to a temporary collateral deficiency and generally results in margin calls by lenders;

•

Obtaining funding arrangements which defer or waive prepayment-related margin requirements in exchange for payments to the lender tied to the dollar amount of the collateral deficiency and a predetermined interest rate; and

•	Reducing our overall amount of leverage.

Our Management Agreement

We are currently a party to a management agreement with Bimini. Upon completion of this offering, we will terminate our management agreement with Bimini and enter into a new management agreement with our Manager that will govern the relationship between us and our Manager and will describe the services to be provided by our Manager and its compensation for those services. Under the management agreement, our Manager, subject to the supervision of our Board of Directors, will be required to oversee our business affairs in conformity with our operating policies and our investment guidelines that are proposed by the investment committee of our Manager and approved by our Board of Directors. Our Manager’s obligations and responsibilities under the management agreement will include asset selection, asset and liability management and investment portfolio risk management.

The management agreement will have an initial term expiring on                     , 2016, and will automatically be renewed for one-year terms thereafter unless terminated by us for cause or by us or our Manager upon at least 180-days’ notice prior to the end of the initial term or any automatic renewal term.

The following table summarizes the fees that will be payable to our Manager pursuant to the management agreement:

Fee	Summary Description
Management Fee	The management fee will be payable monthly in arrears in an amount equal to 1/12th of (a) 1.50% of the first $250,000,000 of our equity (as defined below), (b) 1.25% of our equity that is greater than $250,000,000 and less than or equal to $500,000,000, and (c) 1.00% of our equity that is greater than $500,000,000.

“Equity” equals our month-end stockholders’ equity, adjusted to exclude the effect of any unrealized gains or losses included in either retained earnings or other comprehensive income (loss), as computed in accordance with accounting principles generally accepted in the United States, or GAAP.

Under our existing management agreement with Bimini, which will be terminated upon the completion of this offering and replaced by a new management agreement with our Manager, we paid Bimini aggregate management fees of $5,500 for the period beginning on November 24, 2010 (date operations commenced) to December 31, 2010. We paid Bimini aggregate management fees of $166,500 for the year ended December 31, 2011 and $185,000 for the nine months ended September 30, 2012.

Stock-Based Compensation	Our Manager’s officers and employees will be eligible to receive stock awards pursuant to our 2013 Equity Incentive Plan.

Expense Reimbursement

We will reimburse any expenses directly related to our operations incurred by our Manager, but excluding personnel-related expenses of our Manager or of Bimini (other than the compensation of our Chief Financial Officer), which include services provided to us pursuant to the management agreement. We will reimburse our Manager for our allocable share of the compensation of our Chief Financial Officer based on our percentage of the aggregate amount of our Manager’s assets under management and Bimini’s assets. We will also reimburse our pro rata portion of our Manager’s and Bimini’s overhead expenses based on our percentage of the aggregate amount of our Manager’s assets under management and Bimini’s assets.

Our Manager will pay all expenses incurred in connection with this offering, including underwriting discounts and commissions.

Under our existing management agreement with Bimini, which will be terminated upon the completion of this offering and replaced by a new management agreement with our Manager, we reimbursed Bimini an aggregate of $7,200 in expenses for the period beginning on November 24, 2010 (date operations commenced) to December 31, 2010. We reimbursed Bimini an aggregate of $86,400 in expenses for the year ended December 31, 2011 and $64,800 in expenses for the nine months ended September 30, 2012.

Termination Fee	The termination fee, payable for non-renewal of the management agreement without cause, will be equal to three times the sum of the average annual management fee earned by our Manager during the prior 24-month period immediately preceding the most recently completed calendar quarter prior to the effective date of termination.

Assuming aggregate net proceeds from this offering and no additional increases or decreases in our stockholders’ equity, we will pay our Manager management fees equal to approximately $         during the first 12 months after the completion of this offering.

Overhead Sharing Agreement

Our Manager will enter into an overhead sharing agreement with Bimini effective upon the closing of this offering. Pursuant to this agreement, our Manager will be provided with access to, among other things, Bimini’s portfolio management, asset valuation, risk management and asset management services as well as administration services addressing accounting, financial reporting, legal, compliance, investor relations and information technologies necessary for the performance of our Manager’s duties in exchange for a reimbursement of the Manager’s allocable cost for these services. The reimbursement paid by our Manager pursuant to this agreement will not constitute an expense under the management agreement.

Conflicts of Interest; Equitable Allocation of Opportunities

Bimini invests solely in Agency RMBS and, because it is internally-managed, does not pay a management fee. Additionally, Bimini currently receives management fees from us and, as the sole stockholder of our Manager, will indirectly receive the management fees earned by our Manager through reimbursement payments under the overhead sharing agreement and our Manager’s payment of dividends to Bimini. Our Manager may in the future manage other funds, accounts and investment vehicles that have strategies that are similar to our strategy, although our Manager currently does not manage any other funds, accounts or investment vehicles. Our Manager and Bimini make available to us opportunities to acquire assets that they determine, in their reasonable and good faith judgment, based on our objectives, policies and strategies, and other relevant factors, are appropriate for us in accordance with their written investment allocation procedures and policies, subject to the exception that we might not be offered each such opportunity, but will on an overall basis equitably participate with Bimini and our Manager’s other accounts in all such opportunities when considered together. Bimini and our Manager have agreed not to sponsor another REIT that has substantially the same investment strategy as Bimini or us prior to the earlier of (i) the termination or expiration of the management agreement or (ii) our Manager no longer being a subsidiary or affiliate of Bimini.

Because many of our targeted assets are typically available only in specified quantities and because many of our targeted assets are also targeted assets for Bimini and may be targeted assets for other accounts our Manager may manage in the future, neither Bimini nor our Manager may be able to buy as much of any given asset as required to satisfy the needs of Bimini, us and any other account our Manager may manage in the future. In these cases, our Manager’s and Bimini’s investment allocation procedures and policies will typically allocate such assets to multiple accounts in proportion to their needs and available capital. The policies will permit departure from such proportional allocation when (i) allocating purchases of whole-pool Agency RMBS, because those securities cannot be divided into multiple parts to be allocated among various accounts, and (ii) such allocation would result in an inefficiently small amount of the security being purchased for an account. In these cases, the policy allows for a protocol of allocating assets so that, on an overall basis, each account is treated equitably. Specifically, the investment allocation procedures and policies stipulate that our Manager and Bimini will base the allocation of investment opportunities in good faith and principally on the following factors:

•	the primary investment strategy and the stage of portfolio development of each account;

•	the effect of the potential investment on the diversification of each account’s portfolio by coupon, purchase price, size, prepayment characteristics and leverage;

•	the cash requirements of each account;

•	the anticipated cash flow of each account’s portfolio; and

•	the amount of funds available to each account and the length of time such funds have been available for investment.

We intend for our independent directors to conduct quarterly reviews with our Manager of its allocation decisions, if any, and discuss with our Manager the portfolio needs of each account for the next quarter and whether such needs will give rise to an asset allocation conflict and, if so, the potential resolution of such conflict.

Other policies that our Manager will apply to the management of the Company include controls for cross transactions (transactions between managed accounts (including us)), principal transactions (transactions between Bimini or our Manager and a managed account (including us)) and split price executions. To date we have not entered into any cross transactions but we have entered into one principal transaction and have conducted split price executions. See “Our Manager and the Management Agreement — Conflicts of Interest; Equitable Allocation of Opportunities” and “Certain Relationships and Related Transactions” for a more detailed description of these types of transactions, the principal transaction we have entered into with Bimini and the policies of Bimini and our Manager that govern these types of transactions. We currently do not anticipate that we will enter into any cross transactions or principal transactions after the completion of this offering.

We are entirely dependent on our Manager for our day-to-day management and do not have any independent officers. Our executive officers are also executive officers of Bimini and our Manager, and none of them will devote his time to us exclusively. We compete with Bimini and will compete with any other account managed by our Manager or other RMBS investment vehicles that may be sponsored by Bimini in the future for access to these individuals.

John B. Van Heuvelen, one of our independent director nominees, owns shares of common stock of Bimini. Mr. Cauley, our Chief Executive Officer and Chairman of our Board of Directors, also serves as Chief Executive Officer and Chairman of the Board of Directors of Bimini and owns shares of common stock of Bimini. Mr. Haas, our Chief Financial Officer, Chief Investment Officer, Secretary and a member of our Board of Directors, also serves as the Chief Financial Officer, Chief Investment Officer and Treasurer of Bimini and owns shares of common stock of Bimini. Accordingly, Messrs. Van Heuvelen, Cauley and Haas may have a conflict of interest with respect to actions by our Board of Directors that relate to Bimini or our Manager.

Because our executive officers are also officers of our Manager, the terms of our management agreement, including fees payable, were not negotiated on an arm’s-length basis, and its terms may not be as favorable to us as if it was negotiated with an unaffiliated party.

The management fee we will pay to our Manager will be paid regardless of our performance and it may not provide sufficient incentive to our Manager to seek to achieve attractive risk-adjusted returns for our investment portfolio.

Our Formation and Structure

We were formed by Bimini as a Maryland corporation in August 2010. Upon completion of this offering, Bimini will own approximately     % of our outstanding common stock, or     % if the underwriters exercise their overallotment option in full. The following chart illustrates our ownership structure immediately after completion of this offering.

(1)

Includes              shares of our common stock issued to Bimini prior to completion of this offering (after giving effect to the stock dividend that we will effect prior to the completion of this offering). See “Description of Capital Stock — General.”

About Bimini

Bimini is a mortgage REIT that has operated since 2003 and had approximately $125.7 million of pass-through Agency RMBS and structured Agency RMBS as of September 30, 2012. Bimini has employed its current investment strategy with its own portfolio since the third quarter of 2008 and with our portfolio since our inception. During the period beginning on July 1, 2008 and ending on September 30, 2012, Bimini had an annualized return on investment capital of 24.4%. See “Business — Bimini Capital Management, Inc.” for a discussion of how Bimini calculates its annualized return on investment capital. Our results may differ from Bimini’s results and will depend on a variety of factors, some of which are beyond our control and/or are difficult to predict, including changes in interest rates, changes in prepayment speeds and other changes in market conditions and economic trends. In addition, Bimini’s portfolio results do not include other expenses necessary to operate a public company and that we will incur following the completion of this offering, including the management fee we will pay to our Manager. Therefore, you should not assume that Bimini’s portfolio’s performance will be indicative of the performance of our portfolio or the Company.

In 2005, Bimini acquired Opteum Financial Services, LLC, or OFS, an originator of residential mortgages. At the time OFS was acquired, Bimini managed an Agency RMBS portfolio with a fair value of approximately $3.5 billion. OFS operated in 46 states and originated residential mortgages through three production channels.

OFS did not have the capacity to retain the mortgages it originated, and relied on the ability to sell loans as they were originated as either whole loans or through off-balance sheet securitizations. When the residential housing market in the United States started to collapse in late 2006 and early 2007, the ability to successfully execute this strategy was quickly impaired as whole loan prices plummeted and the securitization markets closed. Bimini’s management closed a majority of the mortgage origination operations in early 2007, with the balance sold by June 30, 2007. Additional losses were incurred after June 30, 2007 as the remaining assets were sold or became impaired, and by December 31, 2009, OFS had an accumulated deficit of approximately $278 million. The losses generated by OFS required Bimini to slowly liquidate its Agency RMBS portfolio as capital was reduced and the operations of OFS drained Bimini’s cash resources. On November 5, 2007, Bimini was delisted by the NYSE. By December 31, 2008, Bimini’s Agency RMBS portfolio was reduced to approximately $172 million and, as a result of the reduced capital remaining and the financial crisis, Bimini had limited access to repurchase agreement funding. Bimini and its subsidiaries are subject to a number of ongoing legal proceedings. Those proceedings or any future proceedings may divert the time and attention of our Manager and certain key personnel of our Manager from us and our investment strategy. The diversion of time of our Manager and certain key personnel of our Manager may have a material adverse effect on our reputation, business operations, financial condition and results of operations and our ability to pay distributions to our stockholders. Additionally, an adverse judgment in any such proceedings could disrupt the alignment of interests between us and Bimini should Bimini be required to dispose of our common stock to fund any such judgment. See “Risk Factors — Legal proceedings involving Bimini and certain of its subsidiaries have adversely affected Bimini, may materially adversely affect Bimini’s and our Manager’s ability to effectively manage our business and could materially adversely affect our reputation, business operations, financial condition and results of operations and our ability to pay distributions to our stockholders.”

Although our and Bimini’s Chief Executive Officer, Mr. Cauley, and Chief Investment Officer and Chief Financial Officer, Mr. Haas, both worked at Bimini during the time it owned OFS (Mr. Cauley was the Chief Investment Officer and Chief Financial Officer and Mr. Haas was the Head of Research and Trading), their primary focus and responsibilities were the management of Bimini’s securities portfolio, not the management of OFS. In addition, Mr. Cauley is the only director still serving on Bimini’s board of directors that served when OFS was acquired. Bimini’s current investment strategy was implemented in the third quarter of 2008, the first full quarter of operations after Mr. Cauley become the Chief Executive Officer of Bimini and Mr. Haas became the Chief Investment Officer and Chief Financial Officer of Bimini. Messrs. Cauley and Haas were appointed to these respective roles on April 14, 2008.

Tax Structure

We will elect and intend to qualify to be taxed as a REIT commencing with our short taxable year ending December 31, 2013. Our qualification as a REIT, and the maintenance of such qualification, will depend upon our ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the concentration of ownership of our capital stock. We believe that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and we intend to operate in a manner that will enable us to meet the requirements for qualification and taxation as a REIT commencing with our short taxable year ending December 31, 2013. In connection with this offering, we will receive an opinion from Hunton & Williams LLP to the effect that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our intended method of operation will enable us to meet the requirements for qualification and taxation as a REIT.

As a REIT, we generally will not be subject to U.S. federal income tax on the REIT taxable income that we currently distribute to our stockholders, but taxable income generated by any taxable REIT subsidiary, or TRS, that we may form or acquire will be subject to federal, state and local income tax. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute annually at least 90% of their REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. If we fail to qualify as a REIT in any calendar year and do not qualify for certain statutory relief provisions, our income would be subject to U.S. federal income tax (and any applicable state and local taxes), and we would likely be precluded from qualifying for treatment as a REIT until the fifth calendar year following the year in which we failed to qualify. Even if we qualify as a REIT, we may still be subject to certain federal, state and local taxes on our income and assets and to U.S. federal income and excise taxes on our undistributed income.

Our Distribution Policy

To qualify as a REIT, we must distribute annually to our stockholders an amount at least equal to 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. We will be subject to income tax on our taxable income that is not distributed and to an excise tax to the extent that certain percentages of our taxable income are not distributed by specified dates. See “Material U.S. Federal Income Tax Considerations.” Income as computed for purposes of the foregoing tax rules will not necessarily correspond to our income as determined for financial reporting purposes pursuant to GAAP. Our cash available for distribution may be less than the amount required to meet the distribution requirements for REITs under the Code, and we may be required to borrow money, sell assets or make taxable distributions of our capital stock or debt securities to satisfy the distribution requirements. Additionally, we may pay future distributions from the proceeds from this offering or other securities offerings, and thus all or a portion of such distributions may constitute a return of capital for U.S. federal income tax purposes. We do not currently intend to pay future distributions from the proceeds of this offering.

Any distributions that we make on our common stock will be authorized by and at the discretion of our Board of Directors and declared by us based upon a variety of factors deemed relevant by our directors, which may include among other things, our actual results of operations, restrictions under applicable law, our capital requirements and the REIT requirements of the Code. We have not established a minimum payment distribution level, and we cannot assure you of our ability to make distributions to our stockholders in the future.

Distributions to stockholders generally will be taxable to our stockholders as ordinary income, although a portion of such distributions may be designated by us as long-term capital gain or qualified dividend income or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their U.S. federal income tax treatment. For a discussion of the U.S. federal income tax treatment of our distributions, see “Material U.S. Federal Income Tax Considerations.”

Restrictions on Ownership and Transfer of Our Capital Stock

Due to limitations on the concentration of ownership of REIT stock imposed by the Code, effective upon the completion of this offering and subject to certain exceptions, our charter will provide that no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock, except that Bimini may own up to     % of our common stock so long as Bimini continues to qualify as a REIT. See “Description of Our Capital Stock — Restrictions on Ownership and Transfer.”

Our charter will also prohibit any person from, among other matters:

•

beneficially or constructively owning or transferring shares of our capital stock if such ownership or transfer would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

•	transferring shares of our capital stock if such transfer would result in our capital stock being owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code).

Our Board of Directors may, in its sole discretion, exempt (prospectively or retroactively) a person from the 9.8% ownership limit and other restrictions in our charter and may establish or increase an excepted holder percentage limit for such person if our Board of Directors obtains such representations, covenants and undertakings as it deems appropriate in order to conclude that granting the exemption and/or establishing or increasing the excepted holder percentage limit will not cause us to lose our qualification as a REIT.

Our charter will also provide that any ownership or purported transfer of our capital stock in violation of the foregoing restrictions will result in the shares owned or transferred in such violation being automatically transferred to a charitable trust for the benefit of a charitable beneficiary and the purported owner or transferee acquiring no rights in such shares, except that any transfer that results in the violation of the restriction relating to shares of our capital stock being beneficially owned by fewer than 100 persons will be void ab initio. Additionally, if the transfer to the trust is ineffective for any reason to prevent a violation of the restriction, the transfer that would have resulted in such violation will be void ab initio.

Investment Company Act Exemption

We operate our business so that we are exempt from registration under the Investment Company Act. We rely on the exemption provided by Section 3(c)(5)(C) of the Investment Company Act, which applies to companies in the business of purchasing or otherwise acquiring mortgages and other liens on, and interests in, real estate. We monitor our portfolio periodically and prior to each investment to confirm that we continue to qualify for the exemption. To qualify for the exemption, we make investments so that at least 55% of the assets we own on an unconsolidated basis consist of qualifying mortgages and other liens on and interests in real estate, which we refer to as qualifying real estate assets, and so that at least 80% of the assets we own on an unconsolidated basis consist of real estate-related assets, including our qualifying real estate assets.

We treat whole-pool pass-through Agency RMBS as qualifying real estate assets based on no-action letters issued by the Staff of the Securities and Exchange Commission, or the SEC. In August 2011, the SEC, through a concept release, requested comments on interpretations of Section 3(c)(5)(C). To the extent that the SEC or its staff publishes new or different guidance with respect to these matters, we may fail to qualify for this exemption. Our Manager intends to manage our pass-through Agency RMBS portfolio such that we will have sufficient whole-pool pass-through Agency RMBS to ensure we retain our exemption from registration under the Investment Company Act. At present, we generally do not expect that our investments in structured Agency RMBS will constitute qualifying real estate assets but will constitute real estate-related assets for purposes of the Investment Company Act.

Lock-Up Agreements

We and each of our Manager, our directors and executive officers and Bimini will agree that, for a period of 180 days after the date of this prospectus, without the prior written consent of Ladenburg Thalmann & Co. Inc., we and they will not sell, dispose of or hedge any shares of our common stock, subject to certain exceptions and extensions in certain circumstances.

Our Corporate Information

Our offices are located at 3305 Flamingo Drive, Vero Beach, Florida 32963, and the telephone number of our offices is (772) 231-1400. Our internet address is www.orchidislandcapital.com. Our internet site and the information contained therein or connected thereto do not constitute a part of this prospectus or any amendment or supplement thereto.

The Offering

Common stock offered by us in this offering	shares(1)

Common stock to be outstanding after this offering	shares(1)(2)

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ million (or approximately $ million if the underwriters fully exercise their overallotment option), after deducting the underwriting discount and commissions of approximately $ million (or approximately $ million if the underwriters fully exercise their overallotment option).

The underwriting discount and commissions will be paid out of the gross proceeds from this offering.

Our Manager will pay all of our offering expenses, including underwriting discounts and commissions.

We intend to invest the net proceeds of this offering in (i) pass-through Agency RMBS backed by hybrid ARMs, ARMs and fixed-rate mortgage loans and (ii) structured Agency RMBS. Specifically, we intend to invest the net proceeds of this offering as follows:

•	Approximately 50% to 70% in pass-through Agency RMBS. Of the 50% to 70% of the net proceeds allocated to pass-through Agency RMBS, the net proceeds will be further allocated as follows:

•	approximately 0% to 50% in pass-through Agency RMBS backed by fixed-rate mortgage loans;

•	approximately 0% to 50% in pass-through Agency RMBS backed by ARMs; and

•	approximately 0% to 50% in pass-through Agency RMBS backed by hybrid ARMs.

•	The remaining 30% to 50% of the proceeds will be allocated to structured Agency RMBS.

We expect to borrow against the pass-through Agency RMBS and certain of our structured Agency RMBS that we purchase with the net proceeds of this offering through repurchase agreements and use the proceeds of the borrowings to acquire additional pass-through Agency RMBS and structured Agency RMBS in accordance with a similar targeted allocation. We reserve the right to change our targeted allocation depending on prevailing market conditions, including, among others, the pricing and supply of pass-through Agency RMBS and structured Agency RMBS, the performance of our portfolio and the availability and terms of financing.

Distribution Policy	To qualify as a REIT, U.S. federal income tax law generally requires that we distribute annually at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains, and that we pay tax at regular corporate rates on any undistributed REIT taxable income. We have not established a minimum distribution payment level, and we cannot assure you of our ability to make distributions to our stockholders in the future. In connection with these requirements, we intend to make regular quarterly distributions of all or substantially all of our net taxable income to our stockholders. Any distributions we make will be authorized by and at the discretion of our Board of Directors and will depend upon a variety of factors deemed relevant by our directors, including, among other things, our actual results of operations, restrictions under applicable law, our capital requirements and the REIT requirements of the Code. For more information, please see “Distribution Policy” and “Material U.S. Federal Income Tax Considerations.”

Proposed NYSE MKT symbol	“ORC”

Ownership and transfer restrictions	To assist us in qualifying as a REIT, among other purposes, our charter will generally limit beneficial and constructive ownership by any person to no more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock, except that Bimini may own up to % of our common stock so long as Bimini continues to qualify as a REIT. In addition, our charter will contain various other restrictions on the ownership and transfer of our common stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 24.

(1)	Assumes the underwriters’ overallotment option to purchase up to an additional shares of our common stock is not exercised.
(2)

Includes (i) 154,110 shares of common stock issued to Bimini prior to the completion of this offering (which will increase to              shares of common stock after giving effect to the stock dividend that we will effect prior to the completion of this offering as described in “Description of Capital Stock — General”) and (ii)              shares of common stock to be sold in this offering. The number of shares of common stock to be outstanding immediately after the closing of this offering excludes an aggregate of 4,000,000 shares of common stock available for issuance pursuant to our 2013 Equity Incentive Plan.

Summary Selected Financial Data

The following table presents summary selected financial data as of September 30, 2012 and December 31, 2011, for the nine months ended September 30, 2012, for the year ended December 31, 2011 and for the period beginning on November 24, 2010 (date operations commenced) to December 31, 2010. The statement of operations data for the year ended December 31, 2011 and for the period beginning on November 24, 2010 (date operations commenced) to December 31, 2010 has been derived from our audited financial statements. The statement of operations and balance sheet data as of September 30, 2012 and for the nine months ended September 30, 2012 has been derived from our interim unaudited financial statements. These interim unaudited financial statements have been prepared on substantially the same basis as our audited financial statements and reflect all adjustments which are, in the opinion of management, necessary to provide a fair statement of our financial position as of September 30, 2012 and the results of operations for the nine months ended September 30, 2012. All such adjustments are of a normal recurring nature. These results are not necessarily indicative of our results for the full year.

Because the information presented below is only a summary and does not provide all of the information contained in our historical financial statements, including the related notes, you should read it in conjunction with the more detailed information contained in our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Nine Months Ended September 30, 2012	Year Ended December 31, 2011	Period from November 24, 2010 (Date Operations Commenced) to December 31, 2010
	(Unaudited)
Statement of Operations Data:
Revenues:
Interest income	$2,224,749	$1,770,957	$69,340
Interest expense	(182,815)	(96,223)	(5,186)

Net interest income	2,041,934	1,674,734	64,154
Realized gains on mortgage-backed securities	115,871	409,828	—
Unrealized losses on mortgage-backed securities	(758,405)	(1,544,171)	(55,307)
Losses on futures contracts	(39,500)	(138,525)	—

Net portfolio income	1,359,900	401,866	8,847
Total expenses	558,344	1,592,080	39,001

Net income (loss)	$801,556	$(1,190,214)	$(30,154)

Basic and diluted income (loss) per share of common stock	$5.20	$(7.72)	$(0.20)

	As of September 30, 2012	As of December 31, 2011
	(Unaudited)
Balance Sheet Data:
Total mortgage-backed securities	$66,808,494	$56,001,584
Total assets	71,650,692	58,368,772
Repurchase agreements	56,571,403	44,325,000
Total liabilities	56,658,504	44,589,140
Total stockholder’s equity	14,992,188	13,779,632
Book value per share of our common stock	$97.28	$91.86

Core Earnings

We have elected to account for our Agency RMBS under the fair value option. We do not intend to elect GAAP hedge accounting for any derivative financial instruments that we may utilize. Securities held under the fair value option and hedging instruments, for which hedge accounting has not been elected, are recorded at estimated fair value, with changes in the fair value recorded as unrealized gains or losses through the statement of operations. Many other publicly-traded REITs that invest in Agency RMBS classify their Agency RMBS as “available for sale.” Unrealized gains and losses in the fair value of securities classified as available for sale are recorded as a component of other comprehensive income in the statement of stockholders’ equity. As a result, investors may not be able to readily compare our results of operations to those of many of our competitors. We believe that the presentation of our Core Earnings is useful to investors because it provides a means of comparing our results of operations to those of our competitors. Core Earnings represents a non-GAAP financial measure and is defined as net income (loss) excluding unrealized gains (losses) on mortgage-backed securities and hedging instruments and net interest income (expense) on hedging instruments. Management utilizes Core Earnings because it allows management to: (i) isolate the net interest income plus other expenses of the Company over time, free of all mark-to-market adjustments and net payments associated with our hedging instruments and (ii) assess the effectiveness of our funding and hedging strategies, our capital allocation decisions and our asset allocation performance. Our funding and hedging strategies, capital allocation and asset selection are integral to our risk management strategy, and therefore critical to our Manager’s management of our portfolio.

Our presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. As a result, Core Earnings should not be considered as a substitute for our GAAP net income (loss) as a measure of our financial performance or any measure of our liquidity under GAAP.

	Nine Months Ended September 30, 2012	Year Ended December 31, 2011	For the Period from November 24, 2010 (Date Operations Commenced) through December 31, 2010
Non-GAAP Reconciliation (unaudited):
Net income (loss)	$801,556	$(1,190,214)	$(30,154)
Unrealized losses on mortgage-backed securities	758,405	1,544,171	55,307
Losses in futures contracts	39,500	138,525	—
Net interest (income) expense on hedging instruments	—	—	—

Core Earnings	$1,599,461	$492,482	$25,153

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “should,” “may,” “plans,” “projects,” “will,” or similar expressions, or the negative of these words, we intend to identify forward-looking statements. Statements regarding the following subjects are forward-looking by their nature:

•	our business and investment strategy;

•	our ability to deploy effectively and timely the net proceeds of this offering;

•	our expected operating results;

•	our ability to acquire investments on attractive terms;

•	the effect of the U.S. Federal Reserve’s and the U.S. Treasury’s recent actions on the liquidity of the capital markets;

•

the federal conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between Fannie Mae and Freddie Mac and the U.S. Government;

•	mortgage loan modification programs and future legislative action;

•	our ability to access the capital markets;

•	our ability to obtain future financing arrangements;

•	our ability to successfully hedge the interest rate risk and prepayment risk associated with our portfolio;

•	our ability to make distributions to our stockholders in the future;

•	our understanding of our competition and our ability to compete effectively;

•	our ability to qualify and maintain our qualification as a REIT for U.S. federal income tax purposes;

•	our ability to maintain our exemption from registration under the Investment Company Act;

•	our ability to maintain the listing of our common stock on the NYSE MKT;

•	market trends;

•	expected capital expenditures; and

•	the impact of technology on our operations and business.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Except as required by law, we are not obligated to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

When considering forward-looking statements, you should keep in mind the risks and other cautionary statements set forth in this prospectus, including those contained in “Risk Factors.” Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this prospectus. You should carefully consider these risks when you make a decision concerning an investment in our common stock, along with the following factors, among others, that may cause actual results to vary from our forward-looking statements:

•	general volatility of the securities markets in which we invest and the market price of our common stock;

•	our limited operating history;

•	changes in our business or investment strategy;

•	changes in interest rate spreads or the yield curve;

•	availability, terms and deployment of debt and equity capital;

•	availability of qualified personnel;

•	the degree and nature of our competition;

•	increased prepayments of the mortgage loans underlying our Agency RMBS;

•	risks associated with our hedging activities;

•	changes in governmental regulations, tax rates and similar matters; and

•	defaults on our investments.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Our business, financial condition or results of operations could be harmed by any of these risks. Similarly, these risks could cause the market price of our common stock to decline and you might lose all or part of your investment. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below.

Risks Related to Our Business

Although the immediate effect of “QE3” was an increase of Agency RMBS prices, there is no certainty what effect QE3 and other recently announced governmental actions might have in the future on the price and liquidity of the securities in which we invest. However, the confluence of such factors as QE3 and further governmental efforts to increase home loan refinancing opportunities could simultaneously raise prices and increase prepayment activity, which could place downward pressure on our net interest margin.

On September 13, 2012, the Federal Reserve announced a third round of quantitative easing, or QE3, which is an open-ended program designed to expand the Federal Reserve’s holdings of long-term securities by purchasing an additional $40 billion of Agency RMBS per month until key economic indicators, such as the unemployment rate, show signs of improvement. When combined with existing programs to extend the average maturity of the Federal Reserve’s holdings of securities, which is known as “Operation Twist” and described below, and reinvest principal and interest payments from the Federal Reserve’s holdings of agency debt and Agency RMBS into Agency RMBS, QE3 was expected to increase the Federal Reserve’s holdings of long-term securities by $85 billion each month through the end of 2012. The Federal Reserve also announced that it would keep the target range for the Federal Funds Rate between zero and 0.25% through at least mid-2015, which is six months longer than previously expected.

The Federal Reserve provided further guidance to the market in December 2012 by stating that it intended to keep the Federal Funds Rate close to zero while the unemployment rate is above 6.5% and as long as inflation does not rise above 2.5%. In December 2012, the Federal Reserve also announced that it would initially begin buying $45 billion of long-term Treasury bonds each month and noted that such amount may increase in the future. This bond purchase program replaced the program known as “Operation Twist,” in which the Federal Reserve repurchased approximately $45 billion of long-term Treasury bonds each month and sold approximately the same amount of short-term Treasury bonds. The Federal Reserve expects these measures to put downward pressure on long-term interest rates.

The immediate impact of the announcement of QE3 was an increase in Agency RMBS prices. This effect was especially pronounced on Agency RMBS that the Federal Reserve is expected to target for acquisition under QE3. Since the initial price spike, prices for all but the target securities have receded below the price levels that existed before the announcement of QE3. We do not anticipate targeting for acquisition the same securities the Federal Reserve has targeted to date, although the securities targeted by the Federal Reserve could change. To the extent that the scope and effectiveness of government-sponsored refinancing programs increases, prepayments on our target securities could increase accordingly. The combination of higher prices and higher refinancing activity on our target securities could decrease our net interest margin. To the extent QE3 decreases the liquidity in the market of our target securities, which has yet to be the case, we might not be able to acquire the securities we target or acquire them in the quantities we desire.

Adverse developments in the broader residential mortgage market have adversely affected Bimini and may materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

The residential mortgage market in the United States has experienced a variety of difficulties and changed economic conditions, including defaults, credit losses and liquidity concerns over the past few years. In addition, certain commercial banks, investment banks and insurance companies have announced extensive losses from exposure to the residential mortgage market. These losses have reduced financial industry capital, leading to reduced liquidity for some institutions. These factors have impacted investor perception of the risk associated with real estate-related assets, including Agency RMBS. As a result, values for RMBS, including some Agency RMBS and other AAA-rated MBS assets, have been negatively impacted at times. Further increased volatility and deterioration in the broader residential mortgage and RMBS markets may adversely affect the performance and market value of the Agency RMBS in which we invest.

We rely on our Agency RMBS as collateral for our financings. Any decline in their value, or perceived market uncertainty about their value, would likely make it difficult for us to obtain financing on favorable terms or at all or maintain our compliance with terms of any financing arrangements already in place. Additionally, we have elected to account for our investment in RMBS under the fair value option and, therefore, such investment will be reported on our financial statements at fair value with unrealized gains and losses included in earnings. If market conditions result in a decline in the value of our Agency RMBS, our business, financial position and results of operations and our ability to pay distributions to our stockholders could be materially adversely affected.

In 2005, Bimini acquired OFS, an originator of residential mortgage loans. At the time OFS was acquired, Bimini managed an Agency RMBS portfolio with a fair value of approximately $3.5 billion. OFS operated in 46 states and originated residential mortgages through three production channels. OFS did not have the capacity to retain the mortgages it originated, and relied on the ability to sell loans as they were originated as either whole loans or through off-balance sheet securitizations. When the residential housing market in the United States started to collapse in late 2006 and early 2007, the ability to execute this strategy was quickly impaired as whole loan prices plummeted and the securitization markets closed. Bimini’s management closed a majority of the mortgage origination operations in early 2007, with the balance sold by June 30, 2007. Additional losses were incurred after June 30, 2007 as the remaining assets were sold or became impaired, and by December 31, 2009, OFS had an accumulated deficit of approximately $278 million. The losses generated by OFS required Bimini to slowly liquidate its Agency RMBS portfolio as capital was reduced and the operations of OFS drained cash resources. On November 5, 2007, Bimini was delisted by the NYSE. By December 31, 2008, Bimini’s Agency RMBS portfolio was reduced to approximately $172 million and, as a result of the reduced capital remaining and the financial crisis beginning in 2007 and 2008, Bimini had limited access to repurchase agreement funding.

Interest rate mismatches between our Agency RMBS and our borrowings may reduce our net interest margin during periods of changing interest rates, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Our portfolio includes Agency RMBS backed by ARMs, hybrid ARMs and fixed-rate mortgages, and the mix of these securities in the portfolio may be increased or decreased over time. Additionally, the interest rates on ARMs and hybrid ARMs may vary over time based on changes in a short-term interest rate index, of which there are many.

We finance our acquisitions of pass-through Agency RMBS with short-term financing. During periods of rising short-term interest rates, the income we earn on these securities will not change (with respect to Agency RMBS backed by fixed-rate mortgage loans) or will not increase at the same rate (with respect to Agency RMBS backed by ARMs and hybrid ARMs) as our related financing costs, which may reduce our net interest margin or result in losses.

The federal conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between Fannie Mae and Freddie Mac and the U.S. Government, may adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

The payments we receive on the Agency RMBS in which we invest depend upon a steady stream of payments on the mortgages underlying the securities and are guaranteed by Ginnie Mae, Fannie Mae or Freddie

Mac. Ginnie Mae is part of a U.S. Government agency and its guarantees are backed by the full faith and credit of the United States. Fannie Mae and Freddie Mac are U.S. Government sponsored entities, or GSEs, but their guarantees are not backed by the full faith and credit of the United States.

Since 2007, Fannie Mae and Freddie Mac have reported substantial losses and a need for substantial amounts of additional capital. In response to the deteriorating financial condition of Fannie Mae and Freddie Mac and the credit market disruption several years ago, Congress and the U.S. Treasury have undertaken a series of actions to stabilize these GSEs and the financial markets generally. The Housing and Economic Recovery Act was signed into law on July 30, 2008, and it established the Federal Housing Finance Authority, or the FHFA. On September 7, 2008, the FHFA placed Fannie Mae and Freddie Mac into conservatorship, which is a statutory process pursuant to which the FHFA operates Fannie Mae and Freddie Mac in an effort to stabilize the entities. The FHFA, together with the U.S. Treasury and the Federal Reserve, has also undertaken actions designed to boost investor confidence in Fannie Mae and Freddie Mac, support the availability of mortgage financing and protect taxpayers. In addition, the U.S. Treasury has taken steps to capitalize and provide financing to Fannie Mae and Freddie Mac and agreed to purchase direct obligations and Agency RMBS issued or guaranteed by Fannie Mae or Freddie Mac.

Shortly after Fannie Mae and Freddie Mac were placed in federal conservatorship, the Secretary of the U.S. Treasury, in announcing the actions, noted that the guarantee structure of Fannie Mae and Freddie Mac required examination and that changes in the structures of the entities were necessary to reduce risk to the financial system. In February 2011, the U.S. Treasury and the Department of Housing and Urban Development released a White Paper titled “Reforming America’s Housing Finance Market,” or the Housing Report, in which they proposed to reduce or eliminate the role of GSEs in mortgage financing. The Housing Report calls for phasing in increased pricing of Fannie Mae and Freddie Mac guarantees to help level the playing field for the private sector to take back market share, reducing conforming loan limits by allowing the temporary increase in Fannie Mae’s and Freddie Mac’s conforming loan limits to reset as scheduled on October 1, 2011 to the lower levels set in the Housing and Economic Recovery Act of 2008 and continuing to wind down Fannie Mae’s and Freddie Mac’s investment portfolio at an annual rate of no less than 10% per year. The future roles of Fannie Mae and Freddie Mac could be significantly reduced and the nature of their guarantees could be eliminated or considerably limited relative to historical measurements. Any changes to the nature of the guarantees provided by Fannie Mae and Freddie Mac could redefine what constitutes Agency RMBS, have broad adverse market implications and negatively impact us.

The problems faced by Fannie Mae and Freddie Mac resulting in their being placed into Federal conservatorship have stirred debate among some federal policy makers regarding the continued role of the U.S. Government in providing liquidity for the residential mortgage market. If federal policy makers decide that the U.S. Government’s role in providing liquidity for the residential mortgage market should be reduced or eliminated, each of Fannie Mae and Freddie Mac could be dissolved and the U.S. Government could decide to stop providing liquidity support of any kind to the mortgage market. If Fannie Mae or Freddie Mac were eliminated, or their structures were to change radically, we may not be able to acquire Agency RMBS from these companies, which could drastically reduce the amount and type of Agency RMBS available for investment, thereby increasing the price of these assets. Additionally, the current credit support provided by the U.S. Treasury to Fannie Mae and Freddie Mac, and any additional credit support it may provide in the future, could have the effect of lowering the interest rate we receive from Agency RMBS, thereby tightening the spread between the interest we earn on our portfolio and our financing costs. Additionally, the U.S. Government could elect to stop providing credit support of any kind to the mortgage market. If any of these events were to occur, our business, financial condition and results of operations and our ability to pay distributions to our stockholders could be materially adversely affected.

As indicated above, recent legislation has changed the relationship between Fannie Mae and Freddie Mac and the U.S. Government and requires Fannie Mae and Freddie Mac to reduce the amount of mortgage loans they own or the amount of Agency RMBS for which they provide guarantees. The effect of the actions taken by the U.S. Government remains uncertain. Furthermore, the scope and nature of the actions that the U.S. Government will ultimately undertake are unknown and will continue to evolve. Future legislation could further change the relationship between Fannie Mae and Freddie Mac and the U.S. Government and could also nationalize or eliminate these GSEs entirely. Any law affecting these GSEs may create market uncertainty and have the effect of reducing the actual or perceived credit quality of securities issued or guaranteed by Fannie Mae or Freddie Mac. As a result, such laws could adversely impact the market for such securities and the spreads at which they trade. All of the foregoing could materially adversely affect the pricing, supply, liquidity and value of our target assets and otherwise materially adversely affect our business, financial condition, and results of operations and our ability to pay distributions to our stockholders.

We cannot predict the impact, if any, on our earnings or cash available for distribution to our stockholders of the FHFA’s proposed revisions to Fannie Mae’s, Freddie Mac’s and Ginnie Mae’s existing infrastructures to align the standards and practices of the three entities.

On February 21, 2012, the FHFA released its Strategic Plan for Enterprise Conservatorships, which set forth three goals for the next phase of the Fannie Mae and Freddie Mac conservatorships. These three goals are to (i) build a new infrastructure for the secondary mortgage market, (ii) gradually contract Fannie Mae and Freddie Mac’s presence in the marketplace while simplifying and shrinking their operations, and (iii) maintain foreclosure prevention activities and credit availability for new and refinanced mortgages. On October 4, 2012, the FHFA released its white paper entitled Building a New Infrastructure for the Secondary Mortgage Market, which proposes a new infrastructure for Fannie Mae and Freddie Mac that has two basic goals.

The first such goal is to replace the current, outdated infrastructures of Fannie Mae and Freddie Mac with a common, more efficient infrastructure that aligns the standards and practices of the two entities, beginning with core functions performed by both entities such as issuance, master servicing, bond administration, collateral management and data integration. The second goal is to establish an operating framework for Fannie Mae and Freddie Mac that is consistent with the progress of housing finance reform and encourages and accommodates the increased participation of private capital in assuming credit risk associated with the secondary mortgage market.

The FHFA recognizes that there are a number of impediments to their goals which may or may not be surmountable, such as the absence of any significant secondary mortgage market mechanisms beyond Fannie Mae, Freddie Mac and Ginnie Mae, and that their proposals are in the formative stages. As a result, it is unclear if the proposals will be enacted. If such proposals are enacted, it is unclear how closely what is enacted will resemble the proposals from the FHFA White Paper or what the effects of the enactment will be in terms of our net asset value, earnings or cash available for distribution to our stockholders.

Mortgage loan modification programs and future legislative action may adversely affect the value of, and the returns on, our Agency RMBS, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

During the second half of 2008, the U.S. Government commenced programs designed to provide homeowners with assistance in avoiding residential mortgage loan foreclosures. The programs involve, among other things, the modification of mortgage loans to reduce the principal amount of the loans or the rate of interest payable on the loans, or to extend the payment terms of the loans.

In addition, in February 2008, the U.S. Treasury announced the Homeowner Affordability and Stability Plan, or HASP, which is a multi-faceted plan intended to prevent residential mortgage foreclosures by, among other things:

•

allowing certain homeowners whose homes are encumbered by Fannie Mae or Freddie Mac conforming mortgages to refinance those mortgages into lower interest rate mortgages with either Fannie Mae or Freddie Mac;

•

creating the Homeowner Stability Initiative, which is intended to utilize various incentives for banks and mortgage servicers to modify residential mortgage loans with the goal of reducing monthly mortgage principal and interest payments for certain qualified homeowners; and

•	allowing judicial modifications of Fannie Mae and Freddie Mac conforming residential mortgages loans during bankruptcy proceedings.

In September 2011, the White House announced that they are working on a major plan to allow some of the 11 million homeowners who owe more on their mortgages that their homes are worth to refinance. In October 2011, the FHFA announced proposed changes to the Home Affordable Refinance Program, or HARP, that would expand access to refinancing for qualified individuals and families whose homes have lost value by, among other things, increasing the HARP loan-to-value ratio above 125%. However, this would only apply to mortgages guaranteed by the GSEs. There are many challenging issues to this proposal, notably the question as to whether a loan with a loan-to-value ratio of 125% qualifies as a mortgage or an unsecured consumer loan. The chances of this initiative’s success have created additional uncertainty in the RMBS market, particularly with respect to possible increases in prepayment rates.

On January 4, 2012, the Federal Reserve issued a white paper outlining additional ideas with regard to refinancings and loan modifications. It is likely that loan modifications would result in increased prepayments on some Agency RMBS. See “— Prepayment rates could negatively affect the value of our Agency RMBS, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders,” for more information relating to the impact of prepayment on our business. These initiatives, any future loan modification programs and future legislative or regulatory actions, including amendments to the bankruptcy laws, that result in the modification of outstanding mortgage loans may adversely affect the value of, and the returns on, the Agency RMBS in which we invest.

The downgrade of the U.S.’s and certain European countries’ credit ratings, any future downgrades of the U.S.’s and certain European countries’ credit ratings and the failure to resolve issues related to the “fiscal cliff” and the U.S. debt ceiling may materially adversely affect our business, liquidity, financial condition and results of operations.

Recent U.S. debt ceiling and budget deficit concerns and the possibility that U.S. lawmakers may be unable to avoid the “fiscal cliff,” together with signs of deteriorating sovereign debt conditions in Europe, have increased the possibility of additional credit-rating downgrades and economic slowdowns, or a recession in the U.S. Although U.S. lawmakers passed legislation to raise the federal debt ceiling in 2011, Standard & Poor’s Ratings Services lowered its long-term sovereign credit rating on the U.S. from “AAA” to “AA+” in August 2011. The impact of any further downgrades to the U.S. Government’s sovereign credit rating or its perceived creditworthiness could adversely affect the U.S. and global financial markets and economic conditions. In addition, some economists predict the U.S. economy could fall into recession if the U.S. Government fails to achieve a plan to avoid the “fiscal cliff,” which generally refers to certain tax increases and automatic spending cuts that were scheduled to become effective at the end of 2012. The U.S. Government adopted legislation in December 2012 to address the planned tax increases, but deferred many of the automatic spending cuts for two months and did not take any action to raise the U.S. debt ceiling. Further, Moody’s and Fitch have each warned that they may downgrade the U.S. Government’s rating if the federal debt is not stabilized. If the U.S.’s credit rating were downgraded it would likely impact the credit risk associated with Agency RMBS in our portfolio. A downgrade of the U.S. Government’s credit rating likely would create broader financial turmoil and uncertainty, which would weigh heavily on the global banking system. Absent further quantitative easing by the Federal Reserve, these developments, along with the European sovereign debt crisis, could cause interest rates and borrowing costs to rise and a reduction in the availability of credit, which may negatively impact the value of the assets in our portfolio, our net income, liquidity and our ability to finance our assets on favorable terms.

The downgrade of numerous European banks and continued deterioration of economic conditions in the European Union generally may materially adversely affect our business, financial condition and results of operations.

Over the past several years, economic conditions across the European Union have continued to deteriorate as the effects of financial crisis linger. Domestic banks in many countries including Spain and Italy face constrained access to capital and have, or may, seek bail-outs from either their respective governments or other pan-European agencies. Exacerbating the problem is the fact that many of the sovereigns are in similar conditions with excessive fiscal deficits, high borrowing costs and facing external pressure to constrain their external debt and fiscal deficits. The perceived inability of the various sovereign governments, the European Central Bank, International Monetary Fund or other agencies to adequately address these issues has negatively impacted markets across Europe and the globe. To the extent these conditions continue or worsen, we could be adversely impacted to the extent borrowing costs increase due to rising LIBOR levels or security market liquidity deteriorates, constraining our ability to acquire and finance our portfolio.

Prepayment rates could negatively affect the value of our Agency RMBS, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

In the case of residential mortgage loans, there are seldom any restrictions on borrowers’ abilities to prepay their loans. Homeowners tend to prepay mortgage loans faster when applicable mortgage interest rates decline. Furthermore, both HARP and QE3 could cause an increase in prepayment rates. Consequently, owners of the loans have to reinvest the money received from the prepayments at the lower prevailing interest rates. Conversely, homeowners tend not to prepay mortgage loans when mortgage interest rates remain steady or increase. Consequently, owners of the loans are unable to reinvest money that would have otherwise been received from prepayments at the higher prevailing interest rates. This volatility in prepayment rates may affect our ability to maintain targeted amounts of leverage on our Agency RMBS portfolio, result in reduced earnings or losses for us and negatively affect the cash available for distribution to our stockholders.

Fannie Mae, Freddie Mac or Ginnie Mae guarantees of principal and interest related to the Agency RMBS we own do not protect us against prepayment risks.

We invest in structured Agency RMBS, including CMOs, IOs, IIOs and POs. Although structured Agency RMBS are generally subject to the same risks as our pass-through Agency RMBS, certain types of risks may be enhanced depending on the type of structured Agency RMBS in which we invest.

The structured Agency RMBS in which we invest are securitizations (i) issued by Fannie Mae, Freddie Mac or Ginnie Mae, (ii) collateralized by Agency RMBS and (iii) divided into various tranches that have different characteristics (such as different maturities or different coupon payments). These securities may carry greater risk than an investment in pass-through Agency RMBS. For example, certain types of structured Agency RMBS, such as IOs, IIOs and POs, are more sensitive to prepayment risks than pass-through Agency RMBS. If we were to invest in structured Agency RMBS that were more sensitive to prepayment risks relative to other types of structured Agency RMBS or pass-through Agency RMBS, we may increase our portfolio-wide prepayment risk.

Increased levels of prepayments on the mortgages underlying our Agency RMBS might decrease net interest income or result in a net loss, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

In the case of residential mortgages, there are seldom any restrictions on borrowers’ ability to prepay their loans. Prepayment rates generally increase when interest rates fall and decrease when interest rates rise. Prepayment rates also may be affected by other factors, including, without limitation, conditions in the housing and financial markets, governmental action (such as HARP and QE3), general economic conditions and the relative interest rates on ARMs, hybrid ARMs and fixed-rate mortgage loans. With respect to pass-through Agency RMBS, faster-than-expected prepayments could also materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders in various ways, including the following:

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A portion of our pass-through Agency RMBS backed by ARMs and hybrid ARMs may initially bear interest at rates that are lower than their fully indexed rates, which are equivalent to the applicable index rate plus a margin. If a pass-through Agency RMBS backed by ARMs or hybrid ARMs is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, we will have held that Agency RMBS while it was less profitable and lost the opportunity to receive interest at the fully-indexed rate over the remainder of its expected life.

•	If we are unable to acquire new Agency RMBS to replace the prepaid Agency RMBS, our returns on capital may be lower than if we were able to quickly acquire new Agency RMBS.

When we acquire structured Agency RMBS, we anticipate that the underlying mortgages will prepay at a projected rate, generating an expected yield. When the prepayment rates on the mortgages underlying our structured Agency RMBS are higher than expected, our returns on those securities may be materially adversely affected. For example, the value of our IOs and IIOs are extremely sensitive to prepayments because holders of these securities do not have the right to receive any principal payments on the underlying mortgages. Therefore, if the mortgage loans underlying our IOs and IIOs are prepaid, such securities would cease to have any value, which, in turn, could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

While we seek to minimize prepayment risk, we must balance prepayment risk against other risks and the potential returns of each investment. No strategy can completely insulate us from prepayment or other such risks.

A decrease in prepayment rates on the mortgages underlying our Agency RMBS might decrease net interest income or result in a net loss, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Certain of our structured Agency RMBS may be adversely affected by a decrease in prepayment rates. For example, because POs are similar to zero-coupon bonds, our expected returns on such securities will be contingent on our receiving the principal payments of the underlying mortgage loans at expected intervals that assume a certain prepayment rate. If prepayment rates are lower than expected, we will not receive principal payments as quickly as we anticipated and, therefore, our expected returns on these securities will be adversely affected, which, in turn, could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

While we seek to minimize prepayment risk, we must balance prepayment risk against other risks and the potential returns of each investment. No strategy can completely insulate us from prepayment or other such risks.

The U.S. Government’s pressing for refinancing of certain loans may affect prepayment rates for mortgage loans underlying our Agency RMBS.

In addition to the increased pressure upon residential mortgage loan investors and servicers to engage in loss mitigation activities, the U.S. Government is pressing for refinancing of certain loans, and this encouragement may affect prepayment rates for mortgage loans underlying our Agency RMBS. To the extent these and other economic stabilization or stimulus efforts are successful in increasing prepayment speeds for residential mortgage loans, such as those in Agency RMBS, our income and operating results could be harmed, particularly in connection with our IOs and IIOs, which, in turn, could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Interest rate caps on the ARMs and hybrid ARMs backing our Agency RMBS may reduce our net interest margin during periods of rising interest rates, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

ARMs and hybrid ARMs are typically subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through the maturity of the loan. Our borrowings typically are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, our financing costs could increase without limitation while caps could limit the interest we earn on the ARMs and hybrid ARMs backing our Agency RMBS. This problem is magnified for ARMs and hybrid ARMs that are not fully indexed because such periodic interest rate caps prevent the coupon on the security from fully reaching the specified rate in one reset. Further, some ARMs and hybrid ARMs may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we may receive less cash income on Agency RMBS backed by ARMs and hybrid ARMs than necessary to pay interest on our related borrowings. Interest rate caps on Agency RMBS backed by ARMs and hybrid ARMs could reduce our net interest margin if interest rates were to increase beyond the level of the caps, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

We rely on analytical models and other data to analyze potential asset acquisition and disposition opportunities and to manage our portfolio. Such models and other data may be incorrect, misleading or incomplete, which could cause us to purchase assets that do not meet our expectations or to make asset management decisions that are not in line with our strategy.

We rely on analytical models, and information and other data supplied by third parties. These models and data may be used to value assets or potential asset acquisitions and dispositions and also in connection with our asset management activities. If our models and data prove to be incorrect, misleading or incomplete, any decisions made in reliance thereon could expose us to potential risks.

Our reliance on models and data may induce us to purchase certain assets at prices that are too high, to sell certain other assets at prices that are too low or to miss favorable opportunities altogether. Similarly, any hedging activities that are based on faulty models and data may prove to be unsuccessful.

Some models, such as prepayment models, may be predictive in nature. The use of predictive models has inherent risks. For example, such models may incorrectly forecast future behavior, leading to potential losses. In addition, the predictive models used by us may differ substantially from those models used by other market participants, resulting in valuations based on these predictive models that may be substantially higher or lower for certain assets than actual market prices. Furthermore, because predictive models are usually constructed based on historical data supplied by third parties, the success of relying on such models may depend heavily on the accuracy and reliability of the supplied historical data, and, in the case of predicting performance in scenarios with little or no historical precedent (such as extreme broad-based declines in home prices, or deep economic recessions or depressions), such models must employ greater degrees of extrapolation and are therefore more speculative and less reliable.

All valuation models rely on correct market data input. If incorrect market data is entered into even a well-founded valuation model, the resulting valuations will be incorrect. However, even if market data is inputted correctly, “model prices” will often differ substantially from market prices, especially for securities with complex characteristics or whose values are particularly sensitive to various factors. If our market data inputs are incorrect or our model prices differ substantially from market prices, our business, financial condition and results of operations and our ability to make distributions to our stockholders could be materially adversely affected.

Valuations of some of our assets are inherently uncertain, may be based on estimates, may fluctuate over short periods of time and may differ from the values that would have been used if a ready market for these assets existed. As a result, the values of some of our assets are uncertain.

While in many cases our determination of the fair value of our assets is based on valuations provided by third-party dealers and pricing services, we can and do value assets based upon our judgment, and such valuations may differ from those provided by third-party dealers and pricing services. Valuations of certain assets are often difficult to obtain or are unreliable. In general, dealers and pricing services heavily disclaim their valuations. Additionally, dealers may claim to furnish valuations only as an accommodation and without special compensation, and so they may disclaim any and all liability for any direct, incidental or consequential damages arising out of any inaccuracy or incompleteness in valuations, including any act of negligence or breach of any warranty. Depending on the complexity and illiquidity of an asset, valuations of the same asset can vary substantially from one dealer or pricing service to another. The valuation process has been particularly difficult recently because market events have made valuations of certain assets more difficult and unpredictable and the disparity of valuations provided by third-party dealers has widened.

Our business, financial condition and results of operations and our ability to make distributions to our stockholders could be materially adversely affected if our fair value determinations of these assets were materially higher than the values that would exist if a ready market existed for these assets.

An increase in interest rates may cause a decrease in the volume of newly issued, or investor demand for, Agency RMBS, which could materially adversely affect our ability to acquire assets that satisfy our investment objectives and our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Rising interest rates generally reduce the demand for consumer credit, including mortgage loans, due to the higher cost of borrowing. A reduction in the volume of mortgage loans may affect the volume of Agency RMBS available to us, which could affect our ability to acquire assets that satisfy our investment objectives. Rising interest rates may also cause Agency RMBS that were issued prior to an interest rate increase to provide yields that exceed prevailing market interest rates. If rising interest rates cause us to be unable to acquire a sufficient volume of Agency RMBS or Agency RMBS with a yield that exceeds our borrowing costs, our ability to satisfy our investment objectives and to generate income and pay dividends, our business, financial condition and results of operations and our ability to pay distributions to our stockholders may be materially adversely affected.

Because the assets that we acquire might experience periods of illiquidity, we might be prevented from selling our Agency RMBS at favorable times and prices, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Agency RMBS generally experience periods of illiquidity. Such conditions are more likely to occur for structured Agency RMBS because such securities are generally traded in markets much less liquid than the pass-through Agency RMBS market. As a result, we may be unable to dispose of our Agency RMBS at advantageous times and prices or in a timely manner. The lack of liquidity might result from the absence of a willing buyer or an established market for these assets as well as legal or contractual restrictions on resale. The illiquidity of Agency RMBS could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Our use of leverage could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Under normal market conditions, we generally expect our leverage ratio to be less than 12 to 1, although at times our borrowings may be above or below this level. We incur this indebtedness by borrowing against a substantial portion of the market value of our pass-through Agency RMBS and a portion of our structured

Agency RMBS. Our total indebtedness, however, is not expressly limited by our policies and will depend on our and our prospective lenders’ estimates of the stability of our portfolio’s cash flow. As a result, there is no limit on the amount of leverage that we may incur. We face the risk that we might not be able to meet our debt service obligations or a lender’s margin requirements from our income and, to the extent we cannot, we might be forced to liquidate some of our Agency RMBS at unfavorable prices. Our use of leverage could materially adversely affect our business, financial condition and results of operation and our ability to pay distributions to our stockholders. For example:

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Our borrowings are secured by our pass-through Agency RMBS and a portion of our structured Agency RMBS under repurchase agreements. A decline in the market value of the pass-through Agency RMBS or structured Agency RMBS used to secure these debt obligations could limit our ability to borrow or result in lenders requiring us to pledge additional collateral to secure our borrowings. In that situation, we could be required to sell Agency RMBS under adverse market conditions in order to obtain the additional collateral required by the lender. If these sales are made at prices lower than the carrying value of the Agency RMBS, we would experience losses.

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To the extent we are compelled to liquidate qualifying real estate assets to repay debts, our compliance with the REIT rules regarding our assets and our sources of gross income could be negatively affected, which could jeopardize our qualification as a REIT. Losing our REIT qualification would cause us to be subject to U.S. federal income tax (and any applicable state and local taxes) on all of our income and would decrease profitability and cash available for distributions to stockholders.

If we experience losses as a result of our use of leverage, such losses could materially adversely affect our business, results of operations and financial condition and our ability to make distributions to our stockholders.

We may incur increased borrowing costs, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Our borrowing costs under repurchase agreements are generally adjustable and correspond to short-term interest rates, such as the London Interbank Offered Rate, or LIBOR, or a short-term U.S. Treasury index, plus or minus a margin. The margins on these borrowings over or under short-term interest rates may vary depending upon a number of factors, including, without limitation:

•	the movement of interest rates;

•	the availability of financing in the market; and

•	the value and liquidity of our Agency RMBS.

All of our current short-term borrowings are collateralized borrowings in the form of repurchase agreements. If the interest rates on these repurchase agreements increase, our business, financial condition and results of operations and our ability to pay distributions to our stockholders could be materially adversely affected.

We may incur increased borrowing costs or declining coupons on our IIO securities as a result of increased levels of LIBOR resulting from manipulation of the index by member banks responsible for fixing the index on a daily basis. Both conditions would decrease our profitability and reduce our capacity to pay distributions to our stockholders.

Most of our borrowing costs under repurchase agreements are adjustable and correspond to short-term interest rates, such as LIBOR, plus or minus a margin. Additionally, many of our structured securities are IIOs, which typically have a coupon that varies as the level of LIBOR varies. The coupon is usually the difference between the weighted average net coupon on the underlying mortgage loans and LIBOR, and sometimes a multiple of LIBOR. Over the past several years there have been episodes where members of the British Bankers Association, the entity whose members are responsible for setting the value of the various LIBOR indices, including one-month LIBOR, the relevant index for many of our repurchase agreement borrowings and all of the coupons on our IIOs, have manipulated the level of the indices. To the extent this practice occurs again, it could impact our borrowing costs or reduce our capacity to pay distributions to our stockholders.

Failure to procure adequate repurchase agreement financing, or to renew or replace existing repurchase agreement financing as it matures, could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We currently have master repurchase agreements with six counterparties. We cannot assure you that any, or sufficient, repurchase agreement financing will be available to us in the future on terms that are acceptable to us. Any decline in the value of Agency RMBS, or perceived market uncertainty about their value, would make it more difficult for us to obtain financing on favorable terms or at all, or maintain our compliance with the terms of any financing arrangements already in place. Additionally, our lenders may have owned or financed RMBS that have declined in value and caused the lender to suffer losses as a result of the recent downturn in the residential mortgage market. If these conditions persist, these institutions may be forced to exit the repurchase market, become insolvent or further tighten lending standards or increase the amount of equity capital, or haircuts, required to obtain financing, and in such event, could make it more difficult for us to obtain financing on favorable terms or at all. Additionally, we may be unable to diversify the credit risk associated with our lenders. In the event that we cannot obtain sufficient funding on acceptable terms, our business, financial condition and results of operations and our ability to pay distributions to our stockholders may be materially adversely effected.

Furthermore, because we intend to rely primarily on short-term borrowings to fund our acquisition of Agency RMBS, our ability to achieve our investment objective will depend not only on our ability to borrow money in sufficient amounts and on favorable terms, but also on our ability to renew or replace on a continuous basis our maturing short-term borrowings. If we are not able to renew or replace maturing borrowings, we will have to sell some or all of our assets, possibly under adverse market conditions. In addition, if the regulatory capital requirements imposed on our lenders change, they may be required to significantly increase the cost of the financing that they provide to us. Our lenders also may revise their eligibility requirements for the types of assets they are willing to finance or the terms of such financings, based on, among other factors, the regulatory environment and their management of perceived risk.

Adverse market developments could cause our lenders to require us to pledge additional assets as collateral. If our assets were insufficient to meet these collateral requirements, we might be compelled to liquidate particular assets at inopportune times and at unfavorable prices, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Adverse market developments, including a sharp or prolonged rise in interest rates, a change in prepayment rates or increasing market concern about the value or liquidity of one or more types of Agency RMBS, might reduce the market value of our portfolio, which might cause our lenders to initiate margin calls. A margin call means that the lender requires us to pledge additional collateral to re-establish the ratio of the value of the collateral to the amount of the borrowing. The specific collateral value to borrowing ratio that would trigger a margin call is not set in the master repurchase agreements and not determined until we engage in a repurchase transaction under these agreements. Our fixed-rate Agency RMBS generally are more susceptible to margin calls as increases in interest rates tend to more negatively affect the market value of fixed-rate securities. If we are unable to satisfy margin calls, our lenders may foreclose on our collateral. The threat or occurrence of a margin call could force us to sell either directly or through a foreclosure our Agency RMBS under adverse market conditions. Because of the significant leverage we expect to have, we may incur substantial losses upon the threat or occurrence of a margin call, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders. Additionally, the liquidation of collateral may jeopardize our ability to qualify or maintain our qualification as a REIT, as we must comply with requirements regarding our assets and our sources of gross income. If we are compelled to liquidate our Agency

RMBS, we may be unable to comply with these requirements, ultimately jeopardizing our ability to qualify or maintain our qualification as a REIT. Our failure to qualify as a REIT or maintain our qualification would cause us to be subject to U.S. federal income tax (and any applicable state and local taxes) on all of our income.

Our use of repurchase agreements may give our lenders greater rights in the event that either we or any of our lenders file for bankruptcy, which may make it difficult for us to recover our collateral in the event of a bankruptcy filing.

Our borrowings under repurchase agreements may qualify for special treatment under the bankruptcy code, giving our lenders the ability to avoid the automatic stay provisions of the bankruptcy code and to take possession of and liquidate our collateral under the repurchase agreements without delay if we file for bankruptcy. Furthermore, the special treatment of repurchase agreements under the bankruptcy code may make it difficult for us to recover our pledged assets in the event that any of our lenders files for bankruptcy. Thus, the use of repurchase agreements exposes our pledged assets to risk in the event of a bankruptcy filing by either our lenders or us. In addition, if the lender is a broker or dealer subject to the Securities Investor Protection Act of 1970, or an insured depository institution subject to the Federal Deposit Insurance Act, our ability to exercise our rights to recover our investment under a repurchase agreement or to be compensated for any damages resulting from the lender’s insolvency may be further limited by those statutes.

If we fail to maintain our relationship with AVM, L.P. or if we do not establish relationships with other repurchase agreement trading, clearing and administrative service providers, our business, financial condition and results of operations and our ability to pay distributions to our stockholders could be materially adversely affected.

We have engaged AVM, L.P. to provide us with certain repurchase agreement trading, clearing and administrative services. If we are unable to maintain our relationship with AVM, L.P. or we are unable to establish successful relationships with other repurchase agreement trading, clearing and administrative service providers, our business, financial condition and results of operations and our ability to pay distributions to our stockholders could be materially adversely affected.

If our lenders default on their obligations to resell the Agency RMBS back to us at the end of the repurchase transaction term, or if the value of the Agency RMBS has declined by the end of the repurchase transaction term or if we default on our obligations under the repurchase transaction, we will lose money on these transactions, which, in turn, may materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

When we engage in a repurchase transaction, we initially sell securities to the financial institution under one of our master repurchase agreements in exchange for cash, and our counterparty is obligated to resell the securities to us at the end of the term of the transaction, which is typically from 24 to 90 days but may be up to 364 days or more. The cash we receive when we initially sell the securities is less than the value of those securities, which is referred to as the haircut. Many financial institutions from which we may obtain repurchase agreement financing have increased their haircuts in the past and may do so again in the future. As of September 30, 2012, our haircuts were approximately 5% on average, which means that we will be required to pledge Agency RMBS the value of which equals approximately 105% of the principal amount of the borrowings. If these haircuts are increased, we will be required to post additional cash or securities as collateral for our Agency RMBS. If our counterparty defaults on its obligation to resell the securities to us, we would incur a loss on the transaction equal to the amount of the haircut (assuming there was no change in the value of the securities). We would also lose money on a repurchase transaction if the value of the underlying securities had declined as of the end of the transaction term, as we would have to repurchase the securities for their initial value but would receive securities worth less than that amount. Any losses we incur on our repurchase transactions could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

If we default on one of our obligations under a repurchase transaction, the counterparty can terminate the transaction and cease entering into any other repurchase transactions with us. In that case, we would likely need to establish a replacement repurchase facility with another financial institution in order to continue to leverage our portfolio and carry out our investment strategy. There is no assurance we would be able to establish a suitable replacement facility on acceptable terms or at all.

Hedging against interest rate exposure may not completely insulate us from interest rate risk and could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

To the extent consistent with qualifying and maintaining our qualification as a REIT, we may enter into interest rate cap or swap agreements or pursue other hedging strategies, including the purchase of puts, calls or other options and futures contracts in order to hedge the interest rate risk of our portfolio. In general, our hedging strategy depends on our view of our entire portfolio consisting of assets, liabilities and derivative instruments, in light of prevailing market conditions. We could misjudge the condition of our investment portfolio or the market. Our hedging activity will vary in scope based on the level and volatility of interest rates and principal prepayments, the type of Agency RMBS we hold and other changing market conditions. Hedging may fail to protect or could adversely affect us because, among other things:

•	hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•	certain types of hedges may expose us to risk of loss beyond the fee paid to initiate the hedge;

•	the amount of gross income that a REIT may earn from certain hedging transactions is limited by federal income tax provisions governing REITs;

•	the credit quality of the counterparty on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the counterparty in the hedging transaction may default on its obligation to pay.

There are no perfect hedging strategies, and interest rate hedging may fail to protect us from loss. Alternatively, we may fail to properly assess a risk to our investment portfolio or may fail to recognize a risk entirely, leaving us exposed to losses without the benefit of any offsetting hedging activities. The derivative financial instruments we select may not have the effect of reducing our interest rate risk. The nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies or improperly executed transactions could actually increase our risk and losses. In addition, hedging activities could result in losses if the event against which we hedge does not occur.

Because of the foregoing risks, our hedging activity could materially adversely affect our business, financial condition and results of operation and our ability to pay distributions to our stockholders.

Our use of certain hedging techniques may expose us to counterparty risks.

If an interest rate swap counterparty cannot perform under the terms of the interest rate swap, we may not receive payments due under that swap, and thus, we may lose any unrealized gain associated with the interest rate swap. The hedged liability could cease to be hedged by the interest rate swap. Additionally, we may also risk the loss of any collateral we have pledged to secure our obligations under the interest rate swap if the counterparty becomes insolvent or files for bankruptcy. Similarly, if an interest rate cap counterparty fails to perform under the terms of the interest rate cap agreement, we may not receive payments due under that agreement that would off-set our interest expense and then could incur a loss for the then remaining fair market value of the interest rate cap.

Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or a clearing house, or regulated by any U.S. or foreign governmental authorities and involve risks and costs.

The cost of using hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased.

In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. While the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, among other current or proposed pieces of legislation, may add regulatory oversight or reduce counterparty risk among market participants, little of such oversight currently exists. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction most likely will result in a default. Default by a hedging counterparty may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. In addition, we may not always be able to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Our ability to achieve our investment objectives will depend on our ability to manage future growth effectively.

Our ability to achieve our investment objectives will depend on our ability to grow, which will depend, in turn, on our Manager’s ability to identify and invest in securities that meet our investment criteria. Accomplishing this result on a cost-effective basis largely will be a function of our Manager’s structuring and implementation of the investment process, its ability to provide competent, attentive and efficient services to us and our access to financing on acceptable terms. Our Manager has substantial responsibilities, and, in order to grow, needs to hire, train, supervise and manage new employees successfully. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

We may change our investment strategy, investment guidelines and asset allocation without notice or stockholder consent, which may result in riskier investments. In addition, our charter will provide that our Board of Directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders.

Our Board of Directors has the authority to change our investment strategy or asset allocation at any time without notice to or consent from our stockholders. To the extent that our investment strategy changes in the future, we may make investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy may increase our exposure to interest rate and real estate market fluctuations. Furthermore, a change in our asset allocation could result in our allocating assets in a different manner than as described in this prospectus.

In addition, our charter will provide that our Board of Directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interests to qualify as a REIT. These changes could materially adversely affect our business, financial condition, results of operations, the market value of our common stock and our ability to make distributions to our stockholders.

Competition might prevent us from acquiring Agency RMBS at favorable yields, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

We operate in a highly competitive market for investment opportunities. Our net income largely depends on our ability to acquire Agency RMBS at favorable spreads over our borrowing costs. In acquiring Agency RMBS, we compete with a variety of institutional investors, including other REITs, investment banking firms, savings and loan associations, banks, insurance companies, mutual funds, other lenders and other entities that purchase Agency RMBS, many of which have greater financial, technical, marketing and other resources than we do. Several other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create additional competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us, such as funding from the U.S. Government. Additionally, many of our competitors are not subject to REIT tax compliance or required to maintain an exemption from the Investment Company Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments. Furthermore, competition for investments in Agency RMBS may lead the price of such investments to increase, which may further limit our ability to generate desired returns. As a result, we may not be able to acquire sufficient Agency RMBS at favorable spreads over our borrowing costs, which would materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Actions of the U.S. Government for the purpose of stabilizing the financial markets may adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

The U.S. Government, through the Federal Reserve, the U.S. Treasury, the SEC, the Federal Housing Administration, or the FHA, the Federal Deposit Insurance Corporation, or the FDIC, and other governmental and regulatory bodies have taken or are considering taking various actions to address the financial crisis. For example, on July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act. Many aspects of the Dodd-Frank Act are subject to rulemaking and will take effect over several years, making it difficult to anticipate the overall financial impact on us and, more generally, the financial services and mortgage industries. Additionally, we cannot predict whether there will be additional proposed laws or reforms that would affect us, whether or when such changes may be adopted, how such changes may be interpreted and enforced or how such changes may affect us. However, the costs of complying with any additional laws or regulations could have a material adverse effect on our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

In addition to the foregoing, the U.S. Congress and/or various state and local legislatures may enact additional legislation or regulatory action designed to address the current economic crisis or for other purposes that could have a material adverse effect on our ability to execute our business strategies. To the extent the market does not respond favorably to these initiatives or they do not function as intended, our business, financial condition and results of operations and our ability to pay distributions to our stockholders could be materially adversely affected.

We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and as such, we are not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2012, or the Sarbanes-Oxley Act, we have reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and we are exempt from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Although we are an emerging growth company under the JOBS Act, we have elected to opt out of the extended transition period for complying with new or revised accounting standards, and such election is irrevocable. We cannot predict if investors will find our shares of common stock less attractive because we may rely on these provisions. If some investors find our shares of common stock less attractive as a result, there may be a less active trading market for our shares and our share price may be more volatile.

We will be subject to the requirements of the Sarbanes-Oxley Act of 2002.

As long as we remain an emerging growth company, as that term is defined in the JOBS Act, we will be permitted to gradually comply with certain of the on-going reporting and disclosure obligations of public companies pursuant to the Sarbanes-Oxley Act. See “Risk Factors — Risks Related to Our Business — We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors.”

However, after we are no longer an emerging growth company under the JOBS Act, management will be required to deliver a report that assesses the effectiveness of our internal controls over financial reporting, pursuant to Section 302 of the Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act may require our auditors to deliver an attestation report on the effectiveness of our internal controls over financial reporting in conjunction with their opinion on our audited financial statements as of December 31 subsequent to the year in which this registration statement becomes effective. Substantial work on our part is required to implement appropriate processes, document the system of internal control over key processes, assess their design, remediate any deficiencies identified and test their operation. This process is expected to be both costly and challenging. We cannot give any assurances that material weaknesses will not be identified in the future in connection with our compliance with the provisions of Section 302 and 404 of the Sarbanes-Oxley Act. The existence of any material weakness described above would preclude a conclusion by management and our independent auditors that we maintained effective internal control over financial reporting. Our management may be required to devote significant time and expense to remediate any material weaknesses that may be discovered and may not be able to remediate any material weakness in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, all of which could lead to a decline in the trading price of our common stock.

Terrorist attacks and other acts of violence or war may materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

We cannot assure you that there will not be further terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may directly impact the property underlying our Agency RMBS or the securities markets in general. Losses resulting from these types of events are uninsurable. More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economies. They also could result in economic uncertainty in the United States or abroad. Adverse economic conditions could harm the value of the property underlying our Agency RMBS or the securities markets in general, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

We are highly dependent on communications and information systems operated by third parties, and systems failures could significantly disrupt our business, which may, in turn, adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Our business is highly dependent on communications and information systems that allow us to monitor, value, buy, sell, finance and hedge our investments. These systems are operated by third parties and, as a result, we have limited ability to ensure their continued operation. In the event of a systems failure or interruption, we will have limited ability to affect the timing and success of systems restoration. Any failure or interruption of our systems could cause delays or other problems in our securities trading activities, including Agency RMBS trading activities, which could have a material adverse effect on our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

If we issue debt securities, our operations may be restricted and we will be exposed to additional risk.

If we decide to issue debt securities in the future, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock. We, and indirectly our stockholders, will bear the cost of issuing and servicing such securities. Holders of debt securities may be granted specific rights, including but not limited to, the right to hold a perfected security interest in certain of our assets, the right to accelerate payments due under the indenture, rights to restrict dividend payments, and rights to approve the sale of assets. Such additional restrictive covenants and operating restrictions could have a material adverse effect on our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Risks Related to Conflicts of Interest in Our Relationship with Our Manager and Bimini

The management agreement with our Manager was not negotiated on an arm’s-length basis and the terms, including fees payable and our inability to terminate, or our election not to renew, the management agreement based on our Manager’s poor performance without paying our Manager a significant termination fee, except for a termination of the Manager with cause, may not be as favorable to us as if it were negotiated with an unaffiliated third party.

The management agreement with our Manager was negotiated between related parties, and we did not have the benefit of arm’s-length negotiations of the type normally conducted with an unaffiliated third party. The terms of the management agreement with our Manager, including fees payable and our inability to terminate, or our election not to renew, the management agreement based on our Manager’s poor performance without paying our Manager a significant termination fee, except for a termination of the Manager with cause, may not reflect the terms we may have received if it was negotiated with an unrelated third party. In addition, as a result of the relationship with our Manager, we may choose not to enforce, or to enforce less vigorously, our rights under the management agreement because of our desire to maintain our ongoing relationship with our Manager.

We have no employees, and our Manager will be responsible for making all of our investment decisions. None of our or our Manager’s officers are required to devote any specific amount of time to our business, and each of them may provide their services to Bimini, which could result in conflicts of interest.

Our Manager will be responsible for making all of our investments. We do not have any employees, and we are completely reliant on our Manager to provide us with investment advisory services. Each of our and our Manager’s officers is an employee of Bimini and none of them will devote their time to us exclusively. Each of Messrs. Cauley and Haas, who will be the initial members of our Manager’s investment committee, is an officer of Bimini and has significant responsibilities to Bimini. Due to the fact that each of our officers is responsible for providing services to Bimini, they may not devote sufficient time to the management of our business operations. At times when there are turbulent conditions in the mortgage markets or distress in the credit markets or other times when we will need focused support and assistance from our executive officers and our Manager, Bimini and its affiliates will likewise require greater focus and attention from them. In such situations, we may not receive the level of support and assistance that we otherwise would likely have received if we were internally managed or if such executives were not otherwise committed to provide support to Bimini.

We expect our Board of Directors to adopt investment guidelines that will require that any investment transaction between us and Bimini or any affiliate of Bimini receives the prior approval of a majority of our independent directors. See “Our Manager and the Management Agreement — Conflicts of Interest; Equitable Allocation of Opportunities.” However, this policy will not eliminate the conflicts of interest that our officers will face in making investment decisions on behalf of Bimini and us. Further, we do not have any agreement or understanding with Bimini that would give us any priority over Bimini or any of its affiliates. Accordingly, we may compete for access to the benefits that we expect our relationship with our Manager and Bimini to provide.

We are completely dependent upon our Manager and certain key personnel of Bimini who provide services to us through the management agreement, and we may not find suitable replacements for our Manager and these personnel if the management agreement is terminated or such key personnel are no longer available to us.

We are completely dependent on our Manager to conduct our operations pursuant to the management agreement. Because we do not have any employees or separate facilities, we are reliant on our Manager to provide us with the personnel, services and resources necessary to carry out our day-to-day operations. Our management agreement does not require our Manager to dedicate specific personnel to our operations or a specific amount of time to our business. Additionally, because we will be affiliated with Bimini, we may be negatively impacted by an event or factors, including ongoing and potential legal proceedings against Bimini and its subsidiaries, that negatively impacts or could negatively impact Bimini’s business or financial condition.

After the initial term of the management agreement, which expires on                     , 2016, or upon the expiration of any automatic renewal term, our Manager may elect not to renew the management agreement without cause, and without penalty, on 180-days’ prior written notice to us. If we elect not to renew the management agreement without cause, we would have to pay a termination fee equal to three times the average annual management fee earned by our Manager during the prior 24-month period immediately preceding the most recently completed calendar quarter prior to the effective date of termination. During the term of the management agreement and for two years after its expiration or termination, we may not, without the consent of our Manager, employ any employee of the Manager or any of its affiliates or any person who has been employed by our Manager or any of its affiliates at any time within the two-year period immediately preceding the date on which the person commences employment with us. We do not have retention agreements with any of our officers. We believe that the successful implementation of our investment and financing strategies depends to a significant extent upon the experience of Bimini’s executive officers. None of these individuals’ continued service is guaranteed. If the management agreement is terminated or these individuals leave Bimini, we may be unable to execute our business plan.

Legal proceedings involving Bimini and certain of its subsidiaries have adversely affected Bimini, may materially adversely affect Bimini’s and our Manager’s ability to effectively manage our business and could materially adversely affect our reputation, business, operations, financial condition and results of operations and our ability to pay distributions to our stockholders.

Bimini and its subsidiaries are currently subject to a number of ongoing legal proceedings and could be subject to further legal proceedings in the future. Bimini is vigorously defending itself in these proceedings. Most of these legal proceedings arise out of the mortgage-related operations of Bimini’s mortgage origination subsidiary that discontinued operations in 2007. In the past, Bimini and certain of its subsidiaries have been subject to similar actions, including proceedings alleging violations of the federal securities laws and for breach of duty arising from the sale of certain mortgage-related securities, which have now been satisfactorily resolved. Bimini and its subsidiaries could be subject to similar actions in the future.

We are currently managed by Bimini. At the completion of this offering, we will be externally managed and advised by our Manager pursuant to the terms of a Management Agreement. Because our officers are also officers of Bimini and our Manager, any legal proceedings or regulatory inquiries involving Bimini or our Manager, whether meritorious or not, may divert the time and attention of our Manager and certain of its key personnel from us and our investment strategy and may negatively affect Bimini’s business, operations and financial condition. In addition, due to our relationship with Bimini and our Manager, such events could result in a material adverse effect on our reputation, business, financial condition and results of operations and our ability to pay distributions to our stockholders. Furthermore, if these legal proceedings were to result in a bankruptcy of

Bimini or our Manager, we would not be able to terminate the Management Agreement until 30 days after we provide written notice of termination to our Manager and could experience difficulty in finding another manager or hiring personnel to conduct our business. Alternatively, a bankruptcy court could prevent us from exercising such termination rights, regardless of the provisions of the management agreement.

We, Bimini and other accounts managed by our Manager may compete for opportunities to acquire assets, which are allocated in accordance with the Investment Allocation Agreement by and among Bimini, our Manager and us.

From time to time Bimini make seek to purchase for itself the same or similar assets that our Manager seeks to purchase for us, or our Manager may seek to purchase the same or similar assets for us as it does for other accounts that may be managed by our Manager in the future. In such an instance, our Manager has no duty to allocate such opportunities in a manner that preferentially favors us. Bimini and our Manager make available to us opportunities to acquire assets that they determine, in their reasonable and good faith judgment, based on our objectives, policies and strategies, and other relevant factors, are appropriate for us in accordance with the Investment Allocation Agreement.

Because many of our targeted assets are typically available only in specified quantities and because many of our targeted assets are also targeted assets for Bimini and may be targeted assets for other accounts our Manager may manage in the future, neither Bimini nor our Manager may be able to buy as much of any given asset as required to satisfy the needs of Bimini, us and any other account our Manager may manage in the future. In these cases, the Investment Allocation Agreement will require the allocation of such assets to multiple accounts in proportion to their needs and available capital. The Investment Allocation Agreement will permit departure from such proportional allocation when (i) allocating purchases of whole-pool Agency RMBS, because those securities cannot be divided into multiple parts to be allocated among various accounts, and (ii) such allocation would result in an inefficiently small amount of the security being purchased for an account. In that case, the Investment Allocation Agreement allows for a protocol of allocating assets so that, on an overall basis, each account is treated equitably.

There are conflicts of interest in our relationships with our Manager and Bimini, which could result in decisions that are not in the best interests of our stockholders.

We are subject to conflicts of interest arising out of our relationship with Bimini and our Manager. All of our executive officers are employees of Bimini. As a result, our officers may have conflicts between their duties to us and their duties to Bimini or our Manager.

We may acquire or sell assets in which Bimini or its affiliates have or may have an interest. Similarly, Bimini or its affiliates may acquire or sell assets in which we have or may have an interest. Although such acquisitions or dispositions may present conflicts of interest, we nonetheless may pursue and consummate such transactions. Additionally, we may engage in transactions directly with Bimini or its affiliates, including the purchase and sale of all or a portion of a portfolio asset.

Acquisitions made for entities with similar objectives may be different from those made on our behalf. Bimini may have economic interests in or other relationships with others in whose obligations or securities we may acquire. In particular, such persons may make and/or hold an investment in securities that we acquire that may be pari passu, senior or junior in ranking to our interest in the securities or in which partners, security holders, officers, directors, agents or employees of such persons serve on the board of directors or otherwise have ongoing relationships. Each of such ownership and other relationships may result in securities laws restrictions on transactions in such securities and otherwise create conflicts of interest. In such instances, our Manager may, in its sole discretion, make recommendations and decisions regarding such securities for other entities that may be the same as or different from those made for us with respect to such securities and may take actions (or omit to take actions) in the context of these other economic interests or relationships that may have consequences adverse to our interests.

The officers of Bimini and our Manager devote as much time to us as Bimini and our Manager deem appropriate. However, these officers may have conflicts in allocating their time and services among us, Bimini and our Manager. During turbulent conditions in the mortgage industry, distress in the credit markets or other times when we will need focused support and assistance from our Manager’s and Bimini’s employees, Bimini and other entities for which our Manager may serve as a manager in the future will likewise require greater focus and attention, placing our Manager’s and Bimini’s resources in high demand. In such situations, we may not receive the necessary support and assistance we require or would otherwise receive if we were internally managed.

We, directly or through Bimini or our Manager, may obtain confidential information about the companies or securities in which we have invested or may invest. If we possess confidential information about such companies or securities, there may be restrictions on our ability to dispose of, increase the amount of, or otherwise take action with respect to the securities of such companies. Our Manager’s management of other accounts could create a conflict of interest to the extent our Manager or Bimini is aware of material non-public information concerning potential investment decisions. We have implemented compliance procedures and practices designed to ensure that investment decisions are not made while in possession of material non-public information. We cannot assure you, however, that these procedures and practices will be effective. In addition, this conflict and these procedures and practices may limit the freedom of our Manager to make potentially profitable investments, which could have an adverse effect on our operations. These limitations imposed by access to confidential information could therefore materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

John B. Van Heuvelen, one of our independent director nominees, owns shares of common stock of Bimini. Mr. Cauley, our Chief Executive Officer and Chairman of our Board of Directors, also serves as Chief Executive Officer and Chairman of the Board of Directors of Bimini and owns shares of common stock of Bimini. Mr. Haas, our Chief Financial Officer, Chief Investment Officer, Secretary and a member of our Board of Directors, also serves as the Chief Financial Officer, Chief Investment Officer and Treasurer of Bimini and owns shares of common stock of Bimini. Accordingly, Messrs. Van Heuvelen, Cauley and Haas may have a conflict of interest with respect to actions by our Board of Directors that relate to Bimini or our Manager.

Bimini will own     % of our outstanding shares of common stock upon completion of this offering (or     % if the underwriters exercise their overallotment option in full). In evaluating opportunities for us and other management strategies, this may lead our Manager to emphasize certain asset acquisition, disposition or management objectives over others, such as balancing risk or capital preservation objectives against return objectives. This could increase the risks or decrease the returns of your investment.

If we elect to not renew the management agreement without cause, we would be required to pay our Manager a substantial termination fee. These and other provisions in our management agreement make non-renewal of our management agreement difficult and costly.

Electing not to renew the management agreement without cause would be difficult and costly for us. With the consent of the majority of our independent directors, we may elect not to renew our management agreement after the initial term of the management agreement, which expires on                     , 2016, or upon the expiration of any automatic renewal term, both upon 180-days’ prior written notice. If we elect to not renew the agreement because of a decision by our Board of Directors that the management fee is unfair, our Manager has the right to renegotiate a mutually agreeable management fee. If we elect to not renew the management agreement without cause, we are required to pay our Manager a termination fee equal to three times the average annual management fee earned by our Manager during the prior 24-month period immediately preceding the most recently completed calendar quarter prior to the effective date of termination. These provisions may increase the effective cost to us of electing to not renew the management agreement, thereby adversely affecting our inclination to end our relationship with our Manager even if we believe our Manager’s performance is unsatisfactory.

Our Manager’s management fee is payable regardless of our performance.

Our Manager is entitled to receive a management fee from us that is based on the amount of our equity (as defined in the management agreement), regardless of the performance of our investment portfolio. See “Prospectus Summary — Our Management Agreement.” For example, we would pay our Manager a management fee for a specific period even if we experienced a net loss during the same period. Our Manager’s entitlement to substantial nonperformance-based compensation may reduce its incentive to devote sufficient time and effort to seeking investments that provide attractive risk-adjusted returns for our investment portfolio. This in turn could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Our Manager will not be liable to us for any acts or omissions performed in accordance with the management agreement, including with respect to the performance of our investments.

Our Manager has not assumed any responsibility other than to render the services called for under the management agreement in good faith and is not responsible for any action of our Board of Directors in following or declining to follow its advice or recommendations, including as set forth in the investment guidelines. Our Manager and its affiliates, and the directors, officers, employees, members and stockholders of our Manager and its affiliates, will not be liable to us, our Board of Directors or our stockholders for any acts or omissions performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under the management agreement. We have agreed to indemnify our Manager and its affiliates, and the directors, officers, employees, members and stockholders of our Manager and its affiliates, with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of or arising from any acts or omissions of our Manager, its affiliates, and the directors, officers, employees, members and stockholders of our Manager and its affiliates, performed in good faith under the management agreement and not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their respective duties. Therefore, you will have no recourse against our Manager with respect to the performance of investments made in accordance with the management agreement.

Risks Related to Our Common Stock

Investing in our common stock may involve a high degree of risk.

The investments we make in accordance with our investment objectives may result in a high amount of risk when compared to alternative investment options and volatility or loss of principal. Our investments may be highly speculative and aggressive, and therefore an investment in our common stock may not be suitable for someone with lower risk tolerance.

There may not be an active market for our common stock, which may cause our common stock to trade at a discount and make it difficult to sell the common stock you purchase.

Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined by negotiations between the underwriters and us. The initial public offering price may not correspond to the price at which our common stock will trade in the public market subsequent to this offering, and the price of our shares available in the public market may not reflect our actual financial performance.

We intend to apply to have our common stock approved for listing on the NYSE MKT under the symbol “ORC.” Trading on the NYSE MKT will not ensure that an actual market will develop for our common stock. Accordingly, no assurance can be given as to:

•	the likelihood that an actual market for our common stock will develop;

•	the liquidity of any such market;

•	the ability of any holder to sell shares of our common stock; or

•	the prices that may be obtained for our common stock.

We have not established a minimum distribution payment level, and we cannot assure you of our ability to make distributions to our stockholders in the future.

We intend to make quarterly distributions to our stockholders in amounts such that we distribute all or substantially all of our taxable income in each year, subject to certain adjustments. We have not established a minimum distribution payment level, and our ability to make distributions might be harmed by the risk factors described in this prospectus. All distributions will be made at the discretion of our Board of Directors out of funds legally available therefor and will depend on our earnings, our financial condition, qualifying and maintaining our qualification as a REIT and such other factors as our Board of Directors may deem relevant from time to time. We cannot assure you that we will have the ability to make distributions to our stockholders in the future. To the extent that we decide to pay distributions from the proceeds from this offering or other securities offerings, such distributions would generally be considered a return of capital for U.S. federal income tax purposes. A return of capital reduces the basis of a stockholder’s investment in our common stock to the extent of such basis and is treated as capital gain thereafter.

Future offerings of debt securities, which would be senior to our common stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of distributions, may harm the value of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock, as well as warrants to purchase shares of common stock or convertible preferred stock. Upon the liquidation of the Company, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings by us may dilute the holdings of our existing stockholders or reduce the market value of our common stock, or both. Our preferred stock, if issued, would have a preference on distributions that could limit our ability to make distributions to the holders of our common stock. Furthermore, our Board of Directors may, without stockholder approval, amend our charter to increase the aggregate number of our shares or the number of shares of any class or series that we have the authority to issue, and to classify or reclassify any unissued shares of common stock or preferred stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Our stockholders are therefore subject to the risk of our future securities offerings reducing the market price of our common stock and diluting their common stock.

The market value of our common stock may be volatile following this offering.

The market value of shares of our common stock may be based primarily upon current and future cash dividends, and the market price of shares of our common stock will be influenced by the dividends on those shares relative to market interest rates. Rising interest rates may lead potential buyers of our common stock to expect a higher dividend rate, which would adversely affect the market price of shares of our common stock. As a result, the market price of our common stock may be highly volatile and subject to wide price fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect the share price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or distributions;

•	changes in our earnings estimates or publication of research reports about us or the real estate or specialty finance industry;

•	increases in market interest rates that lead purchasers of our common stock to demand a higher dividend yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	a change in our Manager or additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future.

Broad market fluctuations could harm the market price of our common stock.

The stock market has experienced extreme price and volume fluctuations in the past that have affected the market price of many companies’ stock in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could occur again and could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could harm the market price of our common stock.

Shares of our common stock eligible for future sale may harm our share price.

We cannot predict the effect, if any, of future sales of shares of our common stock, or the availability of shares for future sales, on the market price of our common stock. Sales of substantial amounts of these shares of our common stock, or the perception that these sales could occur, may harm prevailing market prices for our common stock. Prior to the completion of this offering, Bimini will own              shares of our common stock (after giving effect to the stock dividend we intend to effect prior to the completion of this offering). The 2013 Equity Incentive Plan provides for grants of up to an aggregate of 10% of the issued and outstanding shares of our common stock (on a fully diluted basis) at the time of the award, subject to a maximum aggregate number of shares of common stock that may be issued under the 2013 Equity Incentive Plan of 4,000,000 shares of common stock. Bimini currently owns 154,110 shares of our common stock, and Bimini will own              shares of our common stock after completion of the stock dividend that will occur immediately prior to the completion of this offering. If Bimini sells a large number of our securities in the public market, the sale could reduce the market price of our common stock and could impede our ability to raise future capital.

You should not rely on lock-up agreements in connection with this offering to limit the amount of common stock sold into the market.

We and each of our Manager, our directors and executive officers and Bimini will agree that, for a period of 180 days after the date of this prospectus, without the prior written consent of Ladenburg Thalmann & Co. Inc., we and they will not sell, dispose of or hedge any shares of our common stock, subject to certain exceptions and extensions in certain circumstances.

There are no present agreements between Ladenburg Thalmann & Co. Inc. and any of Bimini, our Manager, our directors, our executive officers or us to release any of them or us from these lock-up agreements. However, we cannot predict the circumstances or timing under which Ladenburg Thalmann & Co. Inc. may waive these restrictions. These sales or a perception that these sales may occur could reduce the market price of our common stock.

An increase in market interest rates may cause a material decrease in the market price of our common stock.

One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our distribution rate as a percentage of our share price relative to market interest rates. If the market price of our common stock is based primarily on the earnings and return that we derive from our investments and income with respect to our investments and our related distributions to stockholders, and not from the market value of the investments themselves, then interest rate fluctuations and capital market conditions are likely to adversely affect the market price of our common stock. For instance, if market rates rise without an increase in our distribution rate, the market price of our common stock could decrease as potential investors may require a higher distribution yield on our common stock or seek other securities paying higher distributions or interest. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby reducing cash flow and our ability to service our indebtedness and pay distributions.

Risks Related to Our Organization and Structure

Loss of our exemption from regulation under the Investment Company Act would negatively affect the value of shares of our common stock and our ability to pay distributions to our stockholders.

We have operated and intend to continue to operate our business so as to be exempt from registration under the Investment Company Act, because we are “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” Specifically, we invest and intend to continue to invest so that at least 55% of the assets that we own on an unconsolidated basis consist of qualifying mortgages and other liens and interests in real estate, which are collectively referred to as “qualifying real estate assets,” and so that at least 80% of the assets we own on an unconsolidated basis consist of real estate-related assets (including our qualifying real estate assets). We treat Fannie Mae, Freddie Mac and Ginnie Mae whole-pool residential mortgage pass-through securities issued with respect to an underlying pool of mortgage loans in which we hold all of the certificates issued by the pool as qualifying real estate assets based on no-action letters issued by the SEC. To the extent that the SEC publishes new or different guidance with respect to these matters, we may fail to qualify for this exemption.

On August 31, 2011, the SEC issued a concept release (No. IC-29778; File No. SW7-34-11, Companies Engaged in the Business of Acquiring Mortgages and Mortgage-Related Instruments) pursuant to which it is reviewing whether certain companies that invest in RMBS and rely on the exemption from registration under Section 3(c)(5)(C) of the Investment Company Act (such as us) should continue to be allowed to rely on such exemption from registration.

If we fail to qualify for this exemption, we could be required to restructure our activities in a manner that, or at a time when, we would not otherwise choose to do so, which could negatively affect the value of shares of our common stock and our ability to distribute dividends. For example, if the market value of our investments in CMOs or structured Agency RMBS, neither of which are qualifying real estate assets, were to increase by an amount that resulted in less than 55% of our assets being invested in pass-through Agency RMBS, we might have to sell CMOs or structured Agency RMBS in order to maintain our exemption from the Investment Company Act. The sale could occur during adverse market conditions, and we could be forced to accept a price below that which we believe is acceptable.

Alternatively, if we fail to qualify for this exemption, we may have to register under the Investment Company Act and we could become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.

We may be required at times to adopt less efficient methods of financing certain of our securities, and we may be precluded from acquiring certain types of higher yielding securities. The net effect of these factors would be to lower our net interest income. If we fail to qualify for an exemption from registration as an investment company or an exclusion from the definition of an investment company, our ability to use leverage would be substantially reduced, and we would not be able to conduct our business as described in this prospectus. Our business will be materially and adversely affected if we fail to qualify for and maintain an exemption from regulation pursuant to the Investment Company Act.

Failure to obtain and maintain an exemption from being regulated as a commodity pool operator could subject us to additional regulation and compliance requirements and may result in fines and other penalties which could materially adversely affect our business and financial condition.

The Dodd-Frank Act established a comprehensive new regulatory framework for derivative contracts commonly referred to as “swaps.” As a result, any investment fund that trades in swaps may be considered a “commodity pool,” which would cause its operators (in some cases the fund’s directors) to be regulated as “commodity pool operators,” or CPOs. Under new rules adopted by the U.S. Commodity Futures Trading Commission, or the CFTC, those funds that become commodity pools solely because of their use of swaps must register with the National Futures Association, or the NFA. Registration requires compliance with the CFTC’s regulations and the NFA’s rules with respect to capital raising, disclosure, reporting, recordkeeping and other business conduct. However, the CFTC’s Division of Swap Dealer and Intermediary Oversight recently issued a no-action letter saying, although it believes that mortgage REITs are properly considered commodity pools, it would not recommend that the CFTC take enforcement action against the operator of a mortgage REIT who does not register as a CPO if, among other things, the mortgage REIT limits the initial margin and premiums required to establish its swaps, futures and other commodity interest positions to not more than five percent (5%) of its total assets, the mortgage REIT limits the net income derived annually from those commodity interest positions which are not qualifying hedging transactions to less than five percent (5%) of its gross income and interests in the mortgage REIT are not marketed to the public as or in a commodity pool or otherwise as or in a vehicle for trading in the commodity futures, commodity options or swaps markets.

We use hedging instruments in conjunction with our investment portfolio and related borrowings to reduce or mitigate risks associated with changes in interest rates, mortgage spreads, yield curve shapes and market volatility. These hedging instruments include interest rate swaps, interest rate futures and options on interest rate futures. We do not currently engage in any speculative derivatives activities or other non-hedging transactions using swaps, futures or options on futures. We do not use these instruments for the purpose of trading in commodity interests, and we do not consider our company or its operations to be a commodity pool as to which CPO registration or compliance is required. We have claimed the relief afforded by the above-described no-action letter. Consequently, we will be restricted to operating within the parameters discussed in the no-action letter and will not enter into hedging transactions covered by the no-action letter if they would cause us to exceed the limits set forth in the no-action letter. However, there can be no assurance that the CFTC will agree that we are entitled to the no-action letter relief claimed.

The CFTC has substantial enforcement power with respect to violations of the laws over which it has jurisdiction, including their anti-fraud and anti-manipulation provisions. For example, the CFTC may suspend or revoke the registration of or the no-action relief afforded to a person who fails to comply with commodities laws and regulations, prohibit such a person from trading or doing business with registered entities, impose civil money penalties, require restitution and seek fines or imprisonment for criminal violations. In the event that the CFTC asserts that we are not entitled to the no-action letter relief claimed, we may be obligated to furnish additional disclosures and reports, among other things. Further, a private right of action exists against those who violate the laws over which the CFTC has jurisdiction or who willfully aid, abet, counsel, induce or procure a violation of those laws. In the event that we fail to comply with statutory requirements relating to derivatives or with the CFTC’s rules thereunder, including the no-action letter described above, we may be subject to significant fines, penalties and other civil or governmental actions or proceedings, any of which could have a materially adverse effect on our business, financial condition and results of operations.

Our ownership limitations and certain other provisions of applicable law and our charter and bylaws may restrict business combination opportunities that would otherwise be favorable to our stockholders.

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote and cause requirements for removal of directors, provisions that vacancies on our Board of Directors may be filled only by the remaining directors, for the full term of the directorship in which the vacancy occurred, the power of our Board of Directors to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock, to cause us to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval, the restrictions on ownership and transfer of our stock and advance notice requirements for director nominations and stockholder proposals.

Upon the closing of this offering, to assist us in qualifying as a REIT, among other purposes, ownership of our stock by any person will generally be limited to 9.8% in value or number of shares, whichever is more

restrictive, of any class or series of our stock, except that Bimini may own up to     % of our common stock so long as Bimini continues to qualify as a REIT. Additionally, our charter will prohibit beneficial or constructive ownership of our stock that would otherwise result in our failure to qualify as a REIT. The ownership rules in our charter are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be owned by one individual or entity. As a result, these ownership rules could cause an individual or entity to unintentionally own shares beneficially or constructively in excess of our ownership limits. Any attempt to own or transfer shares of our common stock or preferred stock in excess of our ownership limits without the consent of our Board of Directors will result in such shares being transferred to a charitable trust. These provisions may inhibit market activity and the resulting opportunity for our stockholders to receive a premium for their stock that might otherwise exist if any person were to attempt to assemble a block of shares of our stock in excess of the number of shares permitted under our charter and that may be in the best interests of our security holders.

Our Board of Directors may, without stockholder approval, amend our charter to increase or decrease the aggregate number of our shares or the number of shares of any class or series that we have the authority to issue and to classify or reclassify any unissued shares of common stock or preferred stock, and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our Board of Directors may take actions with respect to our common stock or preferred stock that may have the effect of delaying or preventing a change in control, including transactions at a premium over the market price of our shares, even if stockholders believe that a change in control is in their interest. These provisions, along with the restrictions on ownership and transfer contained in our charter and certain provisions of Maryland law described below, could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of us, which could adversely affect the market price of our securities. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Our charter will limit the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

We will enter into indemnification agreements with our directors and executive officers that obligate us to indemnify them to the maximum extent permitted by Maryland law. In addition, our charter will authorize the Company to obligate itself to indemnify our present and former directors and officers for actions taken by them in those and other capacities to the maximum extent permitted by Maryland law. Our bylaws will require us, to the maximum extent permitted by Maryland law, to indemnify each present and former director or officer in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to advance the defense costs incurred by our directors and officers. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist absent the provisions in our charter, bylaws and indemnification agreements or that might exist with other companies. See “Certain Provisions of Maryland Law and of our Charter and Bylaws — Limitation of Directors’ and Officers’ Liability and Indemnification.”

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or impeding a change of control under circumstances that otherwise could provide our stockholders with the opportunity to realize a premium over the then-prevailing market price of our common stock, including:

•

“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then-outstanding stock) or an affiliate of an interested stockholder for five years after the most recent date on which the stockholder became an interested stockholder, and thereafter require two supermajority stockholder votes to approve any such combination; and

•

“control share” provisions that provide that a holder of “control shares” of the Company (defined as voting shares of stock which, when aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), entitle the acquiror to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares,” subject to certain exceptions) generally has no voting rights with respect to the control shares except to the extent approved by our stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

We will elect to opt-out of these provisions of the MGCL, in the case of the business combination provisions, by resolution of our Board of Directors (provided that such business combination is first approved by our Board of Directors, including a majority of our directors who are not affiliates or associates of such person), and in the case of the control share provisions, pursuant to a provision in our bylaws. However, our Board of Directors may by resolution elect to repeal the foregoing opt-out from the business combination provisions of the MGCL, and we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

We may be subject to adverse legislative or regulatory changes that could reduce the market price of our common stock.

At any time, laws or regulations, or the administrative interpretations of those laws or regulations, that impact our business and Maryland corporations may be amended. In addition, the markets for RMBS and derivatives, including interest rate swaps, have been the subject of intense scrutiny in recent months. We cannot predict when or if any new law, regulation or administrative interpretation, or any amendment to any existing law, regulation or administrative interpretation, will be adopted or promulgated or will become effective. Additionally, revisions to these laws, regulations or administrative interpretations could cause us to change our investments. We could be materially adversely affected by any such change to any existing, or any new, law, regulation or administrative interpretation, which could reduce the market price of our common stock.

U.S. Federal Income Tax Risks

Your investment has various U.S. federal income tax risks.

Although the provisions of the Code relevant to your investment are generally described in “Material U.S. Federal Income Tax Considerations,” we strongly urge you to consult your own tax advisor concerning the effects of federal, state and local income tax law on an investment in our common stock and on your individual tax situation.

Our failure to qualify or maintain our qualification as a REIT would subject us to U.S. federal income tax, which could adversely affect the value of the shares of our common stock and would substantially reduce the cash available for distribution to our stockholders.

We believe that we will be organized in conformity with the requirements for qualification as a REIT under the Code, and we intend to operate in a manner that will enable us to meet the requirements for qualification and taxation as a REIT commencing with our short taxable year ending December 31, 2013. However, we cannot assure you that we will qualify and remain qualified as a REIT. In connection with this offering, we will receive an opinion from Hunton & Williams LLP that, commencing with our short taxable year ending December 31, 2013, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws and our intended method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our short taxable year ending December 31, 2013 and subsequent taxable years. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, will be conditioned upon certain representations made by us and Bimini as to factual matters, including representations regarding the nature of our and Bimini’s assets and the conduct of our and Bimini’s business, is not binding upon the Internal Revenue Service, or the IRS, or any court and speaks as of the date issued. In addition, Hunton & Williams LLP’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal tax laws. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, given the complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the potential tax treatment of investments we make, and the possibility of future changes in our circumstances, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.

If we fail to qualify as a REIT in any calendar year, we would be required to pay U.S. federal income tax (and any applicable state and local tax), including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our stockholders would not be deductible by us in computing our taxable income. Further, if we fail to qualify as a REIT, we might need to borrow money or sell assets in order to pay any resulting tax. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT, we no longer would be required under U.S. federal tax laws to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT was subject to relief under U.S. federal tax laws, we could not re-elect to qualify as a REIT until the fifth calendar year following the year in which we failed to qualify.

If Bimini failed to qualify as a REIT in its 2009 or subsequent taxable years, we would be prevented from electing to qualify as a REIT under applicable Treasury Regulations.

We were formed by Bimini in August 2010. We believe that from the time of our formation until the closing of this offering, we will be a “qualified REIT subsidiary” of Bimini. However, under applicable Treasury Regulations, if Bimini failed to qualify as a REIT in its 2009 or subsequent taxable years, unless Bimini’s failure to qualify as a REIT was subject to relief under U.S. federal tax laws, we would be prevented from electing to qualify as a REIT prior to the fifth calendar year following the year in which Bimini failed to qualify.

Complying with REIT requirements may cause us to forego or liquidate otherwise attractive investments.

To qualify as a REIT, we must continually satisfy various tests regarding the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our investment performance.

In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our total assets consists of cash, cash items, government securities and qualified REIT real estate assets, including Agency RMBS. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities, TRS securities, and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more TRSs. Generally, if we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and becoming subject to U.S. federal income tax (and any applicable state and local taxes) on all of our income. As a result, we may be required to liquidate from our portfolio otherwise attractive investments or contribute such investments to a TRS. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders.

To qualify as a REIT, we must distribute to our stockholders each calendar year at least 90% of our REIT taxable income (including certain items of non-cash income), determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

•	85% of our REIT ordinary income for that year;

•	95% of our REIT capital gain net income for that year; and

•	any undistributed taxable income from prior years.

We intend to distribute our REIT taxable income to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. However, there is no requirement that TRSs distribute their after-tax net income to their parent REIT or their stockholders.

Our taxable income may substantially exceed our net income as determined based on GAAP, because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. In addition, we may invest in assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. To the extent that we generate such non-cash taxable income in a taxable year, we may incur corporate income tax and the 4% nondeductible excise tax on that income if we do not distribute such income to stockholders in that year. In that event, we may be required to use cash reserves, incur debt, sell assets, make taxable distributions of our stock or debt securities or liquidate non-cash assets at rates or at times that we regard as unfavorable to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in that year.

Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flows.

Even if we qualify for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. In addition, any TRSs we form will be subject to regular corporate federal, state and local taxes. Any of these taxes would decrease cash available for distributions to stockholders.

The failure of Agency RMBS subject to a repurchase agreement to qualify as real estate assets would adversely affect our ability to qualify as a REIT.

We have entered and intend to continue to enter into repurchase agreements under which we will nominally sell certain of our Agency RMBS to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that for U.S. federal income tax purposes these transactions will be treated as secured debt and we will be treated as the owner of the Agency RMBS that are the subject of any such agreement notwithstanding that such agreement may transfer record ownership of such assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that we do not own the Agency RMBS during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

Our ability to invest in and dispose of contracts for delayed delivery transactions, or delayed delivery contracts, including “to be announced” securities, could be limited by the requirements necessary to qualify as a REIT, and we could fail to qualify as a REIT as a result of these investments.

We may purchase Agency RMBS through delayed delivery contracts, including “to-be-announced” forward contracts, or TBAs. We may recognize income or gains on the disposition of delayed delivery contracts. For example, rather than take delivery of the Agency RMBS subject to a TBA, we may dispose of the TBA through a “roll” transaction in which we agree to purchase similar securities in the future at a predetermined price or otherwise, which may result in the recognition of income or gains. The law is unclear regarding whether delayed delivery contracts will be qualifying assets for the 75% asset test and whether income and gains from dispositions of delayed delivery contracts will be qualifying income for the 75% gross income test.

Until we receive a favorable private letter ruling from the IRS or we are advised by counsel that delayed delivery contracts should be treated as qualifying assets for purposes of the 75% asset test, we will limit our investment in delayed delivery contracts and any non-qualifying assets to no more than 25% of our total gross assets at the end of any calendar quarter and will limit the delayed delivery contracts issued by any one issuer to no more than 5% of our total gross assets at the end of any calendar quarter. Further, until we receive a favorable private letter ruling from the IRS or we are advised by counsel that income and gains from the disposition of delayed delivery contracts should be treated as qualifying income for purposes of the 75% gross income test, we will limit our income and gains from dispositions of delayed delivery contracts and any non-qualifying income to no more than 25% of our gross income for each calendar year. Accordingly, our ability to purchase Agency RMBS through delayed delivery contracts and to dispose of delayed delivery contracts through roll transactions or otherwise, could be limited.

Moreover, even if we are advised by counsel that delayed delivery contracts should be treated as qualifying assets or that income and gains from dispositions of delayed delivery contracts should be treated as qualifying income, it is possible that the IRS could successfully take the position that such assets are not qualifying assets and such income is not qualifying income. In that event, we could be subject to a penalty tax or we could fail to qualify as a REIT if (i) the value of our delayed delivery contracts together with our non-qualifying assets for the 75% asset test, exceeded 25% of our total gross assets at the end of any calendar quarter, (ii) the value of our delayed delivery contracts, including TBAs, issued by any one issuer exceeds 5% of our total assets at the end of any calendar quarter, or (iii) our income and gains from the disposition of delayed delivery contracts together with our non-qualifying income for the 75% gross income test, exceeded 25% of our gross income for any taxable year.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Code substantially limit our ability to hedge. Our aggregate gross income from non-qualifying hedges, fees, and certain other non-qualifying sources cannot exceed 5% of our annual gross income. As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through a TRS. Any hedging income earned by a TRS would be subject to federal, state and local income tax at regular corporate rates. This could increase the cost of our hedging activities or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear.

Our ownership of and relationship with any TRSs that we form will be limited and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation (other than a REIT) of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT’s total assets may consist of stock or securities of one or more TRSs. A domestic TRS will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s length basis. Any domestic TRS that we may form will pay federal, state and local income tax on its taxable income, and its after-tax net income will be available for distribution to us but is not required to be distributed to us unless necessary to maintain our REIT qualification.

We may pay taxable dividends in cash and our common stock, in which case stockholders may sell shares of our common stock to pay tax on such dividends, placing downward pressure on the market price of our common stock.

We may make taxable dividends that are payable partly in cash and partly in our common stock. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. Those rulings may be relied upon only by the taxpayers to whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/stock dividends, but that revenue procedure does not apply to our 2013 and future taxable years. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and common stock. Although we have no current intention of paying dividends in our own stock, if in the future we choose to pay dividends in our common stock, our stockholders may be required to pay tax in excess of the cash that they receive. If a U.S. stockholder sells the shares that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock. If we pay dividends in our common stock and a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock.

Our ownership limitations may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their stock.

In order for us to qualify as a REIT for each taxable year after 2013, no more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. In order to assist us in qualifying as a REIT, among other purposes, ownership of our stock by any person is generally limited to 9.8% in value or number of shares, whichever is more restrictive, of any class or series of our stock, except that Bimini may own up to     % of our common stock so long as Bimini continues to qualify as a REIT.

These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their common stock over the then-prevailing market price or which holders might believe to be otherwise in their best interests.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to “qualified dividend income” payable to U.S. stockholders that are taxed at individual rates is 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates on qualified dividend income. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are taxed at individual rates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Certain financing activities may subject us to U.S. federal income tax and could have negative tax consequences for our stockholders.

We currently do not intend to enter into any transactions that could result in our, or a portion of our assets, being treated as a taxable mortgage pool for U.S. federal income tax purposes. If we enter into such a transaction in the future, we will be taxable at the highest corporate income tax rate on a portion of the income arising from a taxable mortgage pool, referred to as “excess inclusion income,” that is allocable to the percentage of our stock held in record name by disqualified organizations (generally tax-exempt entities that are exempt from the tax on unrelated business taxable income, such as state pension plans, charitable remainder trusts and government entities). In that case, under our charter, we will reduce distributions to such stockholders by the amount of tax paid by us that is attributable to such stockholder’s ownership.

If we were to realize excess inclusion income, IRS guidance indicates that the excess inclusion income would be allocated among our stockholders in proportion to our dividends paid. Excess inclusion income cannot be offset by losses of our stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income would be fully taxable as unrelated business taxable income under Section 512 of the Code. If the stockholder is a foreign person, it would be subject to U.S. federal income tax at the maximum tax rate and withholding will be required on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty.

Our recognition of “phantom” income may reduce a stockholder’s after-tax return on an investment in our common stock.

We may recognize taxable income in excess of our economic income, known as phantom income, in the first years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, stockholders at times may be required to pay U.S. federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for U.S. federal income tax purposes. Taking into account the time value of money, this acceleration of U.S. federal income tax liabilities may reduce a stockholder’s after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income.

Liquidation of our assets may jeopardize our REIT qualification.

To qualify and maintain our qualification as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our assets to repay obligations to our lenders, we may be unable to comply with these requirements, thereby jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as inventory or property held primarily for sale to customers in the ordinary course of business.

Our qualification as a REIT and exemption from U.S. federal income tax with respect to certain assets may be dependent on the accuracy of legal opinions or advice rendered or given or statements by the issuers of assets that we acquire, and the inaccuracy of any such opinions, advice or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

When purchasing securities, we may rely on opinions or advice of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining whether such securities represent debt or equity securities for U.S. federal income tax purposes, the value of such securities, and also to what extent those securities constitute qualified real estate assets for purposes of the REIT asset tests and produce income which qualifies under the 75% gross income test. The inaccuracy of any such opinions, advice or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

USE OF PROCEEDS

We are offering              shares of our common stock at an initial public offering price of $         per share. Our Manager will pay all of our offering expenses and the other costs of the offering, including underwriting discounts and commissions. We will not reimburse our Manager for its payment of these offering expenses and costs. Accordingly, the net proceeds of this offering will be equal to the gross proceeds of this offering, which we estimate will be approximately $         million (or approximately $         million if the underwriters exercise their overallotment option in full). See “Capitalization” and “Underwriting.”

We intend to invest the net proceeds of this offering of our common stock in (i) pass-through Agency RMBS backed by hybrid ARMs, ARMs and fixed-rate mortgage loans and (ii) structured Agency RMBS. Specifically, we intend to invest the net proceeds of this offering as follows:

•	Approximately 50% to 70% in pass-through Agency RMBS. Of the 50% to 70% of the net proceeds allocated to pass-through Agency RMBS, the net proceeds will be further allocated as follows:

•	approximately 0% to 50% in pass-through Agency RMBS backed by fixed-rate mortgage loans;

•	approximately 0% to 50% in pass-through Agency RMBS backed by ARMs; and

•	approximately 0% to 50% in pass-through Agency RMBS backed by hybrid ARMs.

•	The remaining 30% to 50% of the proceeds will be allocated to structured Agency RMBS.

We expect to fully invest the net proceeds of this offering in Agency RMBS within approximately three months of closing the offering and, for our pass-through Agency RMBS portfolio and a certain portion of our structured Agency RMBS portfolio, to implement our leveraging strategy within approximately three additional months. We then expect to borrow against the pass-through Agency RMBS and a portion of our structured Agency RMBS that we purchase with the proceeds of this offering through repurchase agreements and use the net proceeds of the borrowings to acquire additional pass-through Agency RMBS and structured Agency RMBS in accordance with a similar targeted allocation. We reserve the right to change our targeted allocation depending on prevailing market conditions, including, among others, the pricing and supply of Agency RMBS and structured Agency RMBS, the performance of our portfolio and the availability and terms of financing.

Until these assets can be identified and obtained, we may temporarily invest the balance of the proceeds of this offering in interest-bearing short-term investment grade securities or money market accounts consistent with our intention to qualify and maintain our qualification as a REIT, or we may hold cash. These investments are expected to provide a lower net return than we hope to achieve from our intended investments.

DISTRIBUTION POLICY

We intend to make regular quarterly cash distributions to our stockholders, as more fully described below. To qualify as a REIT, we must distribute annually to our stockholders an amount at least equal to 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. We will be subject to income tax on our taxable income that is not distributed and to an excise tax to the extent that certain percentages of our taxable income are not distributed by specified dates. See “Material U.S. Federal Income Tax Considerations.” Income as computed for purposes of the foregoing tax rules will not necessarily correspond to our income as determined for financial reporting purposes pursuant to GAAP.

Any distributions we make will be authorized by and at the discretion of our Board of Directors based upon a variety of factors deemed relevant by our directors, which may include:

•	actual results of operations;

•	our financial condition;

•	our level of retained cash flows;

•	our capital requirements;

•	the timing of the investment of the net proceeds of this offering;

•	any debt service requirements;

•	our taxable income;

•	the annual distribution requirements under the REIT provisions of the Code;

•	applicable provisions of Maryland law; and

•	other factors that our Board of Directors may deem relevant.

We have not established a minimum distribution payment level, and we cannot assure you of our ability to make distributions to our stockholders in the future.

Our charter will authorize us to issue preferred stock that could have a preference over our common stock with respect to distributions. We currently have no intention to issue any preferred stock, but if we do, the distribution preference on the preferred stock could limit our ability to make distributions to the holders of our common stock.

Our ability to make distributions to our stockholders will depend upon the performance of our investment portfolio, and, in turn, upon our Manager’s management of our business. To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Code, we may consider various funding sources to cover any shortfall, including selling certain of our assets, borrowing funds or using a portion of the net proceeds we receive in this offering or future offerings (and thus all or a portion of such distributions may constitute a return of capital for U.S. federal income tax purposes). We also may elect to pay all or a portion of any distribution in the form of a taxable distribution of our stock or debt securities. We do not currently intend to pay future distributions from the proceeds of this offering. In addition, our Board of Directors may change our distribution policy in the future. See “Risk Factors.”

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2012:

•	On an actual basis;

•

On an as adjusted basis to give effect to (i) the sale of              shares of our common stock in this offering, assuming a public offering price of $         per share, which is the mid-point of the range set forth on the cover of this prospectus and (ii) the issuance of              shares of our common stock to Bimini as a result of the stock dividend.

You should read this table together with “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	September 30, 2012 (Unaudited)
	Actual(1)	As Adjusted(1)
STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value; 1,000,000 shares authorized; 154,110 shares outstanding, actual; 500,000,000 shares authorized, as adjusted; shares issued and outstanding, as adjusted	$1,541	$
Preferred stock, $0.01 par value; no shares authorized; no shares outstanding, actual; 100,000,000 shares authorized and no shares issued and outstanding as adjusted	—		—
Additional paid-in capital	15,409,459
Accumulated deficit	(418,812)

TOTAL STOCKHOLDERS’ EQUITY(2)	$14,992,188	$

(1)

The number of shares of common stock to be outstanding immediately after the closing of this offering includes (i)              shares of our common stock that will be held by Bimini upon the completion of this offering and (ii)              shares of common stock to be sold in this offering. Does not include up to 4,000,000 shares of common stock reserved for issuance under our 2013 Equity Incentive Plan, with grants under such plan subject to a cap of an aggregate of 10% of the issued and outstanding shares of our common stock (on a fully diluted basis) at the time of each award.

(2)	Does not include the underwriters’ option to purchase up to an additional shares of common stock.

DILUTION

Our net tangible book value as of September 30, 2012 was approximately $15.0 million, or $97.28 per share of our common stock. Net tangible book value per share represents the amount of our total tangible assets minus our total liabilities, divided by the aggregate shares of our common stock outstanding. After giving effect to the sale of shares of our common stock in this offering at an assumed initial public offering price of $         per share, which is the mid-point of the range set forth on the cover page of this prospectus, our as adjusted net tangible book value on September 30, 2012 would have been approximately $         million, or $         per share. This amount represents an immediate decrease in net tangible book value of $         per share to new investors who purchase our common stock in this offering at an assumed initial public offering price of $        , and an increase in net tangible book value of $         per share to Bimini, our sole existing stockholder. The following table shows this immediate per share dilution:

Public offering price per share	$
Net tangible book value per share as of September 30, 2012, before giving effect to this offering		$97.28
As adjusted net tangible book value per share of common stock on September 30, 2012, after giving effect to the stock dividend ( shares outstanding, as adjusted)	$
Decrease in net tangible book value per share attributable to this offering	$(		)
As adjusted net tangible book value per share on September 30, 2012, after giving effect to this offering	$
Dilution in as adjusted net tangible book value per share to new investors	$

The following table summarizes, on the as adjusted basis described above, as of September 30, 2012, the differences between the average price per share paid by our existing stockholders and by new investors purchasing shares of common stock in this offering at an assumed initial public offering price of $         per share, which is the mid-point of the range set forth on the front cover of this prospectus:

	Shares Purchased(1)		Total Consideration		Average Price Per Share(2)
	Number	%	Amount	%
Shares purchased by existing stockholder
New investors

Total(2)

(1)	Assumes no exercise of the underwriters’ option to purchase up to an additional shares of our common stock.
(2)

The average price per share for shares purchased by the existing stockholder gives effect to the issuance of              shares of our common stock to Bimini pursuant to the stock dividend that will occur immediately prior to the completion of this offering. The actual average price per share for shares purchased by Bimini was $100.00.

If the underwriters fully exercise their option to purchase up to an additional              shares of our common stock, the number of shares of common stock held by the existing stockholder will be reduced to     % of the aggregate number of shares of common stock outstanding after this offering, and the number of shares of common stock held by new investors will be increased to             , or     % of the aggregate number of shares of common stock outstanding after this offering.

SELECTED FINANCIAL DATA

The following table presents selected financial data as of September 30, 2012 and December 31, 2011, for the nine months ended September 30, 2012, for the year ended December 31, 2011 and for the period beginning on November 24, 2010 (date operations commenced) to December 31, 2010. The statement of operations data for the year ended December 31, 2011 and for the period beginning on November 24, 2010 (date operations commenced) to December 31, 2010 has been derived from our audited financial statements. The statement of operations and balance sheet data as of September 30, 2012 and for the nine months ended September 30, 2012 has been derived from our interim unaudited financial statements. These interim unaudited financial statements have been prepared on substantially the same basis as our audited financial statements and reflect all adjustments which are, in the opinion of management, necessary to provide a fair statement of our financial position as of September 30, 2012, and the results of operations for the nine months ended September 30, 2012. All such adjustments are of a normal recurring nature. These results are not necessarily indicative of our results for the full fiscal year.

Because the information presented below is only a summary and does not provide all of the information contained in our historical financial statements, including the related notes, you should read it in conjunction with the more detailed information contained in our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Nine Months Ended September 30, 2012	Year Ended December 31, 2011	Period from November 24, 2010 (Date Operations Commenced) to December 31, 2010
	(Unaudited)
Statement of Operations Data:
Revenues:
Interest income	$2,224,749	$1,770,957	$69,340
Interest expense	(182,815)	(96,223)	(5,186)

Net interest income	2,041,934	1,674,734	64,154
Realized gains on mortgage-backed securities	115,871	409,828	—
Unrealized losses on mortgage-backed securities	(758,405)	(1,544,171)	(55,307)
Losses on futures contracts	(39,500)	(138,525)	—

Net portfolio income	1,359,900	401,866	8,847
Total expenses	558,344	1,592,080	39,001

Net income (loss)	$801,556	$(1,190,214)	$(30,154)

Basic and diluted income (loss) per share of common stock	$5.20	$(7.72)	$(0.20)

	As of September 30, 2012	As of December 31, 2011
	(Unaudited)
Balance Sheet Data:
Total mortgage-backed securities	$66,808,494	$56,001,584
Total assets	71,650,692	58,368,772
Repurchase agreements	56,571,403	44,325,000
Total liabilities	56,658,504	44,589,140
Total stockholder’s equity	14,992,188	13,779,632
Book value per share of our common stock	$97.28	$91.86

Core Earnings

We have elected to account for our Agency RMBS under the fair value option. We do not intend to elect GAAP hedge accounting for any derivative financial instruments that we may utilize. Securities held under the fair value option and hedging instruments, for which hedge accounting has not been elected, are recorded at estimated fair value, with changes in the fair value recorded as unrealized gains or losses through the statement of operations. Many other publicly-traded REITs that invest in Agency RMBS classify their Agency RMBS as “available for sale.” Unrealized gains and losses in the fair value of securities classified as available for sale are recorded as a component of other comprehensive income in the statement of stockholders’ equity. As a result, investors may not be able to readily compare our results of operations to those of many of our competitors. We believe that the presentation of our Core Earnings is useful to investors because it provides a means of comparing our results of operations to those of our competitors. Core Earnings represents a non-GAAP financial measure and is defined as net income (loss) excluding unrealized gains (losses) on mortgage-backed securities and hedging instruments and net interest income (expense) on hedging instruments. Management utilizes Core Earnings because it allows management to: (i) isolate the net interest income plus other expenses of the Company over time, free of all mark-to-market adjustments and net payments associated with our hedging instruments and (ii) assess the effectiveness of our funding and hedging strategies, our capital allocation decisions and our asset allocation performance. Our funding and hedging strategies, capital allocation and asset selection are integral to our risk management strategy, and therefore critical to our Manager’s management of our portfolio.

Our presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. As a result, Core Earnings should not be considered as a substitute for our GAAP net income (loss) as a measure of our financial performance or any measure of our liquidity under GAAP.

	Nine Months Ended September 30, 2012	Year Ended December 31, 2011	For the Period from November 24, 2010 (Date Operations Commenced) through December 31, 2010
Non-GAAP Reconciliation (unaudited):
Net income (loss)	$801,556	$(1,190,214)	$(30,154)
Unrealized losses on mortgage-backed securities	758,405	1,544,171	55,307
Losses in futures contracts	39,500	138,525	—
Net interest (income) expense on hedging instruments	—	—	—

Core Earnings	$1,599,461	$492,482	$25,153

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the sections of this prospectus entitled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Business” and our financial statements and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

Orchid Island Capital, Inc. is a specialty finance company that invests in Agency RMBS. Our investment strategy focuses on, and our portfolio consists of, two categories of Agency RMBS: (i) traditional pass-through Agency RMBS and (ii) structured Agency RMBS, such as CMOs, IOs, IIOs and POs, among other types of structured Agency RMBS.

Our business objective is to provide attractive risk-adjusted total returns over the long term through a combination of capital appreciation and the payment of regular quarterly distributions. We intend to achieve this objective by investing in and strategically allocating capital between the two categories of Agency RMBS described above. We seek to generate income from (i) the net interest margin on our leveraged pass-through Agency RMBS portfolio and the leveraged portion of our structured Agency RMBS portfolio, and (ii) the interest income we generate from the unleveraged portion of our structured Agency RMBS portfolio. We intend to fund our pass-through Agency RMBS and certain of our structured Agency RMBS, such as fixed and floating rate tranches of CMOs and POs, through short-term borrowings structured as repurchase agreements. However, we do not intend to employ leverage on the securities in our structured Agency RMBS portfolio that have no principal balance, such as IOs and IIOs. We do not intend to use leverage in these instances because the securities contain structural leverage. Pass-through Agency RMBS and structured Agency RMBS typically exhibit materially different sensitivities to movements in interest rates. Declines in the value of one portfolio may be offset by appreciation in the other. The percentage of capital that we allocate to our two Agency RMBS asset categories will vary and will be actively managed in an effort to maintain the level of income generated by the combined portfolios, the stability of that income stream and the stability of the value of the combined portfolios. We believe that this strategy will enhance our liquidity, earnings, book value stability and asset selection opportunities in various interest rate environments.

We were formed by Bimini in August 2010 and commenced operations on November 24, 2010. Bimini is currently our sole stockholder. Bimini has managed our portfolio since inception by utilizing the same investment strategy that we expect our Manager and its experienced RMBS investment team to continue to employ after completion of this offering. As of September 30, 2012, our Agency RMBS portfolio had a fair value of approximately $66.8 million and was comprised of approximately 89.3% pass-through Agency RMBS and 10.7% structured Agency RMBS. Our net asset value as of September 30, 2012 was approximately $15.0 million.

We intend to qualify and will elect to be taxed as a REIT commencing with our short taxable year ending December 31, 2013. We generally will not be subject to U.S. federal income tax to the extent that we annually distribute all of our REIT taxable income to our stockholders and qualify as a REIT.

Factors that Affect our Results of Operations and Financial Condition

A variety of industry and economic factors may impact our results of operations and financial condition. These factors include:

•	interest rate trends;

•	prepayment rates on mortgages underlying our Agency RMBS, and credit trends insofar as they affect prepayment rates;

•	the difference between Agency RMBS yields and our funding and hedging costs;

•	competition for investments in Agency RMBS;

•	recent actions taken by the Federal Reserve and the U.S. Treasury; and

•	other market developments.

In addition, a variety of factors relating to our business may also impact our results of operations and financial condition. These factors include:

•	our degree of leverage;

•	our access to funding and borrowing capacity;

•	our borrowing costs;

•	our hedging activities;

•	the market value of our investments; and

•	the requirements to qualify as a REIT and the requirements to qualify for a registration exemption under the Investment Company Act.

We anticipate that, for any period during which changes in the interest rates earned on our assets do not coincide with interest rate changes on the corresponding liabilities, such assets will re-price more slowly than the corresponding liabilities. Consequently, changes in interest rates, particularly short term interest rates, may significantly influence our net income.

Our net income may be affected by a difference between actual prepayment rates and our projections. Prepayments on loans and securities may be influenced by changes in market interest rates and homeowners’ ability and desire to refinance their mortgages.

Outlook

Regulatory Developments with Respect to Fannie Mae and Freddie Mac and the Dodd-Frank Act

In response to the credit market disruption and the deteriorating financial conditions of Fannie Mae and Freddie Mac, Congress and the U.S. Treasury undertook a series of actions that culminated with putting Fannie Mae and Freddie Mac in conservatorship in September 2008. The FHFA now operates Fannie Mae and Freddie Mac as conservator, in an effort to stabilize the entities. The FHFA also noted that during the conservatorship period, it would work to enact new regulations for minimum capital standards, prudent safety and soundness standards and portfolio limits of Fannie Mae and Freddie Mac.

Although the U.S. Government has committed significant resources to Fannie Mae and Freddie Mac, Agency RMBS guaranteed by either Fannie Mae or Freddie Mac are not backed by the full faith and credit of the United States. Moreover, the Secretary of the U.S. Treasury noted that the guarantee structure of Fannie Mae and Freddie Mac required examination and that changes in the structures of the entities were necessary to reduce risk to the financial system. Such changes may involve an explicit U.S. Government backing of Fannie Mae and Freddie Mac Agency RMBS or the express elimination of any implied U.S. Government guarantee and, therefore, creation of credit risk with respect to Fannie Mae and Freddie Mac Agency RMBS. Additionally, on February 11, 2011, the U.S. Treasury issued a White Paper titled “Reforming America’s Housing Finance Market” that lays out, among other things, proposals to limit or potentially wind down the role that Fannie Mae and Freddie Mac play in the mortgage market.

On October 4, 2012, the FHFA released a white paper entitled Building a New Infrastructure for the Secondary Mortgage Market (the “FHFA White Paper”). This release follows up on the FHFA’s February 21, 2012 Strategic Plan for Enterprise Conservatorships, which set forth three goals for the next phase of the Fannie Mae and Freddie Mac conservatorships. These three goals are to (i) build a new infrastructure for the secondary mortgage market, (ii) gradually contract Fannie Mae and Freddie Mac’s presence in the marketplace while simplifying and shrinking their operations, and (iii) maintain foreclosure prevention activities and credit availability for new and refinanced mortgages. The FHFA White Paper proposes a new infrastructure for Fannie Mae and Freddie Mac that has two basic goals.

The first such goal is to replace the current, outdated infrastructures of Fannie Mae and Freddie Mac with a common, more efficient infrastructure that aligns the standards and practices of the two entities, beginning with core functions performed by both entities such as issuance, master servicing, bond administration, collateral management and data integration. The second goal is to establish an operating framework for Fannie Mae and Freddie Mac that is consistent with the progress of housing finance reform and encourages and accommodates the increased participation of private capital in assuming credit risk associated with the secondary mortgage market. The FHFA recognizes that there are a number of impediments to their goals which may or may not be surmountable, such as the absence of any significant secondary mortgage market mechanisms beyond Fannie Mae, Freddie Mac and Ginnie Mae, and that their proposals are in the formative stages. As a result, it is unclear if the proposals will be enacted. If such proposals are enacted, it is unclear how closely what is enacted will resemble the proposals from the FHFA White Paper or what the effects of the enactment will be. See “Risk Factors — Risks Related to Our Business — We cannot predict the impact, if any, on our earnings or cash available for distribution to our stockholders of the FHFA’s proposed revisions to Fannie Mae’s, Freddie Mac’s and Ginnie Mae’s existing infrastructures to align the standards and practices of the three entities.”

The effect of the actions taken and to be taken by the U.S. Treasury and FHFA remains uncertain. Given the public reaction to the substantial funds made available to Fannie Mae and Freddie Mac, future funding for both is likely to face increased scrutiny. New and recently enacted laws, regulations and programs related to Fannie Mae and Freddie Mac may adversely affect the pricing, supply, liquidity and value of Agency RMBS and otherwise materially harm our business and operations. See “Risk Factors — Risks Related to Our Business — The federal conservatorship of Fannie Mae and Freddie Mac and related efforts, along with changes in laws and regulations affecting the relationship between Fannie Mae and Freddie Mac and the U.S. Government, may materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.”

The Dodd-Frank Act provides for new regulations on financial institutions and creates new supervisory and advisory bodies, including the new Consumer Financial Protection Bureau. The Dodd-Frank Act tasks many agencies with issuing a variety of new regulations, including rules related to mortgage origination and servicing, securitization and derivatives. Because a significant number of regulations under the Dodd-Frank Act have either not yet been proposed or not yet been adopted in final form, it is not possible for us to predict how the Dodd-Frank Act will impact our business. See “Risk Factors — Risks Related to Our Business — Actions of the U.S. Government for the purpose of stabilizing the financial markets may adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.”

Interest Rates

The Federal Reserve has taken a number of steps over the last few years to lower both short and long-term interest rates. In August 2011, the Federal Reserve announced that it expected to maintain the Federal Funds Rate at a low level at least through mid-2013, and on January 25, 2012 it extended that outlook through late 2014. Additionally, on September 21, 2011, the Federal Reserve announced the extension of the maturities of its U.S. Treasury securities portfolio by selling approximately $400 billion in short-term U.S. Treasury securities and purchasing an equivalent amount of longer-term U.S. Treasury securities. This program, known as “Operation Twist,” was expected to last through December 2012. The goal of Operation Twist was to lower the yields on longer-term U.S. Treasury securities, which in turn should lower interest rates that are tied to such yields, such as mortgage rates and interest rates on commercial loans.

In September 2012, the Federal Reserve announced an open-ended program to expand its holdings of long-term securities by purchasing an additional $40 billion of Agency RMBS per month until key economic indicators, such as the unemployment rate, showed signs of improvement. This program, when combined with other programs to extend the average maturity of the Federal Reserve’s holdings of securities and reinvest principal payments from the Federal Reserve’s holdings of agency debt and Agency RMBS into Agency RMBS, was expected to increase the Federal Reserve’s holdings of long-term securities by $85 billion each month through the end of 2012. The Federal Reserve also announced that it would keep the target range for the Federal Funds Rate between zero and 0.25% through at least mid-2015, which is six months longer than previously expected.

The Federal Reserve provided further guidance to the market in December 2012 by stating that it intended to keep the Federal Funds Rate close to zero while the unemployment rate is above 6.5% and as long as inflation does not rise above 2.5%. In December 2012, the Federal Reserve also announced that it would initially begin buying $45 billion of long-term Treasury bonds each month and noted that such amount may increase in the future. This bond purchase program replaced the program known as “Operation Twist,” in which the Federal Reserve repurchased approximately $45 billion of long-term Treasury bonds each month and sold approximately the same amount of short-term Treasury bonds. The Federal Reserve expects these measures to put downward pressure on long-term interest rates.

As a result of the outcome of the federal election in November 2012, the federal government is expected to continue its policies of increasing home loan refinance opportunities in an attempt to prevent foreclosures. One possible effect of these policies could be an increase in prepayment rates on the securities in which we invest. The confluence of this effect with heightened asset prices in the wake of QE3 could put downward pressure on our net interest margin.

Although historically correlated with movements in the Federal Funds Rate, European inter-bank lending rates, specifically LIBOR, are independently affected by the fiscal and budgetary problems of the member countries of the European Union. The European Central Bank, International Monetary Fund and member countries have provided emergency funding mechanisms to support members facing the inability to raise new debt at acceptable levels (such as Greece, Ireland, Portugal and Spain). To the extent this crisis persists or worsens, LIBOR may increase substantially.

Although, long-term interest rates are currently at historically low levels, they are still high relative to short-term interest rates. We believe that the relationship between long and short-term interest rates will remain relatively unchanged so long as the U.S. economic recovery and inflation rates remain tepid. If the economic recovery were to strengthen or inflation rates increase, the Federal Reserve may decide to abandon its current low-interest rate policies and/or increase interest rates. Although an increase in the Federal Funds Rate would most likely result in an increase in LIBOR, other European-specific factors, such as a credit disruption in the European inter-bank credit market, could cause an increase in LIBOR independent of movements in the Federal Funds Rate.

Prepayment Rates, Refinancings and Loan Modification Programs

As a result of the Federal Reserve’s interest rate policy and global economic conditions, prevailing interest rates, especially mortgage interest rates, are at historically low levels. Generally, lower mortgage interest rates leads to increased refinancings and, consequently, prepayments on mortgages and RMBS. However, as a result of the continuing depressed levels of home prices (due in part to the supply of new and existing homes for sale, plus the “shadow” inventory of homes expected to be on the market as a result of future foreclosures) and the increased underwriting standards of lenders, refinancing activity has yet to react to prevailing interest rate incentives available to borrowers as market participants expected.

In response to the low level of refinancing activity, the Obama administration has instituted programs to assist borrowers struggling with their mortgage payments or unable to refinance. For example, the government has expanded the HARP program, which is a program whereby eligible borrowers who owe more money on their mortgage loans than the value of their homes (commonly known as being “underwater” on a mortgage loan) can receive assistance refinancing their mortgage loans by loosening the eligibility requirements for refinancing. In response to the expanded HARP program, Fannie Mae and Freddie Mac have announced guidelines for compliance with the expanded program. Additionally, in March 2010 both Fannie Mae and Freddie Mac announced they would purchase all mortgages loans that are more than 120 days delinquent from the pools of mortgage loans underlying RMBS they have issued.

Current programs such as the Home Affordable Modification Program, or HAMP, and the Principal Reduction Alternative, or the PRA, are designed to assist borrowers in modifying their mortgage loans.

During his State of the Union address on January 24, 2012, President Obama alluded to additional steps his administration intended to take to further its refinancing and loan modification efforts. The details of the President’s plan were released on February 1, 2012 and include a proposal to allow homeowners with “underwater” mortgages to refinance with lower-rate, FHA-insured mortgage loans.

Effect on Us

Regulatory developments, movements in interest rates and prepayment rates as well as loan modification programs affect us in many ways, including the following:

Effects on our Assets

A change in or elimination of the guarantee structure of Agency RMBS may increase our costs (if, for example, guarantee fees increase) or require us to change our investment strategy altogether. For example, the elimination of the guarantee structure of Agency RMBS may cause us to change our investment strategy to focus on non-Agency RMBS, which in turn would require us to significantly increase our monitoring of the credit risks of our investments in addition to interest rate and prepayment risks.

Lower long-term interest rates can affect the value of our Agency RMBS in a number of ways. If prepayment rates are relatively low (due, in part, to the refinancing problems described above), lower long-term interest rates can increase the value of higher-coupon Agency RMBS. This is because investors typically place a premium on assets with yields that are higher than market yields. Although lower long-term interest rates may increase asset values in our portfolio, we may not be able to invest new funds in similarly-yielding assets.

If prepayment levels increase, the value of our Agency RMBS affected by such prepayments may decline. This is because a principal prepayment accelerates the effective term of an Agency RMBS, which would shorten the period during which an investor would receive above-market returns (assuming the yield on the prepaid asset is higher than market yields). Also, prepayment proceeds may not be able to be reinvested in similar-yielding assets. Agency RMBS backed by mortgages with high interest rates are more susceptible to prepayment risk because holders of those mortgages are most likely at refinance to a lower rate. IOs and IIOs, however, may be the types of Agency RMBS most sensitive to increased prepayment rates. Because the holder of an IO or IIO receives no principal payments, the values of IOs and IIOs are entirely dependent on the existence of a principal balance on the underlying mortgages. If the principal balance is eliminated due to prepayment, IOs and IIOs essentially become worthless. Although increased prepayment rates can negatively affect the value of our IOs and IIOs, they have the opposite effect on POs. Because POs act like zero-coupon bonds, meaning they are purchased at a discount to their par value and have an effective interest rate based on the discount and the term of the underlying loan, an increase in prepayment rates would reduce the effective term of our POs and accelerate the yields earned on those assets, which would increase our net income.

Because we base our investment decisions on risk management principles rather than anticipated movements in interest rates, in a volatile interest rate environment we intend to allocate more capital to structured Agency RMBS with shorter durations, such as short-term fixed and floating rate CMOs. We believe these securities have a lower sensitivity to changes in long-term interest rates than other asset classes. We may also mitigate our exposure to changes in long-term interest rates by investing in IOs and IIOs, which typically have different sensitivities to changes in long-term interest rates than pass-through Agency RMBS, particularly pass-through Agency RMBS backed by fixed-rate mortgages.

We do not believe our investment portfolio will be materially affected by loan modification programs because Agency RMBS backed by loans that would qualify for such programs (i.e. seriously delinquent loans) will be purchased by Fannie Mae and Freddie Mac at their par value prior to the implementation of such programs. However, if Fannie Mae and Freddie Mac were to modify or end their repurchase programs or if the U.S. Government modified its loan modification programs to modify non-delinquent mortgage loans, our investment portfolio could be negatively impacted.

Effects on our borrowing costs

We leverage our pass-through Agency RMBS portfolio and a portion of our structured Agency RMBS with principal balances through the use of short-term repurchase agreement transactions. The interest rates on our debt are determined by market levels of both the Federal Funds Rate and LIBOR. An increase in the U.S. Federal Funds Rate or LIBOR would increase our borrowing costs, which could affect our interest rate spread if there is no corresponding increase in the interest we earn on our assets. This would be most prevalent with respect to our Agency RMBS backed by fixed rate mortgage loans because the interest rate on a fixed-rate mortgage loan does not change even though market rates may change.

In order to protect our net interest margin against increases in short-term interest rates, we enter into interest rate swaps, which effectively convert our floating-rate repurchase agreement debt to fixed-rate debt.

Summary

The relatively large spread between short and long-term interest rates has positively affected our net interest margin. However, changes in prepayment rates could negatively affect our net interest margin and the value of our assets. Furthermore, increases in the Federal Funds Rate and LIBOR could significant increase our financing costs, which could lower our net interest margin.

In addition, as discussed above, due to economic conditions in the United States and Europe, interest rates are at exceptionally low levels and are expected to remain low for an extended period. The low level of rates has impacted the level of refinancing activity on Agency RMBS and yields on assets available to us. Refinancing activity has accelerated and may accelerate further as the housing finance industry slowly recovers from the financial crisis that emerged in 2008. Yields on assets available to us have also declined, especially since the U.S. Federal Reserve commenced “Operation Twist” in 2011 and announced an open-ended program to expand its holdings of longer-term securities by purchasing an additional $40 billion of Agency RMBS per month in September 2012. In response to these developments, we have allocated capital from the pass-through Agency RMBS portfolio to the structured Agency RMBS portfolio to avoid excessive prepayment related margin calls and to maintain a low duration on the portfolio as a whole. The structured Agency RMBS portfolio typically has a much lower duration, which is typically a negative duration. Further, in order to avoid excessive prepayment speeds on the pass-through Agency RMBS portfolio, we often acquire assets with less exposure to prepayments, and such assets have a longer duration because they are generally collateralized by 15 or 30 year mortgages. This increases the need to add structured Agency RMBS to maintain a low duration for the total portfolio. Borrowing costs have not been affected by these developments and remain at historically low levels.

Critical Accounting Policies

Our financial statements are prepared in accordance with GAAP. GAAP requires our management to make some complex and subjective decisions and assessments. Our most critical accounting policies involve decisions and assessments which could significantly affect reported assets, liabilities, revenues and expenses. Management has identified its most critical accounting policies:

Mortgage-Backed Securities

Our investments in Agency RMBS are accounted for under the fair value option. We acquire our Agency RMBS for the purpose of generating long-term returns, and not for the short-term investment of idle capital. Changes in the fair value of securities accounted for under the fair value option are reflected as part of our net income or loss in our statement of operations, as opposed to a component of other comprehensive income in our statement of stockholder’s equity if they were instead reclassified as available-for-sale securities. We elected to account for all of our Agency RMBS under the fair value option in order to reflect changes in the fair value of our Agency RMBS in our statement of operations, which we believe more appropriately reflects the results of our operations for a particular reporting period. We have a three-level valuation hierarchy for determining the fair value of our Agency RMBS. These levels include:

•

Level 1 valuations, where the valuation is based on quoted market prices for identical assets or liabilities traded in active markets (which include exchanges and over-the-counter markets with sufficient volume),

•

Level 2 valuations, where the valuation is based on quoted market prices for similar instruments traded in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market, and

•

Level 3 valuations, where the valuation is generated from model-based techniques that use significant assumptions not observable in the market, but observable based on Company- specific data. These unobservable assumptions reflect the Company’s own estimates for assumptions that market participants would use in pricing the asset or liability. Valuation techniques typically include option pricing models, discounted cash flow models and similar techniques, but may also include the use of market prices of assets or liabilities that are not directly comparable to the subject asset or liability.

Our Agency RMBS are valued using Level 2 valuations, and such valuations currently are determined by Bimini based on the average of third-party broker quotes and/or by independent pricing sources when available. Because the price estimates may vary, Bimini must make certain judgments and assumptions about the appropriate price to use to calculate the fair values. Alternatively, Bimini could opt to have the value of all of our positions in Agency RMBS determined by either an independent third-party or do so internally.

In managing our portfolio, Bimini employs the following four-step process at each valuation date to determine the fair value of our Agency RMBS:

•

First, Bimini obtains fair values from a subscription-based independent pricing source through AVM, LLP, our repurchase agreement funding services provider. These prices are used by both Bimini as well as our repurchase agreement counterparty on a daily basis to establish margin requirements for our borrowings. Bimini also subscribes to a second subscription-based pricing service through Bank of America, which receives market values directly from Bank of America’s trading desk.

•

Second, Bimini requests non-binding quotes from one to four broker-dealers for each of its Agency RMBS in order to validate the values obtained by the pricing service. Bimini requests these quotes from broker-dealers that actively trade and make markets in the respective asset class for which the quote is requested.

•	Third, Bimini reviews the values obtained by the pricing source and the broker-dealers for consistency across similar assets.

•

Finally, if the data from the pricing services and broker-dealers is not homogenous or if the data obtained is inconsistent with Bimini’s market observations, Bimini makes a judgment to determine which price appears the most consistent with observed prices from similar assets and selects that price. To the extent Bimini believes that none of the prices are consistent with observed prices for similar assets, which is typically the case for only an immaterial portion of our portfolio each quarter, Bimini may use a third price that is consistent with observed prices for identical or similar assets. In the case of assets that have quoted prices such as Agency RMBS backed by fixed-rate mortgages, Bimini generally uses the quoted or observed market price. For assets such as Agency RMBS backed by ARMs or structured Agency RMBS, Bimini may determine the price based on the yield or spread that is identical to an observed transaction or a similar asset for which a dealer mark or subscription-based price has been obtained.

After the completion of this offering, we expect our Manager to continue to employ the process described above to value our Agency RMBS.

Management believes its pricing methodology to be consistent with the definition of fair value described in FASB ASC 820, Fair Value Measurements.

Repurchase Agreements

We intend to finance the acquisition of a portion of our Agency RMBS through repurchase transactions under master repurchase agreements. Repurchase transactions will be treated as collateralized financing transactions and will be carried at their contractual amounts, including accrued interest. We have entered into master repurchase agreements with nine financial institutions.

In instances where we acquire Agency RMBS through repurchase agreements with the same counterparty from whom the Agency RMBS were purchased, we will account for the purchase commitment and repurchase agreement on a net basis and record a forward commitment to purchase Agency RMBS as a derivative instrument if the transaction does not comply with the criteria in FASB ASC 860, Transfers and Servicing, for gross presentation. If the transaction complies with the criteria for gross presentation, we will record the assets and the related financing on a gross basis in our statements of financial condition, and the corresponding interest income and interest expense in our statement of operations. Such forward commitments are recorded at fair value with subsequent changes in fair value recognized in income. Additionally, we will record the cash portion of our investment in Agency RMBS as a mortgage related receivable from the counterparty on our balance sheet.

Derivatives and Hedging Activities

We may account for derivative financial instruments in accordance with FASB ASC 815, Derivatives and Hedging, which requires an entity to recognize all derivatives as either assets or liabilities on the balance sheet and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either other comprehensive income in stockholders’ equity until the hedged item is recognized in earnings or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity. We use derivatives for hedging purposes rather than speculation. We will use quotations from counterparties to determine their fair values.

In the normal course of business, subject to qualifying and maintaining our qualification as a REIT, we may use a variety of derivative financial instruments to manage, or hedge, interest rate risk on our borrowings. These derivative financial instruments must be effective in reducing our interest rate risk exposure in order to qualify for hedge accounting. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, all changes in the fair value of the instrument are marked-to-market with changes in value included in net income for each period until the derivative instrument matures or is settled. Any derivative instrument used for risk management that does not meet the effective hedge criteria is marked-to-market with the changes in value included in net income.

We do not intend to elect GAAP hedge accounting for any derivative financial instruments that we may utilize.

Income Recognition

Since we commenced operations, we have elected to account for all of our Agency RMBS under the fair value option.

All of our Agency RMBS will be either pass-through securities or structured Agency RMBS, including CMOs, IOs, IIOs or POs. Income on pass-through securities, POs and CMOs that contain principal balances is based on the stated interest rate of the security. Premium or discount present at the date of purchase is not amortized. For IOs, IIOs and CMOs that do not contain principal balances, income is accrued based on the carrying value and the effective yield. As cash is received it is first applied to accrued interest and then to reduce the carrying value of the security. At each reporting date, the effective yield is adjusted prospectively from the reporting period based on the new estimate of prepayments, current interest rates and current asset prices. The new effective yield is calculated based on the carrying value at the end of the previous reporting period, the new prepayment estimates and the contractual terms of the security. Changes in fair value of all of our Agency RMBS during the period are recorded in earnings and reported as losses on trading securities in the accompanying statement of operations. For IIO securities, effective yield and income recognition calculations also take into account the index value applicable to the security.

Our Portfolio

As of September 30, 2012, our Agency RMBS portfolio had a fair value of approximately $66.8 million, weighted average coupon of 3.42% and a weighted average borrowing rate of 0.44%. The following tables summarize our portfolio as of September 30, 2012:

Asset Category	Fair Value	Percentage of Entire Portfolio	Weighted Average Coupon	Weighted Average Maturity in Months	Longest Maturity	Weighted Average Coupon Reset in Months	Weighted Average Lifetime Cap	Weighted Average Periodic Cap	Weighted Average CPR(1)
	(In thousands)
Pass-through Agency RMBS backed by:
Adjustable-Rate Mortgages	$6,584	9.9%	4.19%	261	9-1-35	4.91	10.04	2.00%	n/a
Fixed-Rate Mortgages	16,418	24.6	3.63	186	12-1-40	n/a	n/a	n/a	3.99%
Hybrid Adjustable-Rate Mortgages	36,627	54.8	2.75	354	5-1-42	78.38	7.75	2.00%	4.28%

Total/Weighted Average Whole-pool Mortgage Pass-through Agency RMBS	$59,629	89.3%	3.15%	298	5-1-42	67.19	8.10	2.00%	4.19%
Structured Agency RMBS:
CMOs	$—	—%	—%	—
IOs	918	1.4	4.89	285	12-25-39	n/a	n/a	n/a	40.70%
IIOs	6,261	9.3	5.74	311	11-25-40	n/a	n/a	n/a	38.39%
POs	—	—

Total/Weighted Average Structured Agency RMBS	$7,179	10.7%	5.63%	307	11-25-40	n/a	n/a	n/a	38.73%

Total/Weighted Average	$66,808	100.0%	3.42%	299	5-1-42	n/a	n/a	n/a	25.02%

(1)

CPR refers to Constant Prepayment Rate, which is a method of expressing the prepayment rate for a mortgage pool that assumes that a constant fraction of the remaining principal is prepaid each month or year. Specifically, the CPR in the chart above represents the three month prepayment rate of the securities in the respective asset categories.

The following table sets forth, for the periods indicated, information regarding our historical yield on the portfolio, cost of funds, net interest spread, leverage ratio and weighted average CPR.

Three Months Ended	Yield on Average Portfolio	Average Cost of Funds(1)	Net Interest Spread	Leverage Ratio(2)	Weighted Average CPR(3)
September 30, 2012	4.33%	0.54%	3.79%	3.8x	25.02%
June 30, 2012	4.18%	0.48%	3.70%	3.7x	38.65%
March 31, 2012	4.30%	0.50%	3.80%	5.2x	23.80%
December 31, 2011	3.53%	0.08%	3.45%	3.2x	29.66%
September 30, 2011	5.61%	0.62%	4.99%	2.9x	21.12%
June 30, 2011	5.79%	2.90%	2.89%	3.0x	18.74%
March 31, 2011	4.50%	0.14%	4.36%	3.0x	5.67%

(1)	Represents average interest cost of our borrowings and costs of related hedging activities.
(2)	Leverage ratio is calculated by dividing our total liabilities by total equity at the end of each period.
(3)	The CPR in the chart above represents the three month prepayment rate of the securities in the respective asset category.

Agency	Fair Value	Percentage of Entire Portfolio
	(in thousands)
Fannie Mae	$61,763	92.4%
Freddie Mac	5,045	7.6%
Ginnie Mae	—	—%

Total Portfolio	$66,808	100.0%

Entire Portfolio
Weighted Average Pass-through Purchase Price		$105.41
Weighted Average Structured Agency RMBS Purchase Price		$11.00
Weighted Average Pass-through Current Price		$106.91
Weighted Average Structured Agency RMBS Current Price		$9.51
Effective Duration(1)		3.913

(1)

Effective duration of 3.913 indicates that an interest rate increase of 1.0% would be expected to cause a 3.913% decline in the value of our Agency RMBS as of September 30, 2012. These figures include the structured RMBS securities in the portfolio.

Liabilities

We have entered into repurchase agreements to finance acquisitions of our Agency RMBS. As of September 30, 2012, we had entered into master repurchase agreements with nine counterparties and had funding in place with three of those parties. The material terms of this repurchase agreement are described below:

Counterparty	Balance (in thousands)	Percent of Total Borrowings	Weighted Average Borrowing Rate(1)	Weighted Average Maturity of Repurchase Agreements in Days	Amount at Risk(2) (in thousands)
Citigroup Global Markets, Inc.	$29,739	52.6%	0.43%	23.0	$1,699
Cantor Fitzgerald & Co.	10,828	19.1	0.43	4.7	447
South Street Securities, LLC	16,004	28.3	0.42	19.6	1,026

Total/Weighted Average	$56,571	100.00%	0.44%	18.6	$3,172

(1)

Weighted Average Borrowing Rate refers to the product of the interest rate and the outstanding balance for each individual repurchase agreement at the end of the period, divided by the total outstanding repurchase agreements at the end of the period. Our Weighted Average Borrowing Rate does not include costs of related hedging activities.

(2)	Equal to the fair value of securities sold, plus accrued interest income, minus the sum of repurchase agreement liabilities and accrued interest expense.

During the nine months ended September 30, 2012, the average balance of our repurchase agreement financing was $58.4 million.

As of September 30, 2012, the weighted average haircut on the repurchase agreement was approximately 5%. Our master repurchase agreement has no stated expiration but can be terminated at any time at our option or at the option of the counterparty. However, once a definitive repurchase agreement under a master repurchase agreement has been entered into, it generally may not be terminated by either party absent an event of default. A negotiated termination can occur but may involve a fee to be paid by the party seeking to terminate the repurchase agreement transaction.

The following table sets forth, for the periods indicated, information regarding our average, highest and lowest daily repurchase agreement balances during the period and period end repurchase agreement obligations.

$ in thousands
	Average Repurchase	Ending Repurchase	Highest Balance During	Lowest Balance During	Difference Between Average Repurchase Agreements and Ending Repurchase Agreements
Three Months Ended	Agreements	Agreements	Period	Period	Amount	Percent
September 30, 2012	$53,698	$56,571	$56,793	$50,520	$(2,873)	(5.08)%
June 30, 2012	62,407	50,825	96,115	50,825	11,582	22.79	%(1)
March 31, 2012	59,157	73,988	74,139	38,132	(14,831)	(20.05	)%(2)
December 31, 2011	42,390	44,325	46,631	37,809	(1,935)	(4.37)%
September 30, 2011	32,230	40,456	40,701	23,972	(8,226)	(20.33	)%(3)
June 30, 2011	23,267	24,004	24,004	22,531	(737)	(3.07)%
March 31, 2011	22,632	22,531	22,739	22,531	101	0.45%

(1)

The higher average balance relative to the ending balance reflects a shift in the portfolio allocation towards assets that we do not fund through the repurchase agreement market. During the quarter ended June 30, 2012, our investment in Agency RMBS decreased $23.8 million.

(2)

The lower average balance relative to the ending balance reflects a shift in the portfolio allocation towards Agency RMBS that we fund through the repurchase agreement market. During the quarter ended March 31, 2012, our investment in Agency RMBS increased $30.6 million.

(3)

The lower average balance relative to the ending balance reflects a shift in the portfolio allocation towards Agency RMBS that we fund through the repurchase agreement market. During the quarter ended September 30, 2011, our investment in Agency RMBS increased $16.2 million.

Liquidity and Capital Resources

Liquidity refers to our ability to meet our cash needs. Our short-term (one-year or less) and long-term liquidity requirements include asset acquisition, compliance with margin requirements, repayment of borrowings to the extent we are unable to or unwilling to roll forward our repurchase agreements and payment of our general operating expenses.

Our principal sources of capital generally consist of borrowings under repurchase agreements, proceeds from equity offerings and payments of principal and interest we receive on our Agency RMBS portfolio. We believe that these sources of funds will be sufficient to meet our short-term and long-term liquidity needs.

Based on our current portfolio, amount of free cash on hand, debt-to-equity ratio and current and anticipated availability of credit, we believe that our capital resources will be sufficient to enable us to meet anticipated short-term and long-term liquidity requirements. However, the unexpected inability to finance our pass-through Agency RMBS portfolio would create a serious short-term strain on our liquidity and would require us to liquidate much of that portfolio, which in turn would require us to restructure our portfolio to maintain our exclusion from registration under the Investment Company Act. Steep declines in the values of our Agency

RMBS assets financed using repurchase agreements would result in margin calls that would significantly reduce our free cash position. Furthermore, a substantial increase in prepayment rates on our assets financed by repurchase agreements could cause a temporary liquidity shortfall, because on such assets we are generally required to post margin in proportion to the amount of the announced principal pay-downs before the actual receipt of the cash from such principal pay-downs. When such margin calls occur, we have the option of pledging additional securities or cash to our lender. These additional securities or cash will remain with our lender until the related repurchase agreement borrowing matures. Cash pledged as collateral was $0 and $57,000 at September 30, 2012 and December 31, 2011, respectively. The cash pledged as collateral at December 31, 2011 was strictly due to a management decision to post cash to meet a margin call rather than another security and not due to an increase in haircuts or overcollateralization requirements. If our cash resources are at any time insufficient to satisfy our liquidity requirements, we may have to sell assets or issue debt or additional equity securities.

Results of Operations

The following is a comparison of the consolidated operating results for Orchid Island Capital, Inc. for the three and nine months ended September 30, 2012 and 2011. Because we only operated our business for a portion of the year ended December 31, 2010, we do not believe that a comparison of our operating results for the year ended December 31, 2011 to the period from November 24, 2010 (commencement of operations) to December 31, 2010 is indicative of the trends in our performance.

Comparison of the Three Months Ended September 30, 2012 and 2011

Our net income (loss) is summarized as follows:

	Three Months Ended September 30, (unaudited)
	2012	2011
Interest income	$696,905	$566,301
Interest expense	(58,381)	(23,421)

Net interest income	638,524	542,880
Realized gains (losses) on mortgage-backed securities	(336)	66,752
Unrealized gains (losses) on mortgage-backed securities	156,014	(1,013,991)
Losses on Eurodollar futures contracts	(14,250)	(26,375)

Net portfolio income (loss)	779,952	(430,734)
Expenses	234,544	1,204,942

Net (loss)income	$545,408	$(1,635,676)

Key Portfolio Statistics*
Average Agency RMBS(1)	$64,378,317	$40,355,631
Average repurchase agreement liabilities(2)	$53,698,246	$32,229,969
Average stockholder’s equity(3)	$14,513,985	$10,931,752
Average yield on Agency RMBS(4)	4.33%	5.61%
Average cost of funds(5)	0.54%	0.62%
Interest rate spread(6)	3.79%	4.99%
Leverage ratio (at period end)(7)	3.8:1	2.9:1

(1)	Our average Agency RMBS for the period calculated by averaging the beginning and ending balances of our Agency RMBS for each of the periods.
(2)	Our average repurchase agreement liabilities for the period were calculated by averaging the beginning and ending balances of repurchase agreement liability balances for each of the periods.
(3)	Our average stockholder’s equity for the period was calculated by averaging the beginning and ending balances of stockholder’s equity for each of the periods.

(4)	Our average yield on Agency RMBS for the period was calculated by dividing our interest income from Agency RMBS by our average Agency RMBS.
(5)	Our average cost of funds for the period was calculated by dividing our total interest expense and costs of related hedging activities by our average repurchase agreements.
(6)	Our interest rate spread for the period was calculated by subtracting our average cost of funds from our average yield on Agency RMBS.
(7)	Our leverage ratio was calculated by dividing our total liabilities by our equity.
*	All percentages are annualized.

The following table provides additional information about the dollar amount of changes in interest income and interest expense. The table distinguishes between (i) changes attributable to volume (the product of changes in Average Agency RMBS between periods and the average yield (or borrowing rate) for the two periods), (ii) changes attributable to rate (the product of changes in average borrowing rate between periods and the Average Agency RMBS for the two periods), and (iii) the total increase (decrease) attributable to these changes ($ in thousands).

	For the Three Months Ended September 30, 2012 and 2011 Change Attributable To
	Volume	Rate	Total
Interest on MBS:
Pass-through Agency RMBS	$200	$(73)	$127
Structured Agency RMBS	24	(20)	4

Total net change in income on Agency RMBS	224	(93)	131

Change in interest expense and related hedging costs of repurchase agreements	33	(10)	23

Change in net interest income	$191	$(83)	$108

Interest Income. Interest income increased $0.13 million to $0.70 million for the three months ended September 30, 2012 as compared to $0.57 million for the three months ended September 30, 2011. The change in interest income is primarily related to an increase in average outstanding balance in our Agency RMBS portfolio. The average outstanding balance for the three months ended September 30, 2012 was $64.38 million compared to $40.36 million for the three months ended September 30, 2011. This increase was partially offset by decreased average yields on the portfolio. The average yields for the three months ended September 30, 2012 and 2011 were 4.33% and 5.61%, respectively, a decrease of 128 basis points, or bp.

Interest Expense. Interest expense increased $0.04 million to $0.06 million for the three months ended September 30, 2012 as compared to $0.02 million for the three months ended September 30, 2011. The change in interest expense is due to both an increase in average outstanding repurchase agreement balance and an increase in the cost of borrowing. The average outstanding balance for the three months ended September 30, 2012 was $53.70 million compared to $32.23 million for the three months ended September 30, 2011. The average borrowing costs on repurchase agreement increased 14 bp to 0.43% for the three months ended September 30, 2012 as compared to 0.29% for the three months ended September 30, 2011.

(Losses) Gains on Mortgage-Backed Securities. The net gain on mortgage-backed securities for the three months ended September 30, 2012 was $0.16 million compared to a net loss of $0.95 million for the three months ended September 30, 2011. The change was primarily due to unrealized losses of $1.01 million during the three months ended September 30, 2011 compared to unrealized gains of $0.16 million during the three months ended September 30, 2012. During the three months ended September 30, 2012 and 2011, there were realized gains of $0.00 million and $0.07 million on MBS sold during the period.

Losses on Eurodollar Futures Contracts. Losses on Eurodollar futures contracts decreased approximately $0.01 million to $0.01 million for the three months ended September 30, 2012 as compared to $0.03 million for the three months ended September 30, 2011.

Expenses. Expenses consist of management fees payable to Bimini in accordance with our management agreement and other general and administrative expenses, including legal and accounting fees. For the three months ended September 30, 2012, expenses decreased $0.97 million to $0.23 million compared to the three months ended September 30, 2011 at $1.2 million. As an annualized percentage of net assets, our expense ratio for the three months ended September 30, 2012 and 2011 was 6.46% and 44.09%, respectively. Expenses for the three months ended September 30, 2011 included approximately $1.0 million related to a proposed initial public offering. For the three months ended September 30, 2012, expenses included approximately $0.06 million related to the aborted FlatWorld transaction. Excluding the effects of these transactions, expenses as a percentage of average net assets for the three months ended September 30, 2012 and 2011 would have been 4.72% and 6.47%, respectively. See “Business — Our Company” for a discussion of the FlatWorld transaction.

Comparison of the Nine Months Ended September 30, 2012 and 2011

Our net income is summarized as follows:

	Nine Months Ended September 30, (unaudited)
	2012	2011
Interest income	$2,224,749	$1,298,301
Interest expense	(182,815)	(60,369)

Net interest income	2,041,934	1,237,932
Realized gains on mortgage-backed securities	115,871	405,447
Unrealized losses on mortgage-backed securities	(758,405)	(1,106,471)
Losses on Eurodollar futures contracts	(39,500)	(166,250)

Net portfolio income	1,359,900	370,658
Expenses	558,344	1,476,590

Net income (loss)	$801,556	$(1,105,932)

Key Portfolio Statistics*
Average Agency RMBS(1)	$69,507,452	$32,338,271
Average repurchase agreement liabilities(2)	$58,420,582	$26,043,051
Average stockholder’s equity(3)	$14,272,856	$8,201,630
Average yield on Agency RMBS(4)	4.27%	5.35%
Average cost of funds(5)	0.51%	1.16%
Interest rate spread(6)	3.76%	4.19%
Leverage ratio (at period end)(7)	3.8:1	2.9:1

(1)	Our average Agency RMBS for the period calculated by averaging the quarterly average balances of our Agency RMBS during the periods.
(2)	Our average repurchase agreement liabilities for the period were calculated by averaging the quarterly average balances of our repurchase agreement liability balances during the periods.
(3)	Our average stockholder’s equity for the period was calculated by averaging the quarterly average balances of our stockholder’s equity during the periods.
(4)	Our average yield on Agency RMBS for the period was calculated by dividing our interest income from Agency RMBS by our average Agency RMBS.
(5)	Our average cost of funds for the period was calculated by dividing our total interest expense and costs of related hedging activities by our average repurchase agreements.
(6)	Our interest rate spread for the period was calculated by subtracting our average cost of funds from our average yield on Agency RMBS.
(7)	Our leverage ratio was calculated by dividing our total liabilities by our equity.
*	All percentages are annualized.

The following table provides additional information about the dollar amount of changes in interest income and interest expense. The table distinguishes between (i) changes attributable to volume (the product of changes in Average Agency RMBS between periods and the average yield (or borrowing rate) for the two periods), (ii) changes attributable to rate (the product of changes in average borrowing rate between periods and the Average Agency RMBS for the two periods), and (iii) the total increase (decrease) attributable to these changes ($ in thousands).

	For the Nine Months Ended September 30, 2012 and 2011 Change Attributable To
	Volume	Rate	Total
Interest on MBS:
Pass-through Agency RMBS	$901	$(94)	$807
Structured Agency RMBS	368	(248)	120

Total net change in income on Agency RMBS	1,269	(342)	927

Change in interest expense and related hedging costs of repurchase agreements	75	(79)	(4)

Change in net interest income	$1,194	$(263)	$931

Interest Income. Interest income increased $0.93 million to $2.22 million for the nine months ended September 30, 2012 as compared to $1.30 million for the nine months ended September 30, 2011. The change in interest income is primarily related to an increase in average outstanding balance in our Agency RMBS portfolio. The average outstanding balance for the nine months ended September 30, 2012 was $69.51 million compared to $32.34 million for the nine months ended September 30, 2011. This increase was partially offset by decreased average yields on the portfolio. The average yields for the nine months ended September 30, 2012 and 2011 were 4.27% and 5.35%, respectively, a decrease of 108 bp.

Interest Expense. Interest expense increased $0.12 million to $0.18 million for the nine months ended September 30, 2012 as compared to $0.06 million for the nine months ended September 30, 2011. The change in interest expense is due to both an increase in average outstanding repurchase agreement balance and an increase in the cost of borrowing. The average outstanding balance for the nine months ended September 30, 2012 was $58.42 million compared to $26.04 million for the nine months ended September 30, 2011. The average borrowing costs on repurchase agreement increased 11 bp to 0.42% for the nine months ended September 30, 2012 as compared to 0.31% for the nine months ended September 30, 2011.

Losses on Mortgage-Backed Securities. The net loss on mortgage-backed securities for the nine months ended September 30, 2012 was $0.64 million compared to $0.70 million for the nine months ended September 30, 2011. Included in the loss for the nine months ended September 30, 2012 were unrealized losses of $0.76 million, partially offset by $0.12 million of realized gains. For the nine months ended September 30, 2011, there were unrealized losses of $1.11 million, partially offset by realized gains of $0.41 million.

Losses on Eurodollar Futures Contracts. Losses on Eurodollar futures contracts decreased approximately $0.13 million to $0.04 million for the nine months ended September 30, 2012 as compared to $0.17 million for the nine months ended September 30, 2011.

Expenses. Expenses consist of management fees payable to Bimini in accordance with our management agreement and other general and administrative expenses, including legal and accounting fees. For the nine months ended September 30, 2012, expenses decreased $0.92 million to $0.56 million as compared to $1.48 million for to the nine months ended September 30, 2011. As an annualized percentage of net assets our expense ratio for the nine months ended September 30, 2012 and 2011 was 5.22% and 24.00%, respectively. Expenses for the nine months ended September 30, 2011 included approximately $1.0 million related to a proposed initial public offering. For the nine months ended September 30, 2012, expenses included approximately $0.06 million related to the aborted FlatWorld transaction. Excluding the effects of these transactions, expenses as a percentage of average net assets for the nine months ended September 30, 2012 and 2011 would have been 4.62% and 7.29%, respectively.

Average Balances, Net Interest Income and Interest Yields / Rates

The following table sets forth, for the periods indicated, information regarding our (i) average investment balances, total dollar amount of interest income from MBS and the resultant average yields; (ii) average repurchase agreement obligations, total dollar amount of interest expense on repurchase agreement liabilities and the resultant average cost of funds rate; (iii) net interest income; and (iv) net interest spread ($ in thousands).

	Average MBS Securities Held	Interest Income	Yield on Average Portfolio	Average Repurchase Agreements	Interest Expense and Related Hedging Costs of Repurchase Agreements	Average Cost of Funds(1)	Net Portfolio Interest Income	Net Interest Spread

Three Months Ended
September 30, 2012	$64,378	$697	4.33%	$53,698	$73	0.54%	$624	3.79%
June 30, 2012	73,559	769	4.18%	62,407	75	0.48%	694	3.70%
March 31, 2012	70,585	759	4.30%	59,157	75	0.50%	684	3.80%
December 31, 2011	53,522	473	3.53%	42,390	8	0.08%	465	3.45%
September 30, 2011	40,356	566	5.61%	32,230	50	0.62%	516	4.99%
June 30, 2011	29,286	424	5.79%	23,267	169	2.90%	255	2.89%
March 31, 2011	27,373	308	4.50%	22,632	8	0.14%	300	4.36%
Nine Months Ended
September 30, 2012	$69,507	$2,225	4.27%	$58,421	$223	0.51%	$2,002	3.76%
September 30, 2011	32,338	1,298	5.35%	26,043	227	1.16%	1,071	4.19%

(1)	Represents average interest cost of our borrowings and costs of related hedging activities.

The following table sets forth, for the periods indicated, information regarding our average MBS balances segregated by principal asset class ($ in thousands).

	Agency RMBS Portfolio					Structured Agency RMBS Portfolio
	Adjustable Rate MBS	Hybrid Adjustable Rate MBS	Fixed Rate MBS	Total Agency RMBS	Interest Only	Inverse Interest Only	Total Structured MBS	Total MBS

Three Months Ended
September 30, 2012	$3,292	$36,663	$16,564	$56,519	$988	$6,871	$7,859	$64,378
June 30, 2012	694	42,509	22,117	65,320	1,273	6,966	8,239	73,559
March 31, 2012	694	36,892	24,350	61,936	1,563	7,086	8,649	70,585
December 31, 2011	11,617	15,308	16,992	43,917	1,738	7,867	9,605	53,522
September 30, 2011	17,393	2,574	13,134	33,101	1,320	5,935	7,255	40,356
June 30, 2011	9,636	—	14,937	24,573	884	3,829	4,713	29,286
March 31, 2011	7,727	—	16,553	24,280	483	2,610	3,093	27,373
Nine Months Ended
September 30, 2012	$1,560	$38,688	$21,010	$61,258	$1,275	$6,974	$8,249	$69,507
September 30, 2011	11,585	858	14,875	27,318	896	4,124	5,020	32,338

Contractual Obligations

We are currently party to a management agreement with Bimini. Upon completion of this offering, we will terminate our management agreement with Bimini and enter into a new management agreement as described below. Under our existing management agreement with Bimini, we paid Bimini aggregate management fees of

$5,500 for the period beginning on November 24, 2010 (date operations commenced) to December 31, 2010, $166,500 for the year ended December 31, 2011 and $185,000 for the nine months ended September 30, 2012.

We intend to enter into a management agreement with our Manager. Our Manager will be entitled to receive a management fee, be reimbursed for its expenses incurred on our behalf, and, in certain circumstances, receive a termination fee, each as described in the management agreement. Such fees and expenses do not have fixed and determinable payments. The management fee will be payable monthly in arrears in an amount equal to 1/12th of (a) 1.50% of the first $250,000,000 of our equity (as defined below), (b) 1.25% of our equity that is greater than $250,000,000 and less than or equal to $500,000,000, and (c) 1.00% of our equity that is greater than $500,000,000.

“Equity” equals our month-end stockholders’ equity, adjusted to exclude the effect of any unrealized gains or losses included in either retained earnings or other comprehensive income (loss), as computed in accordance with accounting principles generally accepted in the United States, or GAAP.

We will be required to pay or reimburse our Manager for all expenses incurred by it related to our operations, but excluding all employment related expenses of our and our Manager’s officers and any Bimini employees who provide services to us pursuant to the management agreement (other than our Chief Financial Officer). We will reimburse our Manager for our allocable share of the compensation of our Chief Financial Officer based our percentage of the aggregate amount of our Manager’s assets under management and Bimini’s assets. We will also reimburse our pro rata portion of our Manager’s and Bimini’s overhead expenses based on our percentage of the aggregate amount of our Manager’s assets under management and Bimini’s assets. We will also be required to pay a termination fee for our non-renewal of the management agreement without cause. This fee will be equal to three times the average annual management fee earned by our Manager during the prior 24-month period immediately preceding the most recently completed calendar quarter prior to the effective date of termination.

We enter into repurchase agreements to finance some of our purchases of our pass-through Agency RMBS. As of September 30, 2012, we had outstanding $56,571,403 of liabilities pursuant to repurchase agreements that had a weighted average borrowing rate of approximately 0.44% and weighted average maturity of 19 days. As of September 30, 2012, aggregate interest payable on our repurchase agreements was $31,457.

Off-Balance Sheet Arrangements

As of September 30, 2012, we had no off-balance sheet arrangements.

Inflation

Virtually all of our assets and liabilities are financial in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with GAAP and our distributions are determined by our Board of Directors based primarily on our net income as calculated for tax purposes. In each case, our activities and balance sheet are measured with reference to historical cost and or fair market value without considering inflation.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

We believe the primary risk inherent in our investments is the effect of movements in interest rates, especially with respect to our use of leverage and the uncertainty of principal payment cash flows, which we refer to as prepayment risk. We, therefore, follow a risk management program designed to offset the potential adverse effects resulting from these risks.

Interest Rate Risk

We believe that the risk of adverse interest rate movements represents the most significant risk to our portfolio. This risk arises because (i) the interest rate indices used to calculate the interest rates on the mortgages underlying our assets may be different from the interest rate indices used to calculate the interest rates on the related borrowings, and (ii) interest rate movements affecting our borrowings may not be reasonably correlated with interest rate movements affecting our assets.

Interest Rate Mismatch Risk

We intend to fund a substantial portion of our acquisitions of Agency RMBS backed by ARMs and hybrid ARMs with borrowings that have interest rates based on indices and repricing terms similar to, but of somewhat shorter maturities than, the interest rate indices and repricing terms of the Agency RMBS we are financing. The interest rate indices and repricing terms of our Agency RMBS and our funding sources will be mismatched. Our cost of funds will likely rise or fall more quickly than the yield on assets. During periods of changing interest rates, such interest rate mismatches could negatively impact our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Extension Risk

We invest in Agency RMBS backed by fixed-rate and hybrid ARMs. Hybrid ARMs have interest rates that are fixed for the first few years of the loan — typically three, five, seven or 10 years — and thereafter their interest rates reset periodically on the same basis as ARMs. We compute the projected weighted average life of our Agency RMBS backed by fixed-rate mortgages and hybrid ARMs based on the market’s prepayment rate assumptions. In general, when an Agency RMBS backed by fixed-rate mortgages or hybrid ARMs is acquired with borrowings, subject to qualifying and maintaining our qualification as a REIT, we may, but are not required to, enter into interest rate swap and cap contracts or forward funding agreements that effectively cap or fix our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related Agency RMBS. This strategy is designed to protect us from rising interest rates because the borrowing costs are fixed for the duration of the fixed-rate portion of the related Agency RMBS. However, if prepayment rates decrease as interest rates rise, the life of the fixed-rate portion of the related Agency RMBS could extend beyond the term of the swap agreement or other hedging instrument. Our borrowing costs would no longer be fixed after the end of the hedging instrument, but the income earned on the related Agency RMBS would remain fixed. This situation may also cause the market value of our Agency RMBS to decline with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets and incur losses to maintain adequate liquidity.

Interest Rate Cap Risk

We invest in Agency RMBS backed by ARMs and hybrid ARMs, which are typically subject to periodic and lifetime interest rate caps and floors. Interest rate caps and floors may limit changes to the Agency RMBS yield. However, our borrowing costs pursuant to our repurchase agreements will not be subject to similar restrictions. As interest rates rise, the interest rate costs on our borrowings could increase without limitation by caps, but the interest-rate yields on the related assets would effectively be limited by caps. The effect of ARM interest rate caps is magnified to the extent we acquire Agency RMBS backed by ARMs and hybrid ARMs whose current coupon is below the fully-indexed coupon. Further, the underlying mortgages may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding, affecting available liquidity needed to pay our financing costs. These factors could lower our net interest income or cause a net loss during periods of rising interest rates.

Effect on Fair Value

The market value of our assets is sensitive to changes in interest rates and may increase or decrease at different rates than the market value of our liabilities, including our hedging instruments. We primarily assess our interest rate risk by estimating the duration of our assets and the duration of our liabilities. Duration essentially measures the market price volatility of financial instruments as interest rates change. We generally calculate duration using various financial models and empirical data, and different models and methodologies can produce different duration numbers for the same securities. If our duration estimates are inaccurate, we could underestimate our interest rate risk.

Prepayment Risk

Risk of mortgage prepayments is another significant risk to our portfolio. When prepayment rates increase, we may not be able to reinvest the money received from prepayments at yields comparable to those of the securities prepaid. Also, some ARMs and hybrid ARMs which back our Agency RMBS may bear initial “teaser” interest rates that are lower than their fully-indexed interest rates. If these mortgages are prepaid during this “teaser” period, we may lose the opportunity to receive interest payments at the higher, fully-indexed rate over the expected life of the security. Additionally, some of our structured Agency RMBS, such as IOs and IIOs, may be negatively affected by an increase in prepayment rates because their value is wholly contingent on the underlying mortgage loans having an outstanding principal balance.

A decrease in prepayment rates may also have an adverse effect on our portfolio. Also, if we invest in POs, the purchase price of such securities will be based, in part, on an assumed level of prepayments on the underlying mortgage loan. Because the returns on POs decrease the longer it takes the principal payments on the underlying loans to be paid, a decrease in prepayment rates could decrease our returns on these securities.

Prepayment risk also affects our hedging activities. When an Agency RMBS backed by a fixed-rate mortgage or hybrid ARM is acquired with borrowings, subject to qualifying and maintaining our qualification as a REIT, we may cap or fix our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related Agency RMBS. If prepayment rates are different than our projections, the term of the related hedging instrument may not match the fixed-rate portion of the security, which could cause us to incur losses.

When prevailing interest rates fall below (rise above) the coupon rate of a mortgage, it becomes more (less) likely to prepay. Our business may be adversely affected if prepayment rates are significantly different than our projections.

Analyzing Interest Rate and Prepayment Risks

The following sensitivity analysis shows the estimated impact on the fair value of our interest rate-sensitive investments as of September 30, 2012, assuming rates instantaneously fall 100 basis points, rise 100 basis points and rise 200 basis points, or BPS.

		Interest Rates Fall 100 BPS	Interest Rate Rise 100 BPS	Interest Rates Rise 200 BPS
		(Dollars in thousands)
Agency RMBS backed by ARMs
Fair Value	$6,584	213	(213)	(425)
Change in Fair Value		—	—	—
Change as a % of Fair Value		3.23%	(3.23)%	6.46%

		Interest Rates Fall 100 BPS	Interest Rate Rise 100 BPS	Interest Rates Rise 200 BPS
	(Dollars in thousands)
Agency RMBS backed by fixed-rate mortgages
Fair Value	$16,418
Change in Fair Value		$894	$(894)	$(1,789)
Change as a % of Fair Value		5.45%	(5.45)%	(10.89)%
Agency RMBS backed by hybrid ARMS
Fair Value	$36,627
Change in Fair Value		$2,393	$(2,393)	$(4,786)
Change as a % of Fair Value		6.53%	(6.53)%	(13.07)%
Structured RMBS
Fair Value	$7,179
Change in Fair Value		$(885)	$885	$1,771
Change as a % of Fair Value		(12.33)%	12.33%	24.67%
Portfolio Total
Fair Value	$66,808
Change in Fair Value		$2,614	$(2,614)	$(5,229)
Change as a % of Fair Value		3.91%	(3.91)%	(7.83)%
Cash
Fair Value	$4,455

The table below reflects the same analysis presented above but with figures in the columns that indicate the estimated impact of a 100 basis point fall or rise and a 200 basis point rise adjusted to reflect the impact of convexity, which is the measure of the sensitivity of our Agency RMBS’s effective duration to movements in interest rates.

		Interest Rates Fall 100 BPS	Interest Rate Rise 100 BPS	Interest Rates Rise 200 BPS
	(Dollars in thousands)
Agency RMBS backed by ARMs
Fair Value	$6,584
Change in Fair Value		$136	$(211)	$(419)
Change as a % of Fair Value		2.07%	(3.21)%	(6.36)%
Agency RMBS backed by fixed-rate mortgages
Fair Value	$16,418
Change in Fair Value		$726	$(907)	$(1,792)
Change as a % of Fair Value		4.42%	(5.53)%	(10.91)%
Agency RMBS backed by hybrid ARMs
Fair Value	$36,627
Change in Fair Value		$2,028	$(2,520)	$(5,098)
Change as a % of Fair Value		5.54%	(6.88)%	(13.92)%
Structured RMBS
Fair Value	$7,179
Change in Fair Value		$(1,097)	$1,364	$3,023
Change as a % of Fair Value		(15.28)%	19.00%	42.10%
Portfolio Total
Fair Value	$66,808
Change in Fair Value		$1,794	$(2,275)	$(4,286)
Change as a % of Fair Value		2.69%	(3.40)%	(6.42)%
Cash
Fair Value	$4,455

As interest rates change, the change in the fair value of our assets would likely differ from that shown above and such difference might be material and adverse to us. The volatility in the fair value of our assets could increase significantly when interest rates change beyond 100 basis points. In addition to changes in interest rates, other factors impact the fair value of our interest rate-sensitive investments and hedging instruments, if any, such as the shape of the yield curve, the level of 30-day LIBOR, market expectations about future interest rate changes and disruptions in the financial markets.

Our liabilities, consisting primarily of repurchase agreements, are also affected by changes in interest rates. As rates rise, the value of the underlying asset, or the collateral, declines. In certain circumstances, we could be required to post additional collateral in order to maintain the repurchase agreement. We maintain cash and unpledged securities to cover these possible situations. Typically, our cash position is approximately equal to the haircut on our pledged assets, and the balance of our unpledged assets exceeds our cash balance. As an example, if interest rates increased 200 basis points, as shown on the prior table, our collateral as of September 30, 2012 would decline in value by approximately $5.2 million, which would require that we post $5.2 million of additional collateral to meet a margin call. Our cash and unpledged assets are currently sufficient to cover such a margin call. There can be no assurance, however, that we will always have sufficient cash or unpledged assets to cover such shortfalls in all situations.

BUSINESS

Our Company

Orchid Island Capital, Inc. is a specialty finance company that invests in Agency RMBS. Our investment strategy focuses on, and our portfolio consists of, two categories of Agency RMBS: (i) traditional pass-through Agency RMBS and (ii) structured Agency RMBS, such as CMOs, IOs, IIOs and POs, among other types of structured Agency RMBS.

Our business objective is to provide attractive risk-adjusted total returns to our investors over the long term through a combination of capital appreciation and the payment of regular quarterly distributions. We intend to achieve this objective by investing in and strategically allocating capital between the two categories of Agency RMBS described above. We seek to generate income from (i) the net interest margin, which is the spread or difference between the interest income we earn on our assets and the interest cost of our related borrowing and hedging activities, on our leveraged pass-through Agency RMBS portfolio and the leveraged portion of our structured Agency RMBS portfolio, and (ii) the interest income we generate from the unleveraged portion of our structured Agency RMBS portfolio. We intend to fund our pass-through Agency RMBS and certain of our structured Agency RMBS, such as fixed and floating rate tranches of CMOs and POs, through short-term borrowings structured as repurchase agreements. However, we do not intend to employ leverage on the securities in our structured Agency RMBS portfolio that have no principal balance, such as IOs and IIOs. We do not intend to use leverage in these instances because the securities contain structural leverage. Pass-through Agency RMBS and structured Agency RMBS typically exhibit materially different sensitivities to movements in interest rates. Declines in the value of one portfolio may be offset by appreciation in the other. The percentage of capital that we allocate to our two Agency RMBS asset categories will vary and will be actively managed in an effort to maintain the level of income generated by the combined portfolios, the stability of that income stream and the stability of the value of the combined portfolios. We believe that this strategy will enhance our liquidity, earnings, book value stability and asset selection opportunities in various interest rate environments.

We were formed by Bimini in August 2010 and commenced operations on November 24, 2010. Bimini is currently our sole stockholder. Bimini has managed our portfolio since inception by utilizing the same investment strategy that we expect our Manager, an investment advisor registered with the SEC, and its experienced RMBS investment team to continue to employ after completion of this offering. As of September 30, 2012, our Agency RMBS portfolio had a fair value of approximately $66.8 million and was comprised of approximately 89.3% pass-through Agency RMBS and 10.7% structured Agency RMBS. Our net asset value as of September 30, 2012 was approximately $15.0 million.

In May 2011, we filed a registration statement with the SEC in contemplation of an initial public offering of our common stock. We withdrew the registration statement in August 2011 due to market conditions. Bimini also recently entered into an agreement with FlatWorld Acquisition Corp., or FlatWorld, to merge our company into a wholly-owned subsidiary of FlatWorld. FlatWorld is a publicly traded specialty acquisition corporation, or SPAC. As a condition to closing the merger, FlatWorld provided its current shareholders with the opportunity to redeem their ordinary shares for cash by way of a tender offer without a shareholder vote and pursuant to the tender offer rules of the SEC. The tender offer, which expired on September 6, 2012, or the Expiration Date, was conditioned on, among other things, no more than 825,000 ordinary shares being validly tendered and not validly withdrawn prior to the Expiration Date. The actual number of shares validly tendered and not validly withdrawn as of the Expiration Date exceeded the 825,000 threshold. On September 6, 2012, FlatWorld terminated the tender offer, the condition to closing the proposed merger was not met, the merger agreement was terminated and the merger was not consummated.

To date Bimini has not been able to attract additional capital primarily because of outstanding litigation and other matters that remain from the time period when Bimini owned its mortgage origination business, OFS. For this reason, Bimini has attempted to increase assets under management by attracting capital for us, which does not have any of the litigation and legacy issues that Bimini has as a result of its mortgage origination business. However, to the extent such matters are resolved in the future, Bimini would be in a position to attract additional capital, and may in fact do so. Bimini may employ such additional capital in its existing Agency RMBS portfolio or deploy the capital into another business venture that would not compete with our operations.

We intend to qualify and will elect to be taxed as a REIT under the Code commencing with our short taxable year ending December 31, 2013. We generally will not be subject to U.S. federal income tax to the extent that we annually distribute all of our REIT taxable income to our stockholders and qualify as a REIT.

Our Manager

We are currently managed by Bimini. Upon completion of this offering, we will be externally managed and advised by our Manager pursuant to the terms of a management agreement. Our Manager is a newly-formed Maryland corporation that is a wholly-owned subsidiary of Bimini. Our Manager will be responsible for administering our business activities and day-to-day operations, subject to the supervision and oversight of our Board of Directors. Members of Bimini’s and our Manager’s senior management team will also serve as our executive officers. We will not have any employees.

Bimini Capital Management, Inc.

Bimini is a mortgage REIT that has operated since 2003 and had approximately $125.7 million of pass-through Agency RMBS and structured Agency RMBS as of September 30, 2012. Bimini has employed its current investment strategy with its own portfolio since the third quarter of 2008 and with our portfolio since our inception. The following table shows Bimini’s returns on invested capital since commencing with this investment strategy in the third quarter of 2008. The returns on Bimini’s invested capital provided below are net of the interest paid pursuant to Bimini’s repurchase agreements but does not give effect to the cost of Bimini’s other long-term financing costs as described below.

Three Months Ended	Quarterly Return on Invested Capital(1)	Cumulative Return on Invested Capital(1)(2)
September 30, 2008	2.5%	2.5%
December 31, 2008	8.9%	11.7%
March 31, 2009	13.2%	26.4%
June 30, 2009	14.0%	44.0%
September 30, 2009	10.7%	59.4%
December 31, 2009	7.0%	70.6%
March 31, 2010	(0.3)%	70.1%
June 30, 2010	9.4%	86.0%
September 30, 2010	3.0%	91.6%
December 31, 2010	8.0%	106.9%
March 31, 2011	6.2%	119.7%
June 30, 2011	9.0%	139.4%
September 30, 2011	(3.4)%	131.3%
December 31, 2011	1.8%	135.5%
March 31, 2012	3.3%	143.3%
June 30, 2012	(1.1)%	140.7%
September 30, 2012	5.3%	153.4%
Annualized Return on Investment Capital(3)		24.4%

(1)

Returns on invested capital are calculated by dividing (i) the sum of (A) net interest income, before interest on junior subordinated notes (which equals the difference between interest income and interest expense), and (B) gains/losses on mortgage-backed securities by (ii) invested capital. Invested capital consists of the sum of: (i) mortgage-backed securities — pledged to counterparties (less repurchase agreements and -unsettled security transactions), (ii) mortgage-backed securities — unpledged (which consists of unpledged pass-through Agency RMBS and structured Agency RMBS less any unsettled Agency RMBS), (iii) cash and cash equivalents and (iv) restricted cash. The components of invested capital and returns on invested capital are based entirely on information contained in the SEC filings of Bimini Capital Management, Inc., which are publicly available through the SEC’s website at www.sec.gov. The information contained in the SEC filings of Bimini Capital Management, Inc. does not constitute a part of this prospectus or any amendment or supplement thereto.
(2)

Cumulative return on invested capital represents the return on invested capital assuming the reinvestment of all prior period returns beginning on July 1, 2008. For example, the cumulative return on invested capital as of December 31, 2008 was calculated as follows: ((1+0.0252)* (1+0.0891))-1.

(3)	Calculated by annualizing the total cumulative return on invested capital for the periods presented above.

The table below shows the components of Bimini’s invested capital. All information in the table below is based entirely on information contained in the SEC filings of Bimini which are publicly available through the SEC’s website at www.sec.gov. The information contained in the SEC filings of Bimini does not constitute a part of this prospectus or any amendment or supplement thereto.

As of:	Mortgage-Backed Securities - Pledged to Counterparties	Repurchase Agreements and Unsettled Security Transactions(1)	Mortgage- Backed Securities - Unpledged	Cash and Cash Equivalents	Restricted Cash	Total Invested Capital
			(Dollars in thousands)
September 30, 2008	$208,921	$(200,708)	$17,647	$12,377	$250	$38,487
December 31, 2008	158,444	(148,695)	13,664	7,669	—	31,082
March 31, 2009	80,618	(74,736)	10,786	22,113	—	38,781
June 30, 2009	75,159	(69,887)	19,335	4,821	—	29,427
September 30, 2009	66,286	(82,733)	39,992	14,785	—	38,330
December 31, 2009	104,876	(100,271)	14,793	6,400	2,530	28,327
March 31, 2010	79,763	(81,077)	22,397	5,159	950	27,191
June 30, 2010	75,271	(73,086)	22,282	4,433	168	29,068
September 30, 2010	111,886	(107,274)	18,891	3,071	1,539	28,114
December 31, 2010	117,254	(113,592)	17,879	2,831	3,546	27,918
March 31, 2011	99,509	(94,927)	17,525	5,199	1,186	28,491
June 30, 2011	96,089	(92,105)	17,919	6,283	1,107	29,292
September 30, 2011	69,397	(67,396)	18,801	3,927	1,745	26,473
December 31, 2011	73,064	(69,528)	18,078	4,301	417	26,332
March 31, 2012	106,699	(101,730)	14,907	5,173	1,213	26,262
June 30, 2012	96,993	(91,825)	14,908	5,453	305	25,833
September 30, 2012	113,388	(107,121)	12,351	7,311	265	26,194

(1)

On occasion, Bimini enters into reverse repurchase agreements to facilitate the sale of selected positions in its pass-through Agency RMBS portfolio without unwinding an existing repurchase agreement. In accordance with the terms of a master repurchase agreement, repurchase agreements and reverse repurchase agreements are reported net of each other in Bimini’s consolidated balance sheet.

We believe that this method of calculating returns described above provides a useful means to measure the performance of Bimini’s portfolio because (i) it is based on actual capital invested in Bimini’s portfolio (including cash and cash equivalents and restricted cash that could be used to satisfy margin calls) instead of overall stockholders’ equity, which takes into account Bimini’s accumulated deficit and other factors unrelated to the portfolio, and (ii) it shows Bimini’s quarterly and cumulative returns on its Agency RMBS portfolio taking into account the repurchase agreement financing costs typical to manage this type of portfolio, but without taking into account its entity-level capital by excluding from the returns the effects of interest due on Bimini’s junior subordinated debt, which is related to Bimini’s trust preferred securities. Because of the terms of its trust preferred securities (which include the long-term nature of the underlying junior subordinated debt and the fact that such debt is not held directly by outside investors, but indirectly through preferred equity securities of an intervening trust that holds such debt), Bimini characterizes its trust preferred securities (and the related junior subordinated debt) as a form of capital, rather than as a form of financing for Bimini’s portfolio, when calculating returns on invested capital.

Our results may differ from Bimini’s results and will depend on a variety of factors, some of which are beyond our control and/or are difficult to predict, including changes in interest rates, changes in prepayment speeds and other changes in market conditions and economic trends. In addition, Bimini’s portfolio results above do not include other expenses necessary to operate a public company and that we will incur following the completion of this offering, including the management fee we will pay to our Manager. Therefore, you should not assume that Bimini’s portfolio’s performance will be indicative of the performance of our portfolio or the Company.

In 2005, Bimini acquired OFS, an originator of residential mortgages. At the time OFS was acquired, Bimini managed an Agency RMBS portfolio with a fair value of approximately $3.5 billion. OFS operated in 46 states and originated residential mortgages through three production channels. OFS did not have the capacity to retain the mortgages it originated, and relied on the ability to sell loans as they were originated as either whole loans or through off-balance sheet securitizations. When the residential housing market in the United States started to collapse in late 2006 and early 2007, the ability to successfully execute this strategy was quickly impaired as whole loan prices plummeted and the securitization markets closed. Bimini’s management closed a majority of the mortgage origination operations in early 2007, with the balance sold by June 30, 2007. Additional losses were incurred after June 30, 2007 as the remaining assets were sold or became impaired, and by December 31, 2009, OFS had an accumulated deficit of approximately $278 million. The losses generated by OFS required Bimini to slowly liquidate its Agency RMBS portfolio as capital was reduced and the operations of OFS drained Bimini’s cash resources. On November 5, 2007, Bimini was delisted by the NYSE. By December 31, 2008, Bimini’s Agency RMBS portfolio was reduced to approximately $172 million and, as a result of the reduced capital remaining and the financial crisis, Bimini had limited access to repurchase agreement funding. Bimini and its subsidiaries are subject to a number of ongoing legal proceedings. Those proceedings or any future proceedings may divert the time and attention of our Manager and certain key personnel of our Manager from us and our investment strategy. The diversion of time of our Manager and certain key personnel of our Manager may have a material adverse effect on our reputation, business operations, financial condition and results of operations and our ability to pay distributions to our stockholders. See “Risk Factors — Legal proceedings involving Bimini and certain of its subsidiaries have adversely affected Bimini, may materially adversely affect Bimini’s and our Manager’s ability to effectively manage our business and could materially adversely affect our reputation, business operations, financial condition and results of operations and our ability to pay distributions to our stockholders.”

Although our and Bimini’s Chief Executive Officer, Mr. Cauley, and Chief Investment Officer and Chief Financial Officer, Mr. Haas, both worked at Bimini during the time it owned OFS (Mr. Cauley was the Chief Investment Officer and Chief Financial Officer and Mr. Haas was the Head of Research and Trading), their primary focus and responsibilities were the management of Bimini’s securities portfolio, not the management of OFS. In addition, Mr. Cauley is the only director still serving on Bimini’s board of directors that served when OFS was acquired. Bimini’s current investment strategy was implemented in the third quarter of 2008, the first full quarter of operations after Mr. Cauley become the Chief Executive Officer of Bimini and Mr. Haas became the Chief Investment Officer and Chief Financial Officer of Bimini. Messrs. Cauley and Haas were appointed to these respective roles on April 4, 2008.

Our Investment and Capital Allocation Strategy

Our Investment Strategy

Our business objective is to provide attractive risk-adjusted total returns to our investors over the long term through a combination of capital appreciation and the payment of regular quarterly distributions. We intend to achieve this objective by investing in and strategically allocating capital between pass-through Agency RMBS and structured Agency RMBS. We seek to generate income from (i) the net interest margin on our leveraged pass-through Agency RMBS portfolio and the leveraged portion of our structured Agency RMBS portfolio, and (ii) the interest income we generate from the unleveraged portion of our structured Agency RMBS portfolio. We also seek to minimize the volatility of both the net asset value of, and income from, our portfolio through a process which emphasizes capital allocation, asset selection, liquidity and active interest rate risk management.

We intend to fund our pass-through Agency RMBS and certain of our structured Agency RMBS, such as fixed and floating rate tranches of CMOs and POs, through repurchase agreements. However, we do not intend to employ leverage on our structured Agency RMBS that have no principal balance, such as IOs and IIOs. We do not intend to use leverage in these instances because the securities contain structural leverage. The structural leverage is derived as follows:

•	A structured security is defined as a security whose cash flows are derived from the cash flows of one or more underlying securities.

•

The structured security will only receive a portion of the cash flows from the underlying security. It will either receive a fractional portion of the cash flows from the underlying securities over the life of the underlying security, or it will receive all of the cash flows from the underlying securities, but only for a fraction of the time such securities are producing cash flow.

•

In the case of our structured Agency RMBS portfolio, the underlying securities in question are Agency RMBS. There are two primary factors that affect the timing and amount of cash flows of Agency RMBS:

•	movements of interest rates, and

•	actual or expected prepayments of the underlying loans.

•

Since a structured security only receives a portion of the cash flows of the underlying security, changes in the cash flows of the underlying security may have a far greater impact on the total cash flows to the structured security. For instance, if we own a security that is only entitled to the interest portion of the cash flows from an underlying pool of amortizing loans, we will only receive such cash flows as long as the underlying loans remain outstanding. If the underlying loans are paid off at a faster rate than was anticipated, the total interest cash flows received will be lower than anticipated. In this instance the total principal cash flows will be unaffected, but if the loans are paid off sooner than anticipated, the total interest cash flows will be reduced. Therefore, while the total principal and interest cash flows of the underlying loans may not be materially reduced, the cash flows to the security only entitled to receive the interest portion of such cash flows will be reduced by a far greater amount.

•

Since the price of a security is a function of the expected cash flows over the life of such security, the structural leverage is the result of the fact the structured security is likely to experience price movements larger than those experienced by the securities underlying the structured security.

Our investment strategy consists of the following components:

•

investing in pass-through Agency RMBS and certain structured Agency RMBS, such as fixed and floating rate tranches of CMOs and POs, on a leveraged basis to increase returns on the capital allocated to this portfolio;

•

investing in certain structured Agency RMBS, such as IOs and IIOs, on an unleveraged basis in order to (i) increase returns due to the structural leverage contained in such securities, (ii) enhance liquidity due to the fact that these securities will be unencumbered and (iii) diversify portfolio interest rate risk due to the different interest rate sensitivity these securities have compared to pass-through Agency RMBS;

•	investing in Agency RMBS in order to minimize credit risk;

•	investing in assets that will cause us to maintain our exclusion from regulation as an investment company under the Investment Company Act; and

•	investing in assets that will allow us to qualify and maintain our qualification as a REIT.

Our Manager will make investment decisions based on various factors, including, but not limited to, relative value, expected cash yield, supply and demand, costs of hedging, costs of financing, liquidity requirements, expected future interest rate volatility and the overall shape of the U.S. Treasury and interest rate swap yield curves. We do not attribute any particular quantitative significance to any of these factors, and the weight we give to these factors depends on market conditions and economic trends. We believe that this strategy, combined with our Manager’s experienced RMBS investment team, will enable us to provide attractive long-term returns to our stockholders.

Capital Allocation Strategy

The percentage of capital invested in our two asset categories will vary and will be managed in an effort to maintain the level of income generated by the combined portfolios, the stability of that income stream and the stability of the value of the combined portfolios. Typically, pass-through Agency RMBS and structured Agency RMBS exhibit materially different sensitivities to movements in interest rates. Declines in the value of one portfolio may be offset by appreciation in the other, although we cannot assure you that this will be the case. Additionally, our Manager will seek to maintain adequate liquidity as it allocates capital.

We will allocate our capital to assist our interest rate risk management efforts. The unleveraged portfolio does not require unencumbered cash or cash equivalents to be maintained in anticipation of possible margin calls. To the extent more capital is deployed in the unleveraged portfolio, our liquidity needs will generally be less.

During periods of rising interest rates, refinancing opportunities available to borrowers typically decrease because borrowers are not able to refinance their current mortgage loans with new mortgage loans at lower interest rates. In such instances, securities that are highly sensitive to refinancing activity, such as IOs and IIOs, typically increase in value. Our capital allocation strategy allows us to redeploy our capital into such securities when and if we believe interest rates will be higher in the future, thereby allowing us to hold securities the value of which we believe is likely to increase as interest rates rise. Also, by being able to re-allocate capital into structured Agency RMBS, such as IOs, during periods of rising interest rates, we may be able to offset the likely decline in the value of our pass-through Agency RMBS, which are negatively impacted by rising interest rates.

We intend to qualify as a REIT and operate in a manner that will not subject us to regulation under the Investment Company Act. In order to rely on the exemption provided by Section 3(c)(5)(C) under the Investment Company Act, we must maintain at least 55% of our assets in qualifying real estate assets. For purposes of this test, structured mortgage-backed securities are non-qualifying real estate assets. Accordingly, while we have no explicit limitation on the amount of our capital that we will deploy to the unleveraged structured Agency RMBS portfolio, we will deploy our capital in such a way so as to maintain our exemption from registration under the Investment Company Act.

Competitive Strengths

We believe that our competitive strengths include:

•

Ability to Successfully Allocate Capital between Pass-Through and Structured Agency RMBS. We seek to maximize our risk-adjusted returns by investing exclusively in Agency RMBS, which has limited credit risk due to the guarantee of principal and interest payments on such securities by Fannie Mae, Freddie Mac or Ginnie Mae. Our Manager will allocate capital between pass-through Agency RMBS and structured Agency RMBS. The percentage of our capital we allocate to our two asset categories will vary and will be actively managed in an effort to maintain the level of income generated by the combined portfolios, the stability of that income stream and the stability of the value of the combined portfolios. We believe this strategy will enhance our liquidity, earnings, book value stability and asset selection opportunities in various interest rate environments and provide us with a competitive advantage over other REITs that invest in only pass-through Agency RMBS. This is because, among other reasons, our investment and capital allocation strategies allow us to move capital out of pass-through Agency RMBS and into structured Agency RMBS in a rising interest rate environment, which will protect our portfolio from excess margin calls on our pass-through Agency RMBS portfolio and reduced net interest margins, and allow us to invest in securities, such as IOs, that have historically performed well in a rising interest rate environment.

•

Experienced RMBS Investment Team. Robert Cauley, our Chief Executive Officer and co-founder of Bimini, and Hunter Haas, our Chief Investment Officer, have 19 and 11 years of experience, respectively, in analyzing, trading and investing in Agency RMBS. Additionally, Messrs. Cauley and Haas each have over eight years of experience managing Bimini, which is a publicly-traded REIT that has invested in Agency RMBS since its inception in 2003. Messrs. Cauley and Haas managed Bimini through the recent housing market collapse and the related adverse effects on the banking and financial system, repositioning Bimini’s portfolio in response to adverse market conditions. We believe this experience has enabled them to recognize portfolio risk in advance, hedge such risk accordingly and manage liquidity and borrowing risks during adverse market conditions. We believe that Messrs. Cauley’s and Haas’ experience will provide us with a competitive advantage over other management teams that may not have experience managing a publicly-traded mortgage REIT or managing a business similar to ours during various interest rate and credit cycles, including the recent housing market collapse.

•

Clean Balance Sheet With an Implemented Investment Strategy. As a recently-formed entity, we intend to build on our existing investment portfolio. As of September 30, 2012, our Agency RMBS portfolio had a fair value of approximately $66.8 million and was comprised of approximately 89.3% pass-through Agency RMBS and 10.7% structured Agency RMBS. Our net asset value as of September 30, 2012 was approximately $15.0 million. Bimini has managed our portfolio since inception by utilizing the same investment strategy that we expect our Manager and its experienced RMBS investment team to continue to employ after the completion of this offering.

•

Alignment of Interests. Upon completion of this offering, Bimini will own              shares of our common stock, which will represent approximately     % of the aggregate outstanding shares of our common stock (or     % if the underwriters exercise their overallotment option in full). Bimini has agreed that, for a period of 180 days after the date of this prospectus, it will not, without the prior written consent of Ladenburg Thalmann & Co. Inc., dispose of or hedge any of its shares of our common stock, subject to certain exceptions and extensions. We believe that Bimini’s ownership of our common stock will align our Manager’s interests with our interests.

Our Portfolio

As of September 30, 2012, our portfolio consisted of Agency RMBS with an aggregate fair value of approximately $66.8 million, a weighted average coupon of 3.42% and a weighted average borrowing rate of 0.44%. The following table summarizes our portfolio as of September 30, 2012:

Asset Category	Fair Value	Percentage of Entire Portfolio	Weighted Average Coupon	Weighted Average Maturity in Months	Longest Maturity	Weighted Average Coupon Reset in Months	Weighted Average Lifetime Cap	Weighted Average Periodic Cap	Weighted Average CPR(1)
	(In thousands)
Pass-through Agency RMBS backed by:
Adjustable-Rate Mortgages	$6,584	9.9%	4.19%	261	9-1-35	4.91	10.04	2.00%	n/a
Fixed-Rate Mortgages	16,418	24.6	3.63	186	12-1-40	n/a	n/a	n/a	3.99%
Hybrid Adjustable-Rate Mortgages	36,627	54.8	2.75	354	5-1-42	78.38	7.75	2.00%	4.28%

Total/Weighted Average Whole-pool Mortgage Pass-through Agency RMBS	$56,629	89.3%	3.15%	298	5-1-42	67.19	8.10	2.00%	4.19%
Structured Agency RMBS:
CMOs	$—	—%	—%	—
IOs	918	1.4	4.89	285	12-25-39	n/a	n/a	n/a	40.70%
IIOs	6,261	9.3	5.74	311	11-25-40	n/a	n/a	n/a	38.39%
POs	—	—

Total/Weighted Average Structured Agency RMBS	$7,179	10.7%	5.63%	307	11-25-40	n/a	n/a	n/a	38.73%

Total/Weighted Average	$66,808	100.0%	3.42%	299	5-1-42	n/a	n/a	n/a	25.02%

(1)

CPR refers to Constant Prepayment Rate, which is a method of expressing the prepayment rate for a mortgage pool that assumes that a constant fraction of the remaining principal is prepaid each month or year. Specifically, the CPR in the chart above represents the three month prepayment rate of the securities in the respective asset category.

Description of Agency RMBS

Pass-through Agency RMBS

We invest in pass-through securities, which are securities secured by residential real property in which payments of both interest and principal on the securities are generally made monthly. In effect, these securities pass through the monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer or guarantor of the securities. Pass-through certificates can be divided into various categories based on the characteristics of the underlying mortgages, such as the term or whether the interest rate is fixed or variable.

The payment of principal and interest on mortgage pass-through securities issued by Ginnie Mae, but not the market value, is guaranteed by the full faith and credit of the federal government. Payment of principal and interest on mortgage pass-through certificates issued by Fannie Mae and Freddie Mac, but not the market value, is guaranteed by the respective agency issuing the security.

A key feature of most mortgage loans is the ability of the borrower to repay principal earlier than scheduled. This is called a prepayment. Prepayments arise primarily due to sale of the underlying property, refinancing or foreclosure. Prepayments result in a return of principal to pass-through certificate holders. This may result in a lower or higher rate of return upon reinvestment of principal. This is generally referred to as prepayment uncertainty. If a security purchased at a premium prepays at a higher-than-expected rate, then the value of the premium would be eroded at a faster-than-expected rate. Similarly, if a discount mortgage prepays at a lower-than-expected rate, the amortization towards par would be accumulated at a slower-than-expected rate. The possibility of these undesirable effects is sometimes referred to as “prepayment risk.”

In general, declining interest rates tend to increase prepayments, and rising interest rates tend to slow prepayments. Like other fixed-income securities, when interest rates rise, the value of Agency RMBS generally declines. The rate of prepayments on underlying mortgages will affect the price and volatility of Agency RMBS and may shorten or extend the effective maturity of the security beyond what was anticipated at the time of purchase. If interest rates rise, our holdings of Agency RMBS may experience reduced returns if the borrowers of the underlying mortgages pay off their mortgages later than anticipated. This is generally referred to as extension risk.

The mortgage loans underlying pass-through certificates can generally be classified into the following three categories:

•

Fixed-Rate Mortgages. Fixed-rate mortgages are those where the borrower pays an interest rate that is constant throughout the term of the loan. Traditionally, most fixed-rate mortgages have an original term of 30 years. However, shorter terms (also referred to as final maturity dates) have become common in recent years. Because the interest rate on the loan never changes, even when market interest rates change, over time there can be a divergence between the interest rate on the loan and current market interest rates. This in turn can make fixed-rate mortgages price sensitive to market fluctuations in interest rates. In general, the longer the remaining term on the mortgage loan, the greater the price sensitivity.

•

ARMs. ARMs are mortgages for which the borrower pays an interest rate that varies over the term of the loan. The interest rate usually resets based on market interest rates, although the adjustment of such an interest rate may be subject to certain limitations. Traditionally, interest rate resets occur at regular set intervals (for example, once per year). We will refer to such ARMs as “traditional” ARMs. Because the interest rates on ARMs fluctuate based on market conditions, ARMs tend to have interest rates that do not deviate from current market rates by a large amount. This in turn can mean that ARMs have less price sensitivity to interest rates.

•

Hybrid Adjustable-Rate Mortgages. Hybrid ARMs have a fixed-rate for the first few years of the loan, often three, five, or seven years, and thereafter reset periodically like a traditional ARM. Effectively, such mortgages are hybrids, combining the features of a pure fixed-rate mortgage and a traditional ARM. Hybrid ARMs have price sensitivity to interest rates similar to that of a fixed-rate mortgage during the period when the interest rate is fixed and similar to that of an ARM when the interest rate is in its periodic reset stage. However, because many hybrid ARMs are structured with a relatively short initial time span during which the interest rate is fixed, even during that segment of its existence, the price sensitivity may be high.

Structured Agency RMBS

We also invest in structured Agency RMBS, which include CMOs, IOs, IIOs and POs. The payment of principal and interest, as appropriate, on structured Agency RMBS issued by Ginnie Mae, but not the market value, is guaranteed by the full faith and credit of the federal government. Payment of principal and interest, as appropriate, on structured Agency RMBS issued by Fannie Mae and Freddie Mac, but not the market value, is guaranteed by the respective agency issuing the security. The types of structured Agency RMBS in which we invest are described below.

•

CMOs. CMOs are a type of RMBS the principal and interest of which are paid, in most cases, on a monthly basis. CMOs may be collateralized by whole mortgage loans, but are more typically collateralized by portfolios of mortgage pass-through securities issued directly by or under the auspices of Ginnie Mae, Freddie Mac or Fannie Mae. CMOs are structured into multiple classes, with each class bearing a different stated maturity. Monthly payments of principal, including prepayments, are first returned to investors holding the shortest maturity class. Investors holding the longer maturity classes receive principal only after the first class has been retired. Generally, fixed-rate mortgages are used to collateralize CMOs. However, the CMO tranches need not all have fixed-rate coupons. Some CMO tranches have floating rate coupons that adjust based on market interest rates, subject to some limitations. Such tranches, often called “CMO floaters,” can have relatively low price sensitivity to interest rates.

•

IOs. IOs represent the stream of interest payments on a pool of mortgages, either fixed-rate mortgages or hybrid ARMs. Holders of IOs have no claim to any principal payments. The value of IOs depends primarily on two factors, which are prepayments and interest rates. Prepayments on the underlying pool of mortgages reduce the stream of interest payments going forward, hence IOs are highly sensitive to prepayment rates. IOs are also sensitive to changes in interest rates. An increase in interest rates reduces the present value of future interest payments on a pool of mortgages. On the other hand, an increase in interest rates has a tendency to reduce prepayments, which increases the expected absolute amount of future interest payments.

•

IIOs. IIOs represent the stream of interest payments on a pool of mortgages, either fixed-rate mortgages or hybrid ARMs. Holders of IIOs have no claim to any principal payments. The value of IIOs depends primarily on three factors, which are prepayments, LIBOR rates and term interest rates. Prepayments on the underlying pool of mortgages reduce the stream of interest payments, hence IIOs are highly sensitive prepayment rates. The coupon on IIOs is derived from both the coupon interest rate on the underlying pool of mortgages and 30-day LIBOR. IIOs are typically created in conjunction with a floating rate CMO that has a principal balance and which is entitled to receive all of the principal payments on the underlying pool of mortgages. The coupon on the floating rate CMO is also based on 30-day LIBOR. Typically, the coupon on the floating rate CMO and the IIO, when combined, equal the coupon on the pool of underlying mortgages. The coupon on the pool of underlying mortgages typically represents a cap or ceiling on the combined coupons of the floating rate CMO and the IIO. Accordingly, when the value of 30-day LIBOR increases, the coupon of the floating rate CMO will increase and the coupon on the IIO will decrease. When the value of 30-day LIBOR falls, the opposite is true. Accordingly, the value of IIOs are sensitive to the level of 30-day LIBOR and expectations by market participants of future movements in the level of 30-day LIBOR. IIOs are also sensitive to changes in interest rates. An increase in interest rates reduces the present value of future interest payments on a pool of mortgages. On the other hand, an increase in interest rates has a tendency to reduce prepayments, which increases the expected absolute amount of future interest payments.

•

POs. POs represent the stream of principal payments on a pool of mortgages. Holders of POs have no claim to any interest payments, although the ultimate amount of principal to be received over time is known — it equals the principal balance of the underlying pool of mortgages. What is not known is the timing of the receipt of the principal payments. The value of POs depends primarily on two factors, which are prepayments and interest rates. Prepayments on the underlying pool of mortgages accelerate the stream of principal repayments, hence POs are highly sensitive to the rate at which the mortgages in the pool are prepaid. POs are also sensitive to changes in interest rates. An increase in interest rates reduces the present value of future principal payments on a pool of mortgages. Further, an increase in interest rates also has a tendency to reduce prepayments, which decelerates, or pushes further out in time, the ultimate receipt of the principal payments. The opposite is true when interest rates decline.

Our Financing Strategy

We intend to fund our pass-through Agency RMBS and certain of our structured Agency RMBS, such as fixed and floating rate tranches of CMOs and POs, through short-term repurchase agreements. However, we do not intend to employ leverage on our structured Agency RMBS that have no principal balance, such as IOs and IIOs. We do not intend to use leverage in these instances because the securities contain structural leverage. Our borrowings currently consist of short-term borrowings pursuant to repurchase agreements. We may use other sources of leverage, such as secured or unsecured debt or issuances of preferred stock. We do not have a policy limiting the amount of leverage we may incur. However, we generally expect that the ratio of our total liabilities compared to our equity, which we refer to as our leverage ratio, will be less than 12 to 1. Our amount of leverage may vary depending on market conditions and other factors that we deem relevant.

We allocate our capital between two sub-portfolios. The pass-through Agency RMBS portfolio will be leveraged generally via repurchase agreement funding. The structured Agency RMBS portfolio generally will not be leveraged. The leverage ratio will be the ratio of the repurchase agreement debt outstanding to the stockholders equity, assuming no other forms of debt are outstanding. The amount of leverage will be a function of the capital allocated to the pass-through Agency RMBS portfolio and the amount of haircuts required by our lenders on our borrowings. When the capital allocation to the pass-through Agency RMBS portfolio is high, the leverage ratio will be high since more capital is being explicitly leveraged and less capital is un-leveraged. If the haircuts required by our lenders on our borrowings are higher, all else being equal, our leverage will be lower since our lenders will lend less against the value of the capital deployed to the pass-through Agency RMBS portfolio. The allocation of capital between the two portfolios will be a function of several factors:

•

The relative durations of the respective portfolios — we generally seek to have a combined duration at or near zero. If our pass-through securities have a longer duration, we will allocate more capital to the structured security portfolio to achieve a combined duration close to zero.

•

The relative attractiveness of pass-through securities versus structured securities. To the extent we believe the expected returns of one type of security are higher than the other, we will allocate more capital to the more attractive securities, subject to the caveat that its combined duration remains at or near zero.

•

We seek to maintain adequate cash and unencumbered securities relative to our repurchase agreement borrowings to ensure we can meet any price or prepayment related margin calls from our lenders. To the extent we feel price or prepayment related margin calls will be higher/lower, we will allocate less/more capital to the pass-through Agency RMBS portfolio. Our pass-through Agency RMBS portfolio likely will be our only source of price or prepayment related margin calls because we generally will not apply leverage to our structured Agency RMBS portfolio.

As of September 30, 2012, our portfolio leverage ratio was approximately 3.8 to 1. As of September 30, 2012, we had entered into master repurchase agreements with nine counterparties and had funding in place with three of these counterparties, as described below.

Counterparty	Balance (in thousands)	Percent of Total Borrowings	Weighted Average Borrowing Rate(1)	Weighted Average Maturity of Repurchase Agreements in Days	Amount at Risk(2) (in thousands)
Citigroup Global Markets, Inc.	$29,739	52.6%	0.45%	23.0	$1,699
Cantor Fitzgerald & Co.	10,828	19.1	0.43	4.7	447
South Street Securities, LLC	16,004	28.3	0.42	19.6	1,026

Total/Weighted Average	$56,571	100.00%	0.44%	18.6	$3,172

(1)

Weighted Average Borrowing Rate refers to the product of the interest rate and the outstanding balance for each individual repurchase agreement at the end of the period, divided by the total outstanding repurchase agreements at the end of the period. Our Weighted Average Borrowing Rate does not include costs of related hedging activities.

(2)	Equal to the fair value of securities sold, plus accrued interest income, minus the sum of repurchase agreement liabilities and accrued interest expense.

During the nine months ended September 30, 2012, the average balance of our repurchase agreement financing was $58.4 million.

Risk Management

We invest in Agency RMBS to mitigate credit risk. Additionally, our Agency RMBS are backed by a diversified base of mortgage loans to mitigate geographic, loan originator and other types of concentration risks.

Interest Rate Risk Management

We believe that the risk of adverse interest rate movements represents the most significant risk to our portfolio. This risk arises because (i) the interest rate indices used to calculate the interest rates on the mortgages underlying our assets may be different from the interest rate indices used to calculate the interest rates on the related borrowings, and (ii) interest rate movements affecting our borrowings may not be reasonably correlated with interest rate movements affecting our assets. We attempt to mitigate our interest rate risk by using the following techniques:

Agency RMBS Backed by ARMs. We seek to minimize the differences between interest rate indices and interest rate adjustment periods of our Agency RMBS backed by ARMs and related borrowings. At the time of funding, we typically align (i) the underlying interest rate index used to calculate interest rates for our Agency RMBS backed by ARMs and the related borrowings and (ii) the interest rate adjustment periods for our Agency RMBS backed by ARMs and the interest rate adjustment periods for our related borrowings. As our borrowings mature or are renewed, we may adjust the index used to calculate interest expense, the duration of the reset periods and the maturities of our borrowings.

Agency RMBS Backed by Fixed-Rate Mortgages. As interest rates rise, our borrowing costs increase; however, the income on our Agency RMBS backed by fixed-rate mortgages remains unchanged. Subject to qualifying and maintaining our qualification as a REIT, we may seek to limit increases to our borrowing costs through the use of interest rate swap or cap agreements, options, put or call agreements, futures contracts, forward rate agreements or similar financial instruments to effectively convert our floating-rate borrowings into fixed-rate borrowings.

Agency RMBS Backed by Hybrid ARMs. During the fixed-rate period of our Agency RMBS backed by hybrid ARMs, the security is similar to Agency RMBS backed by fixed-rate mortgages. During this period, subject to qualifying and maintaining our qualification as a REIT, we may employ the same hedging strategy that we employ for our Agency RMBS backed by fixed-rate mortgages. Once our Agency RMBS backed by hybrid ARMs convert to floating rate securities, we may employ the same hedging strategy as we employ for our Agency RMBS backed by ARMs.

Additionally, our structured Agency RMBS generally exhibit sensitivities to movements in interest rates different than our pass-through Agency RMBS. To the extent they do so, our structured Agency RMBS may protect us against declines in the market value of our combined portfolio that result from adverse interest rate movements, although we cannot assure you that this will be the case.

Prepayment Risk Management

The risk of mortgage prepayments is another significant risk to our portfolio. When prevailing interest rates fall below the coupon rate of a mortgage, mortgage prepayments are likely to increase. Conversely, when prevailing interest rates increase above the coupon rate of a mortgage, mortgage prepayments are likely to decrease.

When prepayment rates increase, we may not be able to reinvest the money received from prepayments at yields comparable to those of the securities prepaid. Also, some ARMs and hybrid ARMs which back our Agency RMBS may bear initial “teaser” interest rates that are lower than their fully-indexed interest rates. If these mortgages are prepaid during this “teaser” period, we may lose the opportunity to receive interest payments at the higher, fully-indexed rate over the expected life of the security. Additionally, some of our structured Agency RMBS, such as IOs and IIOs, may be negatively affected by an increase in prepayment rates because their value is wholly contingent on the underlying mortgage loans having an outstanding principal balance.

A decrease in prepayment rates may also have an adverse effect on our portfolio. For example, if we invest in POs, the purchase price of such securities will be based, in part, on an assumed level of prepayments on the underlying mortgage loan. Because the returns on POs decrease the longer it takes the principal payments on the underlying loans to be paid, a decrease in prepayment rates could decrease our returns on these securities.

Prepayment risk also affects our hedging activities. When an Agency RMBS backed by a fixed-rate mortgage or hybrid ARM is acquired with borrowings, we may cap or fix our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related Agency RMBS. If prepayment rates are different than our projections, the term of the related hedging instrument may not match the fixed-rate portion of the security, which could cause us to incur losses.

Because our business may be adversely affected if prepayment rates are different than our projections, we seek to invest in Agency RMBS backed by mortgages with well-documented and predictable prepayment histories. To protect against increases in prepayment rates, we invest in Agency RMBS backed by mortgages that we believe are less likely to be prepaid. For example, we invest in Agency RMBS backed by mortgages (i) with loan balances low enough such that a borrower would likely have little incentive to refinance, (ii) extended to borrowers with credit histories weak enough to not be eligible to refinance their mortgage loans, (iii) that are newly originated fixed-rate or hybrid ARMs or (iv) that have interest rates low enough such that a borrower would likely have little incentive to refinance. To protect against decreases in prepayment rates, we may also invest in Agency RMBS backed by mortgages with characteristics opposite to those described above, which would typically be more likely to be refinanced. We may also invest in certain types of structured Agency RMBS as a means of mitigating our portfolio-wide prepayment risks. For example, certain tranches of CMOs are less sensitive to increases in prepayment rates, and we may invest in those tranches as a means of hedging against increases in prepayment rates.

Liquidity Management Strategy

Because of our use of leverage, we manage liquidity to meet our lenders’ margin calls using the following measures:

•	Maintaining cash balances or unencumbered assets well in excess of anticipated margin calls; and

•	Making margin calls on our lenders when we have an excess of collateral pledged against our borrowings.

We also attempt to minimize the number of margin calls we receive by:

•	Deploying capital from our leveraged Agency RMBS portfolio to our unleveraged Agency RMBS portfolio;

•

Investing in Agency RMBS backed by mortgages that we believe are less likely to be prepaid to decrease the risk of excessive margin calls when monthly prepayments are announced. Prepayments are declared, and the market value of the related security declines, before the receipt of the related cash flows. Prepayment declarations give rise to a temporary collateral deficiency and generally results in margin calls by lenders;

•

Obtaining funding arrangements which defer or waive prepayment-related margin requirements in exchange for payments to the lender tied to the dollar amount of the collateral deficiency and a pre-determined interest rate; and

•	Reducing our overall amount of leverage.

Investment Committee and Investment Guidelines

Our Manager will establish an investment committee, which will initially consist of Messrs. Cauley and Haas, each of whom are directors or officers of our Manager. From time to time the investment committee may propose revisions to our investment guidelines, which will be subject to the approval of our Board of Directors. We expect that the investment committee will meet monthly to discuss diversification of our investment portfolio, hedging and financing strategies and compliance with the investment guidelines. Our Board of Directors intends to receive an investment report and review our investment portfolio and related compliance with the investment guidelines on at least a quarterly basis. Our Board of Directors will not review or approve individual investments unless the investment is outside our operating policies or investment guidelines.

Our Board of Directors has approved the following investment guidelines:

•	no investment shall be made in any non-Agency RMBS;

•

at the end of each quarterly period, our leverage ratio may not exceed 12 to 1. In the event that our leverage inadvertently exceeds the leverage ratio of 12 to 1 at the end of a quarterly period, we may not utilize additional leverage without prior approval from our Board of Directors until our leverage ratio is below 12 to 1;

•	no leverage on structured Agency RMBS that have no principal balance, such as IOs and IIOs, because such securities already contain structural leverage.

•	no investment shall be made that would cause us to fail to qualify as a REIT for U.S. federal income tax purposes; and

•	no investment shall be made that would cause us to register as an investment company under the Investment Company Act.

The investment committee may change these investment guidelines at any time with the approval of our Board of Directors but without any approval from our stockholders.

Repurchase Agreement Trading, Clearing and Administrative Services

We have engaged AVM, L.P. (a securities broker-dealer) to provide us with repurchase agreement trading, clearing and administrative services. AVM, L.P. acts as our clearing agent and adviser in arranging for third parties to enter into repurchase agreements with us, executes and maintains records of our repurchase transactions and assists in managing the margin arrangements between us and our counterparties for each of our repurchase agreements.

Policies With Respect to Certain Other Activities

If our Board of Directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities, the retention of cash flow (subject to the REIT provisions in the Code concerning distribution requirements and the taxability of undistributed REIT taxable income), other funds from debt financing, including repurchase agreements, or a combination of these methods. In the event that our Board of Directors determines to raise additional equity capital, it has the authority, without stockholder approval, to cause us to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

We have authority to offer our common stock or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares and may engage in such activities in the future.

We may, but do not intend to, make loans to third parties or underwrite securities of other issuers or invest in the securities of other issuers for the purpose of exercising control.

Subject to qualifying and maintaining our qualifications as a REIT, we may, but do not intend to, invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

Subject to applicable law, our Board of Directors may change any of these policies, as well as our investment guidelines, without prior notice to you or a vote of our stockholders.

Custodian Bank

Credit Suisse Securities (USA) LLC serves as our custodian bank. Credit Suisse Securities (USA) LLC is entitled to fees for its services.

Tax Structure

We will elect and intend to qualify to be taxed as a REIT commencing with our short taxable year ending December 31, 2013. Our qualification as a REIT, and the maintenance of such qualification, will depend upon our ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the concentration of ownership of our capital stock. We believe that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and we intend to operate in a manner that will enable us to meet the requirements for qualification and taxation as a REIT commencing with our short taxable year ending December 31, 2013. In connection with this offering, we will receive an opinion from Hunton & Williams LLP to the effect that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our intended method of operation will enable us to meet the requirements for qualification and taxation as a REIT.

As a REIT, we generally will not be subject to U.S. federal income tax on the REIT taxable income that we currently distribute to our stockholders, but taxable income generated by any TRS that we may form or acquire will be subject to federal, state and local income tax. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute annually at least 90% of their REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. If we fail to qualify as a REIT in any calendar year and do not qualify for certain statutory relief provisions, our income would be subject to U.S. federal income tax, and we would likely be precluded from qualifying for treatment as a REIT until the fifth calendar year following the year in which we failed to qualify. Even if we qualify as a REIT, we may still be subject to certain federal, state and local taxes on our income and assets and to U.S. federal income and excise taxes on our undistributed income.

Investment Company Act Exemption

We operate our business so that we are exempt from registration under the Investment Company Act. We rely on the exemption provided by Section 3(c)(5)(C) of the Investment Company Act, which applies to companies in the business of purchasing or otherwise acquiring mortgages and other liens on, and interests in, real estate. In order to rely on the exemption provided by Section 3(c)(5)(C), we must maintain at least 55% of our assets in qualifying real estate assets. For the purposes of this test, structured Agency RMBS are non-qualifying real estate assets. We monitor our portfolio periodically and prior to each investment to confirm that we continue to qualify for the exemption. To qualify for the exemption, we make investments so that at least 55% of the assets we own on an unconsolidated basis consist of qualifying mortgages and other liens on and interests in real estate, which we refer to as qualifying real estate assets, and so that at least 80% of the assets we own on an unconsolidated basis consist of real estate-related assets, including our qualifying real estate assets.

We treat whole-pool pass-through Agency RMBS as qualifying real estate assets based on no-action letters issued by the Staff of the SEC. In August 2011, the SEC, through a concept release, requested comments on interpretations of Section 3(c)(5)(C). To the extent that the SEC or its staff publishes new or different guidance with respect to these matters, we may fail to qualify for this exemption. Our Manager intends to manage our pass-through

Agency RMBS portfolio such that we will have sufficient whole-pool pass-through Agency RMBS to ensure we maintain our exemption from registration under the Investment Company Act. At present, we generally do not expect that our investments in structured Agency RMBS will constitute qualifying real estate assets but will constitute real estate-related assets for purposes of the Investment Company Act.

Competition

When we invest in Agency RMBS and other investment assets, we compete with a variety of institutional investors, including other REITs, insurance companies, mutual funds, pension funds, investment banking firms, banks and other financial institutions that invest in the same types of assets. Many of these investors have greater financial resources and access to lower costs of capital than we do. The existence of these competitive entities, as well as the possibility of additional entities forming in the future, may increase the competition for the acquisition of mortgage related securities, resulting in higher prices and lower yields on assets.

Employees

We have no employees.

Properties

We do not own any properties. Our offices are located at 3305 Flamingo Drive, Vero Beach, Florida 32963 and the telephone number of our offices is (772) 231-1400. Bimini owns these offices. This property is adequate for our business as currently conducted.

Legal Proceedings

There are no legal proceedings pending or threatened involving Orchid Island Capital, Inc. as of September 30, 2012. Bimini, which will own              shares of our common stock upon completion of this offering, or approximately     % of the aggregate outstanding shares of our common stock and is the parent company of our Manager, is currently a party to certain legal proceedings as described in this prospectus. Adverse results in any of these proceedings could negatively impact our business and operations. See “Risk Factors — Risks Related to Our Business — Legal proceedings involving Bimini and certain of its subsidiaries have adversely affected Bimini, may materially adversely affect Bimini’s and our Manager’s ability to effectively manage our business and could materially adversely affect our reputation, business, operations, financial condition and results of operations and our ability to pay distributions to our stockholders.”

OUR MANAGER AND THE MANAGEMENT AGREEMENT

Our Manager

We are currently managed by Bimini. Upon completion of this offering, we will be externally managed and advised by Bimini Advisors, LLC, or our Manager, pursuant to the terms of a management agreement. Our Manager is a newly-formed Maryland corporation and wholly-owned subsidiary of Bimini. Our Manager will be responsible for administering our business activities and day-to-day operations, subject to the supervision and oversight of our Board of Directors. Members of Bimini’s and our Manager’s senior management team will also serve as our executive officers. We will not have any employees.

Officers of Our Manager

Biographical information for each of the executive officers of our Manager is set forth below.

Robert E. Cauley, CFA has been our Chairman, President and Chief Executive Officer since August 2010 and is the Chairman and Chief Executive Officer of our Manager. Mr. Cauley co-founded Bimini Capital in 2003 and has served as its Chief Executive Officer and Chairman of the Board of Directors since April 2008. He served as Vice-Chairman, Chief Financial Officer and Chief Investment Officer prior to April 2008. Prior to co-founding Bimini Capital in 2003, Mr. Cauley was a vice-president and portfolio manager at Federated Investors in Pittsburgh from 1996 to 2003. Prior to 1996, Mr. Cauley was a member of the ABS/MBS structuring desk at Lehman Brothers from 1994 to 1996 and a credit analyst at Barclays Bank, PLC from 1992 to 1994. Mr. Cauley is a CPA (inactive status) and served in the United States Marine Corps for four years. We believe that Mr. Cauley should serve as a member of our Board of Directors due to his experience managing a publicly-traded REIT and his career as a RMBS portfolio manager.

G. Hunter Haas, IV has been our Chief Financial Officer and Chief Investment Officer since August 2010 and has served on our Board of Directors since August 2010. Mr. Haas is the President, Chief Investment Officer and Chief Financial Officer of our Manager. Mr. Haas has been the President, Chief Investment Officer and Chief Financial Officer of Bimini since April 2008. Prior to assuming those roles with Bimini, he was a Senior Vice President and Head of Research and Trading. Mr. Haas joined Bimini in May 2004 as Vice President and Head of Mortgage Research. He has over 11 years of experience in this industry and has managed trading operations for the portfolio since his arrival in May 2004. Mr. Haas has approximately eight years of experience as a member of senior management of a public REIT. Prior to joining Bimini, Mr. Haas worked in the mortgage industry as a member of a team responsible for hedging a servicing portfolio at both National City Mortgage and Homeside Lending, Inc. We believe that Mr. Haas should serve as a member of our Board of Directors due to his experience as the Chief Financial Officer of a publicly-traded REIT and his experience in the mortgage industry.

Our Management Agreement

We are currently a party to a management agreement with Bimini. Upon completion of this offering, we will terminate our management agreement with Bimini and enter into a new management agreement with our Manager pursuant to which our Manager will be responsible for administering our business activities and day-to-day operations, subject to the supervision and oversight of our Board of Directors. The material terms of the management agreement are described below.

Management Services

The management agreement requires our Manager to oversee our business affairs in conformity with our operating policies and investment guidelines. Our Manager at all times will be subject to the supervision and direction of our Board of Directors, the terms and conditions of the management agreement and such further limitations or parameters as may be imposed from time to time by our Board of Directors. Our Manager is responsible for (i) the selection, purchase and sale of assets in our investment portfolio, (ii) our financing and hedging activities and (iii) providing us with investment advisory services. Our Manager is responsible for our day-to-day operations and will perform such services and activities relating to our assets and operations as may be appropriate, including, without limitation:

•

forming and maintaining our investment committee, which will have the following responsibilities: (i) proposing the investment guidelines to the Board of Directors, (ii) reviewing the Company’s investment portfolio for compliance with the investment guidelines on a monthly basis, (iii) reviewing the investment guidelines adopted by our Board of Directors on a periodic basis, (iv) reviewing the diversification of the Company’s investment portfolio and the Company’s hedging and financing strategies on a monthly basis, and (v) generally be responsible for conducting or overseeing the provision of the management services;

•

serving as our consultant with respect to the periodic review of our investments, borrowings and operations and other policies and recommendations with respect thereto, including, without limitation, the investment guidelines, in each case subject to the approval of our Board of Directors;

•	serving as our consultant with respect to the selection, purchase, monitoring and disposition of our investments;

•

serving as our consultant with respect to decisions regarding any financings, hedging activities or borrowings undertaken by us, including (i) assisting us in developing criteria for debt and equity financing that is specifically tailored to our investment objectives and (ii) advising us with respect to obtaining appropriate financing for our investments;

•	purchasing and financing investments on our behalf;

•	providing us with portfolio management;

•

engaging and supervising, on our behalf and at our expense, independent contractors that provide real estate, investment banking, securities brokerage, insurance, legal, accounting, transfer agent, registrar and such other services as may be required relating to our operations or investments (or potential investments);

•	providing executive and administrative personnel, office space and office services required in rendering services to us;

•

performing and supervising the performance of administrative functions necessary to our management as may be agreed upon by our Manager and our Board of Directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate information technology services to perform such administrative functions;

•

communicating on behalf of the Company with the holders of any equity or debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading exchanges or markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;

•	counseling us in connection with policy decisions to be made by our Board of Directors;

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evaluating and recommending to us hedging strategies and engaging in hedging activities on our behalf, consistent with our qualification and maintenance of our qualification as a REIT and with the investment guidelines;

•

counseling us regarding our qualification and maintenance of qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and U.S. Treasury regulations promulgated thereunder;

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counseling us regarding the maintenance of our exemption from status as an investment company under the Investment Company Act and monitoring compliance with the requirements for maintaining such exemption;

•	furnishing reports and statistical and economic research to us regarding the activities and services performed for us by our Manager;

•

monitoring the operating performance of our investments and providing periodic reports with respect thereto to our Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

•

investing and re-investing any of our cash and securities (including in short-term investments, payment of fees, costs and expenses, or payments of dividends or distributions to stockholders and partners of the Company) and advising us as to our capital structure and capital-raising activities;

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causing us to retain qualified accountants and legal counsel, as applicable, to (i) assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, TRSs and (ii) conduct quarterly compliance reviews with respect thereto;

•	causing us to qualify to do business in all jurisdictions in which such qualification is required and to obtain and maintain all appropriate licenses;

•

assisting us in complying with all applicable regulatory requirements in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934, as amended, or the Exchange Act, or the Securities Act of 1933, as amended, or the Securities Act, or by the NYSE MKT or other stock exchange requirements as applicable;

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taking all necessary actions to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent necessary under the Code and U.S. Treasury regulations applicable to REITs;

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handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations;

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arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;

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using commercially reasonable efforts to cause expenses incurred by or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our Board of Directors from time to time;

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performing such other services as may be required from time to time for the management and other activities relating to our assets and business as our Board of Directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and

•	using commercially reasonable efforts to cause us to comply with all applicable laws.

Pursuant to the terms of the management agreement, our Manager will provide us with a management team, including our Chief Executive Officer, Chief Financial Officer and Chief Investment Officer or similar positions, along with appropriate support personnel to provide the management services to be provided by our Manager to us as described in the management agreement. None of the officers or employees of our Manager will be exclusively dedicated to us.

Our Manager has not assumed any responsibility other than to render the services called for under the management agreement in good faith and is not responsible for any action of our Board of Directors in following or declining to follow its advice or recommendations, including as set forth in the investment guidelines. Our Manager and its affiliates, and the directors, officers, employees, members and stockholders of our Manager and its affiliates, will not be liable to us, our Board of Directors or our stockholders for any acts or omissions performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under the management agreement. We have agreed to indemnify our Manager and its affiliates, and the directors, officers, employees, members and stockholders of our Manager and its affiliates, with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of or arising from any acts or omissions of our Manager, its affiliates, and the directors, officers, employees, members and stockholders of our Manager and its affiliates, performed in good faith under the management agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties. Our Manager has agreed to indemnify us and our directors, officers and stockholders with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of or arising from any acts or omissions of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement. Our Manager will maintain reasonable and customary “errors and omissions” and other customary insurance coverage upon the completion of this offering.

Our Manager is required to refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the investment guidelines, (ii) would adversely affect our qualification as a REIT under the Code or our status as an entity exempted from investment company status under the Investment Company Act, or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or of any exchange on which our securities are listed or that would otherwise not be permitted by our charter or bylaws. If our Manager is ordered to take any action by our Board of Directors, our Manager will notify our Board of Directors if it is our Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or our charter or bylaws. Our Manager, its directors, officers or members will not be liable to us, our Board of Directors or our stockholders for any act or omission by our Manager, its directors, officers or stockholders except as provided in the management agreement.

Term and Termination

The management agreement has an initial term expiring on                     , 2016. The management agreement will be automatically renewed for one-year terms thereafter unless terminated by either us or our Manager. The management agreement does not limit the number of renewal terms. Either we or our Manager may elect not to renew the management agreement upon the expiration of the initial term of the management agreement or upon the expiration of any automatic renewal terms, both upon 180 days’ prior written notice to our Manager or us. Any decision by us to not renew the management agreement must be approved by the majority of our independent directors. If we choose not to renew the management agreement, we will pay our Manager a termination fee, upon expiration, equal to three times the average annual management fee earned by our Manager during the prior 24-month period immediately preceding the most recently completed calendar quarter prior to the effective date of termination. We may only elect not to renew the management agreement without cause with the consent of the majority of our independent directors. If we elect not to renew the management agreement without cause, we may not, without the consent of our Manager, employ any employee of the Manager or any of its affiliates, or any person who has been employed by our Manager or any of its affiliates at any time within the two year period immediately preceding the date on which the person commences employment with us during the term of the management agreement and for two years after its expiration or termination. In addition, following any termination of the management agreement, we must pay our Manager all compensation accruing to the date of termination. Neither we nor our Manager may assign the management agreement in whole or in part to a third party without the written consent of the other party, except that our Manager may delegate the performance of any its responsibilities to an affiliate so long as our Manager remains liable for such affiliate’s performance.

Furthermore, if we decide not to renew the management agreement without cause as a result of the determination by the majority of our independent directors that the management fee is unfair, our Manager may agree to perform its management services at fees the majority of our Board of Directors determine to be fair, and the management agreement will not terminate. Our Manager may give us notice that it wishes to renegotiate the fees, in which case we and our Manager must negotiate in good faith, and if we cannot agree on a revised fee structure at the end of the 60-day negotiation period following our receipt of our Manager’s intent to renegotiate, the agreement will terminate, and we must pay the termination fees described above.

We may also terminate the management agreement with 30 days’ prior written notice for cause, without paying the termination fee, if any of the following events occur, which will be determined by a majority of our independent directors:

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our Manager’s fraud, misappropriation of funds or embezzlement against us or gross negligence (including such action or inaction by our Manager which materially impairs our ability to conduct our business);

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our Manager fails to provide adequate or appropriate personnel that are reasonably necessary for our Manager to identify investment opportunities for us and to manage and develop our investment portfolio if such default continues uncured for a period of 60 days after written notice thereof, which notice must contain a request that the same be remedied;

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a material breach of any provision of the management agreement (including the failure of our Manager to use reasonable efforts to comply with the investment guidelines) if such default continues uncured for a period of 30 days after written notice thereof, which notice must contain a request that the same be remedied;

•	our Manager or Bimini commences any proceeding relating to its bankruptcy, insolvency, reorganization or relief of debtors or there is commenced against our Manager or Bimini any such proceeding;

•	our Manager is convicted (including a plea of nolo contendre) of a felony;

•	a change of control (as defined in the management agreement) of our Manager or Bimini;

•	the departure of both Mr. Cauley and Mr. Haas from the senior management of our Manager during the initial term of the management agreement; or

•	the dissolution of our Manager.

Management Fee and Reimbursement of Expenses

We do not intend to employ personnel. As a result, we will rely on our Manager to administer our business activities and day-to-day operations. The management fee is payable monthly in arrears in cash. The management fee is intended to reimburse our Manager for providing personnel to provide certain services to us as described above in “— Management Services.” Our Manager may also be entitled to certain monthly expense reimbursements described below.

Management Fee. The management fee will be payable monthly in arrears in an amount equal to 1/12th of (a) 1.50% of the first $250,000,000 of our equity (as defined below), (b) 1.25% of our equity that is greater than $250,000,000 and less than or equal to $500,000,000, and (c) 1.00% of our equity that is greater than $500,000,000.

“Equity” equals our month-end stockholders’ equity, adjusted to exclude the effect of any unrealized gains or losses included in either retained earnings or other comprehensive income (loss), as computed in accordance with GAAP.

Our Manager will calculate each monthly installment of the management fee within 15 days after the end of each calendar month, and we will pay the monthly management fee with respect to each calendar month within five business days following the delivery to us of our Manager’s statement setting forth the computation of the monthly management fee for such month.

Under our existing management agreement with Bimini, which will be terminated upon the completion of this offering and replaced by a new management agreement with our Manager, we paid Bimini aggregate management fees of $5,500 for the period beginning on November 24, 2010 (date operations commenced) to December 31, 2010, $166,500 for the year ended December 31, 2011 and $185,000 for the nine months ended September 30, 2012.

Reimbursement of Expenses. We will pay, or reimburse our Manager, for all of our operating expenses. We will not have any employees and will not pay our officers any cash or non-cash equity compensation. Pursuant to the terms of the management agreement, (i) we are not responsible for the salaries, benefits or other employment related expenses of our and our Manager’s officers and any Bimini employees that provide services to us under the management agreement (other than the compensation of our Chief Financial Officer) and (ii) our manager will pay all expenses in connection with this offering. The costs and expenses required to be paid by us include, but are not limited to:

•	transaction costs incident to the acquisition, disposition and financing of our investments;

•	expenses incurred in contracting with third parties;

•	our allocable share of the compensation of our Chief Financial Officer based on our percentage of the aggregate amount of our Manager’s assets under management and Bimini’s assets;

•	external legal, auditing, accounting, consulting, investor relations and administrative fees and expenses;

•	the compensation and expenses of our directors (excluding those directors who are employees of Bimini) and the cost of liability insurance to indemnify our directors and officers;

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all other insurance costs including (A) liability or other insurance to indemnify (1) our Manager, (2) underwriters of any securities of the Company, (B) “errors and omissions” insurance coverage and (C) any other insurance deemed necessary or advisable by our Board of Directors for the benefit of the Company and our directors and officers;

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the costs associated with our establishment and maintenance of any repurchase agreement facilities and other indebtedness (including commitment fees, accounting fees, legal fees, closing costs and similar expenses);

•	expenses associated with other securities offerings by us;

•	expenses relating to the payment of dividends;

•	costs incurred by personnel of our Manager for travel on our behalf;

•	expenses connected with communications to holders of our securities and in complying with the continuous reporting and other requirements of the SEC and other governmental bodies;

•	transfer agent and exchange listing fees;

•	the costs of printing and mailing proxies and reports to our stockholders;

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our pro rata portion (based on our percentage of the aggregate amount of our Manager’s assets under management and Bimini’s assets) of costs associated with any computer software, hardware or information technology services that are used by us;

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our pro rata portion (based on our percentage of the aggregate amount of our Manager’s assets under management and Bimini’s assets) of the costs and expenses incurred with respect to market information systems and publications, research publications and materials used by us;

•	settlement, clearing, and custodial fees and expenses relating to us;

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the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency (as such costs relate to us), all taxes and license fees and all insurance costs incurred on behalf of us;

•	the costs of administering any of our incentive plans; and

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our pro rata portion (based on our percentage of the aggregate amount of our Manager’s assets under management and Bimini’s assets) of rent (including disaster recovery facility costs and expenses), telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations.

Under our existing management agreement with Bimini, which will be terminated upon the completion of this offering and replaced by a new management agreement with our Manager, we reimbursed Bimini an aggregate of $7,200 in expenses for the period beginning on November 24, 2010 (date operations commenced) to December 31, 2010, $86,400 in expenses for the year ended December 31, 2011 and $64,800 in expenses for the nine months ended September 30, 2012.

Assuming aggregate net proceeds from this offering and no additional increases or decreases in our stockholders’ equity, we will pay our Manager management fees equal to approximately $         during the first 12 months after the completion of this offering.

Overhead Sharing Agreement

Our Manager will enter into an overhead sharing agreement with Bimini effective upon the closing of this offering. Pursuant to this agreement, our Manager will be provided with access to, among other things, Bimini’s portfolio management, asset valuation, risk management and asset management services as well as administration services addressing accounting, financial reporting, legal, compliance, investor relations and information technologies necessary for the performance of our Manager’s duties in exchange for a reimbursement of the Manager’s allocable cost for these services. The reimbursement paid by our Manager pursuant to this agreement will not constitute an expense under the management agreement.

Conflicts of Interest; Equitable Allocation of Opportunities

Bimini invests solely in Agency RMBS and, because it is internally-managed, does not pay a management fee. Additionally, Bimini currently receives management fees from us and, as the sole stockholder of our Manager, will indirectly receive the management fees earned by our Manager through payments under the overhead sharing agreement and our Manager’s payment of dividends to Bimini. Our Manager may in the future manage other funds, accounts and investment vehicles that have strategies that are similar to our strategy, although our Manager currently does not manage any other funds, accounts or investment vehicles. Our Manager and Bimini make available to us opportunities to acquire assets that they determine, in their reasonable and good faith judgment, based on our objectives, policies and strategies, and other relevant factors, are appropriate for us in accordance with their written investment allocation procedures and policies, subject to the exception that we might not be offered each such opportunity, but will on an overall basis equitably participate with Bimini and our Manager’s other accounts in all such opportunities when considered together. Bimini and our Manager have agreed not to sponsor another REIT that has substantially the same investment strategy as Bimini or us prior to the earlier of (i) the termination or expiration of the management agreement or (ii) our Manager no longer being a subsidiary or affiliate of Bimini.

Because many of our targeted assets are typically available only in specified quantities and because many of our targeted assets are also targeted assets for Bimini and may be targeted assets for other accounts our Manager may manage in the future, neither Bimini nor our Manager may be able to buy as much of any given asset as required to satisfy the needs of Bimini, us and any other account our Manager may manage in the future. In these cases, our Manager’s and Bimini’s investment allocation procedures and policies will typically allocate such assets to multiple accounts in proportion to their needs and available capital. The policies will permit departure from such proportional allocation when (i) allocating purchases of whole-pool Agency RMBS, because those securities cannot be divided into multiple parts to be allocated among various accounts, and (ii) such allocation would result in an inefficiently small amount of the security being purchased for an account. In these cases, the policy allows for a protocol of allocating assets so that, on an overall basis, each account is treated equitably. Specifically, our investment allocation procedures and policies stipulate that we will base our allocation of investment opportunities in good faith and principally on the following factors:

•	the primary investment strategy and the stage of portfolio development of each account;

•	the effect of the potential investment on the diversification of each account’s portfolio by coupon, purchase price, size, prepayment characteristics and leverage;

•	the cash requirements of each account;

•	the anticipated cash flow of each account’s portfolio; and

•	the amount of funds available to each account and the length of time such funds have been available for investment.

On a quarterly basis, our independent directors will review with our Manager its allocation decisions, if any, and discuss with our Manager the portfolio needs of each account for the next quarter and whether such needs will give rise to an asset allocation conflict and, if so, the potential resolution of such conflict.

Other policies of Bimini and our Manager that will apply to the management of the Company include controls for:

•

Cross transactions — defined as transactions between us or one of our subsidiaries, if any, on the one hand, and an account (other than us or one of our subsidiaries, if any) managed by our Manager, on the other hand. It is our Manager’s policy to engage in a cross transaction only when the transaction is in the best interests of, and is consistent with the objectives and policies of, both accounts involved in the transaction. Our Manager may enter into cross transactions where it acts both on our behalf and on behalf of the other party to the transaction. Upon written notice to our Manager, we may at any time revoke our consent to our Manager’s executing cross transactions. Additionally, unless approved in advance by a majority of our independent directors or pursuant to and in accordance with a policy that has been approved by a majority of our independent directors, all cross transactions must be effected at the then-prevailing market prices. Pursuant to our Manager’s current policies and procedures, assets for which there are no readily observable market prices may be purchased or sold in cross transactions (i) at prices based upon third party bids received through auction, (ii) at the average of the highest bid and lowest offer quoted by third party dealers or (iii) according to another pricing methodology approved by our Manager’s chief compliance officer.

•

Principal transactions — defined as transactions between Bimini or our Manager (or any related party of Bimini or our Manager, which includes employees of Bimini and our Manager and their families), on the one hand, and us or one of our subsidiaries, if any, on the other hand. Certain cross transactions may also be considered principal transactions whenever our Manager or Bimini (or any related party of our Manager or Bimini, which includes employees of our Manager or Bimini and their families) have a substantial ownership interest in one of the transacting parties. Our Manager is only authorized to execute principal transactions with the prior approval of a majority of our independent directors and in accordance with applicable law. Such prior approval includes approval of the pricing methodology to be used, including with respect to assets for which there are no readily observable market prices.

•

Split price executions — pursuant to the management agreement, our Manager is authorized to combine purchase or sale orders on our behalf together with orders for Bimini or accounts managed by our Manager or their affiliates and allocate the securities or other assets so purchased or sold, on an average price basis or other fair and consistent basis, among such accounts.

To date, we have not entered into any cross transactions; however, we have entered into one principal transaction and have conducted split price executions. See “Certain Relationships and Related Transactions —

Purchases of Agency RMBS from Bimini,” for a description of this principal transaction. We currently do not anticipate that we will enter into any cross-transactions or principal transactions after the completion of this offering.

We are entirely dependent on our Manager for our day-to-day management and do not have any independent officers. Our executive officers are also executive officers of Bimini and our Manager, and none of them will devote his time to us exclusively. We compete with Bimini and will compete with any other account managed by our Manager or other RMBS investment vehicles that may be sponsored by Bimini in the future for access to these individuals.

John B. Van Heuvelen, one of our independent director nominees, owns shares of common stock of Bimini. Mr. Cauley, our Chief Executive Officer and Chairman of our Board of Directors, also serves as Chief Executive Officer and Chairman of the Board of Directors of Bimini and owns shares of common stock of Bimini. Mr. Haas, our Chief Financial Officer, Chief Investment Officer, Secretary and a member of our Board of Directors, also serves as the Chief Financial Officer, Chief Investment Officer and Treasurer of Bimini and owns shares of common stock of Bimini. Accordingly, Messrs. Van Heuvelen, Cauley and Haas may have a conflict of interest with respect to actions by our Board of Directors that relate to Bimini or our Manager.

Because our executive officers are also officers of our Manager, the terms of our management agreement, including fees payable, were not negotiated on an arm’s-length basis, and its terms may not be as favorable to us as if it was negotiated with an unaffiliated party.

The management fee we will pay to our Manager will be paid regardless of our performance and it may not provide sufficient incentive to our Manager to seek to achieve attractive risk-adjusted returns for our investment portfolio.

OUR MANAGEMENT

Our Directors and Executive Officers

Our business, property and affairs are managed under the direction of our Board of Directors. Our Board of Directors is currently comprised of two directors. We intend to appoint four additional independent directors to our Board of Directors prior to the completion of this offering. Upon the expiration of their terms at the annual meeting of stockholders in 2014, our directors will be elected to serve a term of one year and until their successors are duly elected and qualify. Our Board of Directors is elected by stockholders to oversee our management in the best interests of the Company. We expect that our Board of Directors will determine that our four additional directors will satisfy the listing standards for independence of the NYSE MKT. Our bylaws will provide that a majority of our entire Board of Directors may at any time increase or decrease the number of directors. However, the number of directors may never be less than one nor, unless our bylaws are amended, more than 15.

We expect that Mr. Cauley will serve as the Chairman of the Board of Directors and that Mr. Van Heuvelen will serve as our lead independent director. The following table sets forth certain information regarding our executive officers and directors:

Name	Age	Position
Robert E. Cauley, CFA	54	Chief Executive Officer, President and Chairman of the Board
G. Hunter Haas, IV	36	Secretary, Chief Financial Officer, Chief Investment Officer and Director
W Coleman Bitting	47	Independent Director Nominee
John B. Van Heuvelen	66	Independent Director Nominee
Frank P. Filipps	65	Independent Director Nominee
Ava L. Parker	49	Independent Director Nominee

Biographical Information

For biographical information on Messrs. Cauley and Haas, see “Our Manager and the Management Agreement.” Biographical information for our independent director nominees is set forth below.

W Coleman Bitting. Mr. Bitting has agreed to become a director upon completion of this offering and is expected to be an independent director. Since July 2007, Mr. Bitting has maintained a private consulting practice focused on REITs. Mr. Bitting was a Founding Partner and Head of Corporate Finance at Flagstone Securities, a leading investment bank that specialized in mortgage REITs and finance companies, from 2000 to February 2007. Flagstone managed more than 40 equity offerings raising more than $5 billion of equity capital. Flagstone helped clients build investment and liability management practices. Prior to Flagstone, Mr. Bitting held senior equity research positions at Stifel, Nicholas & Co. Inc. and Kidder, Peabody & Co., Inc. Due to his significant capital markets experience and experience analyzing and advising REITs, we believe Mr. Bitting should serve as a member of our Board of Directors.

John B. Van Heuvelen. Mr. Van Heuvelen has agreed to become a director upon completion of this offering and is expected to be an independent director. Mr. Van Heuvelen was appointed to the board of Hallador Energy Company (Nasdaq: HNRG) in September 2009 and serves as the chair of the audit committee. Mr. Van Heuvelen has been a member of the board of directors of MasTec, Inc. (NYSE:MTZ) since June 2002 and is currently the lead director and serves on their audit committee. He was chairman of their audit committee and the financial expert from 2004 to June 2009. He also served on the board of directors of LifeVantage, Inc. (OTC: LFVN) from August 2005 through August 2007. From 1999 to the present, Mr. Van Heuvelen has been a private equity investor based in Denver, Colorado. His investment activities have included private telecom and technology firms. Mr. Van Heuvelen spent 13 years with Morgan Stanley and Dean Witter Reynolds in various executive positions in the mutual fund, unit investment trust and municipal bond divisions before serving as president of Morgan Stanley Dean Witter Trust Company from 1993 until 1999. Due to his significant experience as the audit committee chairman of two publicly-traded companies as well as his experience in fixed income investments, we believe Mr. Van Heuvelen should serve as a member of our Board of Directors.

Frank P. Filipps. Mr. Filipps has agreed to become a director upon completion of this offering and is expected to be an independent director. From 2005 to July 2008, Mr. Filipps served as the Chairman and Chief Executive Officer of Clayton Holdings, Inc., a mortgage services company, leading it through its initial public offering and listing on the Nasdaq and subsequent sale. Prior to that, Mr. Filipps was employed by the Radian Group, Inc., spending two years as Senior Vice President and Chief Financial Officer, one year as Executive Vice President and Chief Operating Officer and 10 years as Chairman and Chief Executive Officer. In his time with the Radian Group, Inc., Mr. Filipps led the company through its initial public offering and listing on the NYSE. Prior to his tenure with the Radian Group, Inc., Mr. Filipps spent 17 years with American International Group, Inc. (NYSE: AIG), where he held multiple Vice President-level positions and was the President, Chief Executive Officer and founder of AIG Capital Corporation, the first non-insurance financial company within AIG, which focused on interest rate swaps, foreign exchange and equity arbitrage and leveraged buyout bridge financing. Mr. Filipps has served as a director and the chair of the audit committee of Impac Mortgage Holdings, Inc. (NYSE Amex: IMH) since 1995, as a director of Primus Guaranty, Ltd. (NYSE: PRS) since 2002 and as chair of the compensation committee from 2002 to 2006 and the nominating and corporate governance committee from 2007 to 2011 and as a director and chairman of the governance committee of Fortegra Financial Corp. (NYSE: FRF) since 2010 and as chair of the nominating and governance committee from 2010 to 2011 and chair of the compensation committee since 2012. Due to his financial and business expertise, diversified management background, extensive experience with real estate-related and mortgage services companies and experience as a director of other public companies, we believe Mr. Filipps should serve as a member of our Board of Directors.

Ava L. Parker. Ms. Parker has agreed to become a director upon completion of this offering and is expected to be an independent director. Since 2001, Ms. Parker has been a partner in the law firm of Lawrence & Parker, PA, where she serves as bond counsel and underwriter’s counsel in connection with municipal finance transactions as well as assists for-profit and not-for-profit clients with corporate organization, development and interpretation of contracts and litigation issues. Ms. Parker is also the President of Linking Solutions, Inc., which provides training, technical support and program management services in the public and private sectors. She has served as the President of Linking Solutions since 2002. In 2006, Ms. Parker was appointed to the Jacksonville Transportation Authority Board of Directors, where she is currently a Board Member and has served as Chairman. Ms. Parker presently serves as the Immediate Past Chairman of the State of Florida Board of Governors of the State University System. Due to her experience as a member of a number of private, state and municipal boards, with complex financial and corporate transactions and in corporate counseling, we believe Ms. Parker should serve as a member of our Board of Directors.

Other Officers

Jerry Sintes, 46, has served as a Vice President and our Treasurer since August 2010. Mr. Sintes has also served as a Vice President and Controller of Bimini since October 2007. From January 2006 to October 2007, Mr. Sintes was Vice President and Assistant Controller of Riverside National Bank of Florida. Prior to that, he served as Chief Financial Officer of GS Financial Corp. and its subsidiary, Guaranty Savings and Homestead Association from May 2003 to December 2005 and in various positions at Bain, Freibaum, Sagona & Co., LLP, from September 1992 to May 2003 and Whitney National Bank from May 1988 to September 1992. A graduate of Louisiana State University, Mr. Sintes holds a Bachelor of Science degree in Accounting and is a Certified Public Accountant. He is also a member of the American Institute of Certified Public Accountants.

Board Committees

Upon completion of this offering, our Board of Directors will establish three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The following table reflects the composition of each of the committees upon completion of this offering:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
John B. Van Heuvelen	W Coleman Bitting	Ava L. Parker
Frank P. Filipps	Frank P. Filipps	Frank P. Filipps
Ava L. Parker	John B. Van Heuvelen	W Coleman Bitting

Audit Committee

Mr. Van Heuvelen will chair our audit committee and the Board of Directors has determined that Mr. Van Heuvelen qualifies as the “audit committee financial expert,” as that term is defined by the SEC. The Board of Directors has also determined that each of John B. Van Heuvelen, Frank P. Filipps and Ava L. Parker are independent as independence is defined in Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and under the NYSE MKT listing standards. The committee assists our Board of Directors in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our independent registered public accounting firm and any internal auditors.

The committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

Mr. Bitting will chair the compensation committee, the principal functions of which are to:

•	evaluate the performance of our Manager;

•	review the compensation and fees payable to our Manager under our management agreement; and

•	administer the issuance of any stock to the employees of our Manager who provide services to us.

Nominating and Corporate Governance Committee

Ms. Parker will chair the nominating and corporate governance committee, which is responsible for seeking, considering and recommending to our full Board of Directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It also periodically prepares and submits to our Board of Directors for adoption the committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving the general operation of our Board of Directors and our corporate governance, and annually recommends to our Board of Directors nominees for each committee of our Board of Directors. In addition, the committee annually facilitates the assessment of our Board of Directors’ performance as a whole and of the individual directors and reports thereon to our Board of Directors.

Code of Business Conduct and Ethics

Our Board of Directors will establish a code of business conduct and ethics that applies to our officers and directors and the employees of our Manager. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by our audit committee and will be promptly disclosed as required by law or stock exchange regulations.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee was at any time during 2011 an officer or employee of the Company or any of the Company’s direct or indirect subsidiaries nor is any such person a former officer of the Company or any of the Company’s direct or indirect subsidiaries. In addition, no executive officer of the Company currently serves as a director or member of the compensation committee of any entity that has one or more executive officers serving as a director of the Company.

Compensation of Directors

Our independent directors will each receive annual compensation of $70,000. Additionally, each independent director will receive reimbursement for travel and hotel expenses associated with attending such board and committee meetings. The chairperson of each of the compensation committee and the corporate governance and nominating committee will be entitled to an additional annual fee of $7,500. The chairperson of the audit committee will be entitled to an additional annual fee of $12,500. These retainer fees will be paid quarterly, and directors will be entitled to elect to receive shares of the Company’s common stock in lieu of all or any portion of their retainer fees that would otherwise be payable in cash. In addition, except for directors that own, through direct ownership or voting control, 50,000 shares or more of the Company’s common stock, a minimum of one-half of the compensation paid to the Company’s independent directors will be paid in the form of shares of the Company’s common stock.

We did not have any independent directors in 2011.

Compensation of Executive Officers

Compensation Discussion and Analysis

We have not paid any cash or non-cash equity compensation to any of our officers to date. We do not intend to pay any cash compensation to any of our officers in the future, nor do we currently intend to adopt any policies with respect thereto, except that we will reimburse our Manager for our allocable share of the compensation of our Chief Financial Officer, including, without limitation, annual base salary, bonus, any related withholding taxes and employee benefits based on our percentage of the aggregate amount of our assets under management and Bimini’s assets, and we intend to make awards under our 2012 Equity Incentive Plan from time to time. Our management agreement provides that our Manager will provide us with a management team, including our Chief

Executive Officer, Chief Financial Officer and Chief Investment Officer or similar positions. Each of our officers are employees of Bimini. The Compensation Committee of Bimini’s Board of Directors will determine the levels of base salary and cash incentive compensation that may be earned by our officers, including our Chief Financial Officer, based on factors as Bimini may determine are appropriate. Bimini will also determine whether and to what extent our officers will be provided with pension, long-term or deferred compensation and other employee benefits plans and programs. We expect that Bimini will use proceeds from the management agreement and overhead sharing agreement in part to pay compensation to its officers and employees. For a description of these agreements, see “Our Manager and the Management Agreement.”

We have adopted the equity incentive plan described below pursuant to which we are permitted to grant equity-based awards to our directors and executive officers, and the employees of our Manager and its affiliates. Under this plan, our compensation committee will have discretion to determine the recipients and the terms and conditions of any such awards. In determining the amount of equity-based awards we will pay to certain of our Manager’s employees, including our executive officers, we expect that our compensation committee will consider a number of factors, which may include our performance, our Manager’s performance and the total amount of management fees and expense reimbursements paid to our Manager. We expect that our compensation committee will work with our Manager in determining which of our Manager’s employees, including our executive officers, will be eligible to receive equity-based awards and the amount of such equity-based awards. If our compensation committee does not agree with our Manager with respect to the proposed recipients of, or amounts of, equity-based awards, our compensation committee may decide to alter or eliminate the proposed equity-based awards.

2013 Equity Incentive Plan

Our Board of Directors has adopted, and our sole stockholder, Bimini, has approved, an equity incentive plan, or the 2013 Equity Incentive Plan, to recruit and retain employees, directors and service providers, including certain officers and employees of our Manager and its affiliates. The 2013 Equity Incentive Plan provides for the grant of options to purchase shares of common stock, stock awards, stock appreciation rights, performance units, dividend equivalents, other equity-based awards and incentive awards.

Administration of the 2013 Equity Incentive Plan

The 2013 Equity Incentive Plan will be administered by the compensation committee of our Board of Directors, except that the 2013 Equity Incentive Plan will be administered by our full Board of Directors with respect to awards made to directors who are not employees. This summary uses the term “administrator” to refer to the compensation committee or our Board of Directors, as applicable. The administrator will approve all terms of awards under the 2013 Equity Incentive Plan. The administrator also will approve who will receive grants under the 2013 Equity Incentive Plan and the number of shares of common stock subject to each grant.

Eligibility

Our directors and individuals who perform services for us and our subsidiaries and affiliates by virtue of their employment with our Manager or an affiliate of our Manager, including but not limited to Bimini, may receive grants under the 2013 Equity Incentive Plan in the sole discretion of the administrator. If we or our subsidiaries and affiliates have any employees in the future, they will be eligible to receive grants under the 2013 Equity Incentive Plan.

Share Authorization

The 2013 Equity Incentive Plan provides for grants up to an aggregate of 10% of the issued and outstanding shares of our common stock (on a fully diluted basis) at the time of the award, subject to a maximum aggregate number of shares of common stock that may be issued under the 2013 Equity Incentive Plan of 4,000,000 shares of common stock. In connection with stock splits, stock dividends, extraordinary cash dividend, reorganizations and certain other events, our Board of Directors will make equitable adjustments that it deems appropriate in the aggregate number of shares of common stock that may be issued under the 2013 Equity Incentive Plan and the terms of outstanding awards and the individual grant limit (described below). If any options or stock appreciation rights terminate, expire or are forfeited, exchanged or surrendered without having been exercised or paid or if any stock awards, performance units or other equity-based awards are forfeited, the shares of common stock subject to such awards will again be available for purposes of the 2013 Equity Incentive Plan. Shares of common stock tendered or withheld to satisfy the exercise price or for tax withholding are not available for future grants under the 2013 Equity Incentive Plan. No awards under the 2013 Equity Incentive Plan were outstanding prior to completion of this offering.

Individual Award Limit

The 2013 Equity Incentive Plan limits the awards that any individual may be granted in a calendar year. The limit provides that no individual may be granted awards covering more than 250,000 shares of common stock in any calendar year. The limit applies to incentive awards that are stated with reference to shares of common stock or that may be settled in common stock, and the limit covers all options, stock awards, stock appreciation rights, performance units, other equity-based awards and certain incentive awards that are granted in a calendar year. A separate limit, described below, applies to incentive awards that are not stated with reference to shares of common stock and that will be settled in cash.

Options

The 2013 Equity Incentive Plan permits the grant of nonqualified stock options and incentive stock options qualifying under Section 422 of the Code to individuals who provide direct services to us or our affiliates. The number of shares subject to an option will be determined by the administrator. The exercise price of each option will be determined by the administrator, provided that the price cannot be less than 100% of the fair market value of the shares of common stock on the date on which the option is granted (or 110% of the shares’ fair market value on the grant date in the case of an incentive stock option granted to an individual who is a “ten percent stockholder” under Sections 422 and 424 of the Code). The exercise price for any option is generally payable (i) in cash, (ii) by certified check, (iii) by the surrender of shares of common stock (or attestation of ownership of shares of common stock) with an aggregate fair market value on the date on which the option is exercised, equal to the exercise price, (iv) by payment through a broker in accordance with procedures established by the Federal Reserve Board, i.e., a broker-assisted cashless exercise, or (v) in such other form or manner acceptable to the administrator. The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a “ten percent stockholder”).

Stock Awards

The 2013 Equity Incentive Plan also provides for the grant of stock awards and the administrator will determine the number of shares subject to each stock award. A stock award is an award of shares of common stock that may be subject to restrictions on transferability and other restrictions as the administrator determines in its sole discretion on the date of grant. The stock may become nonforfeitable and the other restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as the administrator may determine. Unless otherwise specified in the applicable award agreement, a participant who receives a stock award will have all of the rights of a stockholder as to those shares, including, without limitation, the right to vote the shares and the right to receive dividends or distributions on the shares. During the period, if any, when stock awards are non-transferable or forfeitable, (i) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of his or her stock award shares, (ii) the Company will retain custody of the certificates and (iii) a participant must deliver a stock power to the Company for each stock award.

Stock Appreciation Rights

The 2013 Equity Incentive Plan authorizes the grant of stock appreciation rights to individuals who provide direct services to us or our affiliates and the administrator will determine the number of shares subject to each award of stock appreciation rights. No individual may be granted stock appreciation rights in connection with incentive stock options that are first exercisable in any calendar year for shares of common stock having an aggregate fair market value that exceeds $100,000. A stock appreciation right provides the recipient with the right to receive, upon exercise of the stock appreciation right, cash, shares of common stock or a combination of the two. The amount that the recipient will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of the shares of common stock on the date of exercise over the shares’ fair market value on the date of grant. Stock appreciation rights will become exercisable in accordance with terms determined by the compensation committee and unless otherwise determined by the administrator, stock appreciation rights may not be transferred. Stock appreciation rights may be granted in tandem with an option grant or as independent grants. The term of a stock appreciation right cannot exceed ten years from the date of grant or five years in the case of a stock appreciation right granted in tandem with an incentive stock option awarded to a “ten percent stockholder.”

Performance Units

The 2013 Equity Incentive Plan also authorizes the grant of performance units and the administrator will determine the number of performance units that will be granted. Performance units represent the participant’s right to receive an amount, based on the value of a specified number of shares of common stock, if the terms and conditions prescribed by the compensation committee are satisfied. The administrator will determine on the date of grant the requirements that must be satisfied before performance units are earned, including but not limited to any applicable performance period, and performance goals. Performance goals will be prescribed by the administrator and may include criteria or objectives stated with reference to our financial performance, the participant’s performance or such other criteria determined by the administrator. If performance units are earned, they will be settled in cash, shares of common stock or a combination thereof.

Incentive Awards

The 2013 Equity Incentive Plan also authorizes our compensation committee to make incentive awards. An incentive award entitles the participant to receive a cash payment if certain performance goals requirements are met. Our compensation committee will establish the requirements that must be met before an incentive award is earned, and the requirements may be stated with reference to one or more performance measures or criteria prescribed by the compensation committee. An incentive award that is earned will be settled in a single payment, which may be in cash, common stock or a combination of cash and common stock. The administrator will determine the amount that may be earned under an incentive award, except that the 2013 Equity Incentive Plan provides that no participant may receive more than $500,000 in any calendar year under incentive awards that are not granted with reference to a number of shares of common stock and that will be settled in cash.

Other Equity-Based Awards

The administrator may grant other types of stock-based awards as other equity-based awards under the 2013 Equity Incentive Plan and the administrator will determine the number of other equity-based awards that will be granted. Other equity-based awards are payable in cash, shares of common stock or other equity, or a combination thereof, as determined by the administrator. The terms and conditions of other equity-based awards are determined by the administrator.

Dividend Equivalents

The administrator may grant dividend equivalents in connection with the grant of performance units and other equity-based awards. Dividend equivalents may be paid currently or accrued as contingent cash obligations (in which case they may be deemed to have been invested in shares of common stock) and may be payable in cash, shares of common stock or other property. The administrator will determine the terms of any dividend equivalents.

Change in Control

If we experience a change in control, the administrator may, at its discretion, provide that all outstanding options and stock appreciation rights become fully exercisable, all stock awards become transferable and non-forfeitable, and performance units incentive awards or other equity-based awards become earned and non-forfeitable in their entirety. The administrator may also provide that all Awards will be assumed by the surviving entity, or will be replaced by a comparable substitute award of the same type as the original award and that has substantially equal value granted by the surviving entity. The administrator may also provide that participants must surrender their outstanding options and stock appreciation rights, stock awards, performance units, incentive awards and other equity-based awards in exchange for a payment, in cash or shares of our common stock or other securities or consideration received by stockholders in the change in control transaction, equal to (i) the entire amount that can be earned under an incentive award, (ii) the value received by stockholders in the change in control transaction for each share subject to a stock award, performance unit or other equity-based award, or (iii) in the case of options and stock appreciation rights, the amount by which that transaction value exceeds the exercise price, or (iv) the value of the other securities or property in which a performance unit or other equity-based award is denominated.

In summary, a change in control under the 2013 Equity Incentive Plan occurs if:

•	a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, more than 50% of the total combined voting power of our outstanding securities;

•

we merge into another entity, unless the holders of our voting securities immediately prior to the merger have more than 50% of the combined voting power of the securities in the merged entity or its parent;

•

we sell or dispose of all or substantially all of our assets, other than a sale or disposition to any entity more than 50% of the combined voting power and common stock of which is owned by our stockholders; or

•

during any period of two consecutive years individuals who, at the beginning of such period, constitute our Board of Directors together with any new directors (other than individuals who become directors in connection with certain transactions or election contests) whose election or nomination for election is approved by at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination was previously so approved, cease for any reason to constitute a majority of our Board of Directors.

The Code has special rules that apply to “parachute payments,” i.e., compensation or benefits the payment of which is contingent upon a change in control. If certain individuals receive parachute payments in excess of a safe harbor amount prescribed by the Code, the payor is denied a U.S. federal income tax deduction for a portion of the payments and the recipient must pay a 20% excise tax, in addition to income tax, on a portion of the payments.

If we experience a change in control, benefits provided under the 2013 Equity Incentive Plan could be treated as parachute payments. In that event, the 2013 Equity Incentive Plan provides that the plan benefits, and all other parachute payments provided under other plans and agreements, will be reduced to the safe harbor amount, i.e., the maximum amount that may be paid without excise tax liability or loss of deduction, if the reduction allows the recipient to receive greater after-tax benefits. The benefits under the 2013 Equity Incentive Plan and other plans and agreements will not be reduced, however, if the recipient will receive greater after-tax benefits (taking into account the 20% excise tax payable by the recipient) by receiving the total benefits. The 2013 Equity Incentive Plan also provides that these provisions do not apply to a participant who has an agreement with us providing that the individual is entitled to indemnification from us for the 20% excise tax.

Amendment; Termination

Our Board of Directors may amend or terminate the 2013 Equity Incentive Plan at any time, provided that no amendment may adversely impair the rights of participants under outstanding awards. Our stockholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our stockholders also must approve any amendment that materially increases the benefits accruing to participants under the 2013 Equity Incentive Plan, materially modifies the eligibility requirements of the 2013 Equity Incentive Plan, materially increases the aggregate number of shares of common stock that may be issued under the 2013 Equity Incentive Plan, reduces the option price of an outstanding option or reduces the base or initial price of an outstanding stock appreciation right (in each case other than on account of stock dividends, stock splits or other changes in capitalization as described above). Unless terminated sooner by our Board of Directors or extended with stockholder approval, the 2013 Equity Incentive Plan will terminate on the day before the tenth anniversary of the date our Board of Directors adopted the 2013 Equity Incentive Plan.

Indemnification of Directors and Executive Officers and Limitations on Liability

For information concerning limitations of liability and indemnification applicable to our directors and executive officers and employees, if any, see “Certain Provisions of Maryland Law and of Our Charter and Bylaws,” and “Certain Relationships and Related Transactions — Indemnification Agreements.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Purchases of Agency RMBS from Bimini

On March 31, 2011, we purchased from Bimini Agency RMBS with a fair value of $1,056,421 for a purchase price of $1,071,040 (including $14,620 of accrued interest). We determined the fair value of the Agency RMBS purchased from Bimini pursuant to the valuation methodology described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Mortgage-Backed Securities.” We purchased these assets from Bimini based on our Manager’s management team’s knowledge of such assets. We currently do not anticipate that we will enter into any cross transactions or principal transactions after the completion of this offering.

Management Agreement

We are currently managed by Bimini. Upon completion of this offering, we will be externally managed and advised by our Manager pursuant to a management agreement, pursuant to which our Manager will manage our day-to-day operations. Under our existing management agreement with Bimini, which will be terminated upon the completion of this offering and replaced by a new management agreement with our Manager, we paid Bimini aggregate management fees of $5,500 for the period beginning on November 24, 2010 (date operations commenced) to December 31, 2010, $166,500 for the year ended December 31, 2011 and $185,000 for the nine months ended September 30, 2012. Under our new management agreement, we will pay our Manager a monthly management fee and will reimburse our Manager for certain expenses. Our Manager will earn a management fee regardless of the performance of our investments. See “Our Manager and the Management Agreement — Our Management Agreement” for more information regarding the services our Manager will provide to us and the fees we will pay to our Manager.

Payment of Certain Offering Expenses

Our Manager has agreed to pay offering expenses in connection with this offering.

Consulting Agreement

In September 2010, we entered into a consulting agreement with W Coleman Bitting, who has agreed to become one of our independent directors. The terms of the consulting agreement provide that Mr. Bitting will advise us with respect to financing alternatives, business strategies and related matters as requested during the term of the agreement. Although there is no defined term of the agreement, it can be terminated by either party and at any time upon 10 days’ written notice. In exchange for his services, the consulting agreement provides that we will pay Mr. Bitting an hourly fee of $150 and reimburse him for all out-of-pocket expenses reasonably incurred in the performance of his services. To date, we have paid Mr. Bitting a total of $111,340. We intend to terminate this consulting agreement upon completion of this offering.

Indemnification Agreements

We intend to enter into indemnification agreements with each of our directors and executive officers. The indemnification agreements will require, among other things, that we indemnify our directors and certain officers to the fullest extent permitted by law and advance to our directors and certain officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

Related Person Transaction Policies

We expect our Board of Directors to adopt a policy providing that any investment transaction between Bimini, our Manager or any of their affiliates and us or any of our subsidiaries requires the prior approval of a majority of our independent directors.

We also expect our Board of Directors to adopt a policy regarding the approval of any “related person transaction”, which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000 and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to the audit committee any related person transaction and all material facts about the transaction. The audit committee would then assess and promptly communicate that information to our Board of Directors. Based on its consideration of all of the relevant facts and circumstances, this committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to this committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

In fulfilling its responsibility, the audit committee will review the relevant facts of each related person transaction or series of related transactions and either approve, ratify or disapprove such transaction or transactions. The audit committee will take into account such factors as it deems necessary or appropriate in deciding whether to approve, ratify or disapprove any related person transaction, including any one or more of the following:

•	The terms of the transaction;

•	The benefits to the Company of the transaction;

•	The availability of other sources for comparable products or services;

•	The terms available to unrelated third parties or to employees generally; and

•

The impact on a director’s independence in the event that such director is a party to the transaction or such director, an immediately family member of such director or an entity in which such director is an executive officer or has a direct or indirect material interest is a party to the transaction.

No director may participate in any consideration or approval of a related person transaction with respect to which such director or any of such director’s immediate family members is the related person or has a direct or indirect material interest. Related person transactions will only be approved if they are determined to be in, or not inconsistent with, the best interests of the Company.

On an annual basis, the Company will solicit information from each of the Company’s directors and executive officers to identify related person transactions. If a related person transaction that has not been previously approved or previously ratified is identified, the audit committee will promptly consider all of the relevant facts. If the transaction is ongoing, the audit committee may ratify or request the rescission, amendment or termination of the related person transaction. If the transaction has been completed, the audit committee may seek to rescind the transaction where appropriate and may recommend that our Board of Directors or the Company take appropriate disciplinary action where warranted. In addition, the audit committee will generally review any ongoing related person transactions on an annual basis to determine whether to continue, modify or terminate such related person transactions.

In addition, our code of business conduct and ethics, which is reviewed and approved by our Board of Directors and provided to all our directors, officers and the persons who provide services to us pursuant to the management agreement will require that all such persons avoid any situations or relationships that involve actual or potential conflicts of interest, or perceived conflicts of interest, between an individual’s personal interests and the interests of the Company. Pursuant to our code of business conduct and ethics, each of these persons must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to their supervisor or our secretary. If a conflict is determined to exist, the person must disengage from the conflict situation or terminate his provision of services to us. Our Chief Executive Officer, Chief Financial Officer, principal accounting officer and certain other persons who may be designated by our Board of Directors, whom we collectively refer to as our financial executives, must consult with our audit committee with respect to any proposed actions or arrangements that are not clearly consistent with our code of business conduct and ethics. In the event that a financial executive wishes to engage in a proposed action or arrangement that is not consistent with our code of business conduct and ethics, the executive must obtain a waiver of the relevant provisions of our code of business conduct and ethics in advance from our audit committee.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights and preferences of our capital stock and related provisions of our charter and bylaws as they will be in effect upon the closing of this offering. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our charter and bylaws and the other documents we refer to for a more complete understanding of our capital stock. Copies of our charter and bylaws will be filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Immediately following the closing of this offering, our authorized capital stock will consist of 600,000,000 shares of which (i) 500,000,000 shares will be designated as common stock and (ii) 100,000,000 shares will be designated as preferred stock, each with a par value of $0.01 per share. Prior to the completion of this offering, we intend to effect a stock dividend pursuant to which we will issue             shares for each then outstanding share of common stock. The stock dividend will result in the issuance of such shares of our common stock as are necessary to reflect the value of Bimini’s investment less the amount of the underwriting discount and commissions, which number will be dependent upon the price of the shares sold in this offering. Pursuant to such stock dividend, 154,110 shares of our common stock that are owned by Bimini will become             shares of our common stock owned by Bimini. Upon completion of this offering,             shares of common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding.

Common Stock

Immediately before the completion of this offering, we will amend and restate our charter and our bylaws. Subject to the preferential rights, if any, of holders of any other class or series of stock and to the provisions of our charter regarding restrictions on ownership and transfer of our stock, holders of shares of our common stock are entitled to receive distributions if, when and as authorized by our Board of Directors and declared by us out of assets legally available for distribution.

Our charter provides that to the extent we incur any tax under the Code as the result of any “excess inclusion income” of ours being allocated to a “disqualified organization” that holds our stock in record name, our Board of Directors will cause us to reduce distributions to such stockholder in an amount equal to such tax paid by us that is attributable to such stockholder’s ownership in accordance with applicable U.S. Treasury regulations. We do not currently intend to make investments or engage in activities that generate “excess inclusion income,” but our charter does not prevent “disqualified organizations” from owning our common stock. See “Material U.S. Federal Income Tax Considerations — Taxation of Our Company” and “— Requirements for Qualification —Taxable Mortgage Pools” for a discussion of “disqualified organizations” and “excess inclusion income.”

Subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of capital stock, each outstanding share of our common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as may be provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our directors, and directors will be elected by a plurality of the votes cast in the election of directors.

Holders of shares of our common stock generally have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock, all holders of our shares of common stock will have equal liquidation and other rights.

Our charter authorizes our Board of Directors, without stockholder approval, to reclassify any unissued shares of our common stock into other classes or series of stock and to establish the number of shares in each class or series and to set the preferences, conversion or other rights, voting powers (including voting rights exclusive to such class or series), restrictions (including, without limitation, restrictions on transferability), limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series.

Preferred Stock

Our charter authorizes our Board of Directors, without stockholder approval, to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any class or series of preferred stock. Prior to issuance of shares of each class or series, our Board of Directors is required by the MGCL and our charter to set the preferences, conversion or other rights, voting powers (including voting rights exclusive to such class or series), restrictions (including, without limitation, restrictions on transferability), limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series. Thus, our Board of Directors could authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or rights upon liquidation or with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for holders of our common stock or otherwise be in their best interests. As of the date of this prospectus, no shares of preferred stock are outstanding, and we have no present plans to issue any preferred stock.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

Upon completion of this offering, our charter will provide that we may issue up to 500,000,000 shares of common stock and 100,000,000 shares of preferred stock. Our charter will authorize our Board of Directors, with the approval of a majority of our entire Board of Directors, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval. We believe that the power of our Board of Directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the additional shares of common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our Board of Directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for our common stockholders or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Code for each taxable year beginning after December 31, 2013, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, for our taxable years beginning after December 31, 2013, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the second half of any calendar year.

Because our Board of Directors believes it is at present essential for us to qualify as a REIT, our charter provides that, subject to certain exceptions, no person or entity may beneficially or constructively own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock, or the ownership limit, except that Bimini may own up to     % of our common stock so long as Bimini continues to qualify as a REIT.

Our charter also prohibits any person from (i) beneficially or constructively owning or transferring shares of our capital stock if such ownership or transfer would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT and (ii) transferring shares of our capital stock if such transfer would result in our capital stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code). Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transfer and ownership, or who is the intended transferee of shares of our stock which are transferred to the trust (as described below), will be required to give written notice immediately to us or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions on transfer and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, or that compliance with the restrictions on transfer and ownership is no longer required for us to qualify as a REIT.

Our Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a person from certain of the limits described above and may establish or increase an excepted holder limit for such person. The person seeking an exemption must provide to our Board of Directors any such representations, covenants and undertakings as our Board of Directors may deem appropriate in order to conclude that granting the exemption and/or establishing or increasing an excepted holder limit, as the case may be, will not cause us to fail to qualify as a REIT. Our Board of Directors may also require a ruling from the IRS or an opinion of counsel in order to determine that granting the exemption will not cause us to lose our qualification as a REIT. In connection with granting a waiver of the ownership limit or creating an excepted holder limit or at any other time, our Board of Directors may from time to time increase or decrease the ownership limit, subject to certain restrictions.

If shares of our stock are certificated, all such certificates will bear a legend referring to the restrictions described herein (or a declaration that we will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge).

Any attempted transfer of our capital stock that, if effective, would result in a violation of the foregoing restrictions, will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a charitable trust for the benefit of a charitable beneficiary and the proposed transferee will not acquire any rights in such shares, except that any transfer that, if effective, would result in the violation of the restriction relating to shares of our capital stock being beneficially owned by fewer than 100 persons will be void ab initio. The automatic transfer will be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. If, for any reason, the transfer to the trust would not be effective to prevent the violation of the foregoing restrictions, our charter provides that the purported transfer in violation of the restrictions will be void ab initio. Shares of our capital stock held in the trust will be issued and outstanding shares of stock. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares of stock held in the trust.

The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust must be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee must sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares (net of any commissions and other expenses).

Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions paid to the purported transferee and owed by the proposed transferee to the trustee. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares will be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess must be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we accept, or our designee accepts, the offer, which we may reduce by the amount of dividends and other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our stock, including shares of common stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock which the owner beneficially owns and a description of the manner in which the shares are held. Each owner must also provide to us such additional information as we may request in order to determine the effect, if any, of the beneficial ownership on our status as a REIT and to ensure compliance with the ownership limit. In addition, each owner of our stock must, upon demand, provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limit. These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our securities or might otherwise be in the best interests of our stockholders.

The ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our securities or might otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

We expect that the transfer agent and registrar for our common stock will be Continental Stock Transfer & Trust Company. Their mailing address is 17 Battery Place, New York, New York, 10004. Their telephone number is (212) 845-3200.

STOCK AVAILABLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock.

Upon completion of this offering, Bimini will own              shares of our common stock. Upon completion of this offering, we will have outstanding an aggregate of              shares of our common stock.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares of our common stock that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported through the NYSE MKT during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Lock-Up Agreements

We and each of our Manager, our directors and executive officers will agree that, for a period of 180 days after the date of this prospectus, without the prior written consent of Ladenburg Thalmann & Co. Inc., we and they will not sell, dispose of or hedge any shares of our common stock, subject to certain exceptions and extensions in certain circumstances. Additionally, Bimini will agree that, for a period of 180 days after the date of this prospectus, it will not, without the prior written consent of Ladenburg Thalmann & Co. Inc., dispose of or hedge any of its shares of our common stock, subject to certain exceptions and extensions.

CERTAIN PROVISIONS OF MARYLAND LAW AND

OF OUR CHARTER AND BYLAWS

The following is a summary of the material provisions of Maryland law applicable to us and of our charter and bylaws as they will be in effect upon completion of this offering. Copies of our charter and bylaws will be filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that the number of directors of the Company will not be less than the minimum number required under the MGCL, which is one, and, unless our bylaws are amended, not more than fifteen and may be increased or decreased pursuant to our bylaws by a vote of the majority of our entire Board of Directors. Subject to the rights of holders of one or more classes or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies. Pursuant to our bylaws, each member of our Board of Directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of our common stock will have no right to cumulative voting in the election of directors, and directors will be elected by a plurality of the votes cast in the election of directors.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause and only by the affirmative vote of holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. “Cause” is defined in our charter, with respect to any particular director, as the conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. This provision, when coupled with the exclusive power of our Board of Directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person (other than the corporation or any subsidiary) who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock, or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock) or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any such business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it.

As permitted by the MGCL, our Board of Directors has adopted a resolution exempting any business combination between us and any other person, provided that the business combination is first approved by our Board of Directors (including a majority of directors who are not affiliates or associates of such persons). However, our Board of Directors may repeal or modify this resolution at any time in the future, in which case the applicable provisions of this statute will become applicable to business combinations between us and interested stockholders.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to the control shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter with respect to such shares, excluding votes cast by (1) the person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to, among other things: (1) shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock; however, our Board of Directors may repeal such bylaw provision, in whole or in part at any time. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Maryland Unsolicited Takeovers Act

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, that:

•	the corporation’s board of directors will be divided into three classes;

•	the affirmative vote of two-thirds of all the votes entitled to be cast by stockholders generally in the election of directors is required to remove a director;

•	the number of directors may be fixed only by vote of the directors;

•

a vacancy on the board of directors may be filled only by the remaining directors and that directors elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred; and

•

the request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting is required for stockholders to require the calling of a special meeting of stockholders.

Without our having elected to be subject to Subtitle 8, our charter and bylaws already (1) require the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors to remove a director from our Board of Directors, (2) vest in our Board of Directors the exclusive power to fix the number of directors, by vote of a majority of our entire Board of Directors, and (3) require, unless called by the Chairman of our Board of Directors, our Chief Executive Officer, our President or our Board of Directors, the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting to call a special meeting of stockholders. Our charter provides that, subject to our eligibility to make an election under Subtitle 8, vacancies on our Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors then in office, even if the remaining directors do not constitute a quorum, and directors elected to fill a vacancy will serve for the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies. Our Board of Directors is not currently classified. In the future, our Board of Directors may elect, without stockholder approval, to classify our Board of Directors or elect to be subject to any of the other provisions of Subtitle 8.

Charter Amendments and Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter generally provides that charter amendments requiring stockholder approval must be declared advisable by our Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, our charter’s provisions regarding the removal of directors and restrictions on ownership and transfer of our stock, and amendments to the vote required to amend these provisions, may be amended only if such amendment is declared advisable by our Board of Directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. In addition, we generally may not merge with or into another company, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless such transaction is declared advisable by our Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that one of our subsidiaries could transfer all of its assets without any vote of our stockholders.

Bylaw Amendments

Our Board of Directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our Board of Directors and the proposal of other business to be considered by our stockholders at an annual meeting of stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board of Directors or (3) by a stockholder who was a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of the individual so nominated or on such other business and who has complied with the advance notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of our Board of Directors or (2) provided that the special meeting has been properly called for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote and cause requirements for removal of directors, provisions that vacancies on our Board of Directors may be filled only by the remaining directors, for the full term of the directorship in which the vacancy occurred, the power of our Board of Directors to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock, to cause us to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval, the restrictions on ownership and transfer of our stock and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL or the resolution of our Board of Directors opting out of the business combination provisions of the MGCL were repealed or rescinded, or if a business combination was not first approved by our Board of Directors, these provisions of the MGCL could have similar anti-takeover effects.

Limitation of Directors’ and Officers’ Liability and Indemnification

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received by such director or officer, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer of the Company who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; and

•

any individual who, while a director or officer of the Company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our Board of Directors, to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and to any employee or agent of the Company or our predecessor.

Upon completion of this offering, we will enter into indemnification agreements with each of our directors and executive officers that will provide for indemnification and advance of expenses to the maximum extent permitted by Maryland law. See “Certain Relationships and Related Transactions — Indemnification Agreements.”

REIT Qualification

Our charter provides that our Board of Directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as to the beneficial ownership of our common stock as of                     , 2013 and after giving effect to the sale of the common stock offered hereby by (1) each person or group who is known to us to own beneficially more than 5% of the outstanding shares of our common stock, (2) each director and named executive officer; and (3) all directors and executive officers as a group. The number of shares beneficially owned included in the table below reflects the stock dividend that we intend to effect prior to the completion of this offering.

Amount of Beneficial Ownership(1)
	Immediately Prior to this Offering(2)		Immediately After this Offering(3)
Name and Address of Beneficial Owner(4)	Number of Shares	Percent	Number of Shares of Common Stock	Percent of Common Stock
Bimini Capital Management, Inc.	(5)	100%			%
Robert E. Cauley	—	—	—	—
G. Hunter Haas, IV	—	—	—	—
W Coleman Bitting	—	—	—	—
John B. Van Heuvelen	—	—	—	—
Frank P. Filipps	—	—	—	—
Ava L. Parker	—	—	—	—
All directors and executive officers as a group (six persons)	—	—	—	—

(1)	In accordance with SEC rules, beneficial ownership includes:
•	all shares the investor actually owns beneficially or of record;
•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and
•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).
(2)	Gives effect to the stock dividend.
(3)	Assumes no exercise of the underwriters’ option to purchase additional shares.
(4)	The address of Bimini Capital Management, Inc. and each of the executive officers and directors listed above is c/o Bimini Capital Management Inc., 3305 Flamingo Dr., Vero Beach, FL 32963.
(5)	Consists of shares of our common stock Bimini will own upon completion of this offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax considerations that you, as a stockholder, may consider relevant in connection with the purchase, ownership and disposition of our common stock. Hunton & Williams LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the U.S. federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the limited extent discussed in “— Taxation of Tax-Exempt Stockholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals, and non-U.S. corporations (except to the limited extent discussed in “— Taxation of Non-U.S. Stockholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates (except to the extent discussed herein);

•	persons who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding our common stock through a partnership or similar pass-through entity; and

•	persons holding a 10% or more (by vote or value) beneficial interest in our stock.

This summary assumes that stockholders hold our common stock as capital assets for U.S. federal income tax purposes, which generally means property held for investment.

The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the Code, current, temporary and proposed U.S. Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, U.S. Treasury regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company

We were organized on August 17, 2010 as a Maryland corporation. From the time of our formation until the closing of this offering, we will be a “qualified REIT subsidiary” of Bimini. As described below, a corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT for U.S. federal income tax purposes. We intend to elect to be taxed as a REIT commencing with our short taxable year ending on December 31, 2013. We believe that, commencing with such short taxable year, we will be organized in conformity with the requirements for qualification as a REIT under the Code, and we intend to operate in a manner that will enable us to meet, on a continuing basis, the requirements for qualification as a REIT, but no assurances can be given that we will be successful in operating in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the U.S. federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with this offering, Hunton & Williams LLP is rendering an opinion that, commencing with our short taxable year ending on December 31, 2013, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws, and our intended method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our short taxable year ending December 31, 2013 and thereafter. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, will be conditioned upon certain representations made by us and Bimini as to factual matters, including representations regarding the nature of our and Bimini’s assets and the conduct of our and Bimini’s business, is not binding upon the IRS, or any court, and speaks as of the date issued. In addition, Hunton & Williams LLP’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal tax laws. Those qualification tests involve, among others, the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Hunton & Williams LLP’s opinion does not foreclose the possibility that we may have to use one or more REIT savings provisions discussed below, which could require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify.”

As long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the REIT taxable income that we distribute to our stockholders. However, taxable income generated by any TRSs that we may own will be subject to regular corporate income tax. The benefit of REIT tax treatment is that it avoids the double taxation, or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to U.S. federal tax in the following circumstances:

•

We will pay U.S. federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to stockholders.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•

We will pay a 100% tax on our net income earned from prohibited transactions involving sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied in either case by a fraction intended to reflect our profitability.

•

In the event of a failure of the asset tests (other than a de minimis failure of the 5% asset test or the 10% vote test or the 10% value test (as described below under “— Asset Tests”)), as long as the failure was due to reasonable cause and not to willful neglect, we file a description of the assets that caused such failure with the IRS, and we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy any of the asset tests.

•

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests or the asset tests, as long as such failure was due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during a calendar year at least the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain net income for the year, and

•	any undistributed taxable income required to be distributed from earlier periods.

we will pay a 4% nondeductible excise tax on the excess of the required distribution over the sum of (i) the amount we actually distributed and (ii) any retained amounts on which income tax has been paid at the corporate level.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a TRS that are not conducted on an arm’s-length basis.

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Recordkeeping Requirements.”

•	The earnings of our lower-tier entities that are subchapter C corporations, including any TRS, will be subject to U.S. federal corporate income tax.

•

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, TRSs will be subject to federal, state and local corporate income tax on their taxable income.

•

Although we do not expect to own an equity interest in a taxable mortgage pool, if we were to own such an interest we would be subject to tax on a portion of any excess inclusion income equal to the percentage of our stock that is held in record name by “disqualified organizations.” A “disqualified organization” includes (i) the United States; (ii) any state or political subdivision of the United states; (iii) any foreign government; (iv) any international organization; (v) any agency or instrumentality of any of the foregoing; (vi) any other tax-exempt organization (other than a farmer’s cooperative described in Section 521 of the Code) that is exempt from income taxation and is not subject to taxation under the unrelated business taxable income provisions of the Code; and (vii) any rural electrical or telephone cooperative. We do not currently intend to engage in financing activities that may result in treatment of us or a portion of our assets as a taxable mortgage pool. For a discussion of “excess inclusion income,” see “— Requirements for Qualification — Taxable Mortgage Pools.”

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

(1) It is managed by one or more trustees or directors.

(2) Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

(3) It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.

(4) It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.

(5) At least 100 persons are beneficial owners of its shares or ownership certificates.

(6) Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

(7) It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

(8) It meets certain other qualification tests, described below, regarding the nature of its income and assets and the distribution of its income.

(9) It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws.

(10) It has no earnings and profits from any non-REIT taxable year at the close of any taxable year.

We must meet requirements 1 through 4, 7, 8 and 9 during our entire taxable year, meet requirement 10 at the close of each taxable year and meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2014 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our charter provides restrictions regarding the transfer and ownership of our common stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer.” We believe that we will issue sufficient common stock with sufficient diversity of ownership to allow us to satisfy requirements 5 and 6 above. The restrictions in our charter are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 described above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such stock ownership requirements. If we fail to satisfy these stock ownership requirements, our qualification as a REIT may terminate.

As noted above, from the time of our formation until the closing of this offering, we will be a “qualified REIT subsidiary” of Bimini. However, under applicable Treasury Regulations, if Bimini failed to qualify as a REIT in its 2009 or subsequent taxable years, unless Bimini’s failure to qualify as a REIT was subject to relief under as described below under “—Failure to Qualify,” we would be prevented from electing to qualify as a REIT prior to the fifth calendar year following the year in which Bimini failed to qualify.

Qualified REIT Subsidiaries. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. A “qualified REIT subsidiary” is disregarded for U.S. federal income tax purposes, and all assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the capital stock of which is owned by the REIT and that has not elected to be a TRS. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit for all purposes of the Code, including the REIT qualification tests.

Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its parent for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. For purposes of the 10% value test (see “— Asset Tests”), our proportionate share will be based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Thus, our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxable REIT Subsidiaries. A REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the outstanding securities will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary or a REIT unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 25% of the value of a REIT’s total assets may consist of stock or securities of one or more TRSs.

Domestic TRSs are subject to U.S. federal income tax, as well as state and local income tax where applicable, on their taxable income. To the extent that a domestic TRS is required to pay taxes, it will have less cash available for distribution to us. If dividends are paid to us by any domestic TRSs that we may form, then the dividends we would pay to our stockholders who are taxed at individual rates, up to the amount of dividends we receive from our domestic TRSs, would generally be eligible to be taxed at the 20% rate applicable to qualified dividend income. See “— Taxation of Taxable U.S. Stockholders.”

The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We intend that all of our transactions with any TRS that we form will be conducted on an arm’s-length basis, but there can be no assurance that we will be successful in this regard.

Taxable Mortgage Pools. An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or TMP, under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under U.S. Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are not considered to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP.

A TMP is generally treated as a corporation for U.S. federal income tax purposes. It cannot be included in any consolidated U.S. federal corporate income tax return. However, if a REIT is a taxable mortgage pool, or if a REIT owns a qualified REIT subsidiary that is a taxable mortgage pool, then a portion of the REIT’s income will be treated as “excess inclusion income” and a portion of the dividends the REIT pays to its stockholders will be considered to be excess inclusion income. A stockholder’s share of excess inclusion income (i) would not be allowed to be offset by any losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income, or UBTI, in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction under any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. IRS guidance indicates that a REIT’s excess inclusion income will be allocated among its stockholders in proportion to its dividends paid. However, the manner in which excess inclusion income would be allocated to dividends attributable to a tax year that are not paid until a subsequent tax year or to dividends attributable to a portion of a tax year when no excess inclusion income-generating assets were held or how such income is to be reported to stockholders is not clear under current law. Although the law is unclear, the IRS has taken the position that a REIT is taxable at the highest corporate tax rate on the portion of any excess inclusion income that it derives from an equity interest in a TMP equal to the percentage of its stock that is held in record name by “disqualified organizations” (as defined above under “— Taxation of Our Company”). In that case, under our charter, we will reduce distributions to such stockholders by the amount of tax paid by us that is attributable to such stockholder’s ownership. U.S. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect our compliance with the distribution requirement. See “— Distribution Requirement.”

If we own less than 100% of the ownership interests in a subsidiary that is a TMP, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would be subject to federal corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements.

Although we will leverage our investments in Agency RMBS, we believe that our financing transactions will not cause us or any portion of our assets to be treated as a TMP, and we do not expect that any portion of our dividend distributions will be treated as excess inclusion income.

Gross Income Tests

We must satisfy two gross income tests annually to qualify as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

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income derived from a real estate mortgage investment conduit, or REMIC, in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

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income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business and cancellation of indebtedness, or COD income, is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions,” as defined in “— Hedging Transactions,” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “— Foreign Currency Gain.” We will monitor the amount of our non-qualifying income and will seek to manage our investment portfolio to comply at all times with the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

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an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, market discount, original issue discount, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property — that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

We intend to invest in Agency RMBS that are pass-through certificates and CMOs (including IOs, IIOs, and POs). Other than income from derivative instruments, as described below, we expect that all of the income on our Agency RMBS will be qualifying income for purposes of the 95% gross income test. We expect that the Agency RMBS that are pass-through certificates will be treated as interests in a grantor trust and that Agency RMBS that are CMOs will be treated as regular interests in a REMIC for U.S. federal income tax purposes. In the case of Agency RMBS treated as interests in a grantor trust, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. Although the IRS has ruled generally that the interest income from non-CMO Agency RMBS is qualifying income for purposes of the 75% gross income test, it is not clear how this guidance would apply to secondary market purchases of non-CMO Agency RMBS at a time when the loan-to-value ratio of one or more of the mortgage loans backing the Agency RMBS is greater than 100%. In the case of Agency RMBS treated as interests in a REMIC, such as CMOs, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% gross income test. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our income from our interest in the REMIC will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest rate swap or cap contracts or other derivative instruments that potentially could produce nonqualifying income for the holders of the related REMIC securities. We expect that a sufficient portion of income from our Agency RMBS will be qualifying income so that we will satisfy both the 95% and 75% gross income tests. However, there can be no assurance that we will satisfy both the 95% and 75% gross income tests.

We may purchase Agency RMBS through delayed delivery contracts, including TBAs. We may recognize income or gains on the disposition of delayed delivery contracts. For example, rather than take delivery of the Agency RMBS subject to a TBA, we may dispose of the TBA through a “roll” transaction in which we agree to purchase similar securities in the future at a predetermined price or otherwise, which may result in the recognition of income or gains. We will account for roll transactions as purchases and sales. The law is unclear with respect to the qualification of gains from dispositions of delayed delivery contracts as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test. Until we receive a favorable private letter ruling from the IRS or we receive an opinion of counsel to the effect that income and gain from the disposition of delayed delivery contracts should be treated as qualifying income for purposes of the 75% gross income test, we will limit our gains from dispositions of delayed delivery contracts and any non-qualifying income to no more than 25% of our gross income for each calendar year. Accordingly, our ability to dispose of delayed delivery contracts through roll transactions or otherwise could be limited. Moreover, even if we are advised by counsel that income and gains from dispositions of delayed delivery contracts should be treated as qualifying income, it is possible that the IRS could successfully take the position that such income is not qualifying income. In the event that such income were determined not to be qualifying for the 75% gross income test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such income and any non-qualifying income exceeds 25% of our gross income. See “— Failure to Qualify.”

Dividends. Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.

Fee Income. Fee income will be qualifying income for purposes of both the 75% and 95% gross income tests if it is received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees, such as fees received for servicing or originating loans, are not qualifying for purposes of either gross income test. We currently do not anticipate earning non-qualifying fee income.

COD Income. From time-to-time, we and our subsidiaries may recognize COD income in connection with repurchasing debt at a discount. COD income is excluded from gross income for purposes of both the 95% gross income test and the 75% gross income test.

Foreign Currency Gain. Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” is excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” is excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income tests. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Rents from Real Property. We currently do not hold, and do not intend to acquire, any real property, but we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

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First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

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Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, and either (i) at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space or (ii) the TRS leases a qualified lodging facility or qualified health care property and engages an “eligible independent contractor” to operate such facility or property on its behalf. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

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Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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Fourth, we generally must not operate or manage our real property or furnish or render noncustomary services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we may provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and noncustomary services to tenants without tainting our rental income from the related properties.

Hedging Transactions. From time to time, we will enter into hedging transactions with respect to one or more of our assets or liabilities. Income and gain from “hedging transactions” will be excluded from gross income for purposes of the 75% and 95% gross income test. A “hedging transaction” includes any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. A “hedging transaction” also includes any transaction entered into primarily to manage risk of currency fluctuations with respect to any item of income or gain that is qualifying income for purposes of the 75% or 95% gross income test (or any property which generates such income or gain). We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. To the extent that we hedge for other purposes or to the extent that a portion of the assets financed with the applicable borrowing are not treated as “real estate assets” (as described below under “— Asset Tests”) or in certain other situations, the income from those transactions will likely be treated as non-qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that is consistent with satisfying the requirements for qualification as a REIT, but we cannot assure you that we will be able to do so. We may, however, find that in certain instances we must hedge risks incurred by us through transactions entered into by a TRS. Hedging our risk through a TRS would be inefficient on an after-tax basis because of the tax liability imposed on the TRS.

Prohibited Transactions. A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Any such income will be excluded from the application of the 75% and 95% gross income tests. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. There can be no assurance, however, that the IRS will not successfully assert a contrary position, in which case we would be subject to the prohibited transaction tax on the gain from the sale of those assets. To the extent we intend to dispose of an asset that may be treated as held “primarily for sale to customers in the ordinary course of a trade or business,” we may contribute the asset to a TRS prior to the disposition.

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income (including foreign currency gain) from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests as long as the property qualifies as foreclosure property (see the discussion below regarding the grace period during which property qualifies as foreclosure property). Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test disregarding income from foreclosure property, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test disregarding income from foreclosure property;

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on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect; and

•	following such failure for any taxable year, a schedule of the sources of our income is filed with the IRS.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and money market funds;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock (or transferable certificates of beneficial interest) in other REITs;

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investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

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regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consist of assets that are qualifying real estate-related assets under the U.S. federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities (other than any TRS we may own) may not exceed 5% of the value of our total assets, or the 5% asset test.

Third, of our investments not included in the 75% asset class, we may not own (i) more than 10% of the total voting power of any one issuer’s outstanding securities, which we refer to as the 10% vote test, or (ii) more than 10% of the total value of any one issuer’s outstanding securities, which we refer to as the 10% value test.

Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

For purposes of the 5% asset test, the 10% vote test, the 10% value test and the 25% securities test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary, mortgage loans or mortgage-backed securities that constitute real estate assets. For purposes of the 10% value test, the term “securities” does not include:

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“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

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a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•	Any debt instrument of an entity treated as a partnership for U.S. federal income tax purposes to the extent of our interest as a partner in the partnership.

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Any debt instrument of an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

We expect that our investments in Agency RMBS will be qualifying assets for purposes of the 75% asset test because they are real estate assets or government securities. With respect to Agency RMBS that are pass-through certificates, we expect that the Agency RMBS will be treated as interests in a grantor trust and that Agency RMBS that are CMOs (including IOs, IIOs, and POs) will be treated as regular interests in a REMIC for U.S. federal income tax purposes. In the case of Agency RMBS treated as interests in a grantor trust, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. Such mortgage loans will generally qualify as real estate assets to the extent that they are secured by real property. IRS Revenue Procedure 2011-16, provides a safe harbor under which the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a qualifying real estate asset in an amount equal to the lesser of (i) the fair market value of the real property securing the loan determined as of the date the REIT committed to acquire the loan or (ii) the fair market value of the loan on the date of the relevant quarterly REIT asset testing date. Additionally, although the IRS has ruled generally that Agency RMBS that are pass-through certificates are real estate assets for purposes of the 75% asset test, it is not clear how this guidance would apply to secondary market purchases of Agency RMBS that are pass-through certificates at a time when a portion of one or more mortgage loans backing the Agency RMBS is not treated as real estate assets as a result of the loans not being treated as fully secured by real property. In the case of Agency RMBS that are CMOs, which will be treated as regular interests in a REMIC, such interests will generally qualify as real estate assets. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC interests will qualify as real estate assets. To the extent any Agency RMBS are not treated as real estate assets, we expect such Agency RMBS will be treated as government securities because they are issued or guaranteed as to principal or interest by the United States or by a person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States.

We have entered and intend to enter into repurchase agreements under which we would nominally sell certain of our Agency RMBS to a counterparty and simultaneously enter into an agreement to repurchase the sold assets in exchange for a purchase price that reflects a financing charge. Based on positions the IRS has taken in analogous situations, we believe that these transactions will be treated as secured debt and that we will be treated for REIT asset and gross income test purposes as the owner of the Agency RMBS that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the Agency RMBS during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

We may purchase Agency RMBS through delayed delivery contracts, including TBAs. The law is unclear with respect to the qualification of delayed delivery contracts as real estate assets or government securities for purposes of the 75% asset test. Until we receive a favorable private letter ruling from the IRS or we receive an opinion from counsel to the effect that delayed delivery contracts should be treated as qualifying assets for purposes of the 75% asset test, we will limit our aggregate investment in delayed delivery contracts, including TBAs, and any nonqualifying assets to no more than 25% of our total assets at the end of any calendar quarter and will limit our investment in the delayed delivery contracts of any one issuer to less than 5% of our total assets at the end of any calendar quarter. Accordingly, our ability to purchase Agency RMBS through delayed delivery transactions could be limited. Moreover, even if we are advised by counsel that delayed delivery transactions should be treated as qualifying assets, it is possible that the IRS could successfully take the position that such assets are not qualifying assets. In the event that such assets were determined not to be qualifying for the 75% asset test, we could be subject to a penalty tax or we could fail to qualify as a REIT. See “— Failure to Qualify.”

We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurance, however, that we will be successful in this effort. In this regard, we will need to value our investment in our assets to ensure compliance with the asset tests. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a different value is applicable in which case we might not satisfy the 75% asset test and the other asset tests and, thus could fail to qualify as a REIT. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the 5% asset test, the 10% vote test or the 10% value test described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of the total value of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of a failure of any of the asset tests (other than a de minimis failure described in the preceding sentence), as long as the failure was due to reasonable cause and not due to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure, (ii) file a schedule with the IRS describing the assets that caused such failure in accordance with regulations promulgated by the Secretary of the Treasury and (iii) pay a tax equal to the greater of $50,000 or the highest rate of U.S. federal corporate income tax (currently, 35%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

We believe that the investments that we will hold will satisfy the foregoing asset test requirements. However, we will not obtain independent appraisals to support our conclusions as to the value of our assets and securities, or the real estate collateral for the mortgage loans that support our Agency RMBS. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each taxable year we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our U.S. federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration, or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay U.S. federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of the following January after the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

•

We will recognize taxable income in advance of the related cash flow if any of our Agency RMBS are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account losses until they are actually incurred.

•

We may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount may be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is reported as income when, and to the extent that, we dispose of the debt investment or any payment of principal of the debt instrument is made, unless we elect to include accrued market discount in income as it accrues. Principal payments on certain debt instruments are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our stock or debt securities.

We may satisfy the REIT annual distribution requirements by making taxable distributions of our stock. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. Those rulings may be relied upon only by taxpayers whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/stock dividends, but that revenue procedure does not apply to our 2013 and future taxable years. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and stock. We currently do not intend to pay taxable dividends payable in cash and stock.

In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

To qualify as a REIT, we may not have, at the end of any taxable year, any undistributed earnings and profits accumulated in any non-REIT taxable year. We may satisfy the 90% distribution test with taxable distributions of our stock or debt securities.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to U.S. federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current or accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the U.S. federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and stockholders taxed at individual rates might be eligible for the reduced U.S. federal income tax rate of 20% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

The term “U.S. stockholder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner and/or partnership level. If you are a partner in a partnership holding shares of our common stock, you are urged to consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.

As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A corporate U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 20% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is currently 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is currently 39.6%. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. stockholders that are taxed at individual rates. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as a TRS, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock begins trading ex-dividend. Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on dividends received from us. We may pay taxable dividends of our stock or debt securities. In the case of such a taxable distribution of our stock or debt securities, U.S. stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the dividend with cash from other sources, including sales of our stock or debt securities.

A U.S. stockholder generally will take into account as long-term capital gain any distributions that we properly designate as capital gain dividends without regard to the period for which the U.S. stockholder has held our common stock. A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we recognize in a taxable year. In that case, to the extent we designate such amount on a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current or accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted basis of the U.S. stockholder’s common stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her common stock as long-term capital gain, or short-term capital gain if the common stock has been held for one year or less. In addition, if we declare a distribution in October, November or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

We may recognize taxable income in excess of our economic income, known as phantom income, in the first years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, stockholders at times may be required to pay U.S. federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for U.S. federal income tax purposes. Taking into account the time value of money, this acceleration of U.S. federal income tax liabilities may reduce a stockholder’s after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor with a 30% tax rate purchases a taxable bond with an annual interest rate of 10% on its face value, the investor’s before-tax return on the investment would be 10% and the investor’s after-tax return would be 7%. However, if the same investor purchased our common stock at a time when the before-tax rate of return was 10%, the investor’s after-tax rate of return on such common stock might be somewhat less than 7% as a result of our phantom income. In general, as the ratio of our phantom income to our total income increases, the after-tax rate of return received by a taxable stockholder will decrease.

If excess inclusion income from a taxable mortgage pool is allocated to any stockholder, that income will be taxable in the hands of the stockholder and will not be offset by any net operating losses of the stockholder that would otherwise be available. See “— Requirements for Qualification — Taxable Mortgage Pools.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Taxation of U.S. Stockholders on the Disposition of Common Stock

A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six-months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. stockholder purchases our common stock or substantially identical common stock within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 39.6%. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from “section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property. In addition, individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on gain from the sale of our common stock.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our stockholders taxed at individual rates at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their UBTI. While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its investment in our common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Furthermore, a tax-exempt stockholder’s share of any excess inclusion income that we recognize would be subject to tax as UBTI.

Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock is required to treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust would be required to treat as UBTI is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•

either: (i) one pension trust owns more than 25% of the value of our stock or (ii) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

The following discussion addresses the rules governing U.S. federal income taxation of the purchase, ownership and sale of our common stock by non-U.S. stockholders. When we use the term “non-U.S. stockholder,” we mean beneficial owners of our common stock who are not U.S. stockholders, as described above in “— Taxation of Taxable U.S. Stockholders,” or partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes). The rules governing U.S. federal income taxation of non-U.S. stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisers to determine the impact of federal, state, and local income tax laws on ownership of our common stock, including any reporting requirements.

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. It is expected that the applicable withholding agent will withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files with the applicable withholding agent an IRS Form W-8BEN evidencing eligibility for that reduced rate, or

•	the non-U.S. stockholder files with the applicable withholding agent an IRS Form W-8ECI claiming that the distribution is effectively connected income.

However, reduced treaty rates are not available to the extent income allocated to the non-U.S. stockholder is excess inclusion income.

A non-U.S. stockholder will not incur U.S. tax on a distribution in excess of our current or accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that common stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed both our current and accumulated earnings and profits, it is expected that the applicable withholding agent normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend. However, by filing a U.S. tax return, a non-U.S. stockholder may obtain a refund of amounts that the applicable withholding agent withheld if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For payments made after December 31, 2013, a U.S. withholding tax at a 30% rate will be imposed on dividends paid on our common stock received by certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for payments made after December 31, 2016, on proceeds from the sale of our common stock received by certain non-U.S. stockholders. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

For any year in which we qualify as a REIT, a non-U.S. stockholder could incur tax on distributions that are attributable to gain from our sale or exchange of USRPI, under the Foreign Investment in Real Property Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. The term “USRPI” does not generally include mortgage loans or RMBS, such as Agency RMBS. As a result, we do not anticipate that we will generate material amounts of gain that would be subject to FIRPTA. Under the FIRPTA rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if the gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also might be subject to the 30% branch profits tax on such a distribution. The applicable withholding agent would be required to withhold 35% of any such distribution that we could designate as a capital gain dividend. A non-U.S. stockholder might receive a credit against its tax liability for the amount withheld.

However, if our common stock is regularly traded on an established securities market in the United States, capital gain distributions on our common stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. stockholder does not own more than 5% of our common stock during the one-year period preceding the date of the distribution. As a result, non-U.S. stockholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We anticipate that our common stock will be regularly traded on an established securities market in the United States immediately following this offering.

A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock as long as we are not a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a United States real property holding corporation. We do not anticipate that we will be a United States real property holding corporation based on our investment strategy. In the unlikely event that at least 50% of the assets we hold were determined to be USRPIs, gains from the sale of our common stock by a non-U.S. stockholder could be subject to a FIRPTA tax. However, even if that event were to occur, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we were a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. persons. We cannot assure you that this test will be met. If our common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to our common stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. stockholder sells our common stock. Under that exception, the gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if:

•	our common stock is treated as being regularly traded under applicable U.S. Treasury regulations on an established securities market; and

•	the non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period.

As noted above, we anticipate that our common stock will be regularly traded on an established securities market immediately following this offering.

If we are a domestically controlled qualified investment entity and a non-U.S. stockholder disposes of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•

the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or

•

the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a tax of 30% on his or her net capital gains.

Information Reporting Requirements and Backup Withholding, Shares Held Offshore

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide the applicable withholding agent with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, the applicable withholding agent may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their U.S. status.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as providing a valid IRS

Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the applicable withholding agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the United States by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. stockholder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s U.S. federal income tax liability if certain required information is timely furnished to the IRS. Stockholders are urged consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

For payments made after December 31, 2013, a U.S. withholding tax at a 30% rate will be imposed on dividends paid on our common stock received by U.S. stockholders who own their shares through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for payments made after December 31, 2016, on proceeds from the sale of our common stock received by U.S. stockholders who own their shares through foreign accounts or foreign intermediaries. We will not pay any additional amounts in respect of any amounts withheld.

Legislative or Other Actions Affecting REITs

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective stockholders are urged to consult with their own tax advisors regarding the effect of potential changes to the federal tax laws on an investment in our common stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. The state, local or foreign tax treatment of us and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to our stockholders against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common stock.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan (“Plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards under ERISA in the context of the Plan’s particular circumstances before authorizing an investment of a portion of such Plan’s assets in the shares of common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the Plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the Plan and persons who have certain specified relationships to the Plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of the Code). Thus, a Plan fiduciary considering an investment in the shares of common stock also should consider whether the acquisition or the continued holding of the shares of common stock might constitute or give rise to a direct or indirect prohibited transaction.

Investment in shares of our common stock by a Plan that has such a relationship in certain limited circumstances could be deemed to constitute a prohibited transaction under Title I of ERISA or Section 4975 of the Internal Revenue Code. Such transactions may, however, be subject to one or more statutory or administrative exemptions, such as: Section 408(b)(17) of ERISA, which exempts certain transactions with non-fiduciary service providers; Prohibited Transaction Class Exemption (“PTCE”) 90-1, which exempts certain transactions involving insurance company pooled separate accounts; PTCE 91-38, which exempts certain transactions involving bank collective investment funds; PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a “qualified professional asset manager”; PTCE 95-60, which exempts certain transactions involving insurance company general accounts; PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an “in-house asset manager”; PTCE 75-1, which exempts certain transactions involving a Plan and certain members of an underwriting syndicate; or another available exemption. Such exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with a Plan’s investment in shares of our common stock. If a purchase was to result in a non-exempt prohibited transaction, such purchase may have to be rescinded, though there can be no assurance that a rescission would avoid the imposition of taxes or penalties.

The Department of Labor (the “DOL”) has issued final regulations (the “DOL Regulations”) as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a Plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act, the Plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with the offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” The Company believes that the restrictions imposed under its charter on the transfer of its common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of the common stock to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

Assuming that the common stock will be “widely held” and “freely transferable,” the Company believes that its common stock will be publicly offered securities for purposes of the DOL Regulations and that the assets of the Company will not be deemed to be “plan assets” of any Plan that invests in its common stock.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus in an underwritten initial public offering in which Ladenburg Thalmann & Co. Inc. is acting as representative of the underwriters. We expect to enter into an underwriting agreement with Ladenburg Thalmann & Co. Inc., acting as representative of the underwriters named below, with respect to the common stock being offered hereby. Subject to the terms and conditions contained in the underwriting agreement, each underwriter has severally agreed to purchase the respective number of shares of our common stock set forth opposite its name below:

Underwriters	Number of Shares
Ladenburg Thalmann & Co. Inc.

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of our common stock in this offering if any are purchased, other than those shares covered by the over-allotment option we describe below. We have granted to the underwriters a 45-day option to purchase up to             additional shares from us at the initial public offering price less the underwriting discount and commissions. The option may be exercised only to cover any over-allotments, if any. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Our common stock is being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and the satisfaction of other conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us are true and our obligations have been satisfied;

•	there is no material adverse change in the financial markets or in our business; and

•	we deliver customary closing documents.

The underwriters propose to offer shares of our common stock directly to the public at the initial public offering price per share shown on the cover of this prospectus and to certain dealers at that price less a concession not in excess of $0.        per share. After this offering, the offering price and other selling terms may be changed by the underwriters.

The following table shows the per share and total underwriting discount and commissions that will be paid to the underwriters by our Manager at closing and the proceeds (before expenses) that we will receive from the sale of our common stock in this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ overallotment option to purchase additional shares of our common stock.

	No Exercise	Full Exercise
Underwriting discount per share	$	$
Initial underwriting discount	$	$
Proceeds to us (after expenses)	$	$

We estimate that the total expenses of this offering (exclusive of the underwriting discount and commissions) will be approximately $        . Our Manager has agreed to pay all of our expenses and costs in connection with this offering, including the discount and commissions payable to the underwriters. The underwriters will pay their own costs and expenses, including the costs and expenses of their counsel and the expenses of advertising the offering, except that our Manager will pay up to $20,000 in fees and expenses of counsel for the underwriters in connection with FINRA’s review of the terms of the sale of the common stock in this offering and up to $5,000 in fees and expenses of counsel for the underwriters in connection with a “blue sky” memorandum, if one is prepared.

Bimini Advisors, Inc., one of Bimini’s subsidiaries and the parent of our Manager, is a party to a consulting agreement with KMAC Advisors, LLC dated February 6, 2012. During the period beginning 180 days prior to the initial filing date of the registration statement for this offering up to the effective date of the registration statement, Bimini Advisors, Inc. paid $30,000 in fees to KMAC Advisors for financial advisory services in connection with capital raising strategies. KMAC Advisors is not affiliated with any of the underwriters. However, the underwriters have advised us that KMAC Advisors is deemed to be included in the category of “underwriter and related persons” as defined by FINRA Rule 5110 and as such, the payment to it is deemed underwriting compensation pursuant to such rule. We are also party to a consulting agreement with W Coleman Bitting dated September 30, 2010. During the period beginning 180 days prior to the initial filing date of the registration statement for this offering up to the effective date of the registration statement, we paid $24,700 in fees to Mr. Bitting for consulting services with respect to financing alternatives, business strategies and related matters. Mr. Bitting is not affiliated with any of the underwriters. Mr. Bitting will become one of our independent directors upon completion of this offering, and we intend to terminate the consulting agreement at such time.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed to indemnify the underwriters, their affiliates, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act, and if we are unable to provide this indemnification to contribute to payments that the underwriters may be required to make in respect of these liabilities.

We and each of our Manager, our directors and executive officers and Bimini will agree that, for a period of 180 days after the date of this prospectus, without the prior written consent of Ladenburg Thalmann & Co. Inc., we and they will not sell, dispose of or hedge any shares of our common stock, subject to certain exceptions and extensions in certain circumstances.

The restrictions contained in the preceding paragraph shall not apply to (i) any grants made by us pursuant to the 2012 Equity Incentive Plan (or the filing of a registration statement on Form S-8 to register shares of our common stock issuable under such plan), or (ii) transfers of shares of our common stock or any security convertible into shares of our common stock by any of our directors or executive officers, Bimini, or our Manager as a bona fide gift, or by will or intestate succession to such director, executive officer or stockholder’s family or to a trust, the beneficiaries of which are exclusively such director, executive officer or stockholder or members of such director, executive officer or stockholder’s family; provided that in the case of any transfer or distribution pursuant to clause (ii), each donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter and no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of our common stock shall be required or shall be voluntarily made during the restricted period.

Notwithstanding the foregoing, if (i) during the last 17 days of the restricted period described above we issue an earnings release or material news or a material event occurs or (ii) prior to the expiration of such restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of such restricted period, the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The representative, in its sole discretion, may release the common stock and other securities subject to the lock-up restrictions described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from the lock-up restrictions, the representative will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

We intend to apply to have our common stock listed on the NYSE MKT under the symbol “ORC.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by the NYSE.

Prior to this offering, there has been no public market for shares of our common stock. The initial public offering price was determined by negotiations between us and the representative. In determining the initial public offering price, we and the representative considered a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representative;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded shares of the common stock of generally comparable companies; and

•	other factors deemed relevant by the representative and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for shares of our common stock, or that the shares will trade in the public market at or above the initial public offering price.

Discretionary Sales

The representative has advised us that the underwriters do not intend to confirm sales in this offering to any account over which such underwriter exercises discretionary authority.

Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids. These transactions may be characterized as follows:

•

Stabilizing transactions permit bids to purchase shares of our common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•

Over-allotment transactions involve sales by the underwriters of shares of our common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares of our common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. The underwriters are not required to engage in these activities. If these activities are commenced, they may be discontinued by the underwriters without notice at any time. These transactions may be effected on the NYSE MKT, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Relationships with Underwriters

Ladenburg Thalmann & Co. Inc. has been granted the exclusive right, or Offering Right, during the three-year period following the effective date of the registration statement of which this prospectus forms a part, to act as the sole book running manager or sole lead placement agent for any public or private sale of our debt or equity securities (excluding sales to directors, officers or employees of the Company, the Manager, Bimini or their affiliates or any issuances or awards under the 2013 Equity Incentive Plan.) by us or any of our subsidiaries. Notwithstanding the foregoing, (a) if the aggregate gross proceeds of such public or private sales of debt or equity securities does not equal or exceed $200 million (inclusive of the gross proceeds from this offering) as of the second anniversary of the date of this prospectus, then the Offering Right shall terminate on such second anniversary and (b) the Offering Right shall automatically terminate on the date that the aggregate gross proceeds of such public or private sales of debt or equity securities equals or exceeds $500 million (inclusive of the gross proceeds from this offering). The Offering Right will terminate on September 4, 2013 if this offering has not been completed by such date.

Except in connection with the Offering Right described above, we are not under any contractual obligation to engage any of the underwriters to provide investment banking, lending, asset management and financial advisory services to us in the future. If any of the underwriters provide such services to us after this offering, we may pay such underwriter fair and reasonable fees that would be determined at that time in an arms’ length negotiation. However, we will not enter into any agreement with any of the underwriters, nor will we pay any fees for such services to any of the underwriters, prior to the date which is 90 days after the date of this offering, unless FINRA determines that such payment would not be deemed underwriters’ compensation in connection with the offering.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to shares of our common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of our common stock to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

fewer than 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running manager for any such offer; or

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive) and includes any relevant implementing measure in each Relevant Member State; and “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)), in connection with the issue or sale of the shares, has only been, and will only be, communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

Anything in relation to the shares in, from or otherwise involving the United Kingdom, has been, and may only be done, in compliance with all applicable provisions of the FSMA.

Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of June 23, 2006, as amended (“CISA”), and accordingly, the shares being offered pursuant to this prospectus supplement and the accompanying prospectus have not and will not be approved, and may not be licensable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of November 22, 2006, as amended (“CISO”), such that there is no public offer.

Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and the accompanying prospectus and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those qualified investors to whom they have been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than their recipients. They may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement and the accompanying prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus supplement and the accompanying prospectus is intended for distribution only to persons of a type specified in those rules. They must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set out herein and therein, and has no responsibility for them. The shares that are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered hereby should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement and the accompanying prospectus, you should consult an authorized financial adviser.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The shares offered in this prospectus supplement have not been registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan or to others for re-offering or re-sale, directly or indirectly, in Japan or to a resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Singapore

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (however described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common shares pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

LEGAL MATTERS

Certain legal matters in connection with this offering including the validity of the shares being offered by this prospectus and certain tax matters will be passed upon for us by Hunton & Williams LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Graubard Miller. Venable LLP will issue an opinion to us regarding certain matters of Maryland law, including the validity of the shares of common stock offered by this prospectus.

EXPERTS

The financial statements as of December 31, 2011 and 2010, for the year ended December 31, 2011 and for the period from November 24, 2010 (date operations commenced) through December 31, 2010 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to the Company and the shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you for free on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports and proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

Page
FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2012 AND DECEMBER 31, 2011, AND FOR THE NINE MONTHS AND THREE MONTHS ENDED SEPTEMBER 30, 2012 and 2011 (UNAUDITED)
Balance Sheets	F-2
Statements of Operations	F-3
Statement of Stockholder’s Equity	F-4
Statements of Cash Flows	F-5
Notes to Financial Statements	F-6

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2011 AND 2010 AND FOR THE YEAR ENDED DECEMBER 31, 2011 AND FOR THE PERIOD FROM NOVEMBER 24, 2010 (DATE OPERATIONS COMMENCED) THROUGH DECEMBER 31, 2010
Report of Independent Registered Public Accounting Firm	F-15
Balance Sheets	F-16
Statements of Operations	F-17
Statements of Stockholder’s Equity	F-18
Statements of Cash Flows	F-19
Notes to Financial Statements	F-20

ORCHID ISLAND CAPITAL, INC.

BALANCE SHEETS

	(Unaudited) September 30, 2012	December 31, 2011
ASSETS:
Mortgage-backed securities, at fair value
Pledged to counterparties	$59,629,055	$46,640,037
Unpledged	7,179,439	9,361,547

Total mortgage-backed securities	66,808,494	56,001,584
Cash and cash equivalents	4,454,911	1,891,914
Restricted cash	8,125	90,750
Accrued interest receivable	337,852	374,560
Prepaid expenses and other assets	41,310	9,964

Total Assets	$71,650,692	$58,368,772

LIABILITIES AND STOCKHOLDER’S EQUITY

LIABILITIES:
Repurchase agreements	$56,571,403	$44,325,000
Accrued interest payable	31,457	11,496
Due to Bimini Capital Management, Inc.	40,820	238,061
Accounts payable, accrued expenses and other	14,824	14,583

Total Liabilities	56,658,504	44,589,140

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY:
Common Stock, $0.01 par value; 1,000,000 shares authorized: 154,110 shares issued and outstanding as of September 30, 2012 and 150,000 shares issued and outstanding as of December 31, 2011	1,541	1,500
Additional paid-in capital	15,409,459	14,998,500
Accumulated deficit	(418,812)	(1,220,368)

Total Stockholder’s Equity	14,992,188	13,779,632

Total Liabilities and Stockholder’s Equity	$71,650,692	$58,368,772

See Notes to Financial Statements

ORCHID ISLAND CAPITAL, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2012	2011	2012	2011
Interest income	$2,224,749	$1,298,301	$696,905	$566,301
Interest expense	(182,815)	(60,369)	(58,381)	(23,421)

Net interest income	2,041,934	1,237,932	638,524	542,880
Realized gains (losses) on mortgage-backed securities	115,871	405,447	(336)	66,752
Unrealized gains (losses) on mortgage-backed securities	(758,405)	(1,106,471)	156,014	(1,013,991)
Losses on Eurodollar futures contracts	(39,500)	(166,250)	(14,250)	(26,375)

Net portfolio income (loss)	1,359,900	370,658	779,952	(430,734)

Expenses:
Audit, legal and other professional fees	133,237	1,128,843	72,301	1,057,050
Direct REIT operating expenses	334,923	237,273	114,381	108,251
Other administrative	90,184	110,474	47,862	39,641

Total expenses	558,344	1,476,590	234,544	1,204,942

Net income (loss)	$801,556	$(1,105,932)	$545,408	$(1,635,676)

Basic and diluted net income (loss) per share:	$5.20	$(7.18)	$3.54	$(10.61)

See Notes to Financial Statements

ORCHID ISLAND CAPITAL, INC.

STATEMENT OF STOCKHOLDER’S EQUITY

Nine Months Ended September 30, 2012

(Unaudited)

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total
Balances, January 1, 2012	$1,500	$14,998,500	$(1,220,368)	$13,779,632
Net income	—	—	801,556	801,556
Common shares issued	41	410,959	—	411,000

Balances, September 30, 2012	$1,541	$15,409,459	$(418,812)	$14,992,188

See Notes to Financial Statements

ORCHID ISLAND CAPITAL, INC.

STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$801,556	$(1,105,932)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Losses on mortgage-backed securities	642,534	701,024
Changes in operating assets and liabilities:
Accrued interest receivable	36,708	(258,147)
Prepaid expenses and other assets	(31,346)	—
Accrued interest payable	19,961	11,370
Accounts payable, accrued expenses and other	241	14,584
Due to Bimini Capital Management, Inc.	213,759	132,904

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	1,683,413	(504,197)

CASH FLOWS FROM INVESTING ACTIVITIES:
From mortgage-backed securities investments:
Purchases	(109,739,149)	(41,191,500)
Sales	91,041,151	11,489,966
Principal repayments	7,248,554	3,800,301
Decrease (increase) in restricted cash	82,625	(1,315,500)

NET CASH USED IN INVESTING ACTIVITIES	(11,366,819)	(27,216,733)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from repurchase agreements	389,050,234	91,485,641
Principal payments on repurchase agreements	(376,803,831)	(73,762,389)
Proceeds from issuance of common shares	—	10,595,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	12,246,403	28,318,252

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,562,997	597,322
CASH AND CASH EQUIVALENTS, beginning of the period	1,891,914	1,196,035

CASH AND CASH EQUIVALENTS, end of the period	$4,454,911	$1,793,357

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$162,854	$48,999

SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING ACTIVITIES
Issuance of common shares to repay amount due to Bimini Capital Management, Inc.	$411,000	$—

See Notes to Financial Statements

ORCHID ISLAND CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2012 and 2011

(Unaudited)

NOTE 1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Business Description

Orchid Island Capital, Inc., (“Orchid” or the “Company”), was incorporated in Maryland on August 17, 2010 for the purpose of creating and managing a leveraged investment portfolio consisting of residential mortgage-backed securities (“MBS”). From incorporation through September 30, 2012, Orchid was a wholly owned subsidiary of Bimini Capital Management, Inc. (“Bimini”). Orchid began operations on November 24, 2010 (the date of commencement of operations). From incorporation through November 24, 2010, Orchid’s only activity was the issuance of common stock to Bimini. Bimini has elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and Orchid is currently a “qualified REIT subsidiary” of Bimini under the Code. REITs are generally not subject to federal income tax on their REIT taxable income provided that they distribute to their stockholders at least 90% of their REIT taxable income on an annual basis. In addition, a REIT must meet other provisions of the Code to retain its tax status.

Basis of Presentation and Use of Estimates

The accompanying financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates affecting the accompanying financial statements are the fair values of MBS and Eurodollar futures contracts.

Statement of Comprehensive Income (Loss)

In accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“FASB ASC”) Topic 220, Comprehensive Income, a statement of comprehensive income has not been included as the Company has no items of other comprehensive income. Comprehensive income (loss) is the same as net income (loss) for the periods presented.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents include cash on deposit with financial institutions and highly liquid investments with original maturities of three months or less. Restricted cash, totaling approximately $8,000 at September 30, 2012 and $34,000 at December 31, 2011, represents cash held by a broker as margin on Eurodollar futures contracts. Restricted cash, totaling $57,000 at December 31, 2011, represents cash held on deposit as collateral with the repurchase agreement counterparty, which may be used to make principal and interest payments on the related repurchase agreements, and cash held by a broker as margin on Eurodollar futures contracts.

The Company maintains cash balances at two banks, and, at times, balances may exceed federally insured limits. The Company has not experienced any losses related to these balances. All non-interest bearing cash balances were fully insured at September 30, 2012 and December 31, 2011 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning in 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and our non-interest bearing cash balances may again exceed federally insured limits.

Mortgage-Backed Securities

The Company invests primarily in mortgage pass-through (“PT”) certificates, collateralized mortgage obligations, and interest only (“IO”) securities or inverse interest only (“IIO”) securities representing interest in or obligations backed by pools of mortgage-backed loans (collectively, “MBS”). MBS transactions are recorded on the trade date. These investments meet the requirements to be classified as available for sale under ASC 320-10-25, Debt and Equity Securities (which requires the securities to be carried at fair value on the balance sheet with changes in fair value charged to other comprehensive income, a component of stockholder’s equity). However, the Company has elected to account for its investment in MBS under the fair value option. Electing the fair value option allows the Company to record changes in fair value in the statement of operations, which, in management’s view, more appropriately reflects the results of our operations for a particular reporting period and is consistent with the underlying economics and how the portfolio is managed.

The fair value of the Company’s investments in MBS is governed by FASB ASC 820, Fair Value Measurement. The definition of fair value in FASB ASC 820 focuses on the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants at the measurement date. The fair value measurement assumes that the transaction to sell the asset or transfer the liability either occurs in the principal market for the asset or liability, or in the absence of a principal market, occurs in the most advantageous market for the asset or liability. Estimated fair values for MBS are based on the average of third-party broker quotes received and/or independent pricing sources when available.

Income on PT MBS securities is based on the stated interest rate of the security. Premiums or discounts present at the date of purchase are not amortized. For IO securities, the income is accrued based on the carrying value and the effective yield. Cash received is first applied to accrued interest and then to reduce the carrying value. At each reporting date, the effective yield is adjusted prospectively from the reporting period based on the new estimate of prepayments and the contractual terms of the security. For IIO securities, effective yield and income recognition calculations also take into account the index value applicable to the security. Changes in fair value of MBS during each reporting period are recorded in earnings and reported as gains or losses on mortgage-backed securities in the accompanying statements of operations.

Derivative Financial Instruments

The Company has entered into Eurodollar futures contracts to manage interest rate risk, facilitate asset/liability strategies and manage other exposures, and it may continue to do so in the future. The Company has elected to not treat any of its derivative financial instruments as hedges. FASB ASC Topic 815, Derivatives and Hedging, requires that all derivative instruments be carried at fair value. Changes in fair value are recorded in earnings for each period.

Financial Instruments

FASB ASC 825, Financial Instruments, requires disclosure of the fair value of financial instruments for which it is practicable to estimate that value, either in the body of the financial statements or in the accompanying notes. MBS and Eurodollar futures contracts are accounted for at fair value in the balance sheet. The methods and assumptions used to estimate fair value for these instruments are presented in Note 7 of the financial statements.

The estimated fair value of cash and cash equivalents, restricted cash, accrued interest receivable, prepaid expenses and other assets, repurchase agreements, accrued interest payable, accounts payable, accrued expenses and others and due to Bimini Capital Management, Inc. generally approximates their carrying values as of September 30, 2012 and December 31, 2011 due to the short-term nature of these financial instruments.

Repurchase Agreements

The Company finances the acquisition of the majority of its PT MBS through the use of repurchase agreements. Repurchase agreements are treated as collateralized financing transactions and are carried at their contractual amounts, including accrued interest, as specified in the respective agreements. Although structured as a sale and repurchase obligation, a repurchase agreement operates as a financing under which securities are pledged as collateral to secure a short-term loan equal in value to a specified percentage (generally between 93 and 95 percent) of the market value of the pledged collateral. While used as collateral, the borrower retains beneficial ownership of the pledged collateral, including the right to distributions. At the maturity of a repurchase agreement, the borrower is required to repay the loan and concurrently receive the pledged collateral from the lender or, with the consent of the lender, renew such agreement at the then prevailing financing rate. Margin calls, whereby a lender requires that the Company pledge additional securities or cash as collateral to secure borrowings under its repurchase agreements with such a lender, are expected to be routinely experienced by the Company when the value of the MBS pledged as collateral declines, or as a result of principal amortization, or due to changes in market interest rates, spreads or other market conditions.

The Company’s repurchase agreements typically have terms ranging from 24 days to six months at inception, with some having longer terms. Should a counterparty decide not to renew a repurchase agreement at maturity, the Company must either refinance with another lender or be in a position to satisfy the obligation. If, during the term of a repurchase agreement, a lender should file for bankruptcy, the Company might experience difficulty recovering its pledged assets, which could result in an unsecured claim against the lender for the difference between the amount loaned to the Company plus interest due to the counterparty and the fair value of the collateral pledged to such lender, including the accrued interest receivable and cash posted by the Company as collateral. At September 30, 2012, the Company had outstanding balances under repurchase agreements with three lenders with a maximum amount at risk (the difference between the amount loaned to the Company, including interest payable, and the fair value of securities pledged and cash posted, if any, by the Company as collateral, including accrued interest on such securities) of $3.2 million.

Earnings Per Share

The Company follows the provisions of FASB ASC 260, Earnings Per Share. Basic earnings per share (“EPS”) is calculated as net income or loss attributable to common stockholders divided by the weighted average number of shares of common stock outstanding or subscribed during the period. Diluted EPS is calculated using the “if converted” method for common stock equivalents, if any. However, the common stock equivalents are not included in computing diluted EPS if the result is anti-dilutive.

Income Taxes

Bimini has elected to be taxed as a REIT under the Code. For tax purposes, Orchid is considered to be a “qualified REIT subsidiary” of Bimini, and therefore, Orchid is included in the federal income tax return filed by Bimini. Orchid’s income tax attributes are calculated as if Orchid filed on a separate return basis.

Orchid recognizes and measures its unrecognized tax benefits in accordance with FASB ASC 740, Income Taxes. Under that guidance, Orchid assesses the likelihood, based on their technical merit, that tax positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period. All of Orchid’s tax positions are categorized as highly certain. There is no accrual for any tax, interest or penalties related to Orchid’s tax position assessment. The measurement of unrecognized tax benefits is adjusted when new information is available, or when an event occurs that requires a change.

Recent Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update 2011-12 (“ASU”), Deferral of the Effective Date for Amendments to the Presentation of Reclassifications

of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, deferring and superseding certain portions of ASU 2011-05 that relate to the presentation of reclassification adjustments to allow the Board time to redeliberate whether to present on the face of the financial statements the effects of reclassification adjustments out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. The provisions of this amendment are effective for annual and interim periods beginning after December 15, 2011. The adoption of this ASU had no effect on the Company’s financial statements.

In December 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities, requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with ASC 210-20-45 or ASC 815-10-45 or (2) subject to an enforceable master netting arrangement. This information will enable users of an entity’s financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position, including the effect or potential effect of rights of setoff associated with certain financial instruments and derivative instruments in the scope of this ASU. The Company is required to apply the amendments for annual periods beginning on or after January 1, 2013, and interim periods within those annual periods. The disclosures required will be provided retrospectively for all comparative periods presented. We anticipate that the adoption of this ASU will have no effect on the Company’s financial statements.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, amending the authoritative guidance to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity, but does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The provisions of this amendment require retrospective application, and are effective for annual and interim periods beginning after December 15, 2011 for public entities, and after December 31, 2012 for non-public entities. The adoption of this ASU had no effect on the Company’s financial statements.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, further converging U.S. GAAP and International Financial Reporting Standards (“IFRS”). The ASU changes the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements to ensure consistency between GAAP and IFRSs as well as expand the disclosures for Level 3 measurements. The ASU is to be applied prospectively, and is effective for annual and interim periods beginning after December 15, 2011. The adoption of this ASU did not have a material effect on the Company’s financial statements.

In April 2011, the FASB issued ASU 2011- 03, Reconsideration of Effective Control for Repurchase Agreements, which changes the assessment of whether repurchase agreement transactions should be accounted for as sales or secured financings. In a typical repurchase agreement transaction, an entity transfers financial assets to the counterparty in exchange for cash with an agreement for the counterparty to return the same or equivalent financial assets for a fixed price in the future. Prior to this ASU, one of the factors in determining whether sale treatment could be used was whether the transferor maintained effective control of the transferred assets and in order to do so, the transferor must have the ability to repurchase such assets. Based on this ASU, the FASB concluded that the assessment of effective control should focus on a transferor’s contractual rights and obligations with respect to transferred financial assets, rather than whether the transferor has the practical ability to perform in accordance with those rights or obligations. Therefore, this ASU removes the transferor’s ability to perform criterion from consideration of effective control. This ASU is effective for the first interim or annual period beginning on or after December 15, 2011. Since the Company records repurchase agreements as secured borrowings and not sales, the adoption of this ASU had no effect on the Company’s financial statements.

NOTE 2.  MORTGAGE-BACKED SECURITIES

The following table presents the Company’s MBS portfolio as of September 30, 2012 and December 31, 2011:

(in thousands)
	September 30, 2012	December 31, 2011
Pass-Through Certificates, at fair value:
Hybrid Adjustable-rate Mortgages	$36,627	$25,466
Adjustable-rate Mortgages	6,584	—
Fixed-rate Mortgages	16,418	21,174

Total Pass-Through Certificates	59,629	46,640

Structured MBS Certificates, at fair value:
Interest Only Securities	918	1,638
Inverse Interest Only Securities	6,261	7,724
Total Structured MBS Certificates	7,179	9,362

Totals	$66,808	$56,002

The following table summarizes the Company’s MBS portfolio as of September 30, 2012 and December 31, 2011, according to their contractual maturities. Actual maturities of MBS investments are generally shorter than stated contractual maturities and are affected by the contractual lives of the underlying mortgages, periodic payments of principal, and prepayments of principal.

(in thousands)
	September 30, 2012	December 31, 2011
Greater than five years and less than ten years	$11,252	$2,014
Greater than or equal to ten years	55,556	53,988

Totals	$66,808	$56,002

NOTE 3.  REPURCHASE AGREEMENTS

As of September 30, 2012, the Company had outstanding repurchase obligations of approximately $56.6 million with a net weighted average borrowing rate of 0.44%. These agreements were collateralized by MBS with a fair value, including accrued interest, of approximately $59.8 million. As of December 31, 2011, the Company had outstanding repurchase obligations of approximately $44.3 million with a net weighted average borrowing rate of 0.44%.These agreements were collateralized by MBS with a fair value, including accrued interest, of approximately $46.8 million.

As of September 30, 2012 and December 31, 2011, the Company’s repurchase agreements had remaining maturities as summarized below:

(in thousands)
	OVERNIGHT (1 DAY OR LESS)	BETWEEN 2 AND 30 DAYS	BETWEEN 31 AND 90 DAYS	GREATER THAN 90 DAYS	TOTAL
September 30, 2012
Agency MBS:
Fair market value of securities pledged, including accrued interest receivable	$—	$59,775	$—	$—	$59,775
Repurchase agreement liabilities associated with these securities	$—	$56,571	$—	$—	$56,571
Net weighted average borrowing rate	—	0.44%	—	—	0.44%

December 31, 2011
Agency MBS:
Fair market value of securities pledged, including accrued interest receivable	$—	$46,788	$—	$—	$46,788
Repurchase agreement liabilities associated with these securities	$—	$44,325	$—	$—	$44,325
Net weighted average borrowing rate	—	0.44%	—	—	0.44%

Summary information regarding the Company’s amounts at risk with individual counterparties greater than 10% of the Company’s equity at September 30, 2012 and December 31, 2011 is as follows:

(in thousands)
Repurchase Agreement Counterparties	Amount at Risk(1)	Weighted Average Maturity of Repurchase Agreements in Days
September 30, 2012
Citigroup Global Markets, Inc.	$1,699	23

December 31, 2011
Nomura Securities International, Inc.	$2,100	30

(1)	Equal to the fair value of securities sold, cash posted as collateral, plus accrued interest receivable, minus the sum of repurchase agreement liabilities and accrued interest payable.

NOTE 4. CAPITAL STOCK

The total number of shares of capital stock which the Company has the authority to issue is 1,000,000 shares of $0.01 par value common stock.

Subsequent to its organization and through December 31, 2010, the Company received aggregate net proceeds of $4,405,000 from Bimini for the subscription to purchase 44,050 shares of the Company’s common stock. Orchid had 44,050 shares of common stock subscribed for issuance as of December 31, 2010. During March 2011, Bimini contributed $3,095,000 in cash to the Company for the subscription to purchase an aggregate of 30,950 additional shares of common stock of the Company. On April 29, 2011, 75,000 shares of the Company’s common stock were issued to Bimini.

During July 2011, Bimini contributed $7,500,000 in cash to the Company for 75,000 additional shares of common stock of the Company.

During July 2012, Bimini acquired 4,110 additional shares of common stock of the Company in satisfaction of an amount due to Bimini at June 30, 2012 of approximately $411,000 for prior management fees, overhead allocations and direct expense reimbursements.

NOTE 5.  EARNINGS PER SHARE

The table below reconciles the numerator and denominator of the EPS for the nine and three months ended September 30, 2012 and 2011.

	Nine Months Ended September 30,		Three Months Ended September 30,
	2012	2011	2012	2011
Net income (loss)	$801,556	$(1,105,932)	$545,408	$(1,635,676)
Common shares outstanding	154,110	154,110	154,110	154,110

Income (loss) per common share	$5.20	$(7.18)	$3.54	$(10.61)

For the nine and three months ended September 30, 2012 and 2011, the number of shares outstanding at September 30, 2012 is used for the EPS computation, as Bimini has been the sole stockholder during the entire period.

NOTE 6.  DERIVATIVE FINANCIAL INSTRUMENTS

In connection with the Company’s interest rate risk management strategy, during the first quarter of 2011, the Company began economically hedging a portion of its interest rate risk by entering into derivative financial instrument contracts. The Company has not elected hedging treatment under GAAP, and as such all gains and losses on these instruments are reflected in earnings for all periods presented.

As of September 30, 2012 and December 31, 2011, such instruments are comprised entirely of Eurodollar futures contracts. Eurodollar futures are cash settled futures contracts on an interest rate, with gains and losses credited and charged to the Company’s account on a daily basis. A minimum balance, or “margin”, is required to be maintained in the account on a daily basis. The Company is exposed to the changes in value of the futures by the amount of margin held by the broker. The total amount of margin at September 30, 2012 and December 31, 2011 was approximately $8,000 and $34,000, respectively, and is reflected in restricted cash.

The Company’s Eurodollar futures contracts with a notional amount of $20.0 million are used to attempt to achieve a fixed interest rate related to a portion of its repurchase agreement obligations. As of September 30, 2012, the Company has effectively locked in a weighted-average fixed LIBOR rate of 0.32% on $20.0 million of its repurchase agreement obligations through December 17, 2012.

For the nine and three months ended September 30, 2012, the Company recorded losses of approximately $40,000 and $14,000, respectively, on Eurodollar futures contracts, compared to losses of approximately $166,000 and $26,000, respectively, for the nine and three months ended September 30, 2011.

NOTE 7.  FAIR VALUE

Authoritative accounting literature establishes a framework for using fair value to measure assets and liabilities and defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) as opposed to the price that would be paid to acquire the asset or received to assume the liability (an entry price). A fair value measure should reflect the assumptions that market participants would use in pricing the asset or liability, including the assumptions about the risk inherent in a particular valuation technique, the effect of a restriction on the sale or use of an asset and the risk of nonperformance. Required disclosures include stratification of balance sheet amounts measured at fair value based on inputs the Company uses to derive fair value measurements. These stratifications are:

•

Level 1 valuations, where the valuation is based on quoted market prices for identical assets or liabilities traded in active markets (which include exchanges and over-the-counter markets with sufficient volume),

•

Level 2 valuations, where the valuation is based on quoted market prices for similar instruments traded in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market, and

•

Level 3 valuations, where the valuation is generated from model-based techniques that use significant assumptions not observable in the market, but observable based on Company-specific data. These unobservable assumptions reflect the Company’s own estimates for assumptions that market participants would use in pricing the asset or liability. Valuation techniques typically include option pricing models, discounted cash flow models and similar techniques, but may also include the use of market prices of assets or liabilities that are not directly comparable to the subject asset or liability.

Our MBS are valued using Level 2 valuations, and such valuations currently are determined by the Company based on the average of third-party broker quotes and/or by independent pricing sources when available. Because the price estimates may vary, the Company must make certain judgments and assumptions about the appropriate price to use to calculate the fair values. Alternatively, the Company could opt to have the value of all of our positions in MBS determined by either an independent third-party or do so internally.

MBS and Eurodollar futures contracts were recorded at fair value on a recurring basis during the periods ended September 30, 2012 and 2011. When determining fair value measurements, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset. When possible, the Company looks to active and observable markets to price identical assets. When identical assets are not traded in active markets, the Company looks to market observable data for similar assets. The following table presents financial assets and liabilities measured at fair value on a recurring basis as of September 30, 2012 and December 31, 2011:

(in thousands)
	Fair Value Measurements	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
September 30, 2012
Mortgage-backed securities	$66,808	$—	$66,808	$—
Eurodollar futures contracts	8	8	—	—
December 31, 2011
Mortgage-backed securities	$56,002	$—	$56,002	$—
Eurodollar futures contracts	34	34	—	—

During the nine and three months ended September 30, 2012 and 2011, there were no transfers of financial assets or liabilities between levels 1, 2 or 3.

NOTE 8.  EXPENSES

The table below presents the Company’s operating expenses for the nine and three months ended September 30, 2012 and 2011.

	Nine Months Ended September 30,		Three Months Ended September 30,
	2012	2011	2012	2011
Legal fees	$—	$8,540	$—	$409
Other professional fees	133,237	1,120,303	72,301	1,056,641
Direct REIT operating expenses	334,923	237,273	114,381	108,251
Other administrative expenses	90,184	110,474	47,862	39,641

Total expenses	$558,344	$1,476,590	$234,544	$1,204,942

During August 2011, the Company withdrew its Form S-11 Registration Statement related to a proposed initial public offering of its common stock. The Registration Statement was withdrawn due to market conditions.

Included in other professional fees for the nine and three months ended September 30, 2011 are approximately $1.0 million of expenses related to this attempted initial public offering.

NOTE 9.  RELATED PARTY TRANSACTIONS

Management Agreement

The Company has entered into a management agreement with Bimini, which provided for an initial term through December 31, 2011 with automatic one-year extension options and subject to certain termination rights. The agreement was extended under the option to December 31, 2012. The Company pays Bimini a monthly management fee equal to 1.50% per annum of the gross Stockholders’ Equity (as defined in the management agreement) of the Company.

The Company is obligated to reimburse Bimini for its costs incurred under the management agreement. In addition, the Company is required to pay Bimini a monthly fee of $7,200, which represents an allocation of overhead expenses for items that include, but are not limited to, occupancy costs, insurance and administrative expenses. These expenses are allocated based on the ratio of the Company’s assets and Bimini’s consolidated assets. Total expenses recorded during the nine and three months ended September 30, 2012 for the management fee and costs incurred was $249,800 and $86,200, respectively, compared to $174,100 and $79,900, respectively, for the nine and three months ended September 30, 2011. At September 30, 2012 and December 31, 2011, approximately $41,000 and $238,000 was due to Bimini.

During the nine months ended September 30, 2011, the Company purchased MBS with a fair value of $1,071,000, including $15,000 of accrued interest, from Bimini. The MBS purchases were in the ordinary course of business and on substantially the same terms, including prices, as comparable transactions available in the market.

NOTE 10.  COMMITMENTS AND CONTINGENCIES

From time to time, the Company may become involved in various claims and legal actions arising in the ordinary course of business. Management is not aware of any reported or unreported contingencies at September 30, 2012.

NOTE 11.  SUBSEQUENT EVENTS

Subsequent events were evaluated through November 28, 2012, the date which the financial statements were available to be issued, and Orchid has determined that no events occurred subsequent to September 30, 2012 that require disclosure with the exception of the following.

On October 22, 2012, the Company filed a Form S-11 Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with a proposed initial public offering (the “Offering”) of its common stock (the “Shares”). The number of shares of common stock and the price range of the offering have not yet been determined. The net proceeds of the Offering are expected to be used to purchase pass-through Agency MBS and structured Agency MBS. The Company intends to elect to be taxed as a REIT for federal income tax purposes.

The Company expects to enter into a Management Agreement with Bimini Advisors, LLC upon completion of the Offering (the “Management Agreement”), whereby Bimini Advisors will provide management services to the Company. The terms of the Management Agreement have not yet been finalized.

The Registration Statement has been filed by the Company with the SEC but has not yet become effective. There can be no assurance that the Offering will be completed, or if completed, the terms thereof. The securities of the Company may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. The offering of the Shares will be made only by means of a prospectus when made available by the underwriters of the Offering to potential investors.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholder

Orchid Island Capital, Inc.

Vero Beach, Florida

We have audited the accompanying balance sheets of Orchid Island Capital, Inc. (the “Company”) as of December 31, 2011 and 2010 and the related statements of operations, stockholder’s equity, and cash flows for the year ended December 31, 2011 and the period from November 24, 2010 (date operations commenced) to December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Orchid Island Capital, Inc. at December 31, 2011 and 2010, and the results of its operations and its cash flows for the year ended December 31, 2011 and the period from November 24, 2010 (date operations commenced) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Certified Public Accountants

West Palm Beach, Florida

March 27, 2012, except for Note 5, which is as of November 28, 2012

ORCHID ISLAND CAPITAL, INC.

BALANCE SHEETS

DECEMBER 31,

	2011	2010
ASSETS:
Mortgage-backed securities, at fair value
Pledged to counterparties	$46,640,037	$24,420,773
Unpledged	9,361,547	1,421,891

Total mortgage-backed securities	56,001,584	25,842,664
Cash and cash equivalents	1,891,914	1,196,035
Restricted cash	90,750	—
Accrued interest receivable	374,560	93,326
Prepaid expenses and other assets	9,964	—

Total Assets	$58,368,772	$27,132,025

LIABILITIES AND STOCKHOLDER’S EQUITY

LIABILITIES:
Repurchase agreements	$44,325,000	$22,732,684
Accrued interest payable	11,496	4,407
Due to Bimini Capital Management, Inc.	238,061	20,088
Accounts payable, accrued expenses and other	14,583	—

Total Liabilities	44,589,140	22,757,179

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY:
Common Stock, $0.01 par value; 1,000,000 shares authorized; 150,000 shares issued and outstanding as of December 31, 2011 and 44,050 shares subscribed as of December 31, 2010	1,500	441
Additional paid-in capital	14,998,500	4,404,559
Accumulated deficit	(1,220,368)	(30,154)

Total Stockholder’s Equity	13,779,632	4,374,846

Total Liabilities and Stockholder’s Equity	$58,368,772	$27,132,025

See Notes to Financial Statements

ORCHID ISLAND CAPITAL, INC.

STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2011 and the Period from November 24, 2010 (date operations commenced) through December 31, 2010

	2011	2010
Interest income	$1,770,957	$69,340
Interest expense	(96,223)	(5,186)

Net interest income	1,674,734	64,154
Realized gains on mortgage-backed securities	409,828	—
Unrealized losses on mortgage-backed securities	(1,544,171)	(55,307)
Losses on Eurodollar futures contracts	(138.525)	—

Net portfolio income	401,866	8,847

Expenses:
Audit, legal and other professional fees	1,114,717	17,042
Direct REIT operating expenses and administrative expenses	477,363	21,959

Total expenses	1,592,080	39,001

Net loss	$(1,190,214)	$(30,154)

Basic and diluted net loss per share	$(7.72)	$(0.20)

See Notes to Financial Statements

ORCHID ISLAND CAPITAL, INC.

STATEMENTS OF STOCKHOLDER’S EQUITY

For the Year Ended December 31, 2011 and the Period From

November 24, 2010 (date operations commenced) through December 31, 2010

	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Total
Balances, date of incorporation	$—	$—	$—	$—

Common shares subscribed	441	4,404,559	—	4,405,000
Net loss	—	—	(30,154)	(30,154)

Balances, December 31, 2010	441	4,404,559	(30.154)	4,374,846

Common shares issued	1,059	10,593,941	—	10,595,000
Net loss	—	—	(1,190,214)	(1,190,214)

Balances, December 31, 2011	$1,500	$14,998,500	$(1,220,368)	$13,779,632

See Notes to Financial Statements

ORCHID ISLAND CAPITAL, INC.

STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2011 and the Period from November 24, 2010 (date operations commenced) through December 31, 2010

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,190,214)	$(30,154)
Adjustments to reconcile net loss to net cash used in operating activities:
Losses on mortgage backed securities	1,134,343	55,307
Changes in operating assets and liabilities:
Accrued interest receivable	(281,234)	(93,326)
Prepaid expenses and other assets	(9,964)	—
Accrued interest payable	7,089	4,407
Accounts payable, accrued expenses and other	14,583	—
Due to Bimini Capital Management, Inc.	217,973	20,088

NET CASH USED IN OPERATING ACTIVITIES	(107,424)	(43,678)

CASH FLOWS FROM INVESTING ACTIVITIES:
From mortgage-backed securities investments:
Purchases	(71,494,481)	(25,949,180)
Sales	33,534,660	—
Principal repayments	6,666,558	51,209
Net change in restricted cash	(90,750)	—

NET CASH USED IN INVESTING ACTIVITIES	(31,384,013)	(25,897,971)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from repurchase agreements	189,968,641	30,021,684
Principal payments on repurchase agreements	(168,376,325)	(7,289,000)
Proceeds from the issuance of common shares	10,595,000	4,405,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	32,187,316	27,137,684

NET INCREASE IN CASH AND CASH EQUIVALENTS	695,879	1,196,035
CASH AND CASH EQUIVALENTS, beginning of the period	1,196,035	—

CASH AND CASH EQUIVALENTS, end of the period	$1,891,914	$1,196,035

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$89,134	$779

See Notes to Financial Statements

ORCHID ISLAND CAPITAL, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 and 2010

NOTE 1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Business Description

Orchid Island Capital, Inc. (“Orchid” or the “Company”) was incorporated in Maryland on August 17, 2010 for the purpose of creating and managing a leveraged investment portfolio consisting of residential mortgage-backed securities (“MBS”). From incorporation through December 31, 2011, Orchid was a wholly owned subsidiary of Bimini Capital Management, Inc. (“Bimini”). Orchid began operations on November 24, 2010 (the date of commencement of operations). From incorporation through November 24, 2010, Orchid’s only activity was the issuance of common stock to Bimini. Bimini has elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and Orchid is currently a “qualified REIT subsidiary” of Bimini under the Code. REITs are generally not subject to federal income tax on their REIT taxable income provided that they distribute to their stockholders at least 90% of their REIT taxable income on an annual basis. In addition, a REIT must meet other provisions of the Code to retain its tax status.

Basis of Presentation and Use of Estimates

The accompanying financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates affecting the accompanying financial statements are the fair values of MBS and Eurodollar futures contracts.

Statement of Comprehensive Income (Loss)

In accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“FASB ASC”) Topic 220, Comprehensive Income, a statement of comprehensive income has not been included as the Company has no items of other comprehensive income. Comprehensive loss is the same as net loss for the periods presented.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents include cash on deposit with financial institutions and highly liquid investments with original maturities of three months or less. Restricted cash, totaling $90,750 at December 31, 2011, represents cash held on deposit as collateral with the repurchase agreement counterparty, which may be used to make principal and interest payments on the related repurchase agreements and cash held by a broker as margin on Eurodollar futures contracts.

The Company maintains cash balances at two banks, and, at times, balances may exceed federally insured limits. The Company has not experienced any losses related to these balances. All non-interest bearing cash balances were fully insured at December 31, 2011 and 2010 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning in 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and our non-interest bearing cash balances may again exceed federally insured limits.

Mortgage-Backed Securities

The Company invests primarily in mortgage pass-through (“PT”) certificates, collateralized mortgage obligations, and interest only (“IO”) securities or inverse interest only (“IIO”) securities representing interest in or obligations backed by pools of mortgage-backed loans (collectively, “MBS”). MBS transactions are recorded on the trade date. These investments meet the requirements to be classified as available for sale under ASC 320-10-25, Debt and Equity Securities (which requires the securities to be carried at fair value on the balance sheet with changes in fair value charged to other comprehensive income, a component of stockholder’s equity). However, the Company has elected to account for its investment in MBS under the fair value option. Electing the fair value option allows the Company to record changes in fair value in the statement of operations, which, in management’s view, more appropriately reflects the results of our operations for a particular reporting period and is consistent with the underlying economics and how the portfolio is managed.

The fair value of the Company’s investments in MBS is governed by FASB ASC 820, Fair Value Measurements and Disclosures. The definition of fair value in FASB ASC 820 focuses on the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants at the measurement date. The fair value measurement assumes that the transaction to sell the asset or transfer the liability either occurs in the principal market for the asset or liability, or in the absence of a principal market, occurs in the most advantageous market for the asset or liability. Estimated fair values for MBS are based on the average of third-party broker quotes received and/or independent pricing sources when available.

Income on PT MBS securities is based on the stated interest rate of the security. Premiums or discounts present at the date of purchase are not amortized. For IO securities, the income is accrued based on the carrying value and the effective yield. Cash received is first applied to accrued interest and then to reduce the carrying value. At each reporting date, the effective yield is adjusted prospectively from the reporting period based on the new estimate of prepayments and the contractual terms of the security. For IIO securities, effective yield and income recognition calculations also take into account the index value applicable to the security. Changes in fair value of MBS during each reporting period are recorded in earnings and reported as gains or losses on mortgage-backed securities in the accompanying statements of operations.

Derivative Financial Instruments

The Company has entered into Eurodollar futures contracts to manage interest rate risk, facilitate asset/liability strategies and manage other exposures, and it may continue to do so in the future. The Company has elected to not treat any of its derivative financial instruments as hedges. FASB ASC Topic 815, Derivatives and Hedging, requires that all derivative instruments are carried at fair value. Changes in fair value are recorded in earnings for each period.

Financial Instruments

FASB ASC 825, Financial Instruments, requires disclosure of the fair value of financial instruments for which it is practicable to estimate that value, either in the body of the financial statements or in the accompanying notes. MBS and Eurodollar futures contracts are accounted for at fair value in the balance sheet. The methods and assumptions used to estimate fair value for these instruments are presented in Note 7 of the financial statements.

The estimated fair value of cash and cash equivalents, restricted cash, accrued interest receivable, prepaid expenses and other assets, repurchase agreements, accrued interest payable, accounts payable, accrued expenses and others and due to Bimini Capital Management, Inc. generally approximates their carrying values as of December 31, 2011 and 2010 due to the short-term nature of these financial instruments.

Repurchase Agreements

The Company finances the acquisition of the majority of its PT MBS through the use of repurchase agreements. Repurchase agreements are treated as collateralized financing transactions and are carried at their contractual amounts, including accrued interest, as specified in the respective agreements. Although structured as a sale and repurchase obligation, a repurchase agreement operates as a financing under which securities are pledged as collateral to secure a short-term loan equal in value to a specified percentage (generally between 90 and 95 percent) of the market value of the pledged collateral. While used as collateral, the borrower retains beneficial ownership of the pledged collateral, including the right to distributions. At the maturity of a repurchase agreement, the borrower is required to repay the loan and concurrently receive the pledged collateral from the lender or, with the consent of the lender, renew such agreement at the then prevailing financing rate. Margin calls, whereby a lender requires that the Company pledge additional securities or cash as collateral to secure borrowings under its repurchase agreements with such a lender, are expected to be routinely experienced by the Company when the value of the MBS pledged as collateral declines, or as a result of principal amortization, or due to changes in market interest rates, spreads or other market conditions.

The Company’s repurchase agreements typically have terms ranging from 24 days to six months at inception, with some having longer terms. Should a counterparty decide not to renew a repurchase agreement at maturity, the Company must either refinance with another lender or be in a position to satisfy the obligation. If, during the term of a repurchase agreement, a lender should file for bankruptcy, the Company might experience difficulty recovering its pledged assets, which could result in an unsecured claim against the lender for the difference between the amount loaned to the Company plus interest due to the counterparty and the fair value of the collateral pledged to such lender, including the accrued interest receivable. At December 31, 2011, the Company had outstanding balances under repurchase agreements with three lenders with a maximum amount at risk (the difference between the amount loaned to the Company, including interest payable, and the fair value of securities pledged and cash posted by the Company as collateral, including accrued interest on such securities) of $2.5 million.

Earnings Per Share

The Company follows the provisions of FASB ASC 260, Earnings Per Share. Basic earnings per share (“EPS”) is calculated as net income (loss) attributable to common stockholders divided by the weighted average number of common shares outstanding or subscribed during the period. Diluted EPS is calculated using the “if converted” method for common stock equivalents, if any. However, the common stock equivalents are not included in computing diluted EPS if the result is anti-dilutive.

Income Taxes

Bimini has elected to be taxed as a REIT under the Code. For tax purposes, for the period ended December 31, 2010 and the year ended December 31, 2011, Orchid is considered to be a “qualified REIT subsidiary” of Bimini, and therefore, Orchid is included in the federal income tax return filed by Bimini. Orchid’s income tax attributes, as discussed in Note 9, are calculated as if Orchid filed on a separate return basis.

Orchid recognizes and measures its unrecognized tax benefits in accordance with FASB ASC 740, Income Taxes. Under that guidance, Orchid assesses the likelihood, based on their technical merit, that tax positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period. All of Orchid’s tax positions are categorized as highly certain. There is no accrual for any tax, interest or penalties related to Orchid’s tax position assessment. The measurement of unrecognized tax benefits is adjusted when new information is available, or when an event occurs that requires a change.

Recent Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update 2011-12 (“ASU”) Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, deferring and superseding certain portions of ASU 2011-05 that relate to the presentation of reclassification adjustments to allow the Board time to redeliberate whether to present on the face of the financial statements the effects of reclassification adjustments out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. The provisions of this amendment are effective for annual and interim periods beginning after December 15, 2011. We anticipate that the adoption of this ASU will have no effect on the Company’s financial statements.

In December 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities, requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with ASC 210-20-45 or ASC 815-10-45 or (2) subject to an enforceable master netting arrangement. This information will enable users of an entity’s financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position, including the effect or potential effect of rights of setoff associated with certain financial instruments and derivative instruments in the scope of this ASU. The Company is required to apply the amendments for annual periods beginning on or after January 1, 2013, and interim periods within those annual periods. The disclosures required will be provided retrospectively for all comparative periods presented. We anticipate that the adoption of this ASU will have no effect on the Company’s financial statements.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, amending the authoritative guidance to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity, but does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The provisions of this amendment require retrospective application, and are effective for annual and interim periods beginning after December 15, 2011 for public entities, and after December 31, 2012 for non-public entities. We anticipate that the adoption of this ASU will have no effect on the Company’s financial statements.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, further converging U.S. GAAP and International Financial Reporting Standards (“IFRS”). The ASU changes the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements to ensure consistency between GAAP and IFRSs as well as expand the disclosures for Level 3 measurements. The ASU is to be applied prospectively, and is effective for annual and interim periods beginning after December 15, 2011. We anticipate that the adoption of this ASU will not have a material effect on the Company’s financial statements.

In April 2011, the FASB issued ASU 2011-03, Reconsideration of Effective Control for Repurchase Agreements, which changes the assessment of whether repurchase agreement transactions should be accounted for as sales or secured financings. In a typical repurchase agreement transaction, an entity transfers financial assets to a counterparty in exchange for cash with an agreement for the counterparty to return the same or equivalent financial assets for a fixed price in the future. Prior to this ASU, one of the factors in determining whether sale treatment could be used was whether the transferor maintained effective control of the transferred assets and in order to do so, the transferor must have the ability to repurchase such assets. Based on this ASU, the FASB concluded that the assessment of effective control should focus on a transferor’s contractual rights and obligations with respect to transferred financial assets, rather than whether the transferor has the practical ability to perform in accordance with those rights or obligations. Therefore, this ASU removes the transferor’s ability to perform criterion from consideration of effective control. This ASU is effective for the first interim or annual period beginning on or after December 15, 2011. Since the Company records repurchase agreements as secured borrowings and not sales, this ASU will have no effect on the Company’s financial statements.

NOTE 2.  MORTGAGE-BACKED SECURITIES

The following table presents the Company’s MBS portfolio as of December 31, 2011 and 2010:

(in thousands)
	December 31,
	2011	2010
Pass-Through Certificates, at fair value:
Adjustable-rate Mortgages	$—	$7,732
Hybrid adjustable-rate Mortgages	25,466	—
Fixed-rate Mortgages	21,174	16,689

Total Pass-Through Certificates	46,640	24,421

Structured MBS Certificates, at fair value:
Interest only securities	1,638	—
Inverse interest only securities	7,724	1,422

Total Structured MBS Certificates	9,362	1,422

Totals	$56,002	$25,843

The following table summarizes the Company’s MBS portfolio as of December 31, 2011 and 2010, according to their contractual maturities. Actual maturities of MBS investments are generally shorter than stated contractual maturities and are affected by the contractual lives of the underlying mortgages, periodic payments of principal, and prepayments of principal.

(in thousands)
	December 31,
	2011	2010
Greater than five years and less than ten years	$2,014	$—
Greater than or equal to ten years	53,988	25,843

Totals	$56,002	$25,843

NOTE 3.  REPURCHASE AGREEMENTS

As of December 31, 2011, Orchid had outstanding repurchase obligations of approximately $44.3 million with a net weighted average borrowing rate of 0.44%. These agreements were collateralized by MBS with a fair value, including accrued interest, of approximately $46.8 million. As of December 31, 2010, Orchid had outstanding repurchase obligations of approximately $22.7 million with a net weighted average borrowing rate of 0.32%. These agreements were collateralized by MBS with a fair value, including accrued interest, of approximately $24.5 million.

As of December 31, 2011 and 2010, Orchid’s repurchase agreements had remaining maturities as summarized below:

(in thousands)
	OVERNIGHT (1 DAY OR LESS)	BETWEEN 2 AND 30 DAYS	BETWEEN 31 AND 90 DAYS	GREATER THAN 90 DAYS	TOTAL
December 31, 2011
Agency MBS:
Fair market value of securities sold, including accrued interest receivable	$—	$46,788	$—	$—	$46,788
Repurchase agreement liabilities associated with these securities	$—	$44,325	$—	$—	$44,325
Net weighted average borrowing rate	—	0.44%	—	—	0.44%
December 31, 2010
Agency MBS:
Fair market value of securities sold, including accrued interest receivable	$—	$8,990	$15,506	$—	$24,496
Repurchase agreement liabilities associated with these securities	$—	$8,020	$14,713	$—	$22,733
Net weighted average borrowing rate	—	0.27%	0.35%	—	0.32%

Summary information regarding the Company’s amounts at risk with individual counterparties greater than 10% of the Company’s equity at December 31, 2011 and 2010 is as follows:

(in thousands)
Repurchase Agreement Counterparties	Amount at Risk(1)	Weighted Average Maturity of Repurchase Agreements in Days
December 31, 2011
Nomura	$2,100	30

December 31, 2010
MF Global, Inc.	$1,760	46

(1)	Equal to the fair value of securities sold, cash posted as collateral, plus accrued interest receivable, minus the sum of repurchase agreement liabilities and accrued interest payable.

NOTE 4.  CAPITAL STOCK

The total number of shares of capital stock which the Company has the authority to issue is 1,000,000 shares of $0.01 par value common stock.

Subsequent to its organization and through December 31, 2010, the Company received aggregate net proceeds of $4,405,000 from Bimini for the subscription to purchase 44,050 shares of the Company’s common stock. Orchid had 44,050 shares of common stock subscribed for issuance as of December 31, 2010. During March 2011, Bimini contributed $3,095,000 in cash to the Company for the subscription to purchase an aggregate of 30,950 additional shares of common stock of the Company. On April 29, 2011, 75,000 shares of the Company’s common stock were issued to Bimini.

During July 2011, Bimini contributed $7,500,000 in cash to the Company for 75,000 additional shares of common stock of the Company.

NOTE 5.  EARNINGS PER SHARE

The table below reconciles the numerator and denominator of the EPS for the periods ended December 31, 2011 and 2010.

	The Period Ended December 31,
	2011	2010
Net loss	$(1,190,214)	$(30,154)
Common shares outstanding at September 30, 2012	154,110	154,110

Loss per common share	$(7.72)	$(0.20)

During July 2012, Bimini acquired 4,110 additional shares of common stock of the Company in satisfaction of an amount due to Bimini at June 30, 2012 of approximately $411,000 for prior management fees, overhead allocations and direct expense reimbursements.

For the initial period ended December 31, 2010 and the year ended December 31, 2011, the number of shares outstanding at September 30, 2012 is used for the EPS computation, as Bimini has been the sole stockholder during the entire period.

NOTE 6.  DERIVATIVE FINANCIAL INSTRUMENTS

In connection with the Company’s interest rate risk management strategy, during the first quarter of 2011 the Company began to economically hedge a portion of its interest rate risk by entering into derivative financial instrument contracts. The Company did not elect hedging treatment under GAAP, and as such all gains and losses on these instruments are reflected in earnings for the period presented.

As of December 31, 2011, such instruments are comprised entirely of Eurodollar futures contracts. Eurodollar futures are cash settled futures contracts on an interest rate, with gains and losses credited and charged to the Company’s account on a daily basis. A minimum balance, or “margin”, is required to be maintained in the account on a daily basis. The Company is exposed to the changes in value of the futures by the amount of margin held by the broker. The total amount of margin at December 31, 2011 was approximately $34,000 and is reflected in restricted cash.

The Company’s Eurodollar futures contracts with a notional amount of $20 million attempt to achieve a fixed interest rate related to a portion of its repurchase agreement obligations. As of December 31, 2011, the Company has effectively locked in a weighted-average fixed LIBOR rate of 0.74% on $20.0 million of its repurchase agreement obligations through December 2012.

For the year ended December 31, 2011, the Company recorded losses of approximately $139,000 on Eurodollar futures contracts.

NOTE 7.  FAIR VALUE

Authoritative accounting literature establishes a framework for using fair value to measure assets and liabilities and defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) as opposed to the price that would be paid to acquire the asset or received to assume the liability (an entry price). A fair value measure should reflect the assumptions that market participants would use in pricing the asset or liability, including the assumptions about the risk inherent in a particular valuation technique, the effect of a restriction on the sale or use of an asset and the risk of nonperformance. Required disclosures include stratification of balance sheet amounts measured at fair value based on inputs the Company uses to derive fair value measurements. These stratifications are:

•

Level 1 valuations, where the valuation is based on quoted market prices for identical assets or liabilities traded in active markets (which include exchanges and over-the-counter markets with sufficient volume),

•

Level 2 valuations, where the valuation is based on quoted market prices for similar instruments traded in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market, and

•

Level 3 valuations, where the valuation is generated from model-based techniques that use significant assumptions not observable in the market, but observable based on Company-specific data. These unobservable assumptions reflect the Company’s own estimates for assumptions that market participants would use in pricing the asset or liability. Valuation techniques typically include option pricing models, discounted cash flow models and similar techniques, but may also include the use of market prices of assets or liabilities that are not directly comparable to the subject asset or liability.

MBS and Eurodollar futures contracts were recorded at fair value on a recurring basis during the periods ended December 31, 2011 and 2010. When determining fair value measurements, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset. When possible, the Company looks to active and observable markets to price identical assets. When identical assets are not traded in active markets, the Company looks to market observable data for similar assets. The following table presents financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2011 and 2010:

(in thousands)
	Fair Value Measurements	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2011
Mortgage-backed securities	$56,002	$—	$56,002	$—
Eurodollar futures contracts	34	34	—	—

December 31, 2010
Mortgage-backed securities	$25,843	$—	$25,843	$—

NOTE 8.  EXPENSES

The table below presents the Company’s operating expenses for the periods ended December 31, 2011 and 2010.

	The Period Ended December 31,
	2011	2010
Legal fees	$8,627	$7,087
Other professional fees	1,106,090	9,955
Direct REIT operating expenses	344,705	5,500
Other administrative expenses	132,658	16,459

Total Expenses	$1,592,080	$39,001

During the year ended December 31, 2011, the Company withdrew its Form S-11 Registration Statement related to a proposed initial public offering of its common stock. The Registration Statement was withdrawn due to market conditions. Included in other professional fees for the year ended December 31, 2011 are approximately $1.1 million of expenses related to this attempted initial public offering.

NOTE 9.  INCOME TAXES

REIT taxable income (loss) is computed in accordance with the Code, which is different than Orchid’s financial statement net income (loss) computed in accordance with GAAP. These differences can be substantial. For the year ended December 31, 2011, Orchid has estimated REIT taxable loss of approximately $637,000. For the period ended December 31, 2010, Orchid’s REIT taxable income was approximately $25,000. The differences from the GAAP losses, as reported in the statements of operations are attributable to the fair value adjustments on MBS and Eurodollar futures recorded for GAAP totaling $1,673,000 and $55,000 for the periods ended December 31, 2011 and 2010, respectively. During 2011, a GAAP financial statement loss on MBS of $1,134,000 was recorded, which included both realized capital gains and losses, and unrealized fair value adjustments. For tax purposes, realized capital gains for the year ended December 31, 2011 were $85,000. The unrealized fair value adjustments are not taken into account for tax purposes until the underlying security is actually sold and any gain or loss is realized.

Bimini and Orchid will generally not be subject to federal income tax on their REIT taxable income to the extent that Bimini distributes its REIT taxable income to its stockholders and satisfies the ongoing REIT requirements, including meeting certain asset, income and stock ownership tests. A REIT must generally distribute at least 90% of its REIT taxable income to its stockholders, of which 85% generally must be distributed within the taxable year, in order to avoid the imposition of an excise tax. The remaining balance may be distributed up to the end of the following taxable year, provided the REIT elects to treat such amount as a prior year distribution and meets certain other requirements. At December 31, 2011, management believes that Bimini and Orchid have complied with the Code requirements and that Bimini continues to qualify as a REIT.

NOTE 10.  RELATED PARTY TRANSACTIONS

Management Agreement

Orchid has entered into a management agreement with Bimini, which provided for an initial term through December 31, 2011 with automatic one-year extension options and subject to certain termination rights. The agreement was extended under the option to December 31, 2012. The Company pays Bimini a monthly management fee equal to 1.50% per annum of the gross Stockholders’ Equity (as defined in the management agreement) of Orchid.

Orchid is obligated to reimburse Bimini for its costs incurred under the management agreement. In addition, Orchid is required to pay Bimini a monthly fee of $7,200, which represents an allocation of overhead expenses for items that include, but are not limited to, occupancy costs, insurance and administrative expenses. These expenses are allocated based on the ratio of Orchid’s assets and Bimini’s consolidated assets. Total expenses recorded during the year ended December 31, 2011 and the period from November 24, 2010 (commencement of operations) to December 31, 2010 for the management fee and costs incurred was $252,900 and $20,088, respectively. At December 31, 2011 and 2010, approximately $238,100 and $20,100 was due to Bimini.

During the year ended December 31, 2011, the Company purchased MBS with a fair value of $1,071,000, including $15,000 of accrued interest, from Bimini. During the period from November 24, 2010 (commencement of operations) to December 31, 2010, the Company purchased MBS with a fair value of $15,576,000, including $3,000 of accrued interest, from Bimini. The MBS purchases were in the ordinary course of business and on substantially the same terms, including prices, as comparable transactions available in the market.

NOTE 11.  COMMITMENTS AND CONTINGENCIES

From time to time, the Company may become involved in various claims and legal actions arising in the ordinary course of business. Management is not aware of any reported or unreported contingencies at December 31, 2011.

NOTE 12.  SUBSEQUENT EVENTS

Subsequent events were evaluated through March 27, 2012, the date which the financial statements were available to be issued, and Orchid has determined that no events occurred subsequent to December 31, 2011 that require disclosure.

Until                     , 2013 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to its unsold allotments or subscriptions.

             Shares

Common Stock

Prospectus

                    , 2013

Ladenburg Thalmann & Co. Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee		$6,138
FINRA filing fee		8,000
NYSE MKT fees		*
Printing and engraving fees		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer Agent and Registrar fees		*
Miscellaneous expenses		*

Total	$	*

*	To be furnished by amendment.

Item 32.	Sales to Special Parties.

See response to Item 33.

Item 33.	Recent Sales of Unregistered Securities.

On August 23, 2010, November 3, 2010, November 12, 2010, November 30, 2010, December 7, 2010, December 17, 2010, December 31, 2010, March 28, 2011, March 31, 2011, July 12, 2011 and July 13, 2011, Bimini Capital Management, Inc. made aggregate capital contributions of $15,000,000. These capital contributions were made as consideration to purchase 150,000 shares of our common stock at a price of $100 per share, which were issued on April 29, 2011 and July 8, 2011 in reliance on the exemption from registration under the Securities Act or 1933, as amended, or the Securities Act, afforded by Section 4(2) of the Securities Act. During July 2012, Bimini acquired 4,110 additional shares at a price of $100 per share in satisfaction of amounts owed to Bimini at June 30, 2012 of approximately $411,000 for prior management fees, overhead allocations and direct expense reimbursements in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act.

Item 34.	Indemnification of Directors and Officers.

The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received by such director or officer, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter will authorize us and our bylaws will obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer of the Company who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; and

•

any individual who, while a director or officer of the Company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws will also permit us, with the approval of our Board of Directors, to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and to any employee or agent of the Company or our predecessor.

Upon completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that will provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds of this offering will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(A) Financial Statements. See page F-1 for an index to the financial statements included in the registration statement.

(B) Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit No.	Description

1.1	Form of Underwriting Agreement by and among Orchid Island Capital, Inc. and the underwriters named therein***

3.1	Articles of Amendment and Restatement of Orchid Island Capital, Inc.***

3.2	Amended and Restated Bylaws of Orchid Island Capital, Inc.***

4.1	Specimen Certificate of common stock of Orchid Island Capital, Inc.***

5.1	Opinion of Venable LLP as to the legality of the securities being registered*

8.1	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters*

10.1	Form of Management Agreement***

10.2	Form of Investment Allocation Agreement***

10.3	2012 Equity Incentive Plan***†

10.4	Form of Indemnification Agreement***†

10.5	Form of Master Repurchase Agreement***

23.1	Consent of BDO USA, LLP**

23.2	Consent of Venable LLP (included in Exhibit 5.1)*

23.3	Consent of Hunton & Williams LLP (included in Exhibit 8.1)*

24.1	Power of Attorney (included on the signature page)***

99.1	Consent of W Coleman Bitting to being named as a director nominee***

99.2	Consent of John B. Van Heuvelen to being named as a director nominee***

99.3	Consent of Ava L. Parker to being named as a director nominee***

99.4	Consent of Frank P. Filipps to being named as a director nominee***

*	To be filed by amendment.
**	Filed herewith.
***	Previously filed
†	Compensatory plan or arrangement.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vero Beach, in the State of Florida, on this 16th day of January, 2013.

ORCHID ISLAND CAPITAL MANAGEMENT, INC.

By:	/s/ ROBERT E. CAULEY
Name: Robert E. Cauley
Title: Chairman, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 16th day of January, 2013.

Name	Title	Date

/S/ ROBERT E. CAULEY Robert E. Cauley	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	January 16, 2013

/S/ G. HUNTER HAAS, IV G. Hunter Haas IV	Chief Financial Officer and Director (Principal Financial Officer)	January 16, 2013

/S/ JERRY SINTES Jerry Sintes	Controller (Principal Accounting Officer)	January 16, 2013

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement by and among Orchid Island Capital, Inc. and the underwriters named therein***

3.1	Articles of Amendment and Restatement of Orchid Island Capital, Inc.***

3.2	Amended and Restated Bylaws of Orchid Island Capital, Inc.***

4.1	Specimen Certificate of common stock of Orchid Island Capital, Inc.***

5.1	Opinion of Venable LLP as to the legality of the securities being registered*

8.1	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters*

10.1	Form of Management Agreement***

10.2	Form of Investment Allocation Agreement***

10.3	2012 Equity Incentive Plan***†

10.4	Form of Indemnification Agreement***†

10.5	Form of Master Repurchase Agreement***

23.1	Consent of BDO USA, LLP**

23.2	Consent of Venable LLP (included in Exhibit 5.1)*

23.3	Consent of Hunton & Williams LLP (included in Exhibit 8.1)*

24.1	Power of Attorney (included on the signature page)***

99.1	Consent of W Coleman Bitting to being named as a director nominee***

99.2	Consent of John B. Van Heuvelen to being named as a director nominee***

99.3	Consent of Ava L. Parker to being named as a director nominee***

99.4	Consent of Frank P. Filipps to being named as a director nominee***

*	To be filed by amendment.
**	Filed herewith.
***	Previously filed
†	Compensatory plan or arrangement.